           As filed with the Securities and Exchange Commission on July 26, 1999
                                                 Registration No. ______________
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               -----------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                               -----------------
                     TICKETMASTER ONLINE-CITYSEARCH, INC.
            (Exact name of Registrant as specified in its charter)

                               -----------------

            Delaware                                      7375                                 95-4546874
   (State or other jurisdiction of             (Primary Standard Industrial                  (I.R.S. Employer
   incorporation or organization)              Classification Code Number)                Identification Number)

                               -----------------
                     790 E. Colorado Boulevard, Suite 200
                          Pasadena, California 91101
                                (626) 405-0050
  (Address and telephone number of Registrant's principal executive offices)

                               -----------------
                                 Charles Conn
                            Chief Executive Officer
                     Ticketmaster Online-CitySearch, Inc.
                     790 E. Colorado Boulevard, Suite 200
                          Pasadena, California 91101
                                (626) 405-0050
     (Name, address and telephone number of agent for service of process)

                               -----------------
                                  Copies to:

     Larry W. Sonsini, Esq.                        John R. Holzgraefe, Esq.
     John T. Sheridan, Esq.                         Michael Pendleton, Esq.
   Elizabeth A. Blomberg, Esq.                     Douglas Linebarger, Esq.
Wilson Sonsini Goodrich & Rosati                   Jenkens & Gilchrist, P.C.
    Professional Corporation                           1445 Ross Avenue
       650 Page Mill Road                                 Suite 3200
       Palo Alto, CA 94304                             Dallas, TX 75202
         (650) 493-9300                                 (214) 855-4500

                               -----------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable following the effective time of the merger of a wholly-owned subsidiary of the Registrant with and into Web Media Ventures, L.L.C. d/b/a One & Only Network as described herein.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                               -----------------

                        CALCULATION OF REGISTRATION FEE

=================================================================================================================
                                                Amount    Proposed Maximum    Proposed Maximum
           Title of Each Class of               to be      Offering Price        Aggregate          Amount of
        Securities to be Registered           Registered    Per Share (1)    Offering Price (1)  Registration Fee
-----------------------------------------------------------------------------------------------------------------
Class B Common Stock   $0.01 par value         2,574,233         $37.47         $96,456,510.51       $26,814.91
=================================================================================================================

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based on the average of the high and low sales price as reported on Nasdaq on July 22, 1999.

                               -----------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                               EXPLANATORY NOTE

     This proxy statement/prospectus contains two forms of prospectus: one to be used by TMCS in connection with its issuance and sale of up to 2,574,233 shares of Class B Common Stock, $.01 par value per share, in connection with its acquisition of Web Media Ventures, L.L.C., a Texas limited liability (dba One & Only Network), and one to be used by the Unitholders of Web Media who will receive shares of the Class B Common Stock in the merger and who wish to offer and sell such shares in transactions in which they and any broker/dealer from whom such shares are sold may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended. The first form of prospectus is referred to as the TMCS Prospectus and the second form of prospectus is referred to as the Selling Stockholders Prospectus. These prospectuses will be identical in all respects except that they will contain a different front cover page and the Selling Stockholders Prospectus will contain additional sections under the captions "Plan of Distribution" and "Share Ownership of Selling Stockholders." The TMCS Prospectus is included herein and is followed by those pages to be used in the Selling Stockholders Prospectus that differ from, or are in addition to, those in the TMCS Prospectus. Each of the alternate or additional pages for the Selling Stockholders Prospectus included herein has been labeled "Alternate Page For Selling Stockholders Prospectus."

                    PRELIMINARY PROXY STATEMENT-PROSPECTUS


                   Subject to Completion dated July 26, 1999

--------------------------------------------------------------------------------
The information in this proxy statement-prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement-prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
--------------------------------------------------------------------------------


                                PROXY STATEMENT
                                      of
                       WEB MEDIA VENTURES, L.L.C. d/b/a
                              One & Only Network


         The Member-Managers of Web Media Ventures, L.L.C. d/b/a One & Only Network, or Web Media, and the Board of Directors of Ticketmaster Online-CitySearch, Inc., or TMCS, have approved an Agreement and Plan of Reorganization that would merge a subsidiary of TMCS into Web Media. If the merger is completed, it would result in Web Media operating as a wholly-owned subsidiary of TMCS and Unitholders of Web Media becoming TMCS stockholders.

         As a result of the merger, Web Media Unitholders will receive, in the aggregate, the purchase price of $40,650,000 if Web Media's revenues for 1999 shall equal $9 million. If Web Media's revenues are less than $9 million, the purchase price will be $40,650,000 minus an amount equal to $4.065 for each $1 of revenues under $9 million (with a minimum of $36,585,000). If Web Media's revenues are greater than $9 million, the purchase price will be $40,650,000 plus an amount equal to $4.065 for each $1 of revenues above $9 million (with a maximum of $44,715,000). Thirty million dollars of the purchase price will be paid on the closing date of the merger. The remainder of the purchase price will be paid in installments 90, 180 and 270 days after the closing of the merger. TMCS is permitted to pay the purchase price either in cash or with its Class B Common Stock. The total number of shares of TMCS Class B Common Stock that may be issued to the Web Media Unitholders will be no more than 2,574,233 shares and no less than 1,130,387 shares. The TMCS Class B Common Stock at each payment date will be valued at the average closing price per share of the stock on the Nasdaq National Market over the five consecutive trading days ending on the trading day two days preceding the respective payment date; provided, however, that in no event shall the value be more than $39 per share or less than $13 per share. Web Media Unitholders will be entitled to receive, for each Unit held, the amount of the purchase price divided by the total number of Units outstanding at the effective time of the merger. The total number of Units which will be outstanding at the effective time are 3,000,000 Units.


                                  PROSPECTUS
                                      of
                             TICKETMASTER ONLINE-
                               CITYSEARCH, INC.


         We estimate that the shares of TMCS Class B Common Stock to be issued to Web Media Unitholders will represent up to approximately 17.1% of the outstanding TMCS Class B Common Stock and up to approximately 0.27% of the voting power of TMCS common stock after the merger based on the capitalization of TMCS as of June 14, 1999.

         Web Media has scheduled a special meeting for Web Media Unitholders to vote on the matters described in this document. Whether or not you plan to attend the Web Media special meeting, please take the time to vote by completing and mailing the enclosed proxy card to Web Media. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will count as a vote in favor of the proposals. Your vote is very important.

         You may vote at the Web Media special meeting if you own Units as of the close of business on _____, 1999. The date, time and place of the Web Media special meeting is as follows:


         _____, 1999 a.m., Central Time
         5307 East Mockingbird Lane, Suite 102
         Dallas, Texas

         This proxy statement-prospectus provides you with detailed information about the proposed merger. TMCS provided the information concerning TMCS. Web Media provided the information concerning Web Media. Please see "Where You Can Find More Information" on page ____ for additional information about TMCS.

         TMCS Class B Common Stock trades on The Nasdaq National Market under the symbol TMCS.

         We strongly urge you to read and consider carefully this proxy statement-prospectus in its entirety, including the matters referred to under "Risk Factors" beginning at page 16.

--------------------------------------------------------------------------------
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this proxy statement-prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

         We are first mailing this proxy statement-prospectus and the form of proxy on or about __________, 1999.

                                     LOGO

          5307 East Mockingbird Lane, Suite 102, Dallas, Texas 75206
                                 July __, 1999

Dear Members:

     We will hold a special meeting of our Unitholders at our headquarters at 5307 East Mockingbird Lane, Suite 102, Dallas, Texas on July __, 1999 at __ a.m., Central time.

     At the meeting, you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Reorganization with Ticketmaster Online-CitySearch, Inc., or TMCS and William Bunker, David Kennedy and Glenn Wiggins, and approve a merger that will cause Web Media Ventures, L.L.C. d/b/a One & Only Network, or Web Media, to become a wholly-owned subsidiary of TMCS. Based on the capitalization of Web Media and TMCS as of June 14, 1999, after the merger and payment in full by TMCS of the merger consideration, Web Media Unitholders will own approximately 17.1% of the outstanding TMCS Class B Common Stock and approximately 0.27% of the voting power of TMCS outstanding common stock.

     The aggregate purchase price to be paid by TMCS for all outstanding units of Web Media is estimated to be $40,650,000. The purchase price is subject to adjustment as described more fully in the attached proxy statement/prospectus based upon the financial performance of Web Media for calendar year 1999. The total purchase price will not be less than $36,585,000 or greater than $44,715,000.

     Thirty million dollars of the purchase price will be paid upon the closing of the merger, and the remainder will be paid in three installments 90, 180 and 270 days after the merger. The payments may be paid in cash or TMCS Class B Common Stock at the election of TMCS. Each Web Media Unitholders will be entitled to receive, for each unit held, the amount of the purchase price divided by the total number of outstanding Units at the effective time of the merger. The total number of outstanding Units at the effective time will be 3,000,000 Units. The value of TMCS Class B Common Stock distributed to the Web Media Unitholders at each payment date will be equal to the average closing price per share of TMCS Class B Common Stock on the Nasdaq National Market over the five consecutive trading days ending two days preceding the respective payment date; provided, however, that in no event shall the value be more than $39 per share or less than $13 per share. The total number of shares of TMCS Class B Common Stock that may be issued to the Web Media Unitholders will be no more than 2,574,233 shares and no less than 1,130,387 shares.

     AFTER CAREFUL CONSIDERATION, THE MEMBER-MANAGERS UNANIMOUSLY APPROVED THIS TRANSACTION AND CONCLUDED THAT IT IS IN THE BEST INTERESTS OF WEB MEDIA AND ITS UNITHOLDERS. THE MEMBER-MANAGERS UNANIMOUSLY RECOMMEND THAT YOU VOTE "FOR" THIS TRANSACTION.

     Attached is a notice of special meeting of members and a proxy statement/prospectus relating to the merger. This document describes the merger in detail. We encourage you to read it carefully.

     THE MERGER AND AN INVESTMENT IN SHARES OF TMCS CLASS B COMMON STOCK INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE DISCUSSION IN THE SECTION ENTITLED "RISK FACTORS" ON PAGE 16 OF THIS PROXY STATEMENT/PROSPECTUS.

     We cordially invite you to attend the meeting. However, whether or not you plan to attend the meeting, please complete, sign and date the enclosed proxy and return it to us in the enclosed envelope. If you attend the meeting, you may vote in person if you wish, even though you have previously returned your proxy. YOUR VOTE IS VERY IMPORTANT.

     DO NOT SEND YOUR MEMBERSHIP UNIT CERTIFICATES AT THIS TIME.

                              Sincerely,

                              R. Glenn Wiggins, Secretary and Member-Manager

This proxy statement/prospectus is dated _______, 1999 and was first mailed to members on or about _______, 1999.

                                     LOGO
                     5307 East Mockingbird Lane, Suite 102
                              Dallas, Texas 75206

                     NOTICE OF SPECIAL MEETING OF MEMBERS

To Our Unitholders:

     A special meeting of Unitholders of Web Media Ventures, L.L.C. will be held at ___ a.m., Central time, on _____, at our headquarters, located at 5307 East Mockingbird Lane, Suite 102, Dallas, Texas to consider and vote on a proposal to approve and adopt an Agreement and Plan of Reorganization with Ticketmaster Online CitySearch, Inc. and approve a merger that will cause Web Media to become a wholly-owned subsidiary of Ticketmaster Online CitySearch, Inc.

     No other business will be considered at the meeting.

     This proposal is more fully described in the proxy statement/prospectus that accompanies this notice, which you should read carefully.

     We have fixed the close of business on ______, 1999 as the record date for the determination of our Unitholders entitled to vote at this meeting.

                              By Order of the Member-Managers of
                              Web Media Ventures, L.L.C.

                              R. Glenn Wiggins, Secretary and Member-Manager


Dallas, Texas
July ___, 1999

TO ASSURE THAT YOUR MEMBERSHIP UNITS ARE REPRESENTED AT THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. YOU CAN REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

                          PROXY STATEMENT/PROSPECTUS
                               TABLE OF CONTENTS

                                                                                                        Page
                                                                                                        ----
QUESTIONS AND ANSWERS ABOUT THE TMCS/WEB MEDIA MERGER...................................................   1

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS...............................................................   4

  THE COMPANIES.........................................................................................   4
  SUMMARY OF THE TRANSACTION............................................................................   5

SELECTED HISTORICAL AND SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA............................   8
  TMCS Selected Historical Financial Data...............................................................   9
  Selected Unaudited Pro Forma Combined Financial Data of TMCS and Web Media............................  12
  Comparative Historical and Unaudited Pro Forma Combined Per Share Data of TMCS and Web Media..........  14

RISK FACTORS............................................................................................  16
  Risks Relating To TMCS's Proposed Merger With Web Media...............................................  16
  Risk Factors Applicable To TMCS.......................................................................  17

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.......................................................  39

THE WEB MEDIA MEETING...................................................................................  41
  Date, Time, Place and Purpose of the Meeting..........................................................  41
  Record Date and Outstanding Units.....................................................................  41
  Vote Required.........................................................................................  41
  Unit Ownership of Management and Certain Members......................................................  41
  Quorum................................................................................................  41
  Abstentions; Broker Non-Votes.........................................................................  41
  Voting of Proxies.....................................................................................  41
  How to Revoke your Proxy..............................................................................  42
  No Appraisal Rights...................................................................................  42

THE MERGER..............................................................................................  43
  Background of the Merger..............................................................................  43
  General Information about the Merger..................................................................  44
  Effective Time........................................................................................  44
  Purchase Price and Exchange of Units..................................................................  44
  The Merger Agreement..................................................................................  45
  Restrictions on the Transfer of TMCS Class B Common Stock to be Received by Affiliates of Web Media...  50
  Reasons for the Merger................................................................................  50
  Recommendation of Web Media Member-Managers...........................................................  50
  Material United States Federal Income Tax Consequences of the Merger..................................  50
  Accounting Treatment of the Merger....................................................................  52
  Regulatory Filings and Approvals Required to Complete the Merger......................................  52

RELATED AGREEMENTS.....................................................................................   53
  Noncompetition Agreements............................................................................   53
  Affiliate Agreements.................................................................................   53

DESCRIPTION OF TMCS CAPITAL STOCK......................................................................   54

PRICE RANGE OF TMCS CLASS B COMMON STOCK...............................................................   59

COMPARISON OF RIGHTS OF HOLDERS OF WEB MEDIA  MEMBERSHIP UNITS AND TMCS CLASS B COMMON STOCK...........   60

BUSINESS OF TMCS.......................................................................................   65

SHARE OWNERSHIP BY PRINCIPAL STOCKHOLDERS, MANAGEMENT AND DIRECTORS OF TMCS............................   80

MANAGEMENT OF TMCS.....................................................................................   84
  Executive Officers and Directors.....................................................................   84
  Board Composition....................................................................................   87
  Director Compensation................................................................................   87
  Compensation Committee Interlocks and Insider Participation..........................................   87
  Executive Compensation...............................................................................   87

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF TMCS..........   90

BUSINESS OF WEB MEDIA..................................................................................  100

UNIT OWNERSHIP BY PRINCIPAL UNITHOLDERS AND MANAGEMENT OF WEB MEDIA....................................  104

MANAGEMENT OF WEB MEDIA................................................................................  105

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF WEB MEDIA.....  106

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS FOR TMCS................................................  111

LEGAL MATTERS..........................................................................................  114

EXPERTS................................................................................................  114

WHERE YOU CAN FIND MORE INFORMATION....................................................................  115

INDEX TO FINANCIAL STATEMENTS..........................................................................  F-1
ANNEX A -- AGREEMENT AND PLAN OF REORGANIZATION........................................................  A-1

             QUESTIONS AND ANSWERS ABOUT THE TMCS/WEB MEDIA MERGER

Q:   WHAT IS THE MERGER?

     A: In the merger, Web Media will become a wholly-owned subsidiary of TMCS.

          Based on the capitalization of TMCS and Web Media as of June 14, 1999, the Unitholders of Web Media will receive in accordance with the terms of the merger a number of shares of TMCS Class B Common Stock representing up to approximately 17.1% of TMCS's outstanding Class B Common Stock and up to approximately 0.27% of the voting power of TMCS's outstanding common stock.

          For a more complete description of the merger, see the section entitled "The Merger" beginning on page 43.

Q:   WHAT WILL WEB MEDIA UNITHOLDERS RECEIVE IN THE MERGER?

          As a result of the merger, Web Media Unitholders will receive, in the aggregate, the purchase price of $40,650,000 if Web Media's revenues for 1999 shall equal $9 million. If Web Media's revenues are less than $9 million, the purchase price will be $40,650,000 minus an amount equal to $4.065 for each $1 of revenues under $9 million (with a minimum of $36,585,000). If Web Media's revenues are greater than $9 million, the purchase price will be $40,650,000 plus an amount equal to $4.065 for each $1 of revenues above $9 million (with a maximum of $44,715,000). Thirty million dollars of the purchase price will be paid on the closing date of the merger. The remainder of the purchase price will be paid in installments 90,180 and 270 days after the closing of the merger. TMCS is permitted to pay the purchase price either in cash or with its Class B Common Stock.

          The total number of shares of TMCS Class B Common Stock which may be issued to the Web Media Unitholders will be no more than 2,574,233 shares and no less than 1,130,387 shares. The TMCS Class B Common Stock at each payment date will be valued at the average closing price per share of the stock on the Nasdaq National Market over the five consecutive trading days ending on the trading day two days preceding the respective payment date. Web Media Unitholders will be entitled to receive, for each Unit held, the amount of the purchase price divided by the total number of Units outstanding at the effective time of the merger. The total number of Units which will be outstanding at the effective time are 3,000,000 Units.

          For a more complete description of what you will receive in the merger, see the section entitled "The Merger--Purchase Price and Exchange of Units" on page 44.

Q:   DO THE MEMBER-MANAGERS OF WEB MEDIA RECOMMEND VOTING IN FAVOR OF THE
     MERGER?

     A: Yes. After careful consideration, Web Media's Member-Managers recommend that its Unitholders vote in favor of the merger agreement and the proposed merger.

          For a more complete description of the recommendations of the Member-Managers, see the section entitled "The Merger-Recommendation of Web Media Member-Managers."

Q:   ARE THERE RISKS I SHOULD CONSIDER IN DECIDING WHETHER TO VOTE FOR THE
     MERGER?

     A: Yes. For example, the number of shares of TMCS Class B Common Stock that Web Media Unitholders will receive will change if the market price of TMCS Class B Common Stock increases or decreases before each respective payment date. WE URGE YOU TO OBTAIN CURRENT MARKET QUOTATIONS OF TMCS CLASS B COMMON STOCK.

          In evaluating the merger, you should carefully consider these and other factors discussed in the section entitled "Risk Factors" beginning on page 16.

Q:   WHAT DO I NEED TO DO NOW?

     A: Mail your signed proxy card in the enclosed return envelope as soon as possible so that your Units may be represented at the meeting. If you do not include instructions on how to vote your properly signed proxy, your Units will be voted "FOR" approval and adoption of the merger agreement and approval of the merger.

          For a more complete description of voting at the meeting, see the sections entitled "The Web Media Meeting--Voting of Proxies" on page 41.

Q:   WHAT DO I DO IF I WANT TO CHANGE MY VOTE?

     A: If you want to change your vote, send the secretary of Web Media a later-dated, signed proxy card before your meeting or attend your meeting in person. You may also revoke your proxy by sending written notice to the secretary of Web Media before your meeting.

          For a more complete description of how to change your vote, see the sections entitled "The Web Media Meeting--Voting of Proxies" on pages 41 and 42.

Q:   SHOULD I SEND IN MY WEB MEDIA MEMBERSHIP UNIT CERTIFICATES NOW?

     A: No. After the merger is completed, we will send you written instructions for exchanging your Web Media Membership Unit certificates for TMCS stock certificates.

Q:   WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

     A:   We are working toward completing the merger as quickly as possible.

          For a more complete description of the conditions to the merger, see the section entitled "The Merger--The Merger Agreement--Conditions to the Merger" on page 48.

Q:   WILL I RECOGNIZE A GAIN OR LOSS ON THE TRANSACTION?

     A: We expect that if the merger is completed, you will recognize taxable gain or loss for United States federal income tax purposes. However, Web Media Unitholders are urged to consult their own tax advisor to determine their particular tax consequences.

          For a more complete description of the tax consequences, see the section entitled "The Merger--Material United States Federal Income Tax Consequences of the Merger" on page 50.

Q:   AM I ENTITLED TO DISSENTERS' OR APPRAISAL RIGHTS?

     A: No. Web Media Unitholders are not entitled to dissenters' rights or appraisal rights with respect to the merger.

Q:   WHOM SHOULD I CALL WITH QUESTIONS?

     A: Web Media Unitholders should call Lisa Kohring, Investor Relations, telephone number (214) 827-2262 with any questions about the merger.

          You may also obtain additional information about TMCS from documents filed with the Securities and Exchange Commission by following the instructions in the section entitled "Where You Can Find More Information" on page 115.

                   SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

                                 THE COMPANIES

Web Media Ventures, L.L.C. dba
One & Only Network
5307 East Mockingbird Lane, Suite 102
Dallas, Texas 75206
(214) 827-2262


     Web Media Ventures, L.L.C., dba One & Only Network, or Web Media, distributes classified ads through three on-line Internet World Wide Web sites:
(1) One & Only Internet Personals, a mainstream personals classified ads site,
(2) Alternative Connections, a "Generation X" personals classified ads site and
(3) Utrade.com, an online person-to-person auction site.


Ticketmaster Online-CitySearch, Inc.
790 East Colorado boulevard, Suite 200
Pasadena, California 91101
(626) 405-0050

     Ticketmaster Online-CitySearch, Inc., or TMCS, is a leading provider of local city guides, local advertising and live event ticketing on the Internet. CitySearch was incorporated in September 1995 and launched its first local city guide in May 1996. Ticketmaster Online was formed in 1993 to administer the online business of Ticketmaster Corp. and began selling live event tickets and related merchandise online in November 1996. Prior to its merger with CitySearch in September 1998, Ticketmaster Online was operated as a wholly-owned subsidiary of Ticketmaster Corp., a leading provider of live event automated ticketing services in the United States. The local CitySearch city guides and Ticketmaster Online live events ticketing and merchandising distribution capabilities have been integrated to offer online ticketing, merchandise, electronic coupons and other transactions to a broader audience of consumers, and these activities will be integrated with the additional services offered by recent acquisitions, CityAuction, Match.com and, once the transaction closes, Web Media. The CitySearch city guides provide up-to-date information regarding arts and entertainment events, community activities, recreation, business, shopping, professional services and news/sports/weather to consumers in metropolitan areas. Ticketmaster Online offers consumers up-to-date information on live entertainment events and a convenient means of purchasing tickets and related merchandise on the Web for live events in 44 states and in Canada and the United Kingdom. Consumers can access the Ticketmaster Online service at www.ticketmaster.com and from CitySearch owned operated city guides at www.citysearch.com through numerous direct links from banners and event profiles. Subject to specified limitations, Ticketmaster Online is the exclusive agent for Ticketmaster Corp, for the online sale of tickets to live events presented by Ticketmaster Corp.'s clients.

                          SUMMARY OF THE TRANSACTION



The Merger (page 43)

     In the merger, Web Media and a wholly-owned subsidiary of TMCS will merge, and as a result Web Media will become a wholly-owned subsidiary of TMCS. The Agreement and Plan of Reorganization, or merger agreement, is attached as Annex
A. We encourage you to read the merger agreement carefully.

What You Will Receive in the Merger (page 44)

     As a result of the merger, Web Media Unitholders will receive, in the aggregate, the purchase price of $40,650,000 if Web Media's revenues for 1999 shall equal $9 million. If Web Media's revenues are less than $9 million, the purchase price will be $40,650,000 minus an amount equal to $4.065 for each $1 of revenues under $9 million (with a minimum of $36,585,000). If Web Media's revenues are greater than $9 million, the purchase price will be $40,650,000 plus an amount equal to $4.065 for each $1 of revenues above $9 million (with a maximum of $44,715,000). Thirty million dollars of the purchase price will be paid on the closing date of the merger. The remainder of the purchase price will be paid in installments 90, 180 and 270 days after the closing of the merger.

     TMCS is permitted to pay the purchase price either in cash or with its common stock. The total number of shares of TMCS Class B Common Stock which may be issued to the Web Media Unitholders will be no more than 2,573,933 shares and no less than 1,130,387 shares.

     The TMCS Class B Common Stock at each payment date will be valued at the average closing price per share of the stock on the Nasdaq National Market over the five consecutive trading days ending on the trading day two days preceding the respective payment date. Web Media Unitholders will be entitled to receive, for each Unit held, the amount of the purchase price divided by the total number of Units outstanding at the effective time of the merger. The total number of Units which will be outstanding at the effective time are 3,000,000 Units.

Web Media's Reasons for the Merger (page 50)

     The Web Media Member-Managers considered a number of relevant factors in approving the merger agreement and recommending it to Web Media Unitholders including:

     . The merger with TMCS will create opportunities for significant efficiencies because Web Media will be able to utilize TMCS's online personals operations of Match.com; and

     . The merger will provide Web Media's Unitholders with the opportunity to benefit from TMCS's strong revenue growth, the strength and experience of TMCS's senior management team and an investment in a combined company with significant potential for growth.

Recommendation to Web Media Unitholders (page 50)

     The Web Media Member-Managers have unanimously determined that the merger agreement and the merger are fair to the Web Media Unitholders and in their best interests. The Web Media Member-Managers recommend that Web Media Unitholders vote for approval of the merger agreement.

Vote Required (page 41)

     The proposal to approve the merger agreement and the merger requires the affirmative vote of 56.7% of the outstanding membership Unites of Web Media as of the record date.

Unit Ownership of Management and Certain Members of Web Media (page ___)

     As of the record date, the Member-Managers, executive officers and affiliates of Web Media, as a group, beneficially owned and were entitled to vote 100% of the outstanding Web Media Units. Member-Managers, executive officers and their affiliates beneficially owning approximately 66 2/3% of outstanding Units on the record date have agreed to vote their shares in favor of the merger.

No Dissenters' Rights of Appraisal (page 42)

     Under Texas law, Web Media Unitholders do not have dissenters' rights of appraisal with respect to the merger.

Conditions to the Merger (page 48)

     We will not complete the merger unless a number of conditions are satisfied or waived. These include:

     . the affirmative vote of the holders of 56.7% of the outstanding Web Media Units;
     . the registration statement with respect to the TMCS Class B Common Stock to be issued in connection with the merger shall have been declared effective by the Securities and Exchange Commission;
     . approval by the NASDAQ of the listing of the TMCS Class B Common Stock to be issued in the merger;
     .    receipt of necessary consents;
     .    receipt of customary legal opinions;
     . the absence of third party actions that would prohibit or restrict the completion of the merger or would have a material adverse effect on either Web Media or TMCS;
     .    the resignations of the Member-Managers of Web Media;
     . the execution by certain employees of Web Media of TMCS proprietary information agreements; and
     .    other customary closing conditions.

Accounting Treatment (page 52)

     The merger is expected to be accounted for under the purchase method of accounting. This means that after the merger, TMCS will be required to record as intangible assets the excess of the consideration paid over the estimated fair value of net assets acquired and will subsequently amortize this excess cost against earnings.

Comparison of Securityholder Rights (page 60)

     The certificates of incorporation and by-laws of Web Media and TMCS vary. As a result, Web Media Unitholders will have different rights as TMCS stockholders.

Termination of the Merger Agreement (page 48)

     We can agree to terminate the merger agreement without completing the merger. Either one of us can terminate the merger agreement if:

     . the registration statement registering the TMCS Class B Common Stock to be issued in connection with the merger has not been declared effective by the SEC by September 30, 1999;
     .    we do not complete the merger by October 31, 1999;
     .    either of us materially breaches the merger agreement;
     .    an injunction prevents the merger;
     . an order, rule or regulation prevents TMCS from operating Web Media's business;
     .    the value of the TMCS Class B Common Stock falls below $20.80 per share; or
     .    we mutually agree to terminate the merger.

Income Tax Consequences of the Merger (page 50)

     The merger is intended to be a taxable sale to holders of Web Media Units.

     The tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor.

Regulatory Filings and Approvals Required to Complete the Merger (page 52)

     Neither TMCS nor Web Media is aware of any material governmental or regulatory approval required for completion of the merger, other than the effectiveness of the registration statement of which this proxy statement/prospectus is a part, and compliance with applicable corporate laws of Delaware and Texas.

Forward-Looking Statements

     Statements in this document are or may be forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those expressed in such statements, depending on a variety of factors. You should carefully review all information, including the financial statements and the notes to the financial statements, included in this document.

Market Price Information

     Shares of TMCS Class B Common Stock are listed on the Nasdaq National Market. On June 9, 1999, the last full trading day prior to the public announcement of the proposed merger, TMCS Class B Common Stock closed at $26 per share. On July 22, 1999, TMCS Class B Common Stock closed at $37.47 per share. We urge you to obtain current market quotations.

     For a more complete description of market price information see the section entitled "Price Range of TMCS Class B Common Stock" on page 59.

     This summary may not contain all of the information that is important to you. You should read carefully this entire document and the other documents we refer to for a more complete understanding of the merger. In particular, you should read the documents attached to this proxy statement/prospectus, including the Agreement and Plan of Reorganization, which is attached as Annex A.

                  SELECTED HISTORICAL AND SELECTED UNAUDITED
                       PRO FORMA COMBINED FINANCIAL DATA

     The selected financial data listed below is set forth on the following pages:

     .    Selected historical financial data of TMCS

     . Selected historical financial data of CitySearch (prior to the merger of Ticketmaster Online and CitySearch)

     .    Selected unaudited pro forma combined financial data of TMCS and Web
          Media

     . Comparative historical and unaudited pro forma combined per share data of TMCS and Web Media

                    TMCS Selected Historical Financial Data
                     (in thousands, except per share data)

TMCS

     The selected financial data of TMCS presented below as of December 31, 1998 and the eleven months ended December 31, 1998 are derived from the audited consolidated financial statements of TMCS. The selected financial data presented below at January 31, 1998 and 1997 and for each of the three years in the period ended January 31, 1998, are derived from audited financial statements of Ticketmaster Online as the predecessor entity. The balance sheet data as of January 31, 1996 are derived from unaudited financial statements of Ticketmaster Online that are not included herein. The statements of operations data for the three-month periods ended March 31, 1998 and 1999 and the balance sheet data at March 31, 1999 are derived from unaudited financial statements included elsewhere in this proxy statement/prospectus. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited financial statements and contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of TMCS's results of operations for such periods and financial condition at such date. The results of operations for the three- months ended March 31, 1999 are not necessarily indicative of the results to be expected for the full year or future periods. The selected TMCS financial data set forth below are qualified in their entirety by, and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of TMCS and notes thereto included elsewhere in this consolidated proxy statement/prospectus.

                                                                         Eleven
                                                                         Months
                                                                         Ended         Three Months Ended
                                                                                      --------------------
                                         Year Ended January 31,       December 31,    March 31,  March 31,
                                       ---------------------------
 Statements of Operations                1996      1997     1998         1998(1)         1998      1999(1)
                                       -------   -------   -------      --------       -------   --------
 Data:
Revenues:
  Ticketing operations................ $    --   $   199   $ 5,972      $ 15,743       $ 2,237   $  9,386
  Sponsorship and advertising.........      14       997     3,933         6,754           917      1,032
  City guide and related..............      --        --        --         5,376            --      5,553
                                       -------   -------   -------      --------       -------   --------
  Total revenues......................      14     1,196     9,905        27,873         3,154     15,971

Costs and expenses:
  Ticketing operations................      --       635     3,522         9,842         1,377      6,851
  City guide and related..............      --        --        --         4,021            --      4,607
  Sales and marketing.................      --       290       490         6,834           225      6,200
  Research and development............      --        --        --         1,728            --      1,933
  General and administrative..........     548     1,260     1,719         3,495           515      3,287
  Amortization of goodwill............      --        --        --        16,275            --     11,976
                                       -------   -------   -------      --------       -------   --------
 Total costs and expenses.............     548     2,185     5,731        42,195         2,117     34,854
                                       -------   -------   -------      --------       -------   --------
Income (loss) from operations.........    (534)     (989)    4,174       (14,322)         1037    (18,883)
Interest income, net..................      --        --        --            54            --      1,200
                                       -------   -------   -------      --------       -------   --------
Income (loss) before provision for
 income taxes.........................    (534)     (989)    4,174       (14,268)        1,037    (17,683)
Income tax (benefit) provision........    (204)     (374)    1,827         2,951           452         57
                                       -------   -------   -------      --------       -------   --------
Net income (loss)..................... $  (330)  $  (615)  $ 2,347      $(17,219)      $   585   $(17,740)
                                       =======   =======   =======      ========       =======   ========
Basic and diluted net income (loss)
 per share(2)......................... $ (0.01)  $ (0.02)  $  0.06      $  (0.38)      $  0.02   $  (0.25)
                                       =======   =======   =======      ========       =======   ========
Shares used to compute basic and
diluted net income (loss) (2).........  37,238    37,238    37,238        45,201        37,238     71,555
                                       =======   =======   =======      ========       =======   ========

                                                   January 31,
                                               -------------------
                                               1996   1997   1998    December 31, 1998  March 31, 1999
                                               -----  -----  -----   -----------------  --------------
Balance Sheet Data:
Cash and cash equivalents....................  $  --  $   3  $  --        $106,910        $ 99,284
Working capital (deficit)....................    223    218   (100)        100,691          94,175
Total assets (3).............................    354    554    688         416,725         426,416
Stockholders' equity.........................    354    489    289         403,588         413,345

__________________
(1) Includes the operating results of CitySearch from September 29, 1998 to December 31, 1998 as a result of the merger of Ticketmaster Online and CitySearch. The eleven month period reflects our change in year end to December 31 from January 31. Comparable amounts for the prior period are not presented because as a result of the merger of Ticketmaster Online and CitySearch and our continuing growth such presentation would not be considered meaningful.
(2) Basic and diluted net income (loss) per share is based on the weighted average number of outstanding Class A and Class B Common Stock shares for the eleven months ended December 31, 1998 and three months ended March 31, 1999, and for the three months ended March 31, 1998 and prior periods the number of shares of CitySearch Common Stock exchanged in the merger with Ticketmaster Online.
(3) Total assets at December 31, 1998 reflect $299.6 million of goodwill, net of accumulated amortization of $16.3 million resulting from the merger of Ticketmaster Online and CitySearch and USAi's acquisition of all of the outstanding equity of Ticketmaster Group in June 1998 and USAi's acquisition of 1,997,502 shares of Class A Common Stock of CitySearch from holders of such Class A Common Stock for $17.2 million on November 3,
    1998. Total assets at March 31, 1999 reflect $315.9 million of goodwill, net of accumulated amortization of $28.3 million resulting from the transactions previously mentioned in addition to $28.2 million of goodwill associated with the TMCS purchase of CityAuction.

CitySearch, Inc. Selected Historical Financial Data

     The selected consolidated financial data of CitySearch, Inc. presented below for the period from September 20, 1995 (date of formation) through December 31, 1995 and for, and as of the end of, each of the years in the two-year period ended December 31, 1997, are derived from the audited consolidated financial statements of CitySearch, Inc., which are included elsewhere in this proxy statement/prospectus. The consolidated balance sheet data as of December 31, 1995 are derived from audited consolidated financial statements of CitySearch, Inc. that are not included herein. The consolidated statements of operations data for the nine-month periods ended September 30, 1997 and September 28, 1998, respectively, and the consolidated balance sheet data at September 28, 1998 are derived from unaudited consolidated financial statements included elsewhere in this proxy statement/prospectus. In the opinion of management, the unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of CitySearch's results of operations for such periods and financial condition at such date. The selected consolidated financial data set forth below are qualified in their entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of CitySearch, Inc. and notes thereto included elsewhere in this proxy statement/prospectus.

                                                        Period from
                                                       September 20,
                                                       1995 (date of
                                                        formation to       Year Ended           Nine Months Ended
                                                                                               --------------------
                                                        December 31,       December 31,        Sept. 30,   Sept. 28,
                                                                       --------------------
                                                            1995         1996        1997        1997       1998(1)
                                                        -------------  --------    --------    --------    --------
Consolidated Statements of Operations Data:
Revenues:
 Subscription and services...........................       $     --   $    203    $  4,913    $  2,986    $  9,458
 Licensing and royalty...............................             --         --       1,271         677       1,859
                                                            --------   --------    --------    --------    --------
  Total revenues.....................................             --        203       6,184       3,663      11,317
Costs and expenses:
 Cost of revenues....................................             --      2,908       9,688       7,612      10,491
 Sales and marketing.................................             57      6,369      20,172      13,716      14,902
 Research and development............................            152      2,563       7,182       4,949       5,000
 General and administrative..........................            104      2,475       5,883       4,263       5,104
 Merger and other transactions costs.................             --         --          --          --       3,101
                                                            --------   --------    --------    --------    --------
 Total costs and expenses............................            313     14,315      42,925      30,540      38,598
                                                            --------   --------    --------    --------    --------
Loss from operations.................................           (313)   (14,112)    (36,741)    (26,877)    (27,281)
Interest income, net.................................              5        217         223         104         227
                                                            --------   --------    --------    --------    --------
Loss before provision for income taxes...............           (308)   (13,895)    (36,518)    (26,773)    (27,054)
Provision for income taxes...........................             --          2           8          --          --
                                                            --------   --------    --------    --------    --------
Net loss.............................................       $   (308)  $(13,897)   $(36,526)   $(26,773)   $(27,054)
                                                            ========   ========    ========    ========    ========
Historical basic and diluted net loss per share(2)...       $  (0.04)  $  (1.58)   $  (3.86)   $  (2.84)   $  (2.73)
                                                            ========   ========    ========    ========    ========
Pro forma basic and diluted net loss per share(2)....                              $  (1.96)   $  (1.51)   $  (1.10)
                                                                                   ========    ========    ========
Shares used to compute historical basic and diluted
 net loss per share(2)...............................          7,895      8,786       9,452       9,431       9,923
                                                            ========   ========    ========    ========    ========
Shares used to compute pro forma basic and diluted
 net loss per share(2)...............................                                18,660      17,764      24,547
                                                                                   ========    ========    ========


                                                                     December 31,            Sept. 28
                                                              ----------------------------
                                                                1995      1996      1997      1998(1)
                                                              --------  --------  --------   --------
Consolidated Balance Sheet Data:
 Cash and cash equivalents.................................   $  1,413  $  7,527  $ 25,227   $ 57,877
 Working capital...........................................      1,323     4,257    19,375     50,940
 Total assets..............................................      1,490    13,370    31,655     65,209
 Long-term obligations, less current portion...............         --     1,451     2,420     52,320
 Redeemable Convertible Preferred Stock....................         --    20,309    70,882         --
 Stockholders' equity (deficit)............................      8,366   (11,943)  (47,911)     3,837

__________________
(1) The historical financial data of CitySearch is presented through September 28, 1998, the effective date of the merger of Ticketmaster Online and CitySearch. References throughout this proxy statement/prospectus to the nine months ended September 28, 1998 refer to the period from January 1, 1998 through September 28, 1998.
(2) Shares used to compute pro forma basic and diluted net loss per share give effect to the conversion of outstanding CitySearch Convertible Preferred Stock as if converted at the earlier of the beginning of the period or issue date. See Note 1 of Notes to Consolidated Financial Statements of CitySearch, Inc. for an explanation of the determination of the number of shares used to compute historical and pro forma basic and diluted net loss per share.

             SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

     The selected unaudited pro forma combined financial data set forth below gives effect to the merger of TMCS and Web Media, pursuant to the Agreement and Plan of Reorganization dated June 10, 1999. The Agreement provides that TMCS will purchase all the outstanding units of Web Media in exchange for shares of TMCS Class B Common Stock. TMCS has the option to pay cash or issue shares of Class B Common Stock in exchange for the Web Media units. The unaudited pro forma combined financial data set forth below does not give pro forma effect for the acquisition of CityAuction and Match.com which resulted in the recording of an additional $28 million and $47.5 million, respectively, of goodwill to be amortized over a five year period which represents additional amortization expense of $15.1 million on an annual basis. In addition, the unaudited pro forma combined financial data set forth below for the year ended December 31, 1998 does not give pro forma effect to the merger of Ticketmaster Online with CitySearch, Inc. which occurred n September 1998.

     The initial target purchase price for the Web Media Units is $40.6 million, of which $30 million of Class B Common Stock is payable upon the closing of the transaction and $2,195,000 of Class B Common Stock is payable in two quarterly installments with the remainder due 270 days after the closing of the transaction. The initial target purchase price is subject to a 10% increase or decrease based on, among other things, the achievement of certain 1999 calendar revenue targets of Web Media. TMCS has the option to pay cash or issue shares of its Class B Common Stock for all of the Web Media Units.

     The number of shares of TMCS Class B Common Stock assumed to be issued for purposes of the pro forma combined financial data set forth below is 1,611,497 shares which is based on the initial target purchase price of $40.6 million divided by the average closing price of the Class B Common Stock for two days before and two days after the date of the Agreement. The actual number of shares of Class B Common Stock to be issued will be determined by dividing the portion of the purchase price, as adjusted, then payable under the terms of the Agreement, by the average closing price of the Class B Common Stock shortly before the closing of the acquisition and shortly before each subsequent payment date, subject to certain minimum and maximum share prices. The final purchase price and the resulting goodwill amounts to be recorded will depend on the price of the Class B Common Stock at the closing date and subsequent payment dates. The closing of the acquisition is subject to several conditions, including but not limited to the effectiveness of this registration statement with respect to the Class B Common Stock to be issued in the transaction.

     The unaudited pro forma combined balance sheet data as of the applicable dates reflects the historical balance sheet data of TMCS combined with the historical balance sheet data of Web Media including the effects of the merger. The unaudited pro forma combined financial data set forth below assumes approximately $40.1 million of goodwill will be recorded and amortized over a five year period.

     The unaudited pro forma combined statement of operations data for the year ended December 31, 1998 reflects the unaudited results of operations data of TMCS for the year ended December 31, 1998 (including the effects of a change in year end to December 31) combined with the historical audited results of operations data of Web Media for the year ended December 31, 1998. The only pro forma adjustment included in the unaudited pro forma combined statement of operations data is a charge of $8.0 million for the amortization of the estimated goodwill resulting from the merger.

     The unaudited pro forma combined statement of operations data for the three months ended March 31, 1999 reflects the historical unaudited results of operations data of TMCS for the three months ended March 31, 1999 combined with the historical unaudited results of operations data of Web Media for three months ended March 31, 1999. The only pro forma adjustment included in the unaudited pro forma combined statement of operations data is a charge of $2 million for the amortization of the estimated goodwill resulting from the merger.

     The purchase price assumed in the unaudited pro forma combined financial data is preliminary and subject to change final evaluation of the fair value of assets to be acquired and liabilities to be assumed including allocation to the intangibles other than goodwill. Accordingly, the purchase accounting information is preliminary and has been made solely for the purpose of developing such unaudited pro forma combined financial information.

     The unaudited pro forma combined financial data are presented for illustrative purposes only and are not necessarily indicative of the financial position which would have actually been reported had the merger occurred on December 31, 1998 or March 31, 1999 or of the results of operations which would have actually been reported for the year ended December 31, 1998 or the three months ended March 31, 1999 had the merger occurred as of January 1, 1998, nor are the unaudited pro forma combined financial data necessarily indicative of future results of operations. The information in the table should be read in conjunction with the financial statements of TMCS and Web Media and the related notes included in this proxy statement/prospectus.

-------------------------------------------------------------------------------

              SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA
                     (in thousands, except per share data)


                                                     Year Ended   Three Months
                                                     December 31, Ended March
                                                        1998        31, 1999
                                                     -----------   ----------
   UNAUDITED PRO FORMA COMBINED CONSOLIDATED
   STATEMENT OF OPERATIONS DATA:

   Revenues.........................................   $ 32,666    $ 17,791
   Loss from operations.............................    (21,537)    (20,451)
   Net loss.........................................    (24,526)    (19,355)
   Net loss per share  basic and diluted............      (0.53)      (0.26)
   Number of shares used in per share
   calculation  basic and undiluted.................     46,136      73,166

                                                     December 31,   March 31,
                                                        1998          1999
                                                     -----------   ----------
      ..............................................
   UNAUDITED PRO FORMA COMBINED BALANCE SHEET DATA:
   Working capital..................................   $100,303    $ 93,941
   Total assets.....................................    458,377     469,019
   Long-term debt and capital lease obligations,
    less current portion............................      2,692       2,874

   Total stockholders' equity.......................    444,157     454,195

-------------------------------------------------------------------------------

    Comparative Historical and Unaudited Pro Forma Combined Per Share Data
                             of TMCS and Web Media

     The following table sets forth (1) historical net loss per share, historical book value per share and historical tangible book value per share data of TMCS, (2) historical net loss per Unit, historical book value per Unit and historical tangible book value per Unit data of Web Media, (3) unaudited pro forma combined net loss per share, unaudited pro forma combined book value per share and unaudited pro forma combined tangible book value per share data of TMCS after giving effect to the merger of TMCS with Web Media; and (4) unaudited equivalent pro forma combined net loss per share, unaudited equivalent pro forma combined book value per share and unaudited equivalent pro forma combined tangible book value per share data of Web Media based on an assumed exchange ratio of .537 of a share of TMCS Class B Common Stock for each Unit of Web Media.

     The exchange ratio is based on the assumed issuance of 1,611,497 shares of TMCS Class B Common Stock in exchange for the 3,000,000 Units of Web Media outstanding. The number of shares of TMCS Class B Common Stock is estimated by dividing the initial purchase price of $40,650,000 by the average closing price of the Class B Common Stock for two days before and two days after the date of the Agreement and Plan of Reorganization. The initial purchase price is subject to a 10% increase or decrease based on, among other things, the achievement of certain 1999 calendar revenue targets by Web Media. In addition, the actual number of shares of Class B Common Stock to be issued will be determined by dividing the portion of the purchase price, as adjusted, then payable under the terms of the Agreement by the average closing price of the Class B Common Stock shortly before the closing of the merger and shortly before each subsequent payment date, subject to certain minimum and maximum share prices. The final purchase price and the resulting goodwill amounts to be recorded will depend on the price of the Class B Common Stock at the date of closing and each subsequent payment date.

     The unaudited pro forma combined financial data set forth below assumes approximately $40.1 million of goodwill will be recorded and amortized over a five year period. The unaudited pro forma combined financial data set forth below does not give pro forma effect for the acquisitions of CityAuction and Match.com which resulted in the recording of an additional $28 million and $15.1 million, respectively, of goodwill to be amortized over a five year period which represents additional amortization expense of $15.1 million on an annual basis. In addition, the unaudited pro forma combined financial data set forth below for the year ended December 31, 1998 does not give pro forma effect to the merger of Ticketmaster Online with CitySearch in September 1998.

     The information in the table should be read in conjunction with the financial statements of TMCS and Web Media and the related notes included in this proxy statement/prospectus. The unaudited pro forma combined financial information is not necessarily indicative of the net loss per share or book value per share that would have been achieved had the merger been consummated as of the beginning of the periods presented and should not be construed as representative of these amounts for any future dates or periods.

------------------------------------------------------------------------------------

   COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA COMBINED PER SHARE DATA OF
              TICKETMASTER ONLINE-CITYSEARCH, INC. AND WEB MEDIA

                                                                        Unaudited
                                                                        Web Media
                                                                        Equivalent
                                                             Unaudited  Pro Forma
                                                             Pro Forma  Combined
                                           Historical        Combined      (5)
                                       -------------------   --------   ----------
                                         TMCS    Web Media
                                       --------  ---------
  Net income (loss) per
  share/Unitbasic and diluted

    For the three months ended
    March 31, 1999.................    $ (0.25)   $ 0.13     $ (0.26)   $ (0.14)
    For the year ended December
    31, 1998.......................    $ (0.38)   $ 0.15     $ (0.53)   $ (0.28)

  Book value per share/unit (1)(2)

    At March 31, 1999..............       5.71      0.25        6.14       3.30
    At December 31, 1998...........       5.65      0.15        6.08       3.27

  Tangible book value per
    share/unit (3)(4)
    At March 31, 1999..............       1.35      0.16        1.32       0.71
    At December 31, 1998...........       1.45      0.06        1.43       0.77
------------------------------------------------------------------------------------


(1) Historical book value per share/unit is computed by dividing stockholders' equity by the number of shares/units of common stock outstanding at the end of each period.

(2) The pro forma combined book value per share/unit is computed by dividing pro forma stockholders' equity including the effect of pro forma adjustments by the pro forma number of shares of TMCS common stock which would have been outstanding had the merger been consummated as of December 31, 1998 and March 31, 1999.

(3) Historical tangible book value per share/unit is computed by dividing stockholders' equity less goodwill and other intangible assets by the number of shares/units of common stock outstanding at the end of each period.

(4) The unaudited pro forma combined tangible book value per share/unit is computed by dividing pro forma stockholders' equity less goodwill and other intangible assets, including the effect of pro forma adjustments, by the pro forma number of shares of TMCS common stock which would have been outstanding had the merger been consummated as of December 31, 1998 and March 31, 1999.

(5) Unaudited Web Media equivalent pro forma combined per share amounts are calculated by multiplying the pro forma combined book value per share amounts by the assumed exchange ratio of .537 of a share of TMCS Common Stock for each unit of Web Media.

                                 RISK FACTORS

     The merger involves a high degree of risk. Also, by voting in favor of the merger, Web Media's Unitholders will choose to invest in TMCS Class B Common Stock. An investment in TMCS Class B Common Stock involves a high degree of risk. In addition to the other information contained in this proxy statement/prospectus, Web Media's Unitholders should carefully consider the following risk factors in deciding whether to vote for the merger.

Risks Relating To TMCS's Proposed Merger With Web Media

     The Expected Benefits of Combining TMCS and Web Media May Not Be Realized

     TMCS and Web Media entered into the Agreement and Plan of Reorganization with the expectation that the merger will result in benefits to the combined companies, including the expansion of TMCS's product and service offerings and the combination of TMCS's CityGuide Network with Web Media's personals services. If TMCS is unable to integrate Web Media's technology, operations and personnel in a timely and efficient manner, then the benefits of the merger will not be realized and, as a result, TMCS's operating results and the market price of TMCS's Class B Common Stock may be adversely effected. In particular, if the integration is not successful:

  .  TMCS may lose key personnel; and

  .  TMCS may not be able to retain or expand Web Media's customer base.

     In addition, the attention and effort devoted to the integration of the two companies will divert management's attention from other important issues, and could significantly harm the combined company's business and operating results. See also the risk factor entitled "TMCS's Future Operations Depend on the Successful Integration of Its Component Companies."

     The Number Of Shares Of TMCS Class B Common Stock You Will Receive In The Merger Will Depend In Part On The Future Operating Performance Of Web Media And In Changes In The Market Value Of TMCS Class A Common Stock

     In accordance with the terms of the Agreement and Plan of Reorganization, TMCS has the option to pay cash or issue shares of its Class B Common Stock in exchange for all of the Web Media units. The initial target price for the Web Media units is $40,650,000 of the TMCS Class B Common Stock, of which $30,000,000 of Class B Common Stock is payable upon the closing of transaction and $2,195,000 of Class B Common Stock is payable in two quarterly installments with the remainder of the target purchase price due 270 days after the closing of the transaction. The target purchase price is subject to a 10% increase or decrease based on among other things, the achievement of certain calendar 1999 revenue targets by Web Media. The number of shares for TMCS Class B Common Stock to be issued at each payment date will be determined by dividing the amount due at such date by the average closing price of the TMCS Class B Common Stock on the Nasdaq National Market over the five consecutive trading days ending on the trading day two days preceding the respective payment date; provided, however, that in no event shall the value be more than $39 per share or less than $13 per share. The total number of shares that may be issued to the Web Media Unitholders in the transaction will be no more than 2,574,233 shares and no less than 1,130,387 shares.

     Consequently, the specific number of shares of TMCS Class B Common Stock to be received by the Web Media Unitholders will depend on the market value of TMCS prior to the time of each respective payment date. You are urged to obtain recent market quotations for TMCS Class B Common Stock. TMCS cannot predict or give assurances to the market price of TMCS Class B Common Stock at any time before or after the merger. The prices of TMCS Class B Common Stock may vary for many reasons, including those set forth under the risk factor entitled "TMCS's Future Revenues Are Difficult To Predict And TMCS Expect Its Operating Results To Fluctuate."

     TMCS's Accounting For The Merger May Change

     TMCS has allocated the total estimated purchase price for the merger on a preliminary basis to assets and liabilities based on TMCS's best estimates of the fair value of these assets and liabilities, with the excess costs over the net assets acquired allocated to goodwill and other intangible assets. This allocation is subject to change pending a final analysis of the fair values of the assets acquired and liabilities assumed. The impact of these changes could be material to TMCS's future results of operations.

Risk Factors Applicable To TMCS

     TMCS Has A History Of Losses, TMCS Expects Future Losses And TMCS Cannot Assure You That TMCS Will Achieve Or Maintain Profitability

     TMCS incurred net losses of $17.2 million and $17.7 million for the eleven months ended December 31, 1998 and the three months ended March 31, 1999, respectively. TMCS expects to expend significant financial and management resources on the roll-out of TMCS's service in new CitySearch owned and operated and partner- led markets, site and content development on TMCS's CitySearch.com, CityAuction.com, Match.com and Ticketmaster.com sites, integration of the CitySearch, CityAuction, Match.com and Ticketmaster Online services, strategic relationships, technology and operating infrastructure. As a result, TMCS expects to incur significant additional losses and continued negative cash flow from operations for the foreseeable future.

     TMCS believes that its future profitability and success will depend in large part on, among other things:

  . TMCS's ability to generate sufficient revenues from online ticketing, online auctions, sales of its Web sites to businesses and from the licensing of its technology and business systems to partners setting up TMCS's services in partner-led markets;

  . the ability of Ticketmaster Corp. to maintain existing relationships and enter into new relationships with live event venues, sports franchises, promoters and other clients for which it sells live event tickets;

  . the ability of Ticketmaster Corp. to obtain or retain for TMCS the right to sell live event tickets and related merchandise online;

  . TMCS's ability to effectively maintain existing relationships with its media partners;

  . TMCS's ability to successfully enter into new strategic relationships for distribution and increased usage of TMCS's services;

  .  TMCS's ability to provide superior customer service;

 .    TMCS's ability to continue to develop and upgrade its technologies and commercialize its services incorporating these technologies;

 .    and TMCS's ability to generate sufficient online traffic and sales volume to achieve profitability.

     As a result of the merger of Ticketmaster Online and CitySearch in September 1998, TMCS recorded a significant amount of goodwill which will adversely affect its earnings and profitability for the foreseeable future. TMCS recorded an aggregate of $315.9 million of goodwill and other intangibles, $154.8 million of which related to the transaction in which Ticketmaster Group, Inc. became a wholly-owned subsidiary of USAi, and is to be amortized through 2008, and $161.1 million of which related directly to the merger of Ticketmaster Online and CitySearch and is to be amortized through 2003. In addition, TMCS's acquisitions of CityAuction and Match.com resulted in an aggregate of $75.7 million in goodwill which will be amortized through 2004. TMCS's proposed acquisition of Web Media would result in additional goodwill of approximately $40.1 million, assuming the final purchase price is in the middle of the range, which will be amortized through 2004. To the extent the amount of recorded goodwill is increased or TMCS has future losses and is unable to demonstrate its ability to recover the amount of goodwill recorded during these time periods, the period of amortization could be shortened, which may further increase annual amortization charges. In this case, TMCS's business, financial condition and results of operations could be materially and adversely affected.

     Furthermore, TMCS completed its initial public offering in December 1998 and has a limited history as a company with public reporting obligations. TMCS is hiring additional management personnel and is expanding its operating systems to address these reporting obligations. To the extent these expenditures precede and are not subsequently followed by increased revenues, TMCS's business, financial condition and results of operations could be materially and adversely affected.

     TMCS's Online Ticketing Service Is Dependent Upon Its Relationship With Ticketmaster Corp.

     In connection with the merger of CitySearch and Ticketmaster Online, Ticketmaster Online, Ticketmaster Corp. and USAi entered into a license agreement which designates, subject to certain limitations, Ticketmaster Online as Ticketmaster Corp.'s exclusive agent for online live event ticket sales and as its non-exclusive agent for the online sale of merchandise.

     For the foreseeable future, TMCS anticipates that a majority of its revenues will be derived from the online sale of tickets. TMCS also expects that it will continue to derive a substantial portion of its revenues from per ticket convenience charges and per order handling charges paid by consumers in connection with online purchases of tickets to live events presented or promoted by clients of Ticketmaster Corp. TMCS does not have contractual relationships with the entities for which its Ticketmaster Online service sells tickets as Ticketmaster Corp.'s agent and TMCS is restricted under the license agreement from having such relationships, whether with current Ticketmaster Corp. clients or its potential clients. Accordingly, TMCS's future revenues and business success are dependent on Ticketmaster Corp.'s ability to maintain and renew relationships with its existing clients and to establish relationships with additional clients.

     For the year ended December 31, 1998, Ticketmaster Corp. processed ticket sales for over 3,750 clients. Approximately 20% of Ticketmaster Corp.'s client contracts are subject to renewal each year. TMCS is dependent upon Ticketmaster Corp.'s ability to enter into and maintain client contracts on terms that are favorable to Ticketmaster Corp. and TMCS's Ticketmaster Online service. There can be no assurance that Ticketmaster Corp. will be able to enter into or maintain client contracts on such terms.

     All of TMCS's online ticket sales are processed through Ticketmaster Corp.'s systems. Under the license agreement, Ticketmaster Corp. is generally obligated to provide order fulfillment services at least at the same level as such services were generally provided as of the date of the license agreement. The license agreement obligates Ticketmaster Corp. to process a specified number of tickets sold online each year through December 31, 2001. As a result, TMCS's future online ticketing revenues are dependent upon Ticketmaster Corp.'s ability to process online ticket sales in an accurate and timely manner. While TMCS believes that, due to its perpetual right to serve as Ticketmaster Corp.'s exclusive agent for online live event ticket sales, Ticketmaster Corp. has a substantial interest in its relationship with us, there can be no assurance that Ticketmaster Corp. will provide fulfillment services to TMCS in excess of the requirements of the license agreement and, in particular, after December 31, 2001.

     TMCS's ability to generate ticket and merchandise sales on TMCS's Ticketmaster Online Web sites is also dependent in part on Ticketmaster Corp.'s ability to maintain and enhance the Ticketmaster brand name. Any failure on the part of Ticketmaster Corp. to maintain its existing base of clients, to establish relationships with new clients upon terms favorable to TMCS's Ticketmaster Online service, to obtain or retain for TMCS the right to sell tickets and merchandise online for Ticketmaster Corp.'s clients, to process TMCS's online ticket sales in a timely and accurate manner or at levels necessary to support TMCS's business or to maintain and enhance the Ticketmaster brand name would have a material adverse effect on TMCS's business, financial condition and results of operations.

     TMCS Is Controlled By USAi

     TMCS is currently a direct, majority-owned subsidiary of Ticketmaster Corp., which is an indirect wholly-owned subsidiary of USAi. As of June 9, 1999, USAi owned approximately 68% of TMCS's total outstanding Class A Common Stock, representing approximately 67% of the total voting power of TMCS's total outstanding common stock. As a result of its ownership of Class A Common Stock, USAi generally has the ability to control the outcome of any matter submitted for the vote or consent of TMCS's stockholders, except where a separate vote of the holders of Class B Common Stock is required by Delaware law. Subject to applicable Delaware law, USAi is generally not restricted with regard to its ability to control the election of TMCS's directors, to cause the amendment of TMCS's Amended and Restated Certificate of Incorporation, or generally to exercise a controlling influence over TMCS's business and affairs. This control relationship may have the effect of delaying or preventing a change in control of TMCS and might adversely affect the market price of the Class B Common Stock.

     Subject to applicable Delaware law, USAi could elect to sell all or a substantial portion of its equity interest in TMCS to a third party, which would represent a controlling or substantial interest in TMCS, without offering to TMCS's other stockholders the opportunity to participate in such a transaction. In the event of a sale of USAi's interest to a third party, that third party may be able to control TMCS in the manner that USAi is able to control TMCS, including the ability to control the election of directors.

     USAi is currently controlled by Barry Diller, who is also a director of TMCS. Mr. Diller is the Chairman and Chief Executive Officer of USAi. Under stockholder and governance agreements with Liberty Media and Universal Studios, two other significant USAi stockholders, Mr. Diller generally has the right to control the outcome of any matter requiring the approval of USAi stockholders, other than with respect to specified fundamental changes relating to USAi or its subsidiaries. To engage in these fundamental changes, the approval of each of Mr. Diller, Liberty Media and Universal Studios is generally required. Copies of the governance and stockholders agreements among USAi, Universal Studios, Liberty Media and Mr. Diller have been filed with the Securities and Exchange Commission (SEC) as Appendices B and C, respectively, to USAi's Definitive Proxy Statement, dated January 12, 1998 and are available from the SEC. Mr. Diller does not have an employment agreement with USAi, although he has been granted options to purchase a substantial number of shares of USAi common stock. The vesting of the unvested portion of these options, which should occur in the next two years, is conditioned on Mr. Diller remaining at USAi. If Mr. Diller no longer serves in his positions at USAi, generally Universal Studios and Liberty Media will be able to control

USAi. Any change in the governance, management, operations or business of USAi could have a material adverse effect on TMCS's relationship with USAi and Ticketmaster Corp., and could materially and adversely affect TMCS's business, financial condition and results of operations.

     Conflicts Of Interest May Arise Between TMCS And USAi

     Conflicts of interest may arise between TMCS and USAi, including TMCS's Ticketmaster Online service, on the one hand, and USAi and its affiliates, including Ticketmaster Corp., on the other hand, in areas relating to past, ongoing and future relationships and other matters. These also include:

  .  corporate opportunities;

  .  indemnity arrangements;

  .  tax and intellectual property matters;

  .  potential acquisition or financing transactions;

  . sales or other dispositions by USAi of shares of the TMCS's Class A Common Stock held by it; and

  . the exercise by USAi of its ability to control TMCS's management and affairs.

     These conflicts also may include disagreements regarding TMCS's license agreement with Ticketmaster Corp., including possible amendments to, or waivers of provisions of, the agreement. Due to USAi's ability to control TMCS's board of directors and subject to Delaware law, USAi may be able to effect amendments without seeking the approval of any other party. These amendments, modifications or waivers may adversely affect TMCS's business, financial condition and results of operations.

     Ownership interests of TMCS's directors or officers in the USAi Common Stock, or service as both a director or officer of TMCS and a director, officer or employee of USAi, could create or appear to create potential conflicts of interest when directors and officers are faced with decisions that could have different implications for TMCS and USAi. Several of the members of TMCS's board of directors are also directors, officers or employees of USAi.

     In addition, USAi is engaged in a diverse range of media and entertainment-related businesses, including businesses engaged in electronic and online commerce including Home Shopping Network and its USA Interactive business. These businesses may have interests that conflict or compete in some manner with TMCS's businesses. Subject to applicable Delaware law, USAi is under no obligation, and has not indicated any intention, to share any future business opportunities available to it with TMCS except as expressly provided by TMCS's license agreement with Ticketmaster Corp. TMCS's Amended and Restated Certificate of Incorporation also includes provisions which provide that:

  . USAi shall have no duty to refrain from engaging in the same or similar activities or lines of business as TMCS: thereby competing with TMCS;

  . USAi, its officers, directors and employees shall not be liable to TMCS or TMCS's stockholders for breach of any fiduciary duty by reason of any activities of USAi in competition with TMCS; and

  . USAi shall have no duty to communicate or offer corporate opportunities to TMCS and shall not be liable for breach of any fiduciary duty as a stockholder of TMCS in connection with these opportunities, provided that the relevant procedures set forth in the Amended and Restated Certificate of Incorporation are followed.

     There can be no assurance that any conflicts that may arise between TMCS and USAi, any loss of a corporate opportunity to USAi that might otherwise be available to TMCS, or any engagement by USAi in any activity that is similar to TMCS's businesses will not have a material adverse effect on TMCS's business, financial condition and results of operations or TMCS's other stockholders.

     USAi May Sell A Significant Portion Of TMCS's Common Stock That It Owns Which Could Adversely Effect The Price Of TMCS's Stock

     Subject to applicable federal securities laws, USAi may sell a significant portion of the shares of TMCS Class A Common Stock beneficially owned by it or distribute any or all of its shares of Class A Common Stock to its stockholders. At June 9, 1999, USAi's holdings represented approximately 68% of the outstanding TMCS Class A Common Stock, representing approximately 67% of the voting power of TMCS's total outstanding common stock. Pursuant to TMCS's Amended and Restated Certificate of Incorporation, each share of Class A Common Stock will generally be converted automatically into one share of Class B Common Stock upon any transfer by the initial registered holder. Any sales or distributions by USAi of substantial amounts of Common Stock in the public market or to its stockholders, or the perception that these sales or distributions could occur, could adversely affect the prevailing market prices for the Class B Common Stock. USAi is not subject to any obligation to retain any portion of its controlling interest in us.

     TMCS's Future Operations Depend On The Successful Integration Of Its Component Companies

     Before the transactions that combined CitySearch and Ticketmaster Online, these companies operated independently and Ticketmaster Online operated as a wholly-owned subsidiary of Ticketmaster Corp. and USAi. CityAuction and Match.com also operated independently prior to their acquisition by TMCS. TMCS's future success will depend to a significant extent on the efficient, effective and timely integration of the operations of these companies. This integration includes the combination of different business models, different technologies and personnel with different expertise and backgrounds and the development of services in which CitySearch's local content, CityAuction's auction functionality, Match.com's Internet personals technology and Ticketmaster Online's live event-specific content and transactional capabilities are integrated with each other. To the extent TMCS closes additional acquisitions such as Web Media, TMCS needs to integrate those companies as well.

     TMCS is also evaluating its existing technologies and its ability to support the expanded range of products and services TMCS is expected to offer. TMCS is currently linking the Ticketmaster Online ticketing service more closely with some of its CitySearch city guides and promoting CityAuction's and Match.com's services throughout the city guides. TMCS has not executed this integration in the past, and this integration could require adaptation of existing technologies or development of new technologies. There can be no assurance that TMCS will be able to coordinate either operational or technological integration effectively or efficiently with these entities. If TMCS does not effectively accomplish the integration of the companies' operations or lose any key employees from these companies, its business, financial condition and results of operations could be materially and adversely affected.

     TMCS May Have Future Capital Needs And May Not Be Able To Obtain Additional Financing On Acceptable Terms

     TMCS expects to continue to experience significant negative cash flow from operations for the foreseeable future. USAi has no obligation or agreement to provide any future capital or other funding to

TMCS. TMCS may be required to raise additional funds at some point in the future. If additional funds are raised through the issuance of equity securities, TMCS's stockholders may experience significant dilution. Furthermore, there can be no assurance that additional financing will be available when needed or that if available, such financing will include terms favorable to TMCS's stockholders or TMCS. If this financing is not available when required or is not available on acceptable terms, TMCS may be unable to develop or enhance TMCS's services, take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on TMCS's business, financial condition and results of operations.

     TMCS's Future Revenues Are Difficult To Predict And TMCS Expects Its Operating Results To Fluctuate

     As a result of TMCS's limited operating history and the emerging nature of the markets in which it competes, TMCS is unable to accurately forecast its future revenues. TMCS's current and future expense levels are based predominantly on TMCS's operating plans and estimates of future revenues and are to a large extent fixed. For example, the CitySearch business model, particularly in TMCS's owned and operated markets, requires significant staffing to develop content and to create and maintain relationships with small- and medium-size businesses. TMCS may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in revenues would likely have an immediate material adverse effect on TMCS's business, financial condition and results of operations. Furthermore, TMCS currently intends to increase its operating expenses to roll out its CitySearch service in new markets, to fund increased sales and marketing and customer service operations, to further develop its technology infrastructure, to integrate its local content with the event-specific content and transactional capabilities of its Ticketmaster Online service and to broaden its management personnel. To the extent these expenses precede or are not subsequently followed by increased revenues, TMCS's operating results will fluctuate and net anticipated losses in a given period may be greater than expected.

     TMCS expects to experience significant fluctuations in its future operating results due to a variety of factors, many of which are outside of its control. Factors that may adversely affect TMCS's operating results include, but are not limited to:

  . Ticketmaster Corp.'s ability to maintain and increase the number of clients for which it provides online ticketing services;

  . the ability of TMCS's partners to meet roll-out schedules for CitySearch city guide services;

  .  the timing and amount of license and royalty payments from TMCS's partners;

  . its ability to increase the volume of online ticket sales through the Ticketmaster Online Web site;

  . its ability to offer its online ticketing services through its city guides in TMCS's partner-led markets on terms acceptable to TMCS;

  . its ability to increase the number of users of the CityAuction service and revenues generated from auctions;

  . its ability to retain existing business customers, attract new business customers at a steady rate and maintain customer satisfaction;

  . the timing and volume of new business Web site orders and TMCS's capacity to meet such orders;

  .  its ability to maintain or increase current rates of sales productivity;

  . the announcement or introduction of new or enhanced sites and services by TMCS or its competitors;

  .  the amount of traffic on its online sites;

  .  the amount of expenditures for online advertising by businesses;

  . the level of use of the Web and online services and consumer acceptance of the Internet for services such as those offered by TMCS;

  . its ability to upgrade and develop its systems and attract personnel in a timely and effective manner;

  . the amount and timing of operating costs and capital expenditures relating to expansion of TMCS's business and infrastructure, technical difficulties, system downtime or Internet brownouts;

  .  political or economic events affecting the cities in which it operates; and

  .  general economic conditions.

     Unfavorable changes in any of the above factors could adversely affect TMCS's revenues, gross margins and results of operations in future periods. In addition, TMCS derives a majority of its Ticketmaster Online revenues directly or indirectly from the sale of tickets and related merchandise for live entertainment, sporting and leisure events and this revenue is directly affected by the popularity, frequency and location of these events. Factors affecting the demand for and attendance of these events include general economic conditions, consumer trends and work stoppages. Any occurrence or condition that results in decreased attendance or demand for these entertainment, sporting and leisure events would likely have a material adverse effect on TMCS's business, financial condition and results of operations.

     As a result of the foregoing, TMCS believes that period-to-period comparisons of its results of operations should not be relied upon as an indication of future performance. In addition, the results of any quarterly period are not indicative of results to be expected for a full fiscal year. The foregoing factors are largely unpredictable and TMCS's quarterly results of operations may be below the expectations of public market analysts or investors in some future period.

     TMCS Competes In New And Emerging Markets And Its Services May Not Gain Widespread Acceptance In These Markets

     The markets for TMCS's services have only recently begun to develop, are rapidly evolving and are characterized by a number of entrants that have introduced or plan to introduce competing services. As is typical in the case of new and rapidly evolving industries, demand and market acceptance for recently introduced services are subject to a high level of uncertainty and risk. It is therefore difficult to predict the size and future growth rate, if any, of these markets.

     There can be no assurance that the markets for TMCS's services will develop or that demand for its services will emerge or become economically sustainable. For example, the success of TMCS's Ticketmaster Online service will depend on the willingness of consumers to purchase tickets to live events and related merchandise online and TMCS's ability to significantly increase online traffic and sales volume. The success of the CityAuction service will depend, in part, on users' willingness to post and purchase goods or services online. The success of Match.com's service will depend on the willingness of single adults to subscribe to online dating services. The success of CitySearch's city guide service will depend, in part, on the willingness of local businesses to pay for custom business Web sites developed by us and to retain the service, which in turn may depend on the popularity of the guides to consumers and on the actual or perceived revenues attributable to the services. If the markets for TMCS's services fail to develop or develop more slowly than anticipated or TMCS is not successful in gaining widespread acceptance in these markets, TMCS's business, financial condition and results of operations could be materially and adversely affected.

     TMCS's Turnover Rate Of Business Customers For The CitySearch Service Is Higher Than TMCS Initially Had Anticipated And, If It Does Not Improve, The CitySearch Service Will Suffer

     The turnover rate of business customers using TMCS's CitySearch service has been higher than TMCS had anticipated, and TMCS cannot provide assurance that turnover rates will decrease and will not in the future materially and adversely affect its business, financial condition and results of operations. Specifically, the turnover rate has been higher than TMCS expected due to several factors, including:

  . its early belief that TMCS's services would be suited to a broader base of business customers;

  . the challenges of proving advertising value to a broad range of small businesses that may not have significant experience with online services;

  . its continuing refinements to sales, production and customer service processes to meet the needs of TMCS's business customers; and

  . its initial underestimation of the need for continuous marketing support of business customers.

     TMCS cannot provide assurance that businesses will elect to outsource the design, development and maintenance of their Web sites to services such as CitySearch. Businesses may elect to perform such tasks internally, particularly if third-party providers of such services prove to be unreliable, ineffective, too expensive or if software companies offer user-friendly and cost-effective tools for such purpose. In the event that a significant number of businesses internalize tasks, TMCS's business, financial condition and results of operations could be materially and adversely affected.

     TMCS Depends On The Continued Growth Of Online Commerce

     TMCS's future revenues and any future profits are substantially dependent upon the widespread acceptance and use of the Web and online services as an effective medium of commerce by consumers. The rapid growth in the use of and interest in the Web, the Internet and commercial online services is a recent phenomenon. There can be no assurance that acceptance and use will continue to develop or that a sufficiently broad base of consumers will adopt, and continue to use, the Web and online services as a medium of commerce, particularly for purchasing tickets to live events and related merchandise.

     Demand for recently introduced services and products over the Web and online services is subject to a high level of uncertainty, and there are relatively few proven services and products to date. The development of the Web and online services as a viable commercial marketplace is subject to a number of factors, including:

  . continued growth in the number of Internet users and users of such services;

  .  concerns about transaction security;

  .  continued development of the necessary technological infrastructure; and

  .  the development of complementary services and products.

     If the Web and online services do not become a viable commercial marketplace, TMCS's business, financial condition and results of operations would be materially and adversely affected.

     The Success Of TMCS's CitySearch Service Depends On Establishing And Maintaining Strategic Relationships with Local Media Companies

     An important element of TMCS's current business strategy with respect to the CitySearch service is to enter into agreements with local media companies to establish and support city guides. TMCS has entered into, and intends to enter into, agreements with media companies to address opportunities. In these "partner-led" markets, TMCS develops and designs a city guide for local media companies and licenses certain intellectual property to these companies in exchange for certain up-front and continuing license payments and royalty payments. These royalty payments are based on the amount of revenues generated by these companies through the partner-led city guides. TMCS currently anticipates that royalty payments from these agreements will constitute an increasing portion of its revenues in future periods. Accordingly, TMCS's success will depend in large part upon the ability of TMCS's partners to timely launch city guides in partner-led markets and the extent to which these partners are able to generate revenue through their city guides.

     Under the terms of TMCS's agreements with its media company partners, TMCS has very limited control over the amount of time and financial resources that a partner devotes to the launch of a city guide or over the day-to-day operations and management of the city guide, including the marketing and sale of business Web sites to potential business customers. For example, one of TMCS's partners did not launch a city guide in accordance with TMCS's initial expectations, thereby delaying revenues subject to royalty payments payable to TMCS.

     Some of TMCS's agreements also grant exclusivity in certain territories. There can be no assurance that TMCS's partners that are in the process of developing new city guides or future partners will launch their sites in a timely manner, or at all, or that if launched, such sites will generate revenues consistent with TMCS's expectations. Furthermore, TMCS is unable to accurately forecast its revenues to be derived from these agreements with the partners. The exclusivity provisions in some of TMCS's agreements also place certain limitations on its ability to license intellectual property to other partners. There also can be no assurance that TMCS will successfully enter into partnerships with media companies in additional cities with respect to the CitySearch service. In addition, some of TMCS's agreements with its media company partners may be terminated for failure to meet performance criteria. Any failure by one of TMCS's proposed partner-led city guides to launch in a timely manner or by one of TMCS's existing partner-led city guides to generate sufficient revenues, or a failure by TMCS to enter into or to renew agreements with media company partners on terms favorable to it or early termination of certain existing agreements could have a material adverse effect on its business, financial condition and results of operations.

     TMCS has entered into a license and services agreement with Classified Ventures, pursuant to which TMCS licenses elements of its technology and business systems to Classified Ventures and provides services in automotive and real estate classified advertising categories. TMCS receives significant revenues from licensing and service fees under this agreement. Under this agreement, TMCS is restricted from entering into certain classified advertising markets and from licensing its technology and business systems to competitors of Classified Ventures. In addition, this agreement may be terminated by the parties prior to the period that the shares of Class B Common Stock are issued in connection with the Web Media merger. TMCS's failure to meet certain milestones under this agreement, early termination of this agreement or TMCS's inability to compete with Classified Ventures or to license technology to competitors of Classified Ventures may have a material adverse effect on TMCS's business, financial condition and results of operations.

     In TMCS's owned and operated markets, TMCS has entered into co-promotion or distribution agreements with a number of television, radio, print media and online companies. Some of these agreements are of a short duration and there can be no assurance that TMCS's co-promotion or distribution partners with respect to the CitySearch business will not terminate their agreements with TMCS or that TMCS will secure additional co-promotion or distribution partners in the future which could have a material adverse effect on its business, financial condition and results of operations.

     TMCS's Ticketmaster Online Service Also Relies On Strategic Relationships

     TMCS's Ticketmaster Online service is to an extent dependent on its and Ticketmaster Corp.'s relationships with certain strategic partners relating to the sharing of certain Ticketmaster Online Web site and user links. TMCS hopes to derive significant benefits, including increased revenues and consumer awareness, from these relationships. The arrangements also include, in certain cases, non-competition provisions that restrict TMCS's ability to engage in similar activities on its own or with other partners. There can be no assurance that these relationships will continue, that the relationships will be successful in any respect or that TMCS will be able to find suitable additional or replacement strategic partners. The failure of these relationships could have a material adverse effect on TMCS's business, financial condition and results of operations.

     A Shortage of Trained Sales Personnel Would Limit TMCS's Ability To Sell Its Services

     TMCS currently derives and, for the foreseeable future, intends to derive a substantial portion of its revenues from sales of business Web sites to local businesses in markets in which it owns and operates CitySearch city guides. TMCS depends on its direct sales force to sell business Web sites in these markets. The creation of new revenue from CitySearch's city guide service and TMCS's roll- out in additional cities requires the services of a highly trained sales force working directly for TMCS. Accordingly, a shortage in the number of trained salespeople could limit TMCS's ability to sell business Web sites as TMCS rolls out its service in new cities or to maintain or increase TMCS's number of business customers in cities in which it already operates. TMCS has in the past and expects in the future to experience a high rate of turnover in its direct sales force. There can be no assurance that turnover will not increase in the future or have a material adverse effect on TMCS's sales, which could have a material adverse effect on TMCS's business, financial condition and results of operations.

     In addition, TMCS currently derives a portion of its Ticketmaster Online revenues from the sale of banner advertising and sponsorships. A shortage in the number of trained salespeople could limit TMCS's ability to sell additional banner advertising or sponsorships or renew existing sponsorship or advertising relationships, which could have a material adverse effect on its business, financial condition and results of operations.

     TMCS Depends On Key Personnel And Needs To Hire Additional Qualified Personnel

     TMCS's success depends to a significant degree upon the continued contributions of its executive management team, including Charles Conn, its Chief Executive Officer. The loss of the services of Mr. Conn or other members of TMCS's management team could have a material adverse effect on TMCS's business, financial condition and results of operations. In addition, the Ticketmaster Online service has been managed historically by the management of Ticketmaster Corp. TMCS's success will depend upon a successful completion of the transition of the Ticketmaster Online management responsibility to TMCS's senior management team.

     TMCS's employees, including its senior officers, may voluntarily terminate their employment with us at any time, and competition for qualified employees is intense. TMCS's success also depends upon its ability to attract and retain additional highly qualified management, technical and sales and marketing personnel. The process of locating and hiring such personnel with the combination of skills and attributes required to carry out TMCS's strategy is often lengthy. The loss of the services of key personnel or the inability to attract additional qualified personnel could have a material adverse effect on TMCS's business, financial condition and results of operations.

     TMCS Must Maintain and Promote Its Brands To Be Successful

     TMCS believes that maintaining and promoting the CitySearch brand and, to a lesser extent, the CityAuction and Match.com brands, are critical to TMCS's efforts to attract consumers and business customers to its sites. TMCS also believes that the importance of brand recognition will increase due to the growing number of Internet sites and relatively low barriers to entry to providing Internet content. Promotion of TMCS's brands will depend largely on its success and the success of its media company partners in providing high quality Internet content.

     Under the terms of TMCS's agreements with media company partners, TMCS has very limited control over the content provided on the CitySearch partners' sites. If consumers and business customers do not perceive the content of TMCS's or its partners' existing sites to be of high quality, TMCS will be unsuccessful in promoting and maintaining the CitySearch brand. Furthermore, not all of TMCS's partners promote the CitySearch brand on their services with a high level of prominence. In addition, users accessing partner-led market sites that contain different interfaces from TMCS's owned and operated sites may be confused by the differences in interface or navigation, and this confusion may inhibit TMCS's ability to develop its brand and network.

     In order to attract and retain consumers and business customers, and to promote TMCS's brands in response to competitive pressures, TMCS may find it necessary to increase its budget for content or otherwise to increase substantially TMCS's financial commitment to creating and maintaining a distinct brand loyalty among consumers and business customers. If either TMCS or its media company partners are unable to provide high quality content or otherwise fail to promote and maintain TMCS's brands or if TMCS incurs excessive expenses in an attempt to improve its content or promote and maintain TMCS's brands, its business, financial condition and results of operations could be materially and adversely affected.

     TMCS Must Rapidly Rollout Its CitySearch Service In Additional Cities In The United States And Internationally To Be Successful

     TMCS's future success will depend to a significant extent on its ability, on its own and with partners, to rapidly roll out the CitySearch local city guide service in additional cities in the United States and internationally. As of June 17, 1999, TMCS has launched its local city guide service in 30 metropolitan areas and intends to expand its service in additional cities in the United States and internationally. There can be no assurance that TMCS will be able to launch its CitySearch service in additional markets in a cost-effective or timely manner or in accordance with its planned schedule, or that any newly launched service will achieve market acceptance. Any new service that is not favorably received by local businesses or consumers could damage TMCS's reputation or the CitySearch brand.

     Launching the CitySearch service or future services offered by TMCS will also require significant additional expenses and will strain TMCS's management, financial and operational resources. In particular, the launch of the CitySearch service in additional cities will require TMCS to expand and upgrade its technology infrastructure and business systems, including its enterprise management system and its business Web site production system. TMCS is in the process of launching a new version of the software underlying the CitySearch service. There can be no assurance that this new version will function as intended, and any failure of the software could have a material adverse effect on TMCS's business, financial condition and results of operations. There also can be no assurance that the existing technology used with respect to TMCS's Ticketmaster Online service will be able to accommodate increased volumes of traffic and transactions that may arise in the future. Expansion of TMCS's technology capabilities could result in significant expenses. Moreover, the strain placed on TMCS's resources by simultaneous launches of the CitySearch service in multiple cities and TMCS's efforts to integrate CitySearch's local content with the event-specific content and transactional capabilities of Ticketmaster Online and the product specific content of the CityAuction and Match.com acquisitions may adversely affect the roll-out schedule or quality of the service in a particular city. TMCS's failure to launch the CitySearch service in new markets in a timely and cost effective manner in accordance with TMCS's planned schedule or the lack of market acceptance of new services would have a material adverse effect on its business, financial condition and results of operations.

     TMCS's Fixed Price Contracts Expose It To Cost Overruns And Other Risks

     The services TMCS offers to CitySearch business customers typically consist of the design, implementation, hosting and maintenance of customized Web sites, for which the customers are billed on a fixed-price basis, consisting of an up-front fee and monthly fees. TMCS's failure to estimate accurately the resources and time required for providing such services, to manage client expectations effectively regarding the scope of services to be delivered for the estimated fees or to complete the services within budget, on time and to clients' satisfaction would expose TMCS to risks associated with cost overruns and customer dissatisfaction.

     The Markets In Which TMCS Sells Its Services Are Intensely Competitive And Its Business Would Be Adversely Affected If It Fails To Grow Its Market Share Or Otherwise Fails To Successfully Compete In These Markets

     The markets for local interactive content and services, the selling of live event tickets and related merchandise and TMCS's other services are highly competitive and diverse. CitySearch's primary competitors include Digital City, Inc., a company wholly owned by America Online, Inc. and Tribune Company, Microsoft Corporation (Sidewalk) and InfoSpace. CitySearch also competes with numerous search engines and other site aggregation companies, media, telecommunications and cable companies, Internet service providers and niche competitors which focus on a specific category or geography and compete with specific content offerings provided by TMCS. Furthermore, additional major media and other companies with financial and other resources greater than TMCS's may introduce new Internet products addressing the local interactive content and service market in the future.

     Ticketmaster Corp.'s and Ticketmaster Online's online services compete with event facilities and promoters that handle their own ticket sales and distribution through online and other distribution channels, live event automated ticketing companies with Web sites which may or may not currently offer online transactional capabilities and certain Web-based live event ticketing companies which only conduct business online. In certain specific geographic regions, including certain of the local markets in which CitySearch provides or intends to provide TMCS's local city guide service, one or more of Ticketmaster Corp.'s and TMCS's Ticketmaster Online service's competitors may serve as the primary ticketing service in the region. TMCS believes that its Ticketmaster Online service will experience significant difficulty in establishing a significant online presence in such regions and, as a result, any local city guide for such a region may be unable to provide significant ticketing capabilities. In addition, there can be no assurance that one or more of these regional automated ticketing companies will not expand into other regions or nationally, which could have a material adverse effect on TMCS's business, financial condition and results of operations. Furthermore, substantially all of the tickets sold through TMCS's Ticketmaster Online Web site are also sold by Ticketmaster Corp. by telephone and through independent retail outlets. These sales by Ticketmaster Corp. could have a material adverse effect on TMCS's online sales, and as a result, on its business, financial condition and results of operations.

     The online auction market is highly competitive. Currently, eBay.com dominates the online auction market, both in terms of number of users and value of goods auctioned. Search engine companies and other site aggregation companies also offer auction functionality to Web users. The online personals market is highly competitive and these services also compete directly with off line personal services such as weekly newspapers, magazines and direct mail and video dating services.

     TMCS believes that the principal competitive factors for all its services include:

  .  depth, quality and comprehensiveness of content;

  .  ease of use;

  .  distribution;

  .  search capability; and

  .  brand recognition.

     Many of TMCS's competitors have greater financial and marketing resources than it does and may have significant competitive advantages through other lines of business and existing business relationships. There can be no assurance that TMCS will be able to successfully compete against its current or future competitors or that competition will not have a material adverse effect on its business, financial condition and results of operations. Furthermore, as a strategic response to changes in the competitive environment, TMCS may make certain pricing, servicing or marketing decisions or enter into acquisitions or new ventures that could have a material adverse effect on its business, financial condition and results of operations.

     TMCS Needs To Successfully Introduce New Services To Grow Its Business

     TMCS expects to introduce new and expanded services in order to generate additional revenues, attract more businesses and consumers, and respond to competition. For example, TMCS recently introduced business Web sites containing new and enhanced functionality for its CitySearch business customers. TMCS also offers services facilitating the purchase of goods by consumers from CitySearch's business customers or others. A key element of TMCS's strategy is to technologically enable its city guides so that consumers and its business customers can buy and sell goods and services online through its city guides. TMCS has limited experience in building e-commerce functionality with its city guides. There can be no assurance that TMCS will be able to offer e-commerce or other new services in a cost-effective or timely manner or that its efforts would be successful. Furthermore, any new service launched by TMCS that is not favorably received by consumers could damage TMCS's reputation or its brand names. Expansion of TMCS's services in this manner would also require significant additional expenses and development and may strain its management, financial and operational resources. If TMCS does not generate revenues from expanded services sufficient to offset those costs, its business would suffer.

     TMCS Has Recently Experienced And Is Currently Experiencing Rapid Growth And Its Inability To Manage This Growth Could Harm Its Business

     TMCS's businesses have grown rapidly in recent periods. The growth of these businesses and expansion of TMCS's consumer bases have placed a significant strain on its management and operations. The growth of TMCS's businesses has resulted, and is expected in the future to result, in the growth in the number of its employees, in the establishment of offices in disparate regions of the country and in increased responsibility for both existing and new management personnel. In addition, this growth has and will put additional pressure on existing operational, financial and management information systems. TMCS's success will depend to a significant extent on the ability of its executive officers and other members of senior management to operate effectively, both independently and as a group. To manage TMCS's growth, it must continue to implement and improve operational, financial and management information systems and hire and train additional qualified personnel, including sales and marketing staff. There can be no assurance that TMCS will be able to manage recent or any future expansions successfully, and any failure by it to do so could have a material adverse effect on its business, financial condition and results of operations. There also can be no assurance that TMCS's CitySearch, CityAuction, Match.com or Ticketmaster Online services will be able to sustain the rate of expansion that each has experienced in the past.

     TMCS's Services Are Substantially Dependent On TMCS's Ability To Continue To Develop Compelling Content

     TMCS's success depends, in part, upon its ability to deliver compelling interactive content on its CitySearch service, such as local events information, recreation, business, shopping, professional services and news/sports/weather and online ticketing services. TMCS needs to develop this content in order to attract consumers with demographic characteristics valuable to CitySearch's business customers. TMCS's success also depends on its ability to develop and integrate compelling content with existing ticketing capabilities on its Ticketmaster Online Web site.

     There can be no assurance that TMCS will be successful in developing new content and services or enhancing CitySearch's existing local city guide service, or the Ticketmaster Online, CityAuction or Match.com services on a timely basis, or that such content and services will effectively address consumer requirements and achieve market acceptance. If TMCS, for technological or other reasons, is unable to develop and enhance its local interactive content and services in a manner compatible with emerging industry standards and that allows TMCS to attract, retain and expand a consumer base possessing demographic characteristics attractive to CitySearch's business customers, Ticketmaster Online's advertisers and sponsors, and CityAuction's and Match.com's users, TMCS's business, financial condition and results of operations would be materially and adversely affected.

     TMCS's Business Depends On The Increased Usage Of And The Stability Of The Internet

     The usage of the Internet for services such as those offered by TMCS will depend in significant part on continued rapid growth in the number of households and commercial, educational and government institutions with access to the Internet, in the level of usage by individuals and in the number and quality of products and services designed for use on the Internet. Because usage of the Internet as a source for information, products and services is a relatively recent phenomenon, it is difficult to predict whether the number of users drawn to the Internet will continue to increase and whether any significant market for usage of the Internet for such purposes will continue to develop and expand. There can be no assurance that Internet usage patterns will not decline as the novelty of the medium recedes or that the quality of products and services offered online will improve sufficiently to continue to support user interest. If the Internet fails to stimulate user interest and be accessible to a broad audience at moderate costs, the markets for TMCS's services would be jeopardized.

     Moreover, issues regarding the stability of the Internet's infrastructure remain unresolved. The rapid rise in the number of Internet users and increased transmission of audio, video, graphical and other multimedia content over the Internet has placed increasing strains on the Internet's communications and transmission infrastructures. Continuation of such trends could lead to significant deterioration in transmission speeds and reliability of the Internet and could reduce the usage of the Internet by businesses and individuals. In addition, to the extent that the Internet continues to experience significant growth in the number of users and level of use without corresponding increases and improvements in the Internet infrastructure, there can be no assurance that the Internet will be able to support the demands placed upon it by such continued growth. If the Internet fails to support an increasing number of users due to inadequate infrastructure or otherwise, the development of the Internet as a viable source of local interactive content and services would be severely limited, which could materially and adversely affect the acceptance of TMCS's services.

     TMCS's Plans To Expand Internationally Will Require It To Develop Localized Versions Of Its Sites And Address Other Risks Of Operating Internationally

     A key component of TMCS's strategy is to continue to expand its services into international markets. TMCS expects to expend significant financial and management resources to operate overseas and, with respect to the CitySearch service, create localized user interfaces through the launch of additional partner-led markets. TMCS believes Ticketmaster Corp. intends to continue to expand its operations outside of the United States, which will require additional resources from TMCS's Ticketmaster Online service to the extent it distributes tickets online in those markets. If the revenues generated by these international operations are insufficient to offset the expense of establishing and maintaining such operations, TMCS's business, financial condition and results of operations will be materially and adversely affected.

     To date, TMCS has limited experience in developing localized versions of its CitySearch online sites and marketing and distributing its products and services internationally. There can be no assurance that TMCS or its partners will be able to successfully market or sell TMCS's services in these international markets. In addition to the uncertainty as to TMCS's ability to expand its international presence, there are certain risks inherent in conducting business on an international level, such as:

  . unexpected changes in regulatory requirements, tariffs and other trade barriers;

  .  difficulties in staffing and managing foreign operations;

  .  political instability;

  .  currency rate fluctuations; and

  .  potentially adverse tax consequences.

     There can be no assurance that one or more of the foregoing factors will not have a material adverse effect on TMCS's current and future international operations and, consequently, on its business, financial condition and results of operations.

     TMCS's Business Relies On The Performance Of Its Systems and The Performance and Availability of Third Party Systems

     The satisfactory performance, reliability and availability of TMCS's city guides, online ticketing services, auction services, Internet personals services and its network infrastructures are critical to attracting Web users and maintaining relationships with business customers and consumers. System interruptions that result in the unavailability of sites or slower response times for consumers would reduce the number of business Web sites and advertisements purchased and reduce the attractiveness of TMCS's CitySearch local city guides, CityAuction and Match.com services, and Ticketmaster Online's online services to business customers and consumers. TMCS's services have experienced system interruptions in the past and TMCS believes that such interruptions will continue to occur from time to time in the future.

     Any substantial increase in traffic on TMCS's services will also require it to expand and adapt its network infrastructure. TMCS's inability to add additional software and hardware to accommodate increased traffic on its services may cause unanticipated system disruptions and result in slower response times.

     In addition, TMCS currently depends on a limited number of suppliers for certain key technologies used to roll out and manage its services, including Exodus Communications, Inc., which hosts the CitySearch city guides, and PSINet, which hosts the Ticketmaster Online service. There can be no assurance that TMCS will be able to expand its network infrastructure on a timely basis to meet increased demand or that key technology suppliers will continue to provide TMCS with products and services that meet its requirements. Any increase in system interruptions or slower response times resulting from the foregoing factors could have a material adverse effect on TMCS's business, financial condition and results of operations.

     TMCS's operations are vulnerable to interruption by fire, earthquake, power loss, telecommunications failure and other events beyond its control. Substantially all of its server equipment is currently located in California in areas that are susceptible to earthquakes. TMCS's business interruption insurance may not be sufficient to compensate it for losses that may occur and would not compensate it for the loss of consumer goodwill due to disruption of service.

     In addition, TMCS's Ticketmaster Online operations are substantially dependent upon services and infrastructure provided by Ticketmaster Corp. that enable Ticketmaster Online to access information on ticket and merchandise inventory, events and consumers maintained by Ticketmaster Corp. In addition, Ticketmaster Corp. has agreed to provide all order processing, payment processing and fulfillment services for tickets to live events and merchandise ordered through Ticketmaster Online pursuant to the terms and subject to the limitations of TMCS's license agreement. Any discontinuation or disruption of these services by Ticketmaster Corp. would be disruptive to the Ticketmaster Online business and would likely have a material adverse effect on TMCS's business, financial condition and results of operations.

     TMCS uses a custom-developed system for its Ticketmaster Online ticketing operations and certain aspects of transaction processing. Ticketmaster Online has experienced temporary system interruptions, which may continue to occur in the future from time to time. Any substantial increase in the volume of traffic on TMCS's online sites or the number of tickets purchased by consumers may require it to expand and upgrade further Ticketmaster Online technology, transaction- processing systems and network infrastructure.

     The Ticketmaster Online service has experienced, and TMCS expects to continue to experience, temporary capacity constraints due to sharply increased traffic for certain events, which may cause unanticipated system disruptions, slower response times and degradation in levels of service. In addition, to the extent TMCS experiences delays in processing ticketing confirmations and reporting accurate financial information, its operations would be adversely affected. There can be no assurance that TMCS's Ticketmaster Online service's transaction-processing systems and network infrastructure will be able to accommodate such increases in traffic in the future, or that TMCS will, in general, be able to accurately project the rate or timing of such increases or upgrade its systems and infrastructure to accommodate future traffic levels on its online sites. In addition, there can be no assurance that TMCS will be able to effectively upgrade and expand its Ticketmaster Online transaction-processing systems in a timely manner or to successfully integrate any newly developed or purchased components of its existing systems. Any inability to do so could have a material adverse effect on TMCS's business, financial condition and results of operations.

     Security Breaches Of TMCS's Network Systems Would Significantly Adversely Affect Its Business

     A fundamental requirement for online commerce and communications is the secure transmission of confidential information over public networks. TMCS relies on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information, such as consumers credit card numbers. In addition, TMCS maintains an extensive confidential database of consumer profiles and transaction information. There can be no assurance that advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments will not result in a compromise or breach of the methods used by us to protect consumer transaction and personal data contained in TMCS's database. If any such compromise of TMCS's security were to occur, it could have a material adverse effect on its reputation and on its business, operating results and financial condition. A party who is able to circumvent TMCS's security measures could misappropriate proprietary information or cause interruptions in its operations. TMCS may be required to expend significant capital and other resources to protect against security breaches or to alleviate problems caused by breaches.

     Concerns over the security of transactions conducted on the Internet and commercial online services and the privacy of users may also inhibit the growth of the Web and online services as a means of conducting commercial transactions. To the extent that TMCS's activities or those of third-party contractors involve the storage and transmission of proprietary information, such as credit card numbers or other personal information, security breaches could expose us to a risk of loss or litigation and possible liability. In addition, TMCS may suffer losses as a result of orders placed with fraudulent credit card data, even though the consumer's payment for such orders has been authorized by the associated financial institution. Under current credit card practices, a merchant is liable for fraudulent credit card transactions where, as is the case with the transactions processed by TMCS, no cardholder signature is obtained. There can be no assurance that TMCS will not suffer significant losses as a result of fraudulent use of credit card data in the future, which could have a material adverse effect on TMCS's business, financial condition and results of operations.

     TMCS's Business Will Suffer If It Is Unable To Adapt To The Rapid Technological Changes That Characterize The Internet And The Online Commerce Industry

     The Internet and the online commerce industry are characterized by the following:

  .  rapid technological change;

  .  changes in user and customer requirements and preferences;

  .  frequent new product and service introductions embodying new technologies;
     and

  . the emergence of new industry standards and practices that could render TMCS's existing online sites and proprietary technology and systems obsolete.

     The emerging nature of these products and services and their rapid evolution will require that TMCS continually improve the performance, features and reliability of its online services, particularly in response to competitive offerings. TMCS's success will depend, in part, upon its ability:

  .  to enhance its existing services;

  . to develop new services and technologies that address the increasingly sophisticated and varied needs of its prospective customers; and

  . to respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

     The development of online sites and other proprietary technology entails significant technical and business risks and requires substantial expenditures and lead time. There can be no assurance that TMCS will

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

successfully use new technologies effectively or adapt its online sites, proprietary technology and transaction-processing systems to customer requirements or emerging industry standards. If TMCS is unable, for technical, legal, financial or other reasons, to adapt in a timely manner in response to changing market conditions or customer requirements, its business, operating results and financial condition could be materially adversely affected.

     If TMCS's Internal Systems, Or The Internal Systems Of Its Suppliers, Are Not Year 2000 Compliant, TMCS's Business Could Be Seriously Disrupted

     The widespread use of computer programs that rely on two-digit dates to perform computation and decision-making functions may cause computer systems, including systems and software used by TMCS and its Internet services, to malfunction prior to or in the year 2000 and lead to significant business delays and disruptions in its business and operations in the United States and internationally. TMCS has developed a plan to minimize the impact of this year 2000 issue. Pursuant to the plan, TMCS has established a Year 2000 Committee consisting of senior managers from relevant functional areas. The Year 2000 Committee has reviewed all areas of TMCS's business and operations that may be affected and has assigned responsibility for each area to individuals knowledgeable about their respective areas. TMCS concluded its initial assessment in the fourth quarter of 1998 and has commenced the implementation of remediation necessary to achieve compliance. TMCS estimates that the dollar cost of year 2000 compliance is approximately $200,000. However, TMCS has not yet completed its comprehensive assessment of remediation costs and actual costs could materially differ.

     Several systems provided by third parties are required for the operation of TMCS's services, any of which may contain software code that is not year 2000 compliant. These systems include:

  .  server software used to operate its network servers;

  .  software controlling routers;

  .  switches and other components of its data network;

  .  disk management software used to control its data disk arrays;

  .  firewall, security, monitoring and back-up software used by TMCS; and

  .  desktop PC applications software.

     In most cases, TMCS employs widely available software applications and other products from leading third party vendors, and expects that such vendors will provide any required upgrades or modifications in a timely fashion. However, any failure of third party suppliers to provide year 2000 compliant versions of the products used by TMCS could result in a temporary disruption of TMCS's services or otherwise disrupt its operations. In addition, TMCS intends to provide its partners which host their own city guides using software that TMCS has provided to them with software upgrades to make their hosted city guides year 2000 compliant. In addition, TMCS's partners may operate their city guide sites in proximity to other applications that may not be year 2000 compliant. While TMCS intends to assign an individual to coordinate each partner's compliance efforts to ensure uninterrupted operations, its has limited ability to influence decisions by its partners. TMCS's partner's inability or unwillingness to timely install its year 2000 upgrades to their hosted city guide sites or noncompliant systems that adjoin partners' city guide applications could result in interruption or disruption of its city guide service, which in turn could reduce royalties or other amounts due to TMCS. There can be no assurance that TMCS, its third party suppliers or its partners will be year 2000 compliant at the end of the millennium. Failure to achieve compliance could result in complete

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

failure or inaccessibility of TMCS's or its partners' services, and could adversely affect TMCS's business, financial condition and results of operations.

     Year 2000 compliance problems could also undermine the general infrastructure necessary to support TMCS's operations. For instance, TMCS depends on third party Internet service providers for connectivity to the Internet. Any interruption of service from TMCS's Internet service providers could result in a temporary interruption of TMCS's services. Moreover, the effects of year 2000 compliance deficiencies on the integrity and stability of the Internet are difficult to predict. A significant disruption in the ability of businesses and consumers to reliably access the Internet or portions of it would have an adverse effect on demand for TMCS's services and adversely impact its business, financial condition and results of operations.

     Information Displayed On Or Accessed From TMCS's Web Sites May Subject It To Liability

     TMCS may face potential liability for defamation, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials that appear on the CitySearch, CityAuction, Match.com or Ticketmaster Online sites or on sites operated by TMCS's partners. These claims have been brought, and sometimes successfully pressed, against online services. Although TMCS intends to maintain its general liability insurance at current levels, its insurance may not cover claims of these types or may not be adequate to indemnify TMCS for any liability that may be imposed. Any imposition of liability, particularly liability that is not covered by insurance or is in excess of insurance coverage, could have a material adverse effect on TMCS's reputation and its business, financial conditions and results of operations.

     TMCS's Business Will Be Adversely Affected If It Is Unable To Protect TMCS's Intellectual Property Rights From Third Party Challenges Or If It Is Subject To Litigation

     TMCS regards its copyrights, service marks, trademarks, trade dress, trade secrets, proprietary software and similar intellectual property as critical to its success, and relies on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with employees, customers, partners and others to protect its proprietary rights. TMCS does not hold any patents. TMCS pursues the registration of certain of its key trademarks and service marks in the United States and internationally. Effective trademark, service mark, copyright and trade secret protection may not be available or sought by TMCS in every country in which TMCS's products and services are made available online.

     TMCS has licensed in the past, and expect to license in the future, certain proprietary rights, such as trademarks or copyrighted material, to third parties. In addition, TMCS has licensed in the past, and expects that it may license in the future, certain content, including trademarks and copyrighted material, from third parties. While TMCS attempts to ensure that the quality of its brands is maintained by such licensees, there can be no assurance that such licensees will not take actions that might materially adversely affect the value of its proprietary rights or reputation, which could have a material adverse effect on TMCS's business, financial condition and results of operations.

     There can be no assurance that the steps taken by TMCS to protect its proprietary rights will be adequate or that third parties will not infringe or misappropriate its copyrights, trademarks, trade dress and similar proprietary rights. In addition, there can be no assurance that other parties will not assert infringement claims, including patent infringement claims, against TMCS.

     TMCS licenses the trademark "CitySearch" from a third party, and there can be no assurance that TMCS will be able to continue to license the trademark on terms acceptable to TMCS.

     TMCS licenses the trademark "Ticketmaster" and related trademarks from Ticketmaster Corp. pursuant to TMCS's license agreement with Ticketmaster Corp. TMCS may be subject to legal proceedings

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

and claims of alleged infringement of the trademarks and other intellectual property rights of third parties by TMCS and its licensees. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources which could result in a material adverse effect on TMCS's business, financial condition and results of operations. TMCS is dependent upon Ticketmaster Corp. to maintain and assert its rights to the trademarks and defend infringement claims, if any.

     If TMCS Fails To Comply With The Laws And Regulations That Govern Its Services, Its Business Could Be Adversely Affected

     TMCS is subject to regulations applicable to businesses generally and laws or regulations directly applicable to access to online commerce. Although there are currently few laws and regulations directly applicable to the Internet and commercial online services, it is possible that a number of laws and regulations may be adopted with respect to the Internet or commercial online services covering issues such as:

  .  user privacy;

  .  pricing;

  .  content; taxation;

  .  copyrights;

  .  distribution;

  .  antitrust; and

  .  characteristics and quality of products and services.

     Furthermore, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. The adoption of any additional laws or regulations may decrease the growth of the Internet or commercial online services, which could, in turn, decrease the demand for TMCS's products and services and increase its cost of doing business, or otherwise have a material adverse effect on its business, financial condition and results of operations. Moreover, the applicability to the Internet and commercial online services of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve. For example, tax authorities in a number of states are currently reviewing the appropriate tax treatment of companies engaged in online commerce, and new state tax regulations may subject TMCS to additional state sales and income taxes. Any such new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to TMCS's business, or the application of existing laws and regulations to the Internet and commercial online services could have a material adverse effect on TMCS's business, financial condition and results of operations.

     TMCS's Ticketmaster Online service is regulated by certain state and local regulations, including, but not limited to, a law in Georgia that establishes maximum convenience charges on tickets for certain sporting events. Other legislation that could affect the way TMCS's Ticketmaster Online service does business, including bills that would regulate the amount of convenience charges and handling charges, are introduced from time to time in federal, state and local legislative bodies. TMCS is unable to predict whether any such bills will be adopted and, if so, whether such legislation would have a material effect on its business, financial condition and results of operations.

     TMCS And Ticketmaster Corp. May Be Subject To Governmental Investigations And Litigations

     From time to time, federal, state and local authorities have conducted investigations or inquiries with respect to Ticketmaster Corp.'s compliance with antitrust, unfair business practice and other laws. In 1995 the Antitrust Division of the Department of Justice concluded such an investigation with no enforcement action being taken against Ticketmaster Corp. In 1995 the Antitrust Division of the Department of Justice concluded such an investigation with no enforcement action being taken against Ticketmaster Corp. Recently, Ticketmaster has received inquiries from the Federal Trade
Commission and the California Department of Justice regarding the distribution of information with respect to consumer purchases. Ticketmaster believes that it has not taken any improper action in this regard. In addition, TMCS is a party to various legal proceedings involving commercial disputes and intellectual property issues arising in the ordinary course of business.
While the outcomes of these proceedings are uncertain, TMCS does not currently expect that they will have a material adverse effect on its business, financial; condition or results of operations. In addition, TMCS is a party to various legal proceedings involving commercial disputes and intellectual property issues arising in the ordinary course of business. While the outcomes of these proceedings are uncertain, TMCS does not currently expect that they will have a material adverse effect on its business, financial condition or results of operations.

     During 1994, Ticketmaster Corp. was named as a defendant in 16 federal class action lawsuits filed in United States District Courts purportedly on behalf of consumers who were alleged to have purchased tickets to various events through Ticketmaster Corp. These lawsuits alleged that Ticketmaster Corp.'s activities violated antitrust laws. On December 7, 1994, the Judicial Panel on Multidistrict Litigation transferred all of the lawsuits to the United States District Court for the Eastern District of Missouri for coordinated and consolidated pretrial proceedings. After an amended and consolidated complaint was filed by the plaintiffs, Ticketmaster Corp. filed a motion to dismiss and, on May 31, 1996, the District Court granted that motion ruling that the plaintiffs had failed to state a claim upon which relief could be granted. On April 10, 1998, the United States Court of Appeals for the Eighth Circuit issued an opinion affirming the district court's ruling that the plaintiffs lack standing to pursue their claims for damages under the antitrust laws and held that the plaintiffs' status as indirect purchasers of Ticketmaster Corp.'s services did not bar them from seeking equitable relief against Ticketmaster Corp. Discovery on the plaintiffs' remanded claim for equitable relief is ongoing in the District Court and a trial date of July 17, 2000 has been set. On July 9, 1998, the plaintiffs filed a petition for writ of certiorari to the United States Supreme Court seeking review of the decision dismissing their damage claims. Plaintiff's petition for writ of certiorari in the United States Supreme Court was denied on January 19, 1999.

     Ticketmaster Corp. has stated that the court's affirmance of the decision prohibiting plaintiffs from obtaining monetary damages against Ticketmaster Corp. eliminates the substantial portion of plaintiffs' claims. With respect to injunctive relief, the Antitrust Division of the United States Department of Justice had previously investigated Ticketmaster Corp. for in excess of 15 months and closed its investigation with no suggestion of any form of injunctive relief or modification of the manner in which Ticketmaster Corp. does business.

     In March 1995, MovieFone, Inc. and The Teleticketing Company, L.P. filed a complaint against Ticketmaster Corp. in the United States District Court for the Southern District of New York. Plaintiffs allege that they are in the business of providing movie information and teleticketing services, and that they are parties to a contract with Pacer Cats Corporation, a wholly owned subsidiary of Wembley plc, or the Pacer Cats, to provide teleticketing services to movie theaters. Plaintiffs also allege that, together with Pacer Cats, they had planned to begin selling tickets to live entertainment events, and that Ticketmaster Corp., by its conduct, frustrated and prevented plaintiffs' ability to do so. Plaintiffs further allege that Ticketmaster Corp. has interfered with and caused Pacer Cats to breach its contract with plaintiffs. The complaint asserts that Ticketmaster Corp.'s actions violate Section 7 of the Clayton Act and Sections 1 and 2 of the Sherman Act, and that Ticketmaster Corp. tortiously interfered with contractual and prospective business relationships and seeks monetary and injunctive relief based on such allegations. Ticketmaster Corp. filed a motion to dismiss. The court heard oral argument on September 26, 1995. In March 1997, prior to the rendering of any decision by the court on Ticketmaster Corp.'s motion to dismiss, Ticketmaster Corp. received an amended complaint in which the plaintiffs assert essentially the same claims as in the prior complaint but have added a RICO claim and tort claims. Ticketmaster Corp. filed a motion to dismiss the amended complaint in April 1997, which is still pending. Some of the claims in this litigation are similar to claims that were the subject of an arbitration award in which MovieFone was a claimant and Pacer Cats a respondent. Among other things, the award included damages from Pacer Cats to MovieFone of approximately $22.75 million before interest and an injunction against some entities, which may include affiliates of Ticketmaster Corp., restricting or prohibiting their activity with respect to aspects of the movie teleticketing business for a specified period of time. Neither USAi, Ticketmaster Corp., nor any entity owned or controlled by Ticketmaster Corp., were parties to the arbitration. In May 1998, MovieFone filed a petition in New York state court to hold an entity affiliated with Ticketmaster Corp. in contempt of the injunction provision of the arbitration award on the grounds that such entity is a successor or assignee of, or otherwise acted in concert with, Pacer Cats. In November 1998, the court ruled that the Ticketmaster Corp. affiliate is bound by the arbitrators' findings that it is the successor to Pacer Cats and, as such, liable for breaches committed by Pacer Cats and subject to the terms of the arbitration award's injunction. The court further found that the Ticketmaster Corp. affiliate had violated the injunction and awarded MovieFone $1.38 million for losses it incurred as a result of such violations. The Ticketmaster Corp. affiliate has filed a notice of appeal of the court's decision, including to seek reversal of the ruling regarding successor liability and violations of the injunction and, on May 17, 1999, it posted a bond to stay enforcement of the damage award for violations of the injunction. On July 9, 1999, the Ticketmaster Corp. affiliate filed a motion for a declaratory judgment that it is not in violation of the injunction, by respecting the rights and refusing to interfere with the operation of American Movie Cinemas, Inc., a third party that is the owner of certain teleticketing software currently maintained by the Ticketmaster Corp. affiliate. On July 20, 1999, MovieFone filed a cross-motion for further contempt sanctions requesting that the court hold the Ticketmaster Corp. affiliate in contempt and award damages based upon MovieFone's allegation that such affiliate is in violation of the injunction. The Ticketmaster Corp. affiliate denies that it is in violation of the injunction. The court has set a hearing for September 13, 1999.

     There can be no assurance that TMCS, Ticketmaster Online or Ticketmaster Corp. or TMCS's affiliates will not become the subject of future governmental investigations or inquiries or be named as a defendant in claims alleging violations of federal or state antitrust laws or any other laws. Any adverse outcome in such litigation, investigation or proceeding against TMCS, Ticketmaster Online or Ticketmaster Corp. or TMCS's affiliates could limit or prevent Ticketmaster Online from engaging in its online ticketing business or subject TMCS to potential damage assessments, all of which could have a material adverse effect on TMCS's business, financial condition or results of operations. Regardless of its merit, source or outcome, any such litigation, investigation or proceeding would at a minimum be costly and could divert the efforts of TMCS's management and other personnel from productive tasks, which could have a material adverse effect on TMCS's business, financial condition or results of operations.

     Any Acquisitions That TMCS Undertakes Could Be Difficult To Integrate, Disrupt Its Business, Dilute Stockholder Value And Adversely Affect Its Operating Results

     As part of TMCS's business strategy, it intends to make acquisitions of or significant investments in, complementary companies, products or technologies. For example, TMCS recently completed its acquisitions of CityAuction and Match.com and anticipates that it will close its acquisition of Web Media. These acquisitions and any future acquisitions are and will be accompanied by the risks commonly encountered in acquisitions of companies. These risks include, among other things:

   . the difficulty of assimilating the operations and personnel of the acquired companies;

   .  the potential disruption of TMCS's ongoing business;

   . the diversion of resources from TMCS's existing businesses, sites and technologies;

   . the inability of management to maximize TMCS's financial and strategic position through the successful incorporation of the acquired technology into its products and services;

   . additional expense associated with amortization of acquired intangible assets;

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

   .  the maintenance of uniform standards, controls, procedures and policies;
      and

   . the impairment of relationships with employees and customers as a result of any integration of new management personnel.

     There can be no assurance that TMCS would be successful in overcoming these risks or any other problems encountered with such acquisitions. TMCS's inability to overcome such risks could dilute its stockholder value and materially adversely affect its operating results.

     TMCS's Business Will Be Adversely Affected If It Does Not Maintain The Value Of Its Domain Names

     TMCS currently holds and licenses various Web domain names relating to its brand, including the "citysearch.com", "cityauction.com", "match.com" and "ticketmaster.com" domain names. The acquisition and maintenance of domain names generally is regulated by governmental agencies and their designees. The regulation of domain names in the United States and in foreign countries is subject to change. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, there can be no assurance that TMCS will be able to acquire or maintain relevant domain names in all countries in which it conducts business. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. TMCS, therefore, may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of TMCS's trademarks and other proprietary rights. Any such inability could have a material adverse effect on TMCS's business, financial condition and results of operations.

     TMCS Is Subject To Anti-Takeover Provisions That May Affect The Price Of Its Stock

     TMCS's Restated Certificate of Incorporation and Restated Bylaws and Delaware General Corporation Law Section 203 contain provisions that may render more difficult, or have the effect of discouraging, unsolicited takeover bids from third parties or the removal of TMCS's incumbent management. These provisions include the right of the holders of the Class A Common Stock to 15 votes per share, versus one vote per share for the holders of Class B Common Stock and provide that the stockholders may not call special meetings. In addition, TMCS's Restated Certificate of Incorporation authorizes the Board of Directors to issue, without stockholder approval, 2,000,000 shares of preferred stock, par value $.01 per share, with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of TMCS's Common Stock. Although TMCS has no current plans to issue any shares of Preferred Stock, the issuance of Preferred Stock or rights to purchase Preferred Stock could render more difficult, or have the effect of discouraging, unsolicited takeover bids from third parties or the removal of incumbent management, or otherwise adversely affect the market price for the Class B Common Stock. Although such provisions do not have a substantial practical significance to investors while USAi, through its ownership of Class A Common Stock, is in a position to effectively control all matters affecting TMCS, such provisions could have the effect of depriving stockholders of an opportunity to sell their shares at a premium over prevailing market prices should USAi no longer be in such control.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This proxy statement/prospectus contains forward-looking statements that relate to future events or TMCS's and Web Media's future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "intend," "potential," or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions. Although TMCS believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. TMCS's and Web Media's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including the risks outlined under "Risk Factors" and elsewhere in this proxy statement/prospectus.

                              THE WEB MEDIA MEETING

Date, Time, Place and Purpose of the Meeting

     The special meeting of Unitholders of Web Media will be held at __ a.m., Central Time, on _____, 1999 at its headquarters located at 5307 East Mockingbird Lane, Suite 102, Dallas Texas. At the meeting, Unitholders at the close of business on ______ ____, 1999 will be asked to approve and adopt the Agreement and Plan of Reorganization, or the merger agreement, and approve the merger.

     The merger agreement is attached to this proxy statement/prospectus as Annex A. See the sections entitled "The Merger" on page __ and "The Merger Agreement" on page __.

Record Date and Outstanding Units

     Only holders of Web Media's Units at the close of business on the record date are entitled to notice of and to vote at the meeting. As of the close of business on the record date, there were 3,000,000 Web Media Units outstanding and entitled to vote, held of record by three Members. Each member is entitled to one vote for each Web Media Unit held as of the record date.

Vote Required

     The affirmative vote of 56.7% of the outstanding membership Units of Web Media is required to approve the merger agreement and the merger.

Unit Ownership of Management and Certain Members

     On the record date, Member-Managers, executive officers and affiliates of Web Media as a group beneficially owned 3,000,000 Web Media Units, or 100% of the outstanding Units on that date. Member-Managers, executive officers and their affiliates beneficially owning 2,000,000 Web Media Units, or 66 2/3% of the outstanding Units on the record date, have agreed to vote their Units in favor of the merger.

Quorum

     The required quorum for the transaction of business at the meeting is a majority of the Membership Units outstanding on the record date.

Abstentions; Broker Non-Votes

     Abstentions will be included in determining the number of membership units present and voting at the meeting and will have the same effect as votes against the merger. Broker non-votes will have the same effect as votes against the merger.

Voting of Proxies

     The proxy accompanying this proxy statement/prospectus is solicited on behalf of the Web Media Member-Managers for use at the meeting. You are requested to complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope or otherwise mail it to Web Media. All properly signed proxies received by Web Media prior to the vote at the meeting that are not revoked will be voted at the meeting according to the instructions indicated on the proxies or, if no direction is indicated, to approve the merger.

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

How to Revoke your Proxy

          You may revoke your proxy at any time before it is exercised at the meeting, by taking any of the following actions:

 . delivering to the secretary of Web Media, by any means, including facsimile, a written notice, bearing a date later than the date of the proxy, stating that the proxy is revoked,

 . signing and so delivering a proxy relating to the same Units and bearing a later date prior to the vote at the meeting, or

 . attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy.

No Appraisal Rights

          Web Media Unitholders are not entitled to dissenters' rights or appraisal rights with respect to the merger.

          Web Media Unitholders should not send any certificates representing Web Media Units. Following the effective time of the merger, Web Media Unitholders will receive instructions for the surrender and exchange of such certificates.

                                  THE MERGER

          The following is a brief summary of some of the aspects of the merger that is qualified in its entirety by reference to the Agreement and Plan of Reorganization, or merger agreement, a copy of which is attached to this proxy statement/prospectus as Appendix A and is incorporated in this proxy statement/prospectus by reference. We urge you to read the merger agreement carefully.

Background of the Merger

          During a meeting held in January 1999, the Web Media Member-Managers met and determined that Web Media should engage Donaldson Lufkin Jenrette Securities Corp., or DLJ, to assist Web Media in a review of strategic alternatives, including a sale of all or a part of the business, due to the facts that (1) the Members wanted liquidity, (2) the industry was experiencing a trend of consolidation, and (3) the Members believed that the business could thrive with increased access to capital.

     On January 12, 1999, Web Media engaged DLJ to act as its exclusive financial advisor with respect to the sale, merger or consolidation of, or any other business combination involving, all or a majority of the assets or the issued and outstanding Units of Web Media. From February 1999 to March 1999, DLJ contacted approximately 50 companies or private equity firms to determine the extent of any interest in Web Media's business.

     On March 29, 1999, Web Media received a letter from TMCS requesting additional information with which to evaluate a transaction involving Web Media. TMCS executives indicated that based on the preliminary information provided, TMCS anticipated a favorable bid involving TMCS Class B Common Stock. Web Media management then met with TMCS executives on April 9, 1999, to present Web Media's business and operations. On April 20, 1999, Web Media received a letter from TMCS requesting an exclusive right to negotiate a transaction with Web Media.

     On May 3, 1999, the Member-Managers met to discuss the various proposals that had been presented to Web Media. The Member-Managers unanimously determined it to be in the best interests of Web Media to pursue the TMCS proposal due to the proposed value of the TMCS acquisition and strategic fit of the two companies. That same day, TMCS and Web Media signed a preliminary term sheet including a 30-day exclusivity period during which the parties were only permitted to negotiate a transaction with each other.

     On or about May 26, 1999, Web Media and TMCS began drafting definitive agreements. The next day, the president of Web Media, David Kennedy, and the Chief Executive Officer of TMCS, Charles Conn, began to negotiate certain issues raised during the preparation of the definitive agreements. However, the parties were unable to come to certain agreements. Therefore, the Member-Managers, during a meeting held on May 27, 1999, voted to decline the TMCS offer. David Kennedy notified TMCS of Web Media's decision.

     On June 1, 1999, the Member-Managers met with representatives from DLJ to discuss alternative structures for a transaction involving TMCS. After the Member-Managers had agreed upon a new proposal, DLJ sent a letter to the Chief Financial Officer of TMCS outlining the new proposal. TMCS agreed to the structure outlined in the proposal.

     On June 5, 1999 the Member-Managers met by telephonic conference call to discuss the proposal and unanimously voted to invite the TMCS acquisition team to Dallas to draft the definitive documents and close the acquisition. From June 5, 1999, to June 9, 1999, the parties negotiated the final terms of the transaction and drafted the final agreements.

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

     On June 9, 1999, the Member-Managers met for the purpose of reviewing the Agreement and Plan of Reorganization pursuant to which TMCS would acquire Web Media. The Member-Managers voted to pursue the acquisition and execute the necessary documentation. The next day, the documentation was executed and Web Media and TMCS issued a press release disclosing the transaction.

General Information about the Merger

          When the merger is completed, a wholly-owned subsidiary of TMCS (Sub) will be merged with and into Web Media, with Web Media as the surviving limited liability company in the merger. By merging Sub with Web Media, Web Media's organizational documents will be the organizational documents of the surviving entity. If the merger agreement is approved and the merger is completed, each Unit of Web Media outstanding immediately prior to the merger will be automatically converted into and exchanged for the right to receive shares of TMCS Class B Common Stock as described below.

Effective Time

          TMCS and Web Media anticipate completing the merger as promptly as possible after the approval of the merger agreement by Web Media Unitholders and when all of the conditions contained in the merger agreement are satisfied or waived.

Purchase Price and Exchange of Units

          Purchase Price. The aggregate purchase price to be paid by TMCS in the merger for all outstanding Units of Web Media will be equal to $40,650,000, provided that accrued but not deferred revenues for calendar year 1999, determined in accordance with generally accepted accounting principles, equal $9 million. If the accrued revenues are more than $9 million, then the purchase price shall be $40,650,000 plus an amount equal to $4.065 for each $1 in accrued revenues above $9 million. If the accrued revenues are less than $9 million, then the purchase price shall be $40,650,000 minus an amount equal to $4.065 for each $1 in accrued revenues below $9 million. In no event shall the purchase price be less than $36,585,000 nor greater than $44,715,000. The final determination of the purchase price shall be based upon an audit of Web Media's 1999 financial statements to be performed by the independent accounting firm of Ernst & Young, LLP. TMCS and the Web Media Members have agreed to use their best efforts and to cooperate fully with the auditors to complete the audit by March 1, 2000. The amount of the Web Media's accrued revenues as set forth in the audited financial statements shall be final and non-appealable for purposes of calculating the purchase price.

          Purchase Price Payments. The purchase price shall be payable by TMCS to the Web Media Unitholders in shares of TMCS Class B Common Stock as follows:

     . At the closing of the merger, TMCS shall deliver a number of shares of TMCS Class B Common Stock equal to $30.0 million divided by the Value of the Class B Common Stock; provided, however, that in no event shall the total shares of TMCS Class B Common Stock to be delivered at the closing be more than 1,442,308 shares or less than 961,539 shares. The Value of the TMCS Class B Common Stock with respect to the payments due on the closing date and each subsequent payment date as described below shall be equal to the average closing price per share of TMCS Class B Common Stock on the Nasdaq National Market (or other national securities exchange) over the five consecutive trading days ending on the trading day two days preceding the closing date or the respective payment date.

     . Subsequent installments of the purchase price shall be paid as follows:

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

          On the dates that are 90 days and 180 days after the closing, TMCS shall deliver a number of shares of TMCS Class B Common Stock equal to $2,195,000 divided by the Value of the Class B Common Stock; provided, however, that in no event shall the total shares of TMCS Class B Common Stock to be delivered on either date be more than 168,847 shares or less than 56,283 shares.

          On the date that is the later of 270 days after the closing or the date Web Media's 1999 audit is completed, TMCS shall deliver a number of shares of TMCS Class B Common Stock equal to the Remaining Purchase Price as defined in the next sentence, divided by the Value of the Class B Common Stock; provided, however, that in no event shall the Value of the Class B Common Stock used for this purpose be more than $39 per share or less than $13 per share. The term "Remaining Purchase Price" means the purchase price determined as pursuant to the paragraph entitled "Purchase Price" above minus $34,390,000.

          TMCS may, at its election, pay cash instead of Class B Common Stock at any payment date.

The Merger Agreement

          The following is a summary that highlights some of the significant provisions of the merger agreement. You may read the merger agreement, which is attached to this proxy statement/prospectus as Annex A for more detail. We encourage you to read the merger agreement in its entirety.

          Representations and Warranties of Web Media. The merger agreement contains representations and warranties made by Web Media relating to, among other things,

     .    the proper organization of the company and similar corporate matters;

     .    the capital structure of the company;

     . the authorization, performance and enforceability of the merger agreement;

     . the absence of violations of the company's governing instruments and applicable laws and agreements, governmental filings, authorizations and consents required to complete the merger;

     .    compliance with applicable laws;

     .    claims and litigation;

     . employment matters, including employee benefit plans and ERISA matters;

     .    taxes and tax matters;

     . the absence of material adverse changes and events relating to the business and properties of the company;

     .    compliance with applicable environmental laws and regulations;

     .    the absence of undisclosed liabilities;

     . interests in property, including real property and intellectual property;

     .    transactions with management and affiliates;

     .    the absence of illegal payments;

     .    that Web Media disclosures in the merger agreement are not misleading;

     .    material contracts;

     .    the vote requirements for Web Media;

     .    the financial statements, including accounts receivable; and

     .    year 2000 compliance.

          Representations and Warranties of TMCS and Sub. The merger agreement contains representations and warranties made by TMCS and Sub relating to, among other things,

     .    the proper organization of TMCS and Sub and similar corporate matters;

     .    the capital structure of TMCS and the issuance of the common stock;

     . the authorization, performance and enforceability of the merger agreement;

     .    the furnishing of true and correct copies of TMCS's SEC filings;

     . the absence of material adverse changes and events relating to the business of the companies; and

     . TMCS's disclosures and information to be included in the registration statement to be filed in connection with the merger.

          Covenants of Web Media. Web Media has made covenants or promises in the merger agreement. These include covenants that it will:

     .    operate its businesses in the usual and ordinary course;

     . preserve its business organization intact, maintain rights and franchises, retain the services of its officers and key employees and maintain relationships with customers and suppliers;

     . promptly notify TMCS of any event or occurrence not in the ordinary course of business;

     . file all tax returns required to be filed on or before the closing of the merger; and

     . give TMCS and its attorneys and other representatives access at all reasonable times to the company's records.

          Negative Covenants of Web Media. Web Media has also agreed that it will not, among other things:

     . increase the compensation payable or pay bonuses to any directors or employees, other than as expressly permitted in the merger agreement;

     .    establish, adopt or amend any employee benefit plan or arrangement;

     . declare or pay any dividend on its Units or other equity interests, other than as expressly permitted in the merger agreement;

     .    split, combine or reclassify any of its Units;

     . issue any Units, any securities convertible into or exercisable or exchangeable for any Units, or any rights, warrants or options to acquire any Units;

     . take action with respect to its business, including its assets and liabilities, except as consistent with past practice and in the ordinary course of the company's business;

     .    enter into, violate or modify any material contracts;

     .    amend or modify its organizational documents;

     .    modify any of its significant tax elections;

     . initiate or participate in any merger, consolidation, purchase of assets, purchase of shares of capital stock or other material acquisition of a business; or

     .    agree in writing to take any of the above actions.

     No Solicitation by Web Media. During the term of the merger agreement, Web Media has agreed that it will not initiate, solicit or encourage or enter into discussions or negotiate with any person or entity regarding the possible acquisition of Web Media, whether by way of merger, purchase of Units, purchase of assets or otherwise, or any portion of its Units or assets.

     Additional Agreements. In connection with the merger, each of the Web Media Unitholders will be required to execute non-competition agreements and affiliate agreements. See "Related Agreements."

     The parties have also agreed, prior to the closing of the merger, to enter into an escrow agreement with a mutually acceptable commercial bank. An escrow account will be established to hold a portion of the purchase price for the benefit of TMCS in the event TMCS is entitled to indemnification under the merger agreement. Payments shall be made into the escrow account as follows:

     . The entire number of shares of TMCS Class B Common Stock distributed on the second payment date after the closing will be deposited into the escrow. However, the maximum value of the shares to be deposited in the escrow shall not exceed $4,065,000.

     . The TMCS shares distributed on the last payment date shall also be deposited in the escrow account, but only to the extent that the total value of the shares in the escrow will not exceed $4,065,000.

     . TMCS shall also be entitled to cause future payment obligations under the merger agreement to be made into escrow to the extent it in good faith determines that such an indemnification amount may be owed to it in excess of the amount then held in escrow.

     Except with respect to any pending claims TMCS may have with respect to the amount held in escrow, the amount shall be released to the Unitholders on the first anniversary on the closing of the merger.

     Conditions to the Merger. Completion of the merger is subject to a number of conditions, including:

     . the approval of the merger agreement by the affirmative vote of the holders of 56.7% of the outstanding Web Media Units;

     . the registration statement with respect to the TMCS Class B Common Stock to be issued in connection with the merger shall have been declared effective by the SEC;

     . approval by the NASDAQ of the listing of the common stock to be issued in the merger;
     .    receipt of necessary consents;

     .    receipt of customary legal opinions;

     . the absence of third party actions that would prohibit or restrict the completion of the merger or would have a material adverse effect on either Web Media or TMCS;

     .    the resignations of the Member-Managers of Web Media;

     . the execution by certain employees of Web Media of proprietary information agreements; and

     .    other customary closing conditions.

     There can be no assurance as to when and if the conditions to completion of the merger will be satisfied or, where permissible, waived, or that the merger will be completed. Holders of 66 % of the outstanding Web Media Units have agreed to vote in favor of the merger agreement and the merger.

     Amendment of Merger Agreement. The parties may modify or amend the merger agreement by written agreement prior to the completion of the merger, subject to the provisions of applicable law.

     Waiver and Termination. The merger agreement permits the parties to waive any of the conditions to the merger that are in favor of that party.

     The merger agreement is subject to termination by one or more of the parties at any time prior to the effective time if, among other things:

     . the registration statement registering the TMCS Class B Common Stock to be issued in connection with the merger has not been declared effective by the SEC by September 30, 1999;

     .    the parties do not complete the merger by October 31, 1999;

     .    either TMCS or Web Media materially breaches the merger agreement;

     .    an injunction prevents the merger;

     . an order, rule or regulation prevents TMCS from operating Web Media's business;

     . the value of the TMCS Class B Common Stock falls below $20.80 per share; or

     .    TMCS and Web Media mutually agree to terminate the merger.

          Listing. TMCS will use all reasonable efforts to cause the Class B Common Stock to be issued in the merger to be approved for listing and quotation on the NASDAQ prior to the completion of the merger. This listing is also a condition to completion of the merger. TMCS anticipates that it will file a listing application with the NASDAQ relating to the issuance by TMCS of its Class B Common Stock prior to the closing of the merger.

          Registration Statement. Both Web Media and TMCS have made agreements relating to the filing of the Registration Statement of which this proxy statement/prospectus forms a part and the accuracy of the information contained within it. They have also agreed to take all appropriate action, and do all things necessary, proper or advisable under applicable law to complete the transactions contemplated by the merger agreement and to use all reasonable efforts to cooperate with each other in connection with the making of all required filings.

          Indemnification. The Unitholders have the obligation to indemnify TMCS and the surviving corporation and their respective officers, directors, employees, members, assigns, successors and affiliates with respect to losses arising out of:

     . breaches of representations and warranties set forth in the merger agreement;

     . any nonfulfillment of any covenant or agreement set forth in the merger agreement; and

     . the operation of certain aspects of the Web Media business prior to the closing.

          There shall be no liability for indemnification unless the aggregate amount of the damages exceeds $200,000, in which event the liability for indemnification will apply to the entire aggregate amount of damages in excess of the first $200,000. Maximum liability from indemnification shall be $10,000,000, except with respect to claims relating to any breach of the representations and warranties in the agreement with respect to taxes, intellectual property and environmental matters or for claims relating to fraud or willful misconduct. The indemnification provided with respect to the operation of certain portions of the Web Media business shall not be subject to the $200,000 deductible.

          The indemnification obligation shall terminate as follows:

     . with respect to claims relating to a breach of the representation and warranties with respect to taxes, intellectual property, environmental matters, information supplied or fraud or willful misconduct, upon the later of the expiration of the applicable statute of limitations or the final resolutions of any and all such claims pending as of such dates; and

     . with respect to all other claims from indemnification, upon the later of the first anniversary of the closing of the merger or the final resolution of any such claims pending as of the first anniversary.

          All claims from indemnification shall first be offset against cash held in the escrow, next against securities held in the escrow and next against future payments to be received under the merger agreement. In addition, TMCS shall have the right to any and all equitable remedies available under law.

Restrictions on the Transfer of TMCS Class B Common Stock to be Received by Affiliates of Web Media

     The TMCS Class B Common Stock issuable in connection with the merger has been registered under the Securities Act of 1933, as amended. However, the Web Media Unitholders will be deemed to be "affiliates" of TMCS, as that term is defined in Rule 144 and Rule 145 adopted under the Securities Act. Therefore, the shares held by these affiliates may be resold without registration only as provided for by Rule 145 or as otherwise permitted under the Securities Act. In connection with the merger, each affiliate will be required to execute an Affiliate Agreement providing that the affiliate will not sell, transfer or otherwise dispose of the shares of Class B Common Stock to be received by that person in the merger (1) except in compliance with the applicable provisions of the Securities Act and its rules and regulations; (2) unless counsel representing the affiliate, satisfactory to TMCS, advises TMCS in a written opinion letter satisfactory to TMCS and TMCS's counsel that no registration under the Securities Act would be required in connection with the proposed sale, transfer or other disposition of the affiliate's shares; (3) except pursuant to a registration statement under the Securities Act covering the Class B Common Stock proposed to be sold, transferred or otherwise disposed of, describing the manner and terms of the proposed sale, transfer or other disposition, and containing a current prospectus under the Securities Act that is effective under the Securities Act; or (4) unless an authorized representative of the SEC has rendered written advice to the affiliate to the effect that the SEC would take no action with respect to the proposed sale, transfer or other disposition if consummated.

Reasons for the Merger

     The Web Media Member-Managers considered a number of relevant factors in approving the merger agreement and recommending it to Web Media Unitholders including:

     . the merger with TMCS will create opportunities for significant efficiencies because Web Media will be able to utilize TMCS's online personals operations of Match.com; and

     . the merger will provide Web Media's Unitholders with the opportunity to benefit from TMCS's potential revenue growth, the strength and experience of TMCS's senior management team and an investment in a combined company with significant potential for growth.

     Web Media believes the merger is in the best interest of its Unitholders and TMCS and Web Media expect that it will be beneficial to TMCS's business.

Recommendation of Web Media Member-Managers

     AFTER CAREFUL CONSIDERATION, THE WEB MEDIA MEMBER-MANAGERS HAVE DETERMINED THE MERGER AGREEMENT AND THE MERGER TO BE FAIR TO AND IN THE BEST INTERESTS OF THE WEB MEDIA UNITHOLDERS.

Material United States Federal Income Tax Consequences of the Merger

     The following is a general discussion of the material federal income tax consequences of the merger. This summary does not address any tax considerations under foreign, state, or local laws, or the tax consequences to certain Web Media Unitholders in light of their particular circumstances, including persons who are not United States persons, dealers in securities, tax-exempt entities, and Web Media Unitholders who do not hold Units as "capital assets" as defined in the Internal Revenue Code, corporations subject to the alternative minimum tax and Web Media Unitholders who enter into agreements in their personal capacity pursuant to the merger agreement. ACCORDINGLY, ALL WEB MEDIA UNITHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC CONSEQUENCES OF THE MERGER.

     No party to the merger has sought or received a ruling from the Internal Revenue Service or an opinion of counsel with regard to the federal income tax consequences of the merger. There can be no assurance that the IRS will not take a position contrary to that described herein.

     The receipt of cash or TMCS Class B Common Stock by Web Media Unitholders pursuant to the merger will be treated for federal income tax purposes as a taxable sale. Except as otherwise described herein, Web Media Unitholders will recognize gain on such sale measured by the difference between their tax basis in the Units and the payments received after application of the original issue discount and installment sales provisions discussed below. Any liabilities of Web Media assumed by TMCS will be treated as a payment received by Web Media Unitholders in the merger. Provided that the Web Media Unitholders held their Units for more than one year, any such gain will generally be long-term capital gain, except that a portion of such gain or loss may be recharacterized as ordinary income or loss to the extent attributable to the Unitholder's indirect share of certain assets of Web Media which are classified as "unrealized receivables" (under Internal Revenue Code Section 751(c)) and "inventory items" (under Internal Revenue Code Section 751(d)).

     Installment Method Treatment. Any gain realized by a Web Media Unitholder pursuant to the merger must be reported under the installment method, unless the Unitholder affirmatively elects out of, or is otherwise ineligible for, installment method treatment. The installment method does not apply to Web Media Unitholders who will recognize a loss in the merger. A Web Media Unitholder may elect out of the installment method by filing the appropriate form with his or her tax return for the taxable year in which the closing date occurs.

     Under the installment method, a portion of each payment is taxable as gain in the year of receipt and a portion represents a tax-free recovery of the Web Media Unitholders's basis in Units. The gain is calculated by multiplying the principal amount of any payment received in the year by a "gross profit ratio," which is the ratio that (i) the purchase price less the Web Media Unitholder's adjusted basis in the Units bears to (ii) the total purchase price of the Web Media Unitholder's Units.

     Under Treasury regulations, you are required to assume, for purposes of calculating the purchase price and the gross profit ratio at the closing date, that you will receive the maximum possible amount of the purchase price at the earliest possible times. However, for purposes of this calculation, the purchase price does not include the portion of any such payment that represents interest. As a result, the purchase price equals the present value of all payments that it is assumed will be made, discounted at the applicable federal rates prescribed by the Internal Revenue Service determined at the time of the merger.

     If Web Media's revenues result in less of the purchase price being paid, the gross profit ratio is recomputed with respect to payments received in or after the taxable year in which the contingency is not met. To the extent the rules described in the pre-ceding paragraph result in a net overinclusion of gain because contingencies are not met, the Web Media Unitholder is entitled to an off-setting capital loss.

     One significant effect of the installment method is that a Web Media Unitholder will be able to reduce the amount of gain attributable to the purchase price paid on the closing date by only a portion of his or her Web Media Unit basis.

     A portion of the purchase price will be treated as interest income taxable at ordinary income rates when received by Web Media Unitholders, pursuant to the Internal Revenue Code's original issue discount rules, and will reduce the amount of gain (or increase the amount of loss) otherwise recognizable. Additional annual interest charges may be imposed by on a Web Media Unitholder's tax liability deferred by the installment method (i) generally with respect to sales of any property, including the Unites, with a sales price greater than $150,000, (ii) to the extent that the aggregate face amount of installment receivables that arise from all $150,000 sales by the Web Media Unitholder (including, but not limited to, sales of Units) during the year and that remain outstanding as of the close of the taxable year exceeds $5 million.

     Backup Withholding. In order to avoid the 31% federal backup withholding requirements, each Web Media Unitholder must certify his taxpayer identification number or eligibility for exemption by providing a properly completed substitute IRS Form W-9.

     THE INTERNAL REVENUE CODE PROVISIONS WHICH ARE THE BASIS FOR THE FOREGOING DISCUSSION ARE QUITE COMPLEX AND UNCERTAIN IN THEIR SCOPE AND APPLICATION. FOR THESE REASONS, WEB MEDIA UNITHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER.

Accounting Treatment of the Merger

     TMCS intends to account for the merger as a purchase for financial reporting and accounting purposes, under generally accepted accounting principles. After the merger, the results of operations of Web Media will be included in the consolidated financial statements of TMCS. The purchase price, i.e., the aggregate merger consideration, will be allocated based on the fair values of the assets acquired and the liabilities assumed. Any excess of cost over fair value of the net tangible assets of Web Media acquired will be recorded as goodwill and other intangible assets and will be amortized by charges to operations under generally accepted accounting principles. These allocations will be made based upon valuations and other studies that have not yet been finalized.

Regulatory Filings and Approvals Required to Complete the Merger

     Neither TMCS nor Web Media is aware of any other material governmental or regulatory approval required for completion of the merger, other than the effectiveness of the registration statement of which this proxy statement/prospectus is a part, and compliance with applicable corporate laws of Delaware and Texas.

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

                              RELATED AGREEMENTS

Noncompetition Agreements

     In connection with the merger, Member-Managers William Bunker and David Kennedy each entered into a Noncompetition Agreement with TMCS and Web Media, whereby each agreed that for a period of three years after the effective date of the merger, he would not, directly or indirectly, without the prior written consent of TMCS, (1) engage anywhere in the world in, or have any ownership interest in (except for ownership of one percent (1%) or less of the outstanding securities of an entity whose securities are listed on a national securities exchange), or participate in the financing, operation, management or control of, any firm, corporation or business selling products or services in direct competition with TMCS's or Web Media's business, including the online personals, online ticketing, city guide, online auctions, and/or online consumer classifieds business, (2) solicit, encourage, or hire any employee of TMCS or Web Media or any subsidiary thereof to terminate his or her employment, or (3) interfere with the contractual or employment relationship between Web Media and any employee of Web Media or TMCS and any employee of TMCS or any subsidiary of Web Media or TMCS and any employee of any such subsidiary.

Affiliate Agreements

     In connection with the merger, each affiliate will be required to execute an Affiliate Agreement providing that the affiliate will not sell, transfer or otherwise dispose of the shares of TMCS Class B Common Stock to be received by that person in the merger (1) except in compliance with the applicable provisions of the Securities Act and its rules and regulations; (2) unless counsel representing the affiliate, satisfactory to TMCS, advises TMCS in a written opinion letter satisfactory to TMCS and its counsel that no registration under the Securities Act would be required in connection with the proposed sale, transfer or other disposition of the affiliate's shares; (3) except pursuant to a registration statement under the Securities Act covering the Class B Common Stock proposed to be sold, transferred or otherwise disposed of, describing the manner and terms of the proposed sale, transfer or other disposition, and containing a current prospectus under the Securities Act that is effective under the Securities Act; or (4) unless an authorized representative of the SEC has rendered written advice to the affiliate to the effect that the SEC would take no action with respect to the proposed sale, transfer or other disposition if consummated.

                       DESCRIPTION OF TMCS CAPITAL STOCK

     The following summary of the terms of TMCS's capital stock is qualified in its entirety by reference to the applicable provisions of Delaware law and TMCS's Restated Certificate of Incorporation and Restated Bylaws.

     As of June 14, 1999, there were 62,266,592 shares of TMCS Class A Common Stock outstanding and 12,508,381 shares of TMCS Class B Common Stock outstanding, held of record by 144 stockholders, and options to purchase 2,652,088 shares of Class A Common Stock and options to purchase 728,432 shares of Class B Common Stock outstanding.

Common Stock

     TMCS is authorized to issue 100,000,000 shares of Class A Common Stock, 250,000,000 shares of Class B Common Stock and 2,883,506 shares of Class C Common Stock. The Class A Common Stock, Class B Common Stock and Class C Common Stock have the following rights, preferences and privileges:

  Class A Common Stock

     Except as otherwise provided by the Restated Certificate of Incorporation or by applicable law, each share of Class A Common Stock issued and outstanding has 15 votes on any matter submitted to a vote of stockholders. Each share of Class A Common Stock will be automatically converted into one share of Class B Common Stock upon any transfer of such share, whether or not for value by the initial registered holder thereof, other than any such transfer by such holder to:

 . a nominee of such holder without any change in beneficial ownership, within the meaning of Section 13(d) of the Securities and Exchange Act of 1934, as amended, or the Exchange Act; or

 . another person that, at the time of the transfer, beneficially owns shares of Class A Common Stock or a nominee thereof.

     Notwithstanding the foregoing, any transfer by the initial holder without consideration to:

 .  any affiliated entity of such initial holder;

 .  a partner, active or retired, of such initial holder;

 . the estate of any initial holder or a trust established for the benefit of the descendants or any relatives or spouse of an initial holder;

 . a parent corporation or wholly-owned subsidiary of such initial holder or to a wholly-owned subsidiary of such parent unless and until such transferee ceases to be a parent or wholly-owned subsidiary of the initial holder or a wholly-owned subsidiary of such parent; or

 .  the spouse of such initial holder

     in each case, shall not result in such conversion.

     In addition, notwithstanding the foregoing, any bona fide pledge to a financial institution in connection with a borrowing shall not result in such conversion; and provided further, that in the event any transfer shall not give rise to automatic conversion hereunder, then any subsequent transfer by the holder, other than any such transfer by such holder to a nominee of such holder without any change in beneficial ownership, as such term is defined under Section 13(d) of the Exchange Act, or the pledgor, as the case may be, shall be subject to automatic conversion upon such terms and conditions. In addition, each share of Class A Common Stock may be converted at any time into one share of Class B Common Stock at the option of the holder thereof. The one-to-one conversion ratio shall be in all events equitably preserved in the event of any merger, consolidation or other reorganization of TMCS with another corporation.

  Class B Common Stock

     Except as otherwise provided by applicable law, each share of Class B Common Stock issued and outstanding has one vote on any matter submitted to a vote of stockholders. The Restated Certificate of Incorporation provides that TMCS shall at all times reserve and keep available out of our authorized but unissued shares of Class B Common Stock, solely for the purpose of effecting the conversion of the shares of the Class A Common Stock, such number of its shares of Class B Common Stock as shall be necessary to effect the conversion of all outstanding shares of Class A Common Stock. Except as otherwise required by applicable law, the Class A Common Stock and the Class B Common Stock shall vote together as a single class on all matters submitted to a vote of stockholders.

  Class C Common Stock

     No shares of Class C Common Stock issued and outstanding shall have any vote on any matter submitted to a vote of stockholders, except as otherwise required by applicable law.

     Except as set forth in the Restated Certificate of Incorporation and summarized in this proxy statement/prospectus, with respect to voting rights, conversion and transfer, and except as otherwise provided by applicable law, the Class A Common Stock, Class B Common Stock and the Class C Common Stock have identical rights, preferences and privileges. As such, subject to preferences that may apply to shares of Preferred Stock outstanding from time to time, the holders of outstanding shares of TMCS's Common Stock are entitled to receive, on a share-for- share basis, such dividends if, as and when declared from time to time by the Board of Directors. Cumulative voting for the election of directors is not provided for in the Restated Certificate of Incorporation. Therefore, subject to applicable law, the holders of a majority of the total voting power of the outstanding shares of Common Stock voted will have the power to elect all of the directors then standing for election. No class of Common Stock is entitled to preemptive or redemption rights. Upon a liquidation, dissolution or winding-up of TMCS, the assets legally available for distribution to stockholders are distributable ratably among the holders of each class of Common Stock, subject to the preferences, if any, of any outstanding Preferred Stock and payment of claims of creditors. The Restated Certificate of Incorporation further provides that in no event will any stock dividends or stock splits or combinations of stock be declared or made on Class A Common Stock, Class B Common Stock or Class C Common Stock unless all shares of Class A Common Stock, Class B Common Stock and Class C Common Stock then outstanding are treated equally and identically. Each outstanding share of Common Stock is fully paid and nonassessable.

Preferred Stock

     TMCS is authorized to issue 2,000,000 shares of Preferred Stock. The Board of Directors is authorized, subject to limitations prescribed by Delaware law, to provide for the issuance of shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the powers, designations, preferences and rights of the shares of each wholly unissued series and designate any qualifications, limitations or restrictions thereon and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding, without any further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of TMCS and may adversely affect the voting and other rights of the holders of TMCS Common Stock, which could have an adverse impact on the market price of the Class B Common Stock. TMCS has no current plan to issue any shares of Preferred Stock.

Corporate Opportunities

     TMCS's Restated Certificate of Incorporation provides that "USA Networks" which, for purposes of this section only, is defined below, shall have no duty to refrain from engaging in the same or similar activities or lines of business as TMCS, and neither USA Networks nor any officer, director or employee, thereof, except as described below, shall be liable to TMCS or its stockholders for breach of any fiduciary duty by reason of any such activities of USA Networks. In the event that USA Networks acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both USA Networks and TMCS, USA Networks shall have no duty to communicate or offer such corporate opportunity to TMCS and shall not be liable to TMCS or its stockholders for breach of any fiduciary duty as a stockholder of TMCS by reason of the fact that USA Networks pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to TMCS. Nothing in this provision of TMCS's Restated Certificate of Incorporation shall amend or modify in any respect any written contractual agreement between USA Networks and TMCS.

     In the event that a director or officer of TMCS who is also a director, officer or employee of USA Networks acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both TMCS and USA Networks, such director or officer of TMCS shall have fully satisfied and fulfilled the fiduciary duty of such director or officer to TMCS and its stockholders with respect to such corporate opportunity, if such director or officer acts in a manner consistent with the following policy:

 . a corporate opportunity offered to any person who is an officer of TMCS, and who is also a director but not an officer or employee of USA Networks, shall belong to TMCS;

 . a corporate opportunity offered to any person who is a director but not an officer of TMCS, and who is also a director, officer or employee of USA Networks shall belong to TMCS if such opportunity is expressly offered to such person in his or her capacity as a director of TMCS, and otherwise shall belong to USA Networks; and

 . a corporate opportunity offered to any person who is an officer or employee of USA Networks and an officer of TMCS shall belong to TMCS if such opportunity is expressly offered to such person in his or her capacity as an officer or employee of TMCS, and otherwise shall belong to USA Networks.

     For purposes of the foregoing:

 . a director of TMCS who is Chairman of the Board of Directors of TMCS or of a committee thereof shall not be deemed to be an officer of TMCS by reason of holding such position without regard to whether such position is deemed an office of TMCS under its Restated Bylaws, unless such person is a full-time employee of TMCS; and

 . the term "TMCS" shall mean Ticketmaster Online-- CitySearch, Inc. and all corporations, partnerships, joint ventures, associations and other entities in which Ticketmaster Online-- CitySearch, Inc. beneficially owns, directly or indirectly, 50% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests. The term "USA Networks" shall mean USA Networks, Inc., a Delaware corporation, USANi LLC, a Delaware limited liability company, and all corporations, partnerships, joint ventures, associations and other entities (other than TMCS, as defined in accordance with this paragraph) in which USA Networks beneficially owns, directly or indirectly, 50% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests.

     The foregoing provisions of TMCS's Restated Certificate of Incorporation shall expire on the date that USA Networks ceases to beneficially own Common Stock representing at least 20% of the total voting power of all classes of outstanding capital stock of TMCS entitled to vote in the election of directors and no person who is a director or officer of TMCS is also a director or officer of USA Networks. In addition to any vote of the stockholders required by law, until the time that USA Networks ceases to beneficially own Common Stock representing at least 20% of the total voting power of all classes of outstanding capital stock of TMCS entitled to vote in the election of directors, the affirmative vote of the holders of more than 80% of the total voting power of all such classes of outstanding capital stock of TMCS shall be required to alter, amend or repeal in a manner adverse to the interests of USA Networks, or adopt any provision adverse to the interests of USA Networks and inconsistent with, the corporate opportunity provisions described above.

     Any person purchasing or otherwise acquiring any interest in shares of the capital stock of TMCS shall be deemed to have notice of and to have consented to the foregoing provisions of its Restated Certificate of Incorporation.

Antitakeover Effects of Provisions of Certificate of Incorporation and Bylaws

     TMCS's Restated Certificate of Incorporation and Restated Bylaws contain provisions that may render more difficult, or have the effect of discouraging, unsolicited takeover bids from third parties or the removal of incumbent management of TMCS. These provisions include the right of the holders of Class A Common Stock to 15 votes per share, versus one vote per share for the holders of Class B Common Stock, and provide that the stockholders may not call special meetings. In addition, the Restated Certificate of Incorporation authorizes the Board of Directors to issue, without stockholder approval, 2,000,000 shares of Preferred Stock with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of Common Stock of TMCS. Although TMCS has no current plans to issue any shares of Preferred Stock, the issuance of Preferred Stock or rights to purchase Preferred Stock could render more difficult, or have the effect of discouraging, unsolicited takeover bids from third parties or the removal of incumbent management of TMCS, or otherwise adversely affect the market price for the Class B Common Stock. See "--Preferred Stock." Although, such provisions do not have a substantial practical significance to investors while USAi, through its ownership of Class A Common Stock, is in a position to effectively control all matters affecting TMCS, such provisions could have the effect of depriving stockholders of an opportunity to sell their shares at a premium over prevailing market prices should USAi no longer be in such control.

Effect of Delaware Antitakeover Statute

     TMCS is subject to Section 203 of the Delaware General Corporate Law, which regulates corporate acquisitions. The law prevents certain Delaware corporations, including those whose securities are listed for trading on the Nasdaq National Market, from engaging under certain circumstances in a "business combination" with any "interested stockholder" for three years following the date that such stockholder became an interested stockholder. For purposes of the law, a "business combination" includes, among other things, a merger or consolidation involving TMCS and the interested stockholder and the sale of more than ten percent of TMCS's assets. In general, the law defines an "interested stockholder" as any entity or person beneficially owning 15% or more of TMCS's outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person. A Delaware corporation may "opt out" of the law with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by the holders of at least a majority of TMCS's outstanding voting shares. TMCS has not "opted out" of the provisions of the antitakeover law. The restrictions of the antitakeover law will not apply to USAi, however, because
(1) TMCS's Board of Directors approved the transaction which resulted in USAi becoming an "interested stockholder" prior to the consummation of that transaction and (2) at the time USAi became an "interested stockholder," the restrictions of Section 203 did not apply to TMCS because TMCS did not have a class of voting stock (x) listed on a national securities exchange, (y) authorized for quotation on the Nasdaq Stock Market or (z) held of record by more than 2,000 stockholders.

Registration Rights

     The holders of approximately 470,846 shares of Class A Common Stock, based on shares outstanding as of June 9, 1999, will have the right in certain circumstances to request TMCS to register their shares under the Securities Act of 1933 for resale to the public in the event TMCS initiates a registration. Under the terms of the agreements between TMCS and the holders of such registrable securities, if TMCS proposes to register any of its securities under the Securities Act, such holders are entitled to notice of such registration and are entitled to include shares of Class A Common Stock therein.

Transfer Agent

     The Transfer Agent and Registrar for the TMCS Common Stock is ChaseMellon Shareholder Services, L.L.C.

                   PRICE RANGE OF TMCS CLASS B COMMON STOCK

     TMCS Class B Common Stock began trading publicly on the Nasdaq National Market on December 3, 1998 under the symbol "TMCS". The following table lists quarterly information on the price range of the Class B Common Stock based on the high and low reported last sale prices for the Common Stock as reported on the Nasdaq National Market for the periods indicated below. These prices do not include retail markups, markdowns or commissions.

                                                            High         Low
                                                           ------       -----
Fiscal 1999:
 Third Quarter (through July 23, 1999).............        $43.63       $26.88
 Second Quarter....................................        $45.00       $22.62
 First Quarter.....................................         74.87        32.00

Fiscal 1998:
 Fourth Quarter....................................        $80.50       $31.81

     As of June 9, 1999, there were approximately 162 holders of record of the TMCS Class B Common Stock. On July 23, 1999, the last reported sale price on the Nasdaq National Market for the TMCS Class B Common Stock was $38.125.

                 COMPARISON OF RIGHTS OF HOLDERS OF WEB MEDIA
                MEMBERSHIP UNITS AND TMCS CLASS B COMMON STOCK

     The rights of Web Media Unitholders are currently governed by the Web Media Regulations, the Web Media Articles of Organization, as amended, and the Texas Limited Liability Company Act. The rights of TMCS stockholders are currently governed by the TMCS Restated Certificate of Incorporation, the Restated Bylaws of TMCS and the Delaware General Corporation Law. After the completion of the merger, the rights of Web Media Unitholders will be governed by the TMCS Certificate of Incorporation, the TMCS Bylaws and the Delaware General Corporation Law.

     The following summary highlights similarities and differences between the rights of Unitholders and TMCS stockholders. Because it is a summary, it is not intended to be complete and is qualified in its entirety by reference to the Texas limited liability company and Delaware corporation laws, the Web Media Regulations, the Web Media Articles of Organization, as amended, the TMCS Restated Certificate of Incorporation and the TMCS Restated Bylaws.

                                  Management

The Web Media Regulations provide that, with limited exceptions, the Web Media Member-Managers have full and exclusive discretion to manage and control the business and affairs of Web Media. The Member-Managers may be removed by the affirmative vote of a majority of the Units entitled to vote.

Under the Regulations, Unitholders have only limited voting rights on matters affecting Web Media's business. Unitholders have voting rights with respect to
(1) the removal and replacement of Member-Managers; (2) a merger or the sale or exchange of substantially all of Web Media's assets; (3) the dissolution of Web Media; and (4) amendments to the Regulations or Articles of Organization. Generally, approval of matters submitted to Unitholders requires the affirmative vote of 56.7% of the holders of units then outstanding.

Meetings of Unitholders may be called by the President or by any two (2)
Members.

Under Delaware law, the business and affairs of a Delaware corporation are managed by or under the direction of its board of directors, whose members are generally elected by a plurality vote of stockholders at which a quorum is present. Any vacancy in an existing board position may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum. Newly created directorships resulting from an increase in the authorized number of directors may be filled by the TMCS board under Delaware law. Any director or the entire TMCS board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote.

Each share of Class B Common Stock entitles its holder to cast one vote on matters as to which voting is permitted or required by Delaware law, including the election of directors, amendments to the TMCS Certificate of Incorporation and mergers and other extraordinary transactions. Stockholders are not entitled to cumulate their votes for the election of directors. Generally, matters requiring the vote of the common stock are approved by the vote of the holders of a majority of the shares of common stock voting in favor of the matter at a meeting of stockholders at which a quorum is present, except for matters governed by Section 203 of the Delaware General Corporation Law. Except as otherwise provided in the TMCS Restated Certificate of Incorporation or by applicable law, each share of Class A and Class B Common Stock has 15 votes and one vote, respectively, on any matter submitted to a vote of the stockholders.

Directors are elected by a plurality of the votes of shares present in person or represented by proxy and entitled to vote at a meeting for the election of directors if a quorum of stockholders is present. The TMCS Restated Certificate of Incorporation permits the issuance of preferred stock. Issuances of classes or series of preferred stock that have the right to elect a designated director or directors could adversely affect the ability of the holders of common stock to elect a majority of the TMCS board of directors.

TMCS's charter documents, as permitted by Delaware law, do not permit stockholders to request an annual or special meeting.


                                  Amendments

Amendments to the Articles of Organization or the Regulations must be approved by 60% of the Units issued and outstanding. However, no amendment to the Regulations with respect to a Member's capital amount or its obligations to provide capital to Web Media will be effective without such Member's consent.

Under Delaware law, the TMCS Restated Certificate of Incorporation may be amended upon the recommendation of the TMCS board if at least 50% of the shares of each class of stock outstanding and entitled to vote on the proposed amendment, voting separately, are present in person or by proxy at annual or special meetings of stockholders and vote to approve the amendment.


                              Liquidation Rights

Upon the liquidation, dissolution or winding up of Web Media, holders of all Units would be entitled to share ratably, in accordance with their percentage interests, in any assets remaining after the satisfaction of obligations to creditors.

In the event of the liquidation of TMCS, the holders of all classes of TMCS common stock are entitled to share ratably in any assets of TMCS remaining after creditors have been paid or provided for.


                    Limitations of Liability of Management

The Regulations have no provision with respect to limiting the liability of the Member-Managers.

The TMCS Restated Certificate of Incorporation, as permitted by Delaware law, eliminates the monetary liability of its directors for a breach of their fiduciary duty as directors, except for liability (1) for any breach of the director's duty of loyalty to TMCS or its stockholders; (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the Delaware General Corporation Law, which provides for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions; or (4) for any transaction from which the director derived an improper personal benefit.


                                Indemnification

The Regulations provide that Web Media will indemnify and hold harmless the Members and all Web Media officers, provided that the party's conduct was in good faith and in a manner believed to be in, or not opposed to, the best interests of Web Media. With respect to any criminal proceeding, these parties are indemnified if the party had no reasonable cause to believe the conduct was unlawful.

Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any person who is, or is threatened to be made, a party to any suit owing to the fact that the person is or was a director, officer, employee or agent acting on behalf of the corporation, upon a determination by the board of directors that the person has met specified standards of conduct. Section 145 of the Delaware General Corporation Law also provides that its indemnity provisions are not exclusive of any other rights to indemnification or advancement of expenses. The TMCS Restated Certificate of Incorporation requires indemnification and advancement of expenses of any director to the fullest extent permitted by Delaware law and permits indemnification of any officer, employee or agent to the fullest extent permitted by Delaware law.


                              Derivative Actions

In accordance with Texas law, a Unitholder may institute legal action on behalf of Web Media, referred to as a "derivative action," to recover damages from a third party or from the Member-Managers if the Member-Managers have failed to institute the action. In addition, a Unitholder may institute legal action on behalf of himself and other similarly situated Unitholders, in a class action, to recover damages from the Member-Managers for violations of their fiduciary duties to the Unitholders.

Under Delaware law, a stockholder may bring a derivative action on behalf of TMCS to recover a judgment in its favor if the TMCS board has failed to institute the action. The provisions of Delaware law relating to derivative actions are substantially similar to the provisions of Texas limited liability company law relating to Unitholder actions.


                        Inspection of Books and Records

On written request and at reasonable times, a Unitholder may inspect or copy any of Web Media's books that are required to be kept by Web Media, provided that there is a valid business purpose related to that Unitholder's interest in Web Media.

Delaware law provides that any stockholder of TMCS, upon written request stating the purpose of the inspection, has the right to inspect TMCS's books and records, provided that it is for a proper purpose related to the stockholders' interest in TMCS.

                          Distributions and Dividends

Under the Regulations, distributions on the Units must be paid each calendar quarter to the extent that Web Media's cash on hand exceeds its current and anticipated needs, including expenses and reserves; provided, however, that no distribution shall be made if, at the time of the distribution, that the total liabilities of Web Media would then exceed the fair value of Web Media's assets. Such distributions, if any, shall be paid pro rata in accordance with each Unitholder's capital account.

Under Delaware law, TMCS may declare and pay dividends out of surplus, or, if there is no surplus, out of net profits for the year in which the dividend is declared. If a dividend is paid out of net surplus, the amount of capital of the corporation may not be less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. The term "surplus," under Delaware law, means the excess of the net assets of the corporation over its stated capital. The TMCS Restated Bylaws provide that the TMCS board of directors may declare and pay dividends on its outstanding shares in the form of cash, property or its own shares and according to applicable law and the TMCS Restated Certificate of Incorporation. In addition, Delaware law provides that a corporation may redeem or repurchase its shares only out of surplus.

                              Changes of Control

Neither Texas law nor the Regulations contains any special provisions that apply to combinations, takeover attempts or other transactions with persons who have acquired a significant percentage of Units.

Some of the provisions in the TMCS Restated Certificate of Incorporation, including the ability of the TMCS board of directors to issue classes or series of preferred stock, may impede a takeover attempt. TMCS must comply with the provisions of Section 203 of the Delaware General Corporation Law, which restricts "business combinations" involving TMCS and an "interested stockholder" for three years following the date on which the interested stockholder acquired 15% or more of TMCS's outstanding voting stock unless applicable statutory exceptions are satisfied.

                                Transferability

The Regulations permit the transfer of Units in accordance with applicable law, provided that all Members consent. However, Units may be freely transferred upon the death or incapacity of the holder of such Units.

Registered shares of Class B Common Stock are freely transferable, except for shares of Class B Common Stock issued to "affiliates" of TMCS and Web Media. Transfers of shares of stock held by affiliates are restricted by federal and state securities laws. The Class B Common Stock is listed on the NASDAQ under the symbol "TMCS."

                               Appraisal Rights

Texas law provides that the Regulations may provide contractual appraisal rights with respect to Units, however, the Regulations do not provide any such contractual appraisal rights to its Unitholders.

Under Delaware law, a holder of Class B Common Stock who does not vote in favor of a merger or consolidation of TMCS may, upon compliance with specified procedures, be entitled to receive the fair value of the shares in cash instead of the consideration that the stockholders would otherwise receive in a merger or consolidation. Appraisal rights are not available in some types of mergers, including (1) mergers in which TMCS is the surviving corporation and no vote of its stockholders was required and (2) mergers when TMCS was then listed on a national securities exchange or held of record by more than 2,000 holders and the holders of common stock are not required to accept in exchange for their shares anything other than shares of stock of the surviving corporation and, on the effective date of the merger, those shares are listed on a national securities exchange or held of record by more than 2,000 holders.

                               Fiduciary Duties

Under Texas law, the Member-Managers have fiduciary duties of good faith and fair dealing to the Unitholders in its management of Web Media's affairs. The duty of good faith requires the Member-Managers to deal fairly and with candor with the Unitholders. The duty of fair dealing requires that all transactions between the Member-Managers and Web Media be fair both in the manner by which they are conducted and in the amount of the consideration received by Web Media in the transaction.

Under Delaware law, the directors of TMCS have fiduciary duties of good faith, loyalty and fair dealing to its stockholders in its management of TMCS's affairs.

                               Preemptive Rights

The Regulations provide the Members with full preemptive rights such that each Unitholder will be entitled to maintain his or her percentage interest in Web Media if Web Media issues additional Units.

Holders of TMCS Class B Common Stock do not have preemptive rights.

                               BUSINESS OF TMCS

     TMCS is a leading provider of local city guides, local advertising and live event ticketing on the Internet. CitySearch was incorporated in September 1995 and launched its first local city guide in May 1996. Ticketmaster Online was formed in 1993 to administer the online business of Ticketmaster Corp. and began selling live event tickets and related merchandise online in November 1996. Prior to the merger of Ticketmaster Online and CitySearch in September 1998, Ticketmaster Online was operated as a wholly-owned subsidiary of Ticketmaster Corp., a leading provider of live event automated ticketing services in the United States. The local CitySearch city guides and Ticketmaster Online live events ticketing and merchandising distribution capabilities have been integrated to offer online ticketing, merchandise, electronic coupons and other transactions to a broader audience of consumers, and these activities will be integrated with the additional services offered by CityAuction, Match.com and, once the transaction closes, Web Media. The CitySearch city guides provide up-to-date information regarding arts and entertainment events, community activities, recreation, business, shopping, professional services and news/sports/weather to consumers in metropolitan areas. Ticketmaster Online offers consumers up-to-date information on live entertainment events and a convenient means of purchasing tickets and related merchandise on the Web for live events in 44 states and in Canada and the United Kingdom. Consumers can access the Ticketmaster Online service at www.ticketmaster.com and from CitySearch owned and operated city guides at www.citysearch.com through numerous direct links from banners and event profiles. Subject to specified limitations, Ticketmaster Online is the exclusive agent for Ticketmaster Corp. for the online sale of tickets to live events presented by Ticketmaster Corp.'s clients.

                              CitySearch Business

CitySearch Service for Consumers

     TMCS produces and delivers comprehensive local city guides on the Web, providing up-to-date information regarding arts and entertainment events, community activities, recreation, business, shopping, professional services and news/sports/weather to consumers in metropolitan areas. Each local city guide primarily consists of original content developed and designed specifically for the Web by TMCS and its partners. The CitySearch service is topically organized by categories, such as arts and entertainment, restaurants and bars, community, shops and services, sports and outdoors, hotels and tourism, local news and professional services. Within most of the city guides, consumers can search neighborhood shopping areas, obtain maps, contact community organizations and vendors by e-mail, and engage in bulletin board discussions with individuals such as local public officials and celebrities. In CitySearch owned and operated markets, consumers can also access the web sites of Ticketmaster Online, CityAuction and Match.com through CitySearch city guides to purchase live event tickets and related merchandise, participate in auctions and seek relationships online. In certain markets, consumers can also access audio streams, including recent news and other information, from local radio partners. CitySearch offers local and regional businesses the opportunity to reach and interact with targeted consumers. In addition, content generated by consumers through e-mail and bulletin boards enhances the sense of community in CitySearch sites.

     The CitySearch service has been launched in markets across the United States and in selected international markets. TMCS will continue to expand the service both in owned and operated markets and by partnering with major media companies in other markets. These major media partners bring capital, brand recognition, promotional strength and local knowledge to their city guides and allow TMCS to build out its national and international network of sites faster than it could solely through owned and operated sites. As of June 17, 1999, TMCS had launched CitySearch sites in 30 markets, including 11 partner-led markets and 19 owned and operated markets.

CitySearch Service for Business Customers

     TMCS creates and hosts CitySearch Web sites for local and regional businesses and organizations for a monthly fee. TMCS offers local businesses a wide range of options in creating Web presences, from a basic Web presence costing as little as $60 per month to a multi-page site with additional features and functionality costing up to $1,000 per month. Most business customers have entered into a one- year agreement that automatically converts into a month-to-month contract upon expiration of the initial term. By aggregating a customer's Web site with those of numerous other businesses in a comprehensive local city guide, TMCS provides categorical, geographic and editorial context to a customer's Web presence to generate usage by consumers, as well as significant Internet traffic. Based on studies conducted for it by a marketing research firm, TMCS believes that CitySearch users are more evenly split between men and women, better educated, slightly older and have higher annual incomes than the typical Internet user. TMCS believes that these demographics are attractive to its business customers.

     TMCS provides an integrated solution for businesses to establish a CitySearch Web presence, including design, photography, layout, posting of updated information, hosting and maintenance. Businesses are able to provide a targeted audience with current information about TMCS products and services including photographs, prices, location, schedules of live entertainment, sales and other relevant information. Unlike traditional media such as yellow pages advertising, TMCS offers CitySearch business customers a certain number of free updates each month. The business customers also receive usage reports, e-mails from interested consumers and access to an expanded base of potential buyers including tourists and out-of-town users. TMCS recently introduced a strategy of bundling enhanced features and functionality, including panoramic images and audio clips. These services, when bundled with the basic CitySearch services, are typically priced from $190 to $1,000 per month, and have accounted for significant increases in the average selling prices of TMCS's offerings. TMCS believes its broad offering of services and our prices compare favorably to other Web advertising options available to businesses. These options range from low cost, low quality scanned- in information to free-standing custom-designed sites that may cost in excess of $10,000 in up-front fees to produce and that rely on significant promotion to attract traffic. By providing a high-quality Web presence at an affordable price, TMCS believes that its services address the demand of the large number of businesses whose online needs fall between these market extremes.

     TMCS's proprietary site design tools and production economies enable it to build customized multi-page Web sites for customers for a minimal up-front fee. The production of business Web sites for CitySearch owned and operated markets and certain partner-led markets is managed centrally in its headquarters to better control quality and cost and provide rapid production. Business Web site creation follows a standardized process. First, sales representatives in the field work with customers to design their sites and gather images and text. Once content is collected, sales representatives forward this information to TMCS's central production site in Pasadena, California where data entry personnel input the text. Graphic designers then use TMCS's proprietary software to combine the text and scanned images to create custom sites designed to reflect the nature and style of each business customer. Once the Web site designers have completed their work, the business Web site is checked for accuracy and published online after a 14-day customer proofing period. The entire process, from the receipt of content by TMCS to putting a site online, takes approximately one month to complete. Each step of the sales and production process is monitored by an enterprise management system to ensure that the process is consistent and complete. TMCS believes the systems and processes it has developed to produce business Web sites allow it to create higher quality, more informative sites in a more cost-effective and timely manner than its competitors.

     TMCS intends to be the leading personalized source for local information and transactions. Its rapidly expanding city guide network now includes a broad range of local transaction services, including tickets, hotel reservations, merchandise, e-Commerce, employment classifieds and matchmaking to help local consumers get things done online.

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

CitySearch Strategic Alliances

     TMCS has entered into partnerships and strategic alliances with third parties in order to:

     . rapidly build its national and international network of CitySearch local city guides;

     .    generate licensing revenue in CitySearch partner-led markets;

     .    facilitate branding;

     .    gain access to additional content; and

     .    drive traffic on its network of sites.

     TMCS intends to continue to negotiate further partnerships and alliances.

     Newspaper and Telephony Partnerships. TMCS has entered into strategic partnerships with major newspapers and media companies such as The Baltimore Sun, The Dallas Morning News, the Los Angeles Times, The San Diego Union-Tribune, Washingtonpost.Newsweek Interactive, Big Colour Pages (independent yellow pages of Australia), The Melbourne Age, Schibsted ASA/Scandinavia Online (Copenhagen, Oslo and Stockholm), The Sydney Morning Herald, Tele-Direct (the yellow pages subsidiary of Bell Canada, Inc.) and the Toronto Star. In these partner-led markets, the partner provides the capital and management, while TMCS contributes technology, a business model, consulting services, business systems and processes and network participation. TMCS typically receives up-front license fees, ongoing license fees for delivery of upgrades and support, and royalties based on revenues that the partner generates through the city guide service. In addition, TMCS generally receives additional fees for consulting services in connection with the launch of the partner's city guides, custom engineering requested by particular partners, and compensation for business Web site production, customer service, billing and hosting services. These partner agreements are typically five to eight years in length, and contain customary termination rights in the event of material breach or non-performance. TMCS believes these arrangements allow it to expand its national and international network of cities in a more rapid and cost-effective manner than a solely owned and operated network would allow.

     TMCS has also reached content sharing and linking agreements with various companies, including the New York Daily News Online Edition and Time Out New York. Under these agreements, its city guide sites and content partners create co-branded areas and host certain content supplied by the content partners.

     In August 1998, TMCS restructured its relationship with Toronto Star Newspapers Limited in order to admit a new partner with significant brand, sales and financial resources. Under the terms of the partnership agreement, Toronto Star Newspapers Limited and Tele-Direct Inc. each hold a 45% interest in the partnership and together operate the toronto.com Web service. TMCS holds a 10% interest in the partnership and licenses its technology and business systems to the partnership for use in the defined territory.

     In July 1998, TMCS entered into an agreement with Classified Ventures, a leading provider of online advertising products and services to the newspaper industry. Classified Ventures is funded by Central Newspapers, Inc., Gannett Co., Inc., Knight Ridder, Inc., The McClatchy Company, The New York Times Company, The Times Mirror Company, Tribune Company and The Washington Post Company, and has a network of over 140 affiliated newspapers in 44 states, including 34 of the nation's top 50 markets. TMCS licensed elements of its technology and business systems to Classified Ventures and provides services in automotive and real estate classified advertising categories. The agreement may be terminated effective 2001 by Classified Ventures, although it may be terminated earlier by agreement of the parties. Certain CitySearch

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owned and operated city guides may also participate as Classified Ventures affiliates in their respective markets.

     Television and Radio Media Alliances. TMCS has entered into co- promotion agreements with local television and radio stations in most of the CitySearch owned and operated markets. These relationships typically offer content sharing and co-promotion to both parties. TMCS works with each partner to develop a multimedia Web site within the CitySearch site, while the partner offers promotion and a recognized brand within the market. TMCS typically receives significant on-air promotion from these television and radio stations that increases brand awareness and drives traffic to the CitySearch site. For example, TMCS has partnered in Salt Lake City/Utah with the CBS television station (KUTV) as well as radio stations owned by Citadel Communications Corporation and, in Raleigh-Durham-Chapel Hill, with the national public radio station (WUNC) and radio stations owned by Capstar Broadcasting Corporation. In San Francisco, TMCS has agreements with the ABC television station (KGO) and two radio stations owned by CBS.

     Marketing Agreements. TMCS has entered into both local and national marketing agreements. For example, TMCS is a party to an agreement with American Express which included an equity investment in TMCS. The agreement provides for distribution of co-branded marketing materials to American Express Travel Related Services Company, Inc. merchant customers in TMCS's local markets that will offer merchant customers online Web site presences through its local city guides. The parties intend to create areas within the CitySearch sites to aggregate promotions and discounts offered to consumers by American Express merchant customers as well as develop additional e-commerce products. In addition, American Express is obligated to purchase sponsorships and banner advertising on the CitySearch sites. The agreement expires in 2002, subject to certain provisions allowing for early termination in the event of a change of control of TMCS. TMCS intends to continue to aggressively pursue such marketing agreements in order to attract additional business customers and increase usage of the CitySearch service by consumers.

     Content Distribution Alliances. TMCS has entered into agreements with a number of companies to distribute its content and drive traffic to its Web sites. For example, TMCS has entered into agreements or arrangements with Earthlink Network, Inc., Planet Direct Corporation and Internet Travel Network to distribute content across relevant sites.

Marketing and Sales

     TMCS emphasizes marketing activities in its owned and operated markets aimed at increasing awareness of its CitySearch local city guides for both consumers and business customers. TMCS's roll-out teams are led by experienced managers who prepare for launch by negotiating promotional arrangements with local media, training a direct sales force and selling initial sites. TMCS conducts advertising and public relations campaigns through low-cost "guerilla" marketing efforts and its local media partners in radio, television and print advertising to both drive business customer sales and consumer usage. TMCS also purchases targeted advertising on Web sites such as Infoseek and Preview Travel, as well as through traditional radio, print and outdoor media.

     In partner-led markets, TMCS's marketing efforts rely substantially on the partner's existing franchise and resources in the community. Partners typically market their city guide services through print promotion and integration into a pre-existing news Web site. The partner's brand is also used in conjunction with the CitySearch brand to build credibility with local consumers. TMCS provides its partners with a roll-out team to launch the service and ongoing support, including assistance with recruiting, sales strategy and back office operations.

     After a site has been launched, TMCS, or its partners, rely upon a direct sales force to accelerate the momentum established by the roll-out team. As of March 31, 1999 TMCS employed 262 sales representatives

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and IMAs in its 19 owned and operated markets. Sales representatives sell directly to local businesses and IMA's maintain regular contact with customers and facilitate up-selling of Web site functionality. Sales representatives in new markets perform both selling and active customer relationship management. Each sales representative completes an intensive training program at TMCS's headquarters with follow-up field training. TMCS's proprietary enterprise management system tracks sales leads and prospect status and allows sales managers to track performance. Sales representatives participate in ongoing training sessions in sales techniques and new products.

Operations

     TMCS has created a systematic approach to market roll-out of its CitySearch local city guides that is designed to enable it to launch its service in owned and operated markets and to support a local service once launched. In addition, TMCS licenses its roll-out capabilities to media companies in its partner-led markets. TMCS has analyzed and documented the best practices associated with its early city launches to refine and standardize its field and home office production processes. TMCS's software systems monitor much of the sales and customer care functions. Additionally, TMCS has built custom systems that streamline the site creation and maintenance process.

     TMCS's growing network of local city sites has allowed it to refine and streamline the content and the roll-out process of new owned and operated sites. TMCS refers to these new sites as "Quicksilver Sites." Quicksilver Sites incorporate content produced by TMCS for use nationally by all its local sites, such as movie and music reviews, with local edits to provide a broader content base for its new sites in their start up phase. TMCS believes it realizes economies of scale in the production of such content. The Quicksilver Sites are focused more on arts and entertainment as a result of TMCS's analysis of traffic patterns on its older owned and operated sites. This traffic analysis indicates that arts and entertainment is where the majority of site visitors spend their time. TMCS's streamlined roll-out strategy allows it to launch a new Quicksilver Site in approximately one-half of the time needed for the launch of older owned and operated sites. TMCS also staffs its Quicksilver Sites with less than one-half of the employees needed to staff the older sites. TMCS attributes this to allowing the Quicksilver Site local account managers to manage their relationships with advertisers from start to finish and the reduced need to generate local content due to the use of a national content feed. As a result of the Quicksilver Site program, TMCS plans to launch new sites faster than in the past and at less incremental cost.

     Customer service operations are located in TMCS's Pasadena headquarters. TMCS's enterprise management systems enable customer service staff to view the customer's full profile, billing and interactive history as they take the call, and to use the software tools to make changes to the business customer's site in real time.

Technology

     TMCS has developed and implemented a number of technologies to support its local city guide service and business operations, including (1) an online city guide application, (2) a set of content creation and management tools and (3) a suite of integrated enterprise management systems.

     CitySearch Online Application. TMCS's online application provides a user interface intended to support novice online users, while providing easily accessible advanced features for experienced Web users. The core end-user functionality of TMCS's application includes:

     .    concurrently performed keyword, geographic and temporal searches;

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     .    personalization that permits consumers, for example, to receive newsletters in areas of interest, and register for special offers from TMCS business customers that have chosen to implement a one-to-one marketing approach;

     .    dynamic map rendering and "nearby" functionality; and

     .    message boards.

     TMCS employs a multi-tiered architecture, separating a standard relational database from business rules and presentation logic. TMCS's online application is designed to permit city guide publishers to create and to change the appearance of the product quickly and easily. As result, TMCS believes that both it and its partners will be able to respond readily to changes in the marketplace and to evolving user preferences. In addition, the tiered architecture is designed to provide for rapid development cycles and code rouse. TMCS has made a substantial investment in its product development infrastructure and intends to continue to release product enhancements that address changing demands of business customers and consumers.

     Content Creation and Management Tools. TMCS has created the following applications to support editorial and advertising content production:

     .    SiteWorks, for design of business Web sites and editorial features;

     .    EditWorks, for editorial content entry;

     . User Interface Tree editor, for defining and managing the site hierarchy; and

     . MediaWorks, to enable remote content partners, typically television and radio stations, to submit content directly to the site.

     These tools are designed to minimize the technical knowledge that editorial and advertising content producers need to possess.

     Enterprise Management Systems. TMCS has developed and implemented a suite of integrated enterprise management systems designed to handle an increasing volume of business customers. The enterprise management system consists of third-party and internally developed applications covering sales force automation and telemarketing, production management and tracking systems, customer service, accounting, billing and commissions systems.

     The sales force automation and production tracking systems enhance TMCS's ability to manage the planning, scheduling, forecasting and tracking of business Web sites, banners and other services through the various stages of design and production. These tools enable TMCS to manage the large number of business Web sites and banners developed simultaneously and originating from numerous cities. TMCS believes the systems and processes it has developed to produce business Web sites allow it to create high quality sites in a more cost-effective and timely manner.

                         Ticketmaster Online Business

Ticketmaster Online Service

     Ticketmaster Online is a leading online ticketing service that enables consumers to purchase tickets for live music, sports, theater and family entertainment events presented by Ticketmaster Corp.'s clients and related merchandise over the Web. Consumers can access the Ticketmaster Online service at

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www.ticketmaster.com and from CitySearch owned and operated city guides at
www.citysearch.com through numerous direct links from banners and event profiles. In addition to these services, the Ticketmaster Online Web site provides local information and original content regarding live events for Ticketmaster Corp. clients throughout the United States, Canada and the United Kingdom.

     Throughout the Ticketmaster Online Web site and at the conclusion of a confirmed ticket purchase, the consumer is prompted to purchase merchandise that is related to a particular event, such as videos, tour merchandise and sports memorabilia. TMCS intends to expand the types and range of merchandise that can be ordered by consumers through the Ticketmaster Online Web site. TMCS also intends to organize membership programs that will provide Ticketmaster Online members with certain benefits centered around entertainment, leisure and travel activities. Membership is expected to include participation in other activities not generally available to the public.

     Since the commencement of online ticket sales in November 1996, Ticketmaster Online has experienced significant growth in tickets sold through its Web site. Gross transaction dollars for ticket sales increased from approximately $854,000 in the quarter ended December 31, 1996 to $59.5 million in the quarter ended March 31, 1999. Similarly, tickets sold on the Ticketmaster Online Web site in the quarter ended December 31, 1996 represented less than 1% of total tickets sold by Ticketmaster Corp., while tickets sold online in the quarter ended March 31, 1999 represented 8.7% of tickets sold.

Ticketmaster Corp. Clients

     Ticketmaster Corp. is a leading provider of automated ticketing services in the United States with over 3,750 domestic clients, including many of the country's foremost entertainment facilities, promoters and sports franchises. Ticketmaster Corp. established its market position by providing these clients with comprehensive ticket inventory control and management, a broad distribution network and dedicated marketing and support services. Ticket orders are received and fulfilled through operator-staffed call centers, independent sales outlets remote to the facility box office, and Ticketmaster Online's Web site. Revenue is generated principally from convenience charges received by Ticketmaster Corp. for tickets sold on its clients' behalf. Ticketmaster Corp. generally serves as an exclusive agent for its clients and typically has no financial risk for unsold tickets.

     Ticketmaster Corp. has a comprehensive domestic distribution system that includes approximately 2,800 remote sales outlets, covering many of the major metropolitan areas in the United States, and 17 domestic call centers with approximately 2,000 operator positions. Ticketmaster Corp. also operates in Great Britain, Canada, Ireland, Mexico and Australia and, in 1998, has expanded into France, Chile and Argentina. The number of tickets sold through Ticketmaster Corp. has increased from approximately 29 million tickets in 1990 to approximately 70 million tickets in 1998.

     TMCS believes that the Ticketmaster system for live event ticketing transactions and its distribution capabilities enhance Ticketmaster Corp.'s ability to attract new clients and maintain its existing client base. The Ticketmaster system, which includes both hardware and software, is typically installed in a client's box office and provides a single centralized inventory control management system capable of tracking total ticket inventory for all events, whether sales are made on a season, subscription, group or individual ticket basis. The versatility of the Ticketmaster system allows it to be customized to satisfy a full range of client requirements.

     Ticketmaster Corp. generally enters into written agreements with its clients under which it agrees to provide the Ticketmaster system and to serve as the client's exclusive ticket sales agent for all sales of individual tickets sold outside of the facility's box office for a specified period, typically five to seven years. Under its facilities agreements, Ticketmaster Corp. generally is granted the right to sell tickets for all live

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events presented at a facility, and installs the Ticketmaster system in the facility's box office. Agreements with promoters generally grant Ticketmaster Corp. the right to sell tickets for all live events presented by that promoter at any facility, unless the facility is covered by an exclusive agreement with another automated ticketing service company.

     As part of its client agreements, Ticketmaster Corp. is generally granted the right to collect from ticket purchasers a per ticket convenience charge on all tickets sold other than at the box office and an additional per order handling charge on all tickets sold by Ticketmaster Corp. other than at remote sales outlets to partially offset the cost of fulfillment. The amount of the convenience charge is typically determined during the contract negotiation process, and varies based upon numerous factors, including the services to be rendered to the client, the amount and cost of equipment to be installed at the client's box office and the amount of advertising and/or promotional allowances to be provided, as well as the type of event and whether the ticket is purchased at a remote sales outlet, by telephone, through the Ticketmaster Online Web site or otherwise. Any deviations from those amounts for any event are negotiated and agreed upon by Ticketmaster Corp. and the client prior to the commencement of ticket sales. During Ticketmaster Corp.'s fiscal 1998 and the first quarter 1999, the convenience charges generally ranged from $1.50 to $7.00 per ticket. Ticketmaster Corp.'s client agreements also generally establish the amounts and frequency of any increases in the convenience charge and handling charge during the term of the agreement.

     The agreements with some of Ticketmaster Corp.'s clients may provide for a client to participate in the convenience charges paid by ticket purchasers for tickets bought through Ticketmaster Corp. for that client's events. The amount of such participation, if any, is determined by negotiation with that client. Some agreements also may provide for Ticketmaster Corp. to make participation advances to the client, generally recoupable by Ticketmaster Corp. out of the client's future right to participation. In limited cases, Ticketmaster Corp. makes an upfront, non-recoupable payment to a client for the right to sell tickets for that client.

     Clients are routinely required by contract to include the Ticketmaster name in print, radio and television advertisements for entertainment events sponsored by such clients. The Ticketmaster name and logo are also prominently displayed on printed tickets and ticket envelopes.

     Ticketmaster Corp. generally does not buy tickets from its clients for resale to the public and has no financial risk for unsold tickets. In the United Kingdom, Ticketmaster Corp. may from time to time buy tickets from its clients for resale to the public in an amount typically not exceeding (Pounds) 1,000,000 in the aggregate, of which less than (Pounds) 300,000 is normally unsold at any time. Ticket prices are not determined by Ticketmaster Corp. Ticketmaster Corp.'s clients also generally determine the scheduling of when tickets go on sale to the public and what tickets will be available for sale through Ticketmaster Corp. Facilities and promoters, for example, often handle group and season ticket sales in-house. Ticketmaster Corp. only sells a portion of its clients' tickets, the amount of which varies from client to client and varies as to any single client from year to year.

     TMCS believes that the primary benefits derived by Ticketmaster Corp.'s clients by use of the Ticketmaster System include the following:

     . centralized control of total ticket inventory as well as accounting information and market research data;

     .  centralized accountability for ticket proceeds;

     .  manageable and predictable transaction costs;

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     .  broader and expedited distribution of tickets;

     . wide dissemination of information about upcoming events through Ticketmaster Corp.'s call centers, Ticketmaster Online and other media platforms;

     . the ability to easily add additional performances if warranted by demand; and

     .  marketing and promotional support.

     If an event is canceled, Ticketmaster Corp.'s current policy is to refund the per ticket convenience charges, but not the handling charge. Refunds of the ticket price for a canceled event are funded by the client. To the extent that funds then being held by Ticketmaster Corp. on behalf of the client are insufficient to cover all refunds, the client is obligated to provide Ticketmaster Corp. with additional funds within 24 to 72 hours after a request by Ticketmaster Corp.

Ticketmaster License Agreement

     Under TMCS's license agreement with Ticketmaster Corp., subject to specified limitations, Ticketmaster Corp. has granted TMCS an exclusive, perpetual, irrevocable, worldwide license to use the Ticketmaster trademark and specified Ticketmaster Corp. databases to sell live event tickets online for Ticketmaster Corp.'s clients. In addition, Ticketmaster Corp. authorized TMCS to be its exclusive, perpetual, worldwide agent for such online ticket sales. The license agreement further provides that Ticketmaster Corp. may use and permit others to use the Ticketmaster trademark in connection with the online promotion of ticket sales.

     Ticketmaster Corp. retains the rights to sell tickets by non-online means and to use the Ticketmaster trademark in connection with such sales. The license agreement defines such non-online means to include:

     .  by telephone;

     . by other voice-to-voice means or voice-to-voice recognition unit systems;

     .  by non-interactive broadcast, cable and satellite television; and

     .  by kiosks and retail ticket outlets.

     Client venues retain the rights to sell tickets at their box offices or as otherwise provided in client venue agreements with Ticketmaster Corp.

     Ticketmaster Corp. is the contracting party with client venues, promoters and sports franchises, providing ticket inventory management, consumer information and related data for all ticketing transactions. Ticketmaster Corp. provides this information to Ticketmaster Online for processing of online live event ticket sales and provides all transaction processing and fulfillment services for online live event ticket sales. TMCS is required under the license agreement to comply with the terms of Ticketmaster Corp.'s client agreements. TMCS's rights, contained in the license agreement, are subject to the client agreements. The license agreement also generally restricts TMCS from cooperating with, offering online links to, or entering into any agreements with venues, ticket sellers or sales agents for online sale of tickets.

     Under the license agreement, TMCS pays Ticketmaster Corp. a royalty which is a percentage of the net profit TMCS derives from online ticket sales. TMCS also reimburses Ticketmaster Corp. for Ticketmaster Corp.'s direct expenses related to online ticket sales.

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     Under the license agreement, TMCS has also been granted the non-exclusive right to promote and sell online specified merchandise available through Ticketmaster Corp. Ticketmaster Corp. serves as TMCS's exclusive fulfillment provider for the online sales of this merchandise. As long as Ticketmaster Corp.'s fees, terms and quality of service are no less favorable than those available to TMCS from third parties, Ticketmaster Corp. or its affiliates will serve as TMCS's exclusive fulfillment provider for the online sales of all other merchandise available through Ticketmaster Corp. Ticketmaster Corp. may also solicit sponsorship and advertising for TMCS sites in a bundle with other sponsorship and advertising opportunities offered by Ticketmaster Corp.

Ticketmaster Online Strategic Alliances

     Ticketmaster Online participates in certain strategic partnerships with leading marketing and technology partners. TMCS believes that these alliances continue to build the Ticketmaster Online brand name and expand its promotional opportunities.

     Advertising, Sponsorship and Marketing Partnerships. Ticketmaster Online has entered into advertising, sponsorship and marketing alliances with Internet content and service providers and other partners. In addition, Ticketmaster Corp. has entered into similar agreements pursuant to which Ticketmaster Online performs services and is allocated a percentage of revenues. Ticketmaster Online's other advertisers and marketing partners include Palm Computing Company, United Parcel Service of America, Inc., International Business Machines Corporation and Sprint Communications Company, Ltd. Client advertisements and marketing opportunities are typically integrated into TMCS's Ticketmaster Online Web site through banners and links that encourage viewers to click through for additional information. TMCS intends to continue to pursue such advertising, sponsorship and marketing opportunities.

     Technology Partnerships. TMCS also participates in certain arrangements with technology partners to provide enhanced features and functionality on its Ticketmaster Online Web site. For example, TMCS's "my Ticketmaster" Web site, which it jointly developed with Intel Corporation and launched in the first quarter of 1999, is a personalized Web application designed to enable users to choose categories of event information they receive based on personal preferences and habits. This personalized and localized site has been designed to include such features as seating charts, some of which are designed to provide three- dimensional perspectives and driving directions to venues.

Marketing and Sales

     TMCS believes that it will benefit from Ticketmaster Corp.'s continued promotion of Ticketmaster Corp.'s brand name through Ticketmaster Corp.'s services and advertising sales force. TMCS intends to continue to leverage the Ticketmaster brand name, Ticketmaster Corp.'s extensive distribution capabilities and core ticketing services in an effort to offer live event venues, sports franchises, promoters, advertisers, sponsors and other partners a wider variety of advertising, promotional and marketing platforms for their products and services. Through its relationship with Ticketmaster Corp., advertisers have access to a full array of advertising alternatives, ranging from online advertising vehicles such as Web sites, banners and sponsorships to traditional advertising on ticket stock and envelopes, during telephone sales (e.g., "music on hold" and sales scripts) and through direct mail campaigns. As of March 31, 1999, TMCS had 11 employees dedicated to advertising and promotion of Ticketmaster Online's services.

Operations

     The Ticketmaster Online ticketing system interfaces on a real-time basis with the host ticketing systems developed by Ticketmaster Corp. This process is designed to ensure that, except in limited circumstances, the inventory of tickets available online is identical to that which is available through

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Ticketmaster Corp.'s other distribution methods (e.g., telephone call centers and independent retail outlets) and to enable consumers to order tickets on a "best available seat" basis. Measures are taken that are designed to prevent system failure in Ticketmaster Corp.'s computer center. Each system has a live back-up standing ready in the event of a primary system failure. The rooms housing the computer-related equipment are protected by computer-safe fire protection systems. To guard against power outages, uninterruptable power supplies are utilized. High capacity back-up generators eliminate the dependency on public electric sources. In addition, all data is continually recorded on back-up tape.

     TMCS utilizes Secure Sockets Layer encryption technology designed to allow users to securely transmit their personal information to the Ticketmaster Online Web site. The decrypted data is then passed through two levels of firewalls, using an internally developed communications protocol to the Ticketmaster Corp. host systems where credit cards are processed and customer accounts are created. The host systems communicate directly with bank processing centers for instantaneous online credit card authorization and electronic deposit of credit card receipts. Essentially, all order processing, credit card billing, order fulfillment and consumer service functions for online ticketing orders are handled by Ticketmaster Corp. in the same manner as orders which are placed by telephone.

Technology

     Ticketmaster Online has an extensive database of live event information, with event information updated 12 times every hour and more than 200 times daily. This data base contains information on more than 30,000 events and over 3,000 clients and is designed to support an easy-to-use and reliable dynamic event calendar and ticket-buying interface to the Ticketmaster System.

     The Ticketmaster Online system is deployed as a multi-tiered system of servers that separate database functions, Web page serving functions, transaction processing functions and ticketing system interfacing functions. The system is built using a combination of commercial and proprietary software and hardware and is integrated into the Ticketmaster System. All Ticketmaster Online ticket sales occur on one of 20 geographically dispersed host systems. Credit card authorization and deposit, inventory control for events, customer account management and ticket printing and distribution are all handled on the Ticketmaster System. Internet users interact with various Web servers to find an event using various criteria including event location, event type, or performer name. Once an event is located, users interact with forms-based HTML pages to guide them through the ticket-buying process. The Web servers communicate via a proprietary gateway to the host ticketing systems where the transaction actually takes place. Since the online ticketing system interfaces in real-time with the host ticketing systems, except in limited circumstances, the seats are identical to those available for sale through Ticketmaster Corp.'s other distribution systems such as call centers, outlets or box offices.

CityAuction

     In March 1999, TMCS purchased CityAuction, Inc. which provides person-to-person online auctions. In addition to national and regional auctions, CityAuction lets users post and search in their own locality, allowing them to trade items that would be considered too valuable or difficult to transport, such as electronic/office equipment, furniture and automobiles.

Match.com

     TMCS recently purchased Match.com, a leading on-line matching and dating service. The acquisition closed on June 14, 1999. Match.com provides adults with a secure, effective environment for meeting other single adults. Match.com provides users with access to other users' personal profiles. Match.com members are, on average, upscale, professional singles seeking meaningful romantic relationships. Users interested in

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meeting others can send email messages to one another. Email recipients can respond, or not, depending on their level of interest in the sender. Match.com allows seven days of free viewing of personals, but to receive unlimited usage and the ability to e-mail other users, users must subscribe to the service on a month to month basis. Match.com has focused on keeping the number of users balanced between men and women by forming relationships with women oriented Internet sites. Match.com also expends a considerable amount of effort to keep the site secure for use by single women.

Potential Acquisition of Microsoft's Sidewalk

     On July 19, 1999, TMCS entered into an agreement to purchase the assets associated with the entertainment city guide portion of the Sidewalk.com Web site from Microsoft Corporation. The transaction was structured as a merger between a wholly-owned subsidiary of TMCS and a Microsoft subsidiary which holds the Sidewalk assets. TMCS also entered into a four year distribution agreement with Microsoft pursuant to which TMCS will become the exclusive provider of local city guide content on the Microsoft Network and TMCS's internet personals Web sites will become the premier provider of personals content to MSN. In addition, TMCS and Microsoft entered into additional cross-promotional arrangements. The transaction is expected to close in the late summer following regulatory approval. In connection with these transactions, TMCS agreed to issue 7,000,000 shares of its Class B Common Stock and two warrants to purchase an aggregate of 4,500,000 shares of its Class B Common Stock. The first warrant has an initial exercise price of $30 per share, which adjusts downward by $1/16 for each $1/16 increase in the price of the Class B Common Stock over $30 at the time the warrant is exercised. The second warrant has a fixed exercise price of $60 per share of Class B Common Stock. TMCS granted Microsoft certain registration rights in connection with the transaction.

Competition

     The markets for local interactive content and services are highly competitive. Currently, CitySearch's primary competitors include Digital City, Inc., a company wholly-owned by America Online, Inc. and Tribune Company, Microsoft Corporation (Sidewalk) and InfoSpace. CitySearch also competes against search engine and other site aggregation companies which primarily serve to aggregate links to sites providing local content such as Excite, Inc. (City.Net), Lycos, Inc. (Lycos City Guide) and Yahoo! (Yahoo! Local). In addition, CitySearch competes against offerings from media companies, including Cox Interactive Media, Inc., Knight Ridder, Inc. and Zip2 Corporation, as well as offerings from several telecommunications and cable companies and Internet service providers that provide local interactive programming such as SBC Communications, Inc. (At Hand) and MediaOne Group, Inc. (DiveIn). There are also numerous niche competitors which focus on a specific category or geography and compete with specific content offerings provided by TMCS. TMCS may also compete with online services and other Web site operators, as well as traditional media such as television, radio and print, for a share of advertisers' total advertising budgets. TMCS faces different competitors in most of its CitySearch markets. For example, competitors in the San Francisco Bay Area primarily include Microsoft Corporation (Sidewalk), America Online, Inc. (Digital City) and Yahoo! (SF Bay). Competitors in Raleigh-Durham-Chapel Hill primarily include the Web site operated by The Raleigh News & Observer, WRAL-TV, trianglerestaurants.com, Digital Center (raleighonline.com), Yahoo! Local and Internet Presentations, Inc. (citydirect.com). Furthermore, additional major media and other companies with financial and other resources greater than TMCS's may introduce new Internet products and services addressing these markets in the future. There can be no assurance that TMCS's competitors will not develop services that are superior to those of TMCS's or that achieve greater market acceptance than its offerings.

     The markets for the business of selling live events tickets and related merchandise is highly competitive and diverse. Ticketmaster Corp.'s and Ticketmaster Online's competitors include event facilities and promoters that handle their own ticket sales and distribution through online and other distribution channels, live event automated ticketing companies with Web sites which may or may not currently offer online transactional capabilities and certain Web-based live event ticketing companies which only conduct business online. Where facilities and promoters decide to utilize the services of a ticketing company, Ticketmaster Corp. and Ticketmaster Online compete with international, national and regional ticketing services, including TicketWeb, Telecharge (Shubert Ticketing Services), NEXT Ticketing, Advantix, ETM Entertainment Network, Dillard's, Prologue, Capital Tickets, Lasergate (Lasergate Systems, Inc.) and Tickets.com. Several of Ticketmaster Corp.'s and Ticketmaster Online's competitors have operations in multiple locations throughout the United States and compete with Ticketmaster Corp. and Ticketmaster Online on a national level, while others compete with Ticketmaster Corp. and Ticketmaster Online principally in one specific geographic region.

     Ticketmaster Corp. is a leading provider of live event automated ticketing services in the United States, with over 3,000 clients, and has a widely recognized brand name in the live event ticketing business. TMCS believes that its right to act as Ticketmaster Corp.'s exclusive agent for online live event ticket sales with the exclusive, worldwide right to use the Ticketmaster trademark for such online sales will enable TMCS to compete effectively with other online ticketing services. However, in a number of specific geographic regions, including a number of local markets in which TMCS provides or intends to provide its local city guide service, one or more of Ticketmaster Corp.'s and Ticketmaster Online's competitors may serve as the primary ticketing service in the region. TMCS believes that its Ticketmaster Online Service will experience significant difficulty in establishing a significant online presence in such regions and, as a result, any local city guide for such a region may be unable to provide significant ticketing capabilities. In addition, there can be no assurance that one or more of these regional automated ticketing companies will not expand into other regions or nationally, which could have a material adverse effect on TMCS's business, financial condition and results of operations.

     Furthermore, some of Ticketmaster Online's competitors may have financial and other resources greater than TMCS's and may introduce new Internet products and services in these markets in the future. There can be no assurance that Ticketmaster Online's competitors will not develop services superior to those of Ticketmaster Online or achieve greater acceptance than the Ticketmaster Online service offerings. In addition, pursuant to the TMCS license agreement with Ticketmaster Corp., Ticketmaster Online is restricted from entering into agreements with facilities, promoters or other ticket sellers for the online sale of live event tickets. As a result, Ticketmaster Online is dependent on the ability of Ticketmaster Corp. to acquire and maintain live event ticketing rights, including online ticketing rights, with facilities and promoters and to negotiate commercially favorable terms for such rights. Furthermore, substantially all of the tickets sold through TMCS's Ticketmaster Online Web site are also sold by Ticketmaster Corp. by telephone and through independent retail outlets. These sales by Ticketmaster Corp. could have a material adverse effect on TMCS's online ticket sales, and as a result, on our business, financial condition and results of operations.

     TMCS believes that principal competitive factors include the following:

     .  depth;

     .  quality and comprehensiveness of content;

     .  ease of use;

     .  distribution;

     .  search capability; and

     .  brand recognition.

     Many of TMCS's competitors, whether with respect to the CitySearch service or Ticketmaster Online service, have greater financial and marketing resources than TMCS and may have significant competitive advantages through other lines of business and existing business relationships. There can be no assurance that TMCS will be able to successfully compete against its current or future competitors or that competition will not have a material adverse effect on its business, financial condition and results of operations. Furthermore, as a strategic response to changes in the competitive environment, TMCS may make certain pricing, servicing or marketing decisions or enter into acquisitions or new ventures that could have a material adverse effect on its business, financial condition and results of operations.

Proprietary Rights

     TMCS regards its copyrights, service marks, trademarks, trade dress, trade secrets, proprietary software and similar intellectual property as critical to its success, and relies on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with employees, customers, partners and others to protect its proprietary rights. TMCS does not hold any patents. TMCS pursues the registration of certain of its key trademarks and service marks in the United States and internationally. Effective trademark, service mark, copyright and trade secret protection may not be available or sought by TMCS in every country in which its products and services are made available online. TMCS has licensed in the past, and expects that it may license in the future, certain proprietary rights, such as trademarks or copyrighted material, to third parties. In addition, TMCS has licensed in the past, and expects to license in the future, certain content, including trademarks and copyrighted material, from third parties. While TMCS attempts to ensure that the quality of its brands is maintained by such licensees, there can be no assurance that such licensees will not take actions that might materially adversely affect the value of TMCS's proprietary rights or reputation, which could have a material adverse effect on its business, financial condition and results of operations. There can be no assurance that the steps taken by TMCS to protect its proprietary rights will be adequate or that third parties will not infringe or misappropriate its copyrights, trademarks, trade dress and similar proprietary rights. In addition, there can be no assurance that other parties will not assert infringement claims, including patent infringement claims, against TMCS. TMCS licenses the registered trademark "CitySearch" from a third party, and there can be no assurance that it will be able to continue to license the trademark on terms acceptable to it. The initial term of the license expires in 2001, subject to renewal at TMCS's option. TMCS licenses the trademark "Ticketmaster" and related trademarks from Ticketmaster Corp. pursuant to TMCS's license agreement with them. TMCS is dependent upon Ticketmaster Corp. to maintain and assert TMCS's rights to the trademarks licensed from Ticketmaster Corp. and defend infringement claims, if any, relating to TMCS's use of such marks. TMCS may be subject to legal proceedings and claims of alleged infringement of the trademarks and other intellectual property rights of third parties by TMCS's and its licensees or licensors. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources which could result in a material adverse effect on TMCS's business, financial condition and results of operations.

Employees

     As of March 31, 1999, TMCS employed 658 persons with respect to the CitySearch business, including:

     . 290 persons in functions related to cost of revenue, including 265 persons in design, content collection, editorial and photography, 25 persons in customer service and 13 persons in professional services;

     .  262 persons in sales and marketing;

     .  45 persons in research and development; and

     .  61 persons in general and administrative areas.

     As of March 31, 1999, TMCS employed 23 persons with respect to the Ticketmaster Online business, including nine in advertising and promotion, six in operations and technical support, five in graphic design and editorial and content development and three in general and administrative services. None of TMCS's employees is represented by a labor union, and TMCS considers its employee relations to be good.

Properties

     TMCS's headquarters are located in Pasadena, California, where it currently leases approximately 43,000 square feet under a lease expiring in 2002. TMCS also leases local office space in approximately 27 cities throughout the United States and abroad. Local offices range in size from less than 1,000 square feet to 10,000 square feet and have lease terms that range from month-to-month to seven years. None of such leases expires later than 2004. TMCS also leases temporary office space in Los Angeles, California, as well as office space in additional cities throughout the United States, the United Kingdom and Canada, in each case on a month-to-month basis from Ticketmaster Corp. on terms that TMCS believes are at least as favorable as those it could obtain from a third party in an arm's-length transaction. TMCS believes that its facilities are adequate in the locations where it currently does business.

Legal Proceedings

     TMCS is not currently subject to any material legal proceedings. However, it may from time to time become a party to various legal proceedings arising in the ordinary course of its business.

              SHARE OWNERSHIP BY PRINCIPAL STOCKHOLDERS, MANAGEMENT
                             AND DIRECTORS OF TMCS

                           TMCS Class B Common Stock

     The following table sets forth, as of June 14, 1999, certain information regarding the beneficial ownership of TMCS Class B Common Stock by (1) each person or entity who is known by TMCS to own beneficially 5% or more of its outstanding Class B Common Stock; (2) each of its directors; (3) its Chief Executive Officer; and (iv) all of its directors and executive officers as a group.

                                                       Shares Beneficially
                                                              Owned            Voting
                                                    ------------------------
                                                      Number(2)  Percent(2)    Power(3)
                                                    ----------   -----------   -------
Name and Address of Beneficial Owner(1)...........
USA Networks, Inc.................................  42,480,143       77.3 %      67.3%
 152 West 57th Street, 42nd Floor
 New York, NY 10019
Barry Diller(4)...................................  42,480,143       77.3        67.3
William Gross(5)..................................   2,828,261       18.4         4.5
Joseph Gleberman(6)...............................   2,387,981       16.0         3.8
Cendant Corporation(7)............................   1,924,777       13.3           *
 9 West 57th Street
 New York, NY 10019
Charles Conn(8)...................................   1,551,874       11.0         2.4
Thomas Unterman(9)................................     750,413        5.7         1.2
Alan Spoon(10)....................................     748,692        5.6         1.2
Robert Kavner(11).................................     247,031        1.9           *
William D. Savoy..................................      10,000          *           *
Alan Citron.......................................       2,500          *           *
Terry Barnes......................................       2,500          *           *
Eugene L. Cobuzzi(12).............................       2,500          *           *
Victor A. Kaufman.................................       2,000          *           *
Barry Baker.......................................          --          *           *
All executive officers and directors as a group     51,068,021       80.9        81.1
 (17 persons)(13).................................

______________________
* Less than 1% of the total voting power of the outstanding Class A Common Stock and Class B Common Stock.
(1) The address of Mr. Diller and Mr. Kaufman is: c/o USA Networks, Inc., 152 West 57th Street, 42nd Floor, New York, NY 10019. Except as otherwise indicated, the address of each of the other named individuals is: c/o Ticketmaster Online-CitySearch, Inc., 790 E. Colorado Boulevard, Suite 200, Pasadena, CA 91101.
(2) Pursuant to the TMCS Restated Certificate of Incorporation, shares of Class A Common Stock are convertible at any time into an equal number of shares of Class B Common Stock. The percentage of shares beneficially owned assumes the conversion of all shares of Class A Common Stock beneficially owned by the listed person, but does not assume the conversion of Class A Common Stock owned by any other person. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Amounts shown in the above table and the following notes include shares issuable upon exercise of stock options to purchase shares of Class A Common Stock which are exercisable within 60 days of June 14, 1999.
(3) Percent of total voting power is based on one vote for each share of Class B Common Stock and 15 votes for each share of Class A Common Stock, calculated assuming no conversion of the Class A Common Stock by any holder. The voting power is calculated as of June 14, 1999.
(4) Includes 42,480,143 shares of Class A Common Stock which are beneficially owned by USAi. Mr. Diller disclaims beneficial ownership of such shares.
(5) Includes 472,562 shares of Class A Common Stock held by bill gross' idealab!. Mr. Gross disclaims beneficial ownership of the shares held by bill gross' idealab!.
(6) Includes 2,387,981 shares of Class A Common Stock which are held by entities affiliated with The Goldman Sachs Group L.P. Mr. Gleberman is a managing director of Goldman, Sachs & Co., the general partner of which is The Goldman Sachs Group L.P. Mr. Gleberman disclaims beneficial ownership of the shares owned by The Goldman Sachs Group L.P., except to the extent of his pecuniary interest therein.
(7) Represents shares of Class B Common Stock owned by Cendant Intermediate Holdings, Inc., a wholly owned subsidiary of Cendant Corporation.

(8) Includes 1,205,000 shares of Class A Common Stock, and options to purchase 325,000 shares of Class A Common Stock and 21,874 shares of Class B Common Stock exercisable by Mr. Conn within 60 days of June 14, 1999.
(9) Includes 743,360 shares of Class A Common Stock which are held by The Times Mirror Company. Mr. Unterman disclaims beneficial ownership of such shares. Also includes 7,053 shares of Class A Common Stock which are held by The Thomas and Janet Unterman Living Trust dated 12/30/94.
(10) Includes 748,692 shares of Class A Common Stock which are held by Washingtonpost.Newsweek Interactive Company. Mr. Spoon disclaims beneficial ownership of such shares.
(11) Includes 115,282 shares of Class A Common Stock and options to purchase 131,749 shares of Class A Common Stock exercisable by Mr. Kavner within 60 days of June 14, 1999.
(12) Includes 2,500 shares of Class B Common Stock held in custodial accounts for the benefit of Mr. Cobuzzi's minor children for which Mr. Cobuzzi serves as custodian.
(13) See notes (2) through (12).

                           TMCS Class A Common Stock

     The following table sets forth, as of June 14, 1999, certain information relating to the beneficial ownership of TMCS Class A Common Stock by (1) each person or entity who is known by TMCS to beneficially own 5% or more of its outstanding Class A Common Stock; (2) each of its directors; (3) its Chief Executive Officer; and (4) all of its directors and executive officers as a group.

                                                                                   Beneficially            Percentage of Class
Name and Address of Beneficial Owner (1)                                           Owned (2)                       (2)
---------------------------------------------------------------------              ------------            -------------------
USA Networks, Inc....................................................                42,480,143                     68.1%
152 West 57/th/ Street, 42nd Floor
New York, NY 10019
Barry Diller(3)......................................................                42,480,143                     68.1
William Gross(4).....................................................                 2,828,261                      4.5
Joseph Gleberman(5)..................................................                 2,387,981                      3.8
Charles Conn(6)......................................................                 1,530,000                      2.4
Thomas Unterman(7)...................................................                   750,413                      1.2
Alan Spoon(8)........................................................                   748,692                      1.2
Robert Kavner(9).....................................................                   247,031                        *
William D. Savoy.....................................................                        --                       --
Alan Citron..........................................................                        --                       --
Terry Barnes.........................................................                        --                       --
Eugene L. Cobuzzi....................................................                        --                       --
Victor A. Kaufman....................................................                        --                       --
Barry Baker..........................................................                        --                       --
All executive officers and directors as a group (17 persons)(10).....                51,022,981                     81.1

-----------------------
* Less than 1% of the outstanding Class A Common Stock.
(1) The address of Mr. Diller and Mr. Kaufman is: c/o USA Networks, Inc., 152 West 57th Street, 42nd Floor, New York, NY 10019. The address of each of the other named individuals is: c/o Ticketmaster Online-CitySearch, Inc., 790 E. Colorado Boulevard, Suite 200, Pasadena, CA 91101.
(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Class A Common Stock shown as beneficially owned by them. Percentage of class is based on 62,395,683 shares of Class A Common Stock outstanding as of June 9, 1999. Amounts shown in the above table and the following notes include shares issuable upon exercise of stock options to purchase shares of Class A Common Stock which are exercisable within 60 days of June 9, 1999. Shares of Class A Common Stock may be converted at any time into an equal number of shares of Class B Common Stock.

(3) Includes 42,480,143 shares of Class A Common Stock beneficially owned by USAi, as to which Mr. Diller disclaims beneficial ownership.
(4) Includes 472,562 shares of Class A Common Stock held by bill gross' idealab!. Mr. Gross disclaims beneficial ownership of the shares held by bill gross' idealab!.
(5) Includes 2,387,981 shares of Class A Common Stock held by entities affiliated with The Goldman Sachs Group L.P. Mr. Gleberman is a managing director of Goldman, Sachs & Co., the general partner of which is The Goldman Sachs Group L.P. Mr. Gleberman disclaims beneficial ownership of the shares owned by The Goldman Sachs Group L.P., except to the extent of his pecuniary interest therein.
(6) Includes 325,000 shares issuable upon exercise of stock options to purchase shares of Class A Common Stock which are exercisable by Mr. Conn within 60 days of June 14, 1999.
(7) Includes 743,360 shares of Class A Common Stock held by The Times Mirror Company, as to which Mr. Unterman disclaims beneficial ownership, and 7,053 shares of Class A Common Stock held by The Thomas and Janet Unterman Living Trust dated 12/30/94.
(8) Includes 748,692 shares of Class A Common Stock held by Washingtonpost.Newsweek Interactive Company, as to which Mr. Spoon disclaims beneficial ownership.
(9) Includes 131,749 shares issuable upon exercise of stock options to purchase shares of Class A Common Stock which are exercisable by Mr. Kavner within 60 days of June 14, 1999.
(10) See notes (2) through (9).

                               USAi Common Stock

     The following table sets forth, as of June 9, 1999, information relating to the beneficial ownership of the USAi Common Stock by (1) each of TMCS's directors; (2) TMCS's Chief Executive Officer; and (3) all of TMCS's executive officers and directors as a group.

                                                                                                      Percentage of Total
    Name and Address of Beneficial Owner (1)         Number of Shares       Percent of Class (2)       Voting Power (3)
------------------------------------------------     ----------------       --------------------      -------------------
Barry Diller(4).................................           60,671,714                      34.3%                     74.7%
William Gross...................................                   --                        --                        --
Joseph Gleberman................................                   --                        --                        --
Charles Conn....................................                   --                        --                        --
Thomas Unterman.................................                   --                        --                        --
Alan Spoon......................................                   --                        --                        --
Robert Kavner...................................                   --                        --                        --
William D. Savoy(5).............................               81,744                         *                        **
Alan Citron(6)..................................               33,781                         *                        **
Terry Barnes(6).................................               75,000                         *                        **
Eugene L. Cobuzzi(6)............................               56,952                         *                        **
Victor A. Kaufman(6)............................              335,000                         *                        **
Barry Baker(7)..................................                5,300
All executive officers and directors as a group            61,259,491                      34.5%                     74.8%
 (17 persons)...................................

------------------
*   Less than 1% of the outstanding USAi Common Stock.
** Less than 1% of the total voting power of the USAi Common Stock and the Class B common stock of USAi, par value $.01 per share.
(1) The address of Mr. Diller, Mr. Baker and Mr. Kaufman is: c/o USA Networks, Inc., 152 West 57th Street, 42nd Floor, New York, NY 10019. The address of each of the other named individuals is: c/o Ticketmaster Online-CitySearch, Inc., 790 E. Colorado Boulevard, Suite 200, Pasadena, CA 91101.
(2) The percentage of beneficial ownership listed assumes the conversion of any shares of USAi Class B Common Stock owned by such listed person, but does not assume the conversion of USAi Class B Common Stock owned by any other person. Beneficial ownership has been determined in accordance with the rules of the Securities and Exchange Commission. Shares of USAi Class B Common Stock are convertible at any time into an equal number of shares of USAi Common Stock.
(3) The percentage of votes for all classes is based on one vote for each share of USAi Common Stock and ten votes for each share of USAi Class B Common Stock, assuming no conversion of USAi Class B Common Stock.
(4) Liberty, a wholly-owned subsidiary of TCI, Universal, Seagram, USAi and Mr. Diller are parties to a stockholders agreement pursuant to which Liberty and Mr. Diller have formed BDTV INC., BDTV II INC., BDTV III INC. and BDTV IV INC., or together the "BDTV Entities," which entities, as of June 9, 1999, held 4,000,000, 15,618,222, 4,005,182 and 800,000 shares of USAi Class B
    Common Stock, respectively, and an aggregate of 22 shares of USAi Common Stock collectively. Includes 6,715,000 shares of USAi Class B Common Stock, and 9,090,654 shares of USAi Common Stock as to which Mr. Diller has general voting power and which are otherwise beneficially owned by Seagram. Includes 378,322 shares of USAi Class B Common Stock, and 4,820,587 shares of USAi Common Stock as to which Mr. Diller has general voting power and which are otherwise beneficially owned by Liberty. Also consists of 1,029,954 shares of USAi Common Stock owned by Mr. Diller, vested options to purchase 14,153,771 shares of USAi Common Stock, and 60,000 share of USAi Common Stock held by a private foundation as to which Mr. Diller disclaims beneficial ownership. Pursuant to the stockholders agreement, Mr. Diller generally has the right to vote all of the shares of USAi stock held by the BDTV Entities, Seagram and Liberty. These figures do not include any unissued shares of USAi Common Stock or USAi Class B Common Stock issuable upon exchange of the shares of Home Shopping Network, Inc. held by Liberty HSN, Inc. and the shares of USANi LLC beneficially owned by Liberty or Seagram.
(5) Consists of 29,000 shares of USAi Common Stock and vested options to purchase 52,744 shares of USAi Common Stock.
(6)  Consists solely of vested options to purchase shares of USAi Common Stock.
(7)  Consists of 5,300 shares of USAi Common Stock.

                           USAi Class B Common Stock

     The following table sets forth, as of June 9, 1999, information relating to the beneficial ownership of USAi Class B Common Stock for the individuals described in the table regarding ownership of USAi Common Stock.


                                                                       Number of Shares
                                                                         Beneficially
              Name and Address of Beneficial Owner                         Owned (1)              Percentage of Class
----------------------------------------------------------------       ----------------           -------------------
Barry Diller(2).................................................             31,516,726                          100%
 c/o USA Networks, Inc.
 152 West 57th Street 42nd Floor
 New York, NY 10019

-------------------
(1) All or any portion of shares of USAi Class B Common Stock may be converted at any time into an equal number of shares of USAi Common Stock.
(2) These figures do not include any unissued shares of USAi Common Stock or USAi Class B Common Stock issuable upon conversion of Liberty HSN's Home Shopping shares and shares of USANi LLC beneficially owned by Liberty or Seagram.

                              MANAGEMENT OF TMCS

Executive Officers and Directors

     The following table sets forth certain information regarding the executive officers and directors of TMCS as of June 25, 1999:


                    Name                          Age                       Position
-----------------------------------------------  ------     ------------------------------------------
Alan Citron....................................   40        Chairman of the Board
Charles Conn...................................   37        Chief Executive Officer and Director
David Hagan....................................   39        President, Cityguide and Shared Resources
John Pleasants.................................   33        President, Ticketing Transactions
Thomas McInerney...............................   34        Chief Financial Officer, Executive Vice
                                                            President, Finance and Administration and
                                                            Treasurer
Brad Serwin....................................   38        General Counsel, Vice President and Secretary
Barry Baker....................................   46        Director
Terry Barnes...................................   47        Director
Eugene L. Cobuzzi..............................   42        Director
Barry Diller...................................   57        Director
Joseph Gleberman...............................   41        Director
William Gross..................................   40        Director
Victor A. Kaufman..............................   56        Director
Robert Kavner(1)...............................   55        Director
William D. Savoy(1)(2).........................   34        Director
Alan Spoon.....................................   48        Director
Thomas Unterman(2).............................   54        Director

-----------------------
(1) Member of the Compensation Committee.
(2) Member of the Audit Committee.

     Mr. Citron has served as Chairman of the Board of TMCS since September 1998 and the President of USA Interactive, a division of USAi, since July 1998. From June 1997 until July 1998, Mr. Citron served as the President and Chief Operating Officer of Ticketmaster Online. From January 1995 until June 1997, Mr. Citron served as Senior Vice President--New Media of Ticketmaster Corp. From January 1991 until January 1995, Mr. Citron was employed by the Los Angeles Times, a division of The Times Mirror Company, as a reporter and business writer and, commencing in 1992, as an assistant business editor in charge of entertainment.

     Mr. Conn has served as Chief Executive Officer of TMCS since September 1998 and as a director since March 1999. He has served as Chief Executive Officer of CitySearch since he co-founded CitySearch in September 1995, served as President of CitySearch from September 1995 to October 1996 and served as a director from September 1995 until September 1998. From September 1990 to September 1995, he was a consultant at McKinsey & Company, where he was elected Partner. From September 1986 to September 1988, Mr. Conn worked with the Boston Consulting Group in Boston and Tokyo and in 1989 with Canon, Inc. Mr. Conn holds a B.A. from Boston University, a B.A. and M.A. from Oxford University, where he was a Rhodes Scholar, and an M.B.A. from Harvard Business School, where he was a Baker Scholar.

     Mr. Hagan has served as President of Cityguide and Shared Resources since May 1999. He served as Chief Operating Officer of TMCS from January 1999 to May 1999. From April 1994 until December 1998, he served in a variety of senior management positions with Sprint Canada, a telecommunications company, most recently as Executive Vice President, Marketing, Sales and Service. While at Sprint Canada, Mr. Hagan also served as President, Consumer Services Group and as Vice President, Residential Services.

     Mr. Pleasants has served as President - Ticketing and Transactions of TMCS since May 1999. Prior to such position, Mr. Pleasants served as Executive Vice President - New Markets from November 1998 to April 1999 and General Manager - New Markets from November 1996 to November 1998. From September 1993 to November 1996, Mr. Pleasants served as Product Manager for PepsiCo's Frito-Lay division. From May 1988 to August 1991, he worked as a Plant Manager and sales and marketing executive at Hygiene Industries, a textile manufacturer. Mr. Pleasants holds a MBA from Harvard Business School.

     Mr. McInerney has served as Chief Financial Officer, Executive Vice President, Finance and Administration and Treasurer of TMCS since May 1999 when he joined the company. Prior to joining TMCS, Mr. McInerney was an investment banker with Morgan Stanley Dean Witter for nine years, most recently as a Principal. Prior to Morgan Stanley, Mr. McInerney attended Harvard Business School from September 1988 to June 1990.

     Mr. Serwin has served as General Counsel, Vice President and Secretary of TMCS since June 1999 when he joined the company. From March 1995 to May 1999, Mr. Serwin served as General Counsel, Senior Vice President and Secretary of PAULA Financial, a publicly traded insurance holding company. Prior to joining PAULA Financial, Mr. Serwin practiced law for nine years with Gibson, Dunn & Crutcher LLP, where he specialized in transactional and securities law matters.

     Mr. Baker has served as a director of TMCS since March 1999. Mr. Baker has also served as a director of USAi since March 1999. Mr. Baker has been President and Chief Operating Officer of USAi since March 1999. Mr. Baker was Executive Vice President of Sinclair Broadcast Group, Inc. and served as Chief Executive Officer designate and as a director of Sinclair Communications, Inc. from June 1996 through February 1999. From 1989 through May 1996, he was also Chief Executive Officer of River City Broadcasting, L.P., which was acquired by Sinclair Broadcasting.

     Mr. Barnes has served as a director of TMCS since September 1998 and as the President and Chief Executive Officer of Ticketmaster Corp. since June 1998. From September 1995 until June 1998, Mr. Barnes was the President and Chief Operating Officer of TM Ticketing Co. From January 1991 until September 1995, Mr. Barnes was Vice President and General Manager of numerous subsidiaries of Ticketmaster Corp. in the Midwest.

     Mr. Cobuzzi has served as a director of TMCS since September 1998 and as the Chief Operating Officer of Ticketmaster Corp. since June 1998. From February 1997 until June 1998, Mr. Cobuzzi was the Senior Vice President of Operations for Ticketmaster Corp. From September 1995 until February 1997, Mr. Cobuzzi served as an Executive Vice President of TM Ticketing Co. From January 1991 until September 1995, Mr. Cobuzzi served as an officer of numerous subsidiaries of Ticketmaster Corp. in the Northeast. Mr. Cobuzzi, a CPA, began his career at Ticketmaster Corp. as Controller in August 1985.

     Mr. Diller has served as a director of TMCS since September 1998 and served as a director of CitySearch from December 1997 until September 1998. Mr. Diller has been a director and Chairman of the Board and Chief Executive Officer of USAi since August 1995. He was Chairman of the Board and Chief Executive Officer of QVC, Inc., from December 1992 through December 1994. From 1984 to 1992, Mr. Diller served as the Chairman of the Board and Chief Executive Officer of Fox, Inc. Prior to joining Fox, Inc., Mr. Diller served for ten years as Chairman of the Board and Chief Executive Officer of Paramount Pictures Corporation. Mr. Diller is also a director of The Seagram Company Ltd. He also serves on the Board of the Museum of Television and Radio and is a member of the Board of Councilors for the University of Southern California's School of Cinema-Television. Mr. Diller also serves on the Board of Directors of AIDS Project Los Angeles, the Executive Board for the Medical Sciences of the University of California, Los Angeles and the Board of the Children's Advocacy Center of Manhattan.

     Mr. Gleberman has served as a director of CitySearch since May 1996 and of TMCS since September 1998. He is a Managing Director in the Principal Investment Area of Goldman, Sachs & Co., an investment banking firm, a position which he has held since November 1996. He joined Goldman, Sachs & Co. in 1982 and has served as a partner from November 1990 to November 1996. Mr. Gleberman also serves as a director of Applied Analytical Industries, Inc., Biofield Corp. and Dade International, Inc.

     Mr. Gross has served as a director of CitySearch since he co-founded it in September 1995 and of TMCS since September 1998. Since March 1996, Mr. Gross has been Chairman of the Board, Chief Executive Officer and President of bill gross' idealab!, a corporation which generates ideas for and creates new companies. In 1991, he founded Knowledge Adventure Inc., a corporation which developed educational software for children, and served as its Chairman from June 1991 to January 1997. He was a developer at Lotus Development Corporation from 1986 to 1991. Prior to joining Lotus Development Corporation, Mr. Gross founded, in 1980, GNP Loudspeaker, Inc. to manufacture and sell his patented designs. In 1995, Mr. Gross was elected to the Board of Trustees of California Institute of Technology as the first Young Alumni Trustee. Mr. Gross also serves as a director of goto.com, Inc.

     Mr. Kaufman has served as a director of TMCS since September 1998. Mr. Kaufman has also served as a director of USAi since December 1996. Mr. Kaufman has served in the Office of the Chairman of USAi since January 1997 and as its Chief Financial Officer since November 1997. Prior to that time, he served as Chairman and Chief Executive Officer of Savoy Pictures Entertainment, Inc. from March 1992 through December 1996 and as a director of Savoy from February 1992 through December 1996. Mr. Kaufman was the founding Chairman and Chief Executive Officer of Tri-Star Pictures, Inc. from 1983 until December 1987, at which time he became President and Chief Executive Officer of Tri-Star's successor company, Columbia Pictures Entertainment, Inc. He resigned from these positions at the end of 1989 following the acquisition of Columbia by Sony USA, Inc. Mr. Kaufman joined Columbia in 1974 and served in a variety of senior positions at Columbia and its affiliates prior to the founding of Tri- Star.

     Mr. Kavner has served as a director of CitySearch since December 1995, including as Chairman of the Board from March 1996 to September 1998 and as a director of TMCS since September 1998. Mr. Kavner has served as the Chief Executive Officer, President and a director of On Command Corporation, a provider of hotel in-room entertainment and movies, since September 1996 and was a consultant in the area of Internet services and content, interactive entertainment and telecommunications from September 1995 to August 1996. From June 1994 to September 1995, Mr. Kavner was the head of Creative Artists Agency's business advisory group. From 1984 to 1994, Mr. Kavner held a number of senior executive positions with AT&T, Inc. He also serves as a director of Fleet Financial Group and Earthlink Networks, Inc.

     Mr. Savoy has served as a director of TMCS since September 1998. Since 1990, Mr. Savoy has served as Vice President of Vulcan Ventures, Incorporated, a venture capital fund. From 1987 until November 1990, Mr. Savoy was employed by Layered, Inc., and became its President in 1988. Currently, Mr. Savoy serves as President of Vulcan Northwest, Inc. Mr. Savoy also serves on the Advisory Board of Dream Works SKG. Mr. Savoy serves as a director of Harbinger Corporation, Metricom, Inc., Telescan, Inc., United States Satellite Broadcasting, Inc. and, since July 1997, has served as a director of USAi.

     Mr. Spoon has served as a director of CitySearch since December 1997 and as a director of TMCS since September 1998. Mr. Spoon has been President of The Washington Post Company since September 1993 and Chief Operating Officer and a director since May 1991. Prior to that, Mr. Spoon held a wide variety of positions at The Washington Post Company, including President of Newsweek from September 1989 to May 1991. He is also a director of American Management Systems, Inc. and Human Genome Sciences, Inc.

     Mr. Unterman has served as a director of CitySearch since June 1997 and as a director of TMCS since September 1998. Since March 1998, he has served as Executive Vice President and Chief Financial Officer and from August 1995 to March 1998, he served as Senior Vice President and Chief Financial Officer of The Times Mirror Company. From February 1995 to August 1995, Mr. Unterman was a Senior Vice President and General Counsel and, from September 1992 to February 1995, was Vice President and General Counsel of The Times Mirror Company.

Board Composition

     The Board of Directors TMCS is currently comprised of 13 directors, one of whom is an officer of TMCS. Pursuant to the TMCS Restated Certificate of Incorporation, the number of directors will be fixed from time to time by resolution of the Board of Directors. All members of the Board of Directors are elected annually by the TMCS stockholders. Several of the TMCS current directors are directors, officers or employees of USAi or Ticketmaster Group.

     The Board of Directors has a Compensation Committee, comprised of Messrs. Kavner and Savoy, with Mr. Citron serving as an observer to such Committee. The Compensation Committee makes recommendations to the Board of Directors concerning salaries and incentive compensation for officers and employees, including equity compensation for senior executives. In addition, the Board of Directors has an Audit Committee, comprised of Messrs. Savoy and Unterman with Mr. Michael Durney, who serves as the Controller for USAi as an observer, that reviews and monitors corporate financial reporting and audits of the company, as well as any other accounting related matters.

Director Compensation

     The members of the Board of Directors are not currently compensated for their services to TMCS other than for reimbursement of their expenses incurred in connection with such services. In March and April 1996, Mr. Kavner received options to purchase 50,000 shares, 10,000 shares and 81,681 shares of TMCS Class A Common Stock under the 1996 Stock Plan at an exercise price of $0.10 per share, $0.10 per share and $0.25 per share, respectively. Directors may receive discretionary stock option grants pursuant to the provisions of the TMCS 1998 Stock Plan.

Compensation Committee Interlocks and Insider Participation

     The Board of Directors has a Compensation Committee, comprised of Messrs. Kavner and Savoy, with Mr. Citron serving as an observer to such Committee. Neither of the members of the Compensation Committee is an officer or employee of TMCS. No interlocking relationship exists between its Board of Directors or the Compensation Committee and the board of directors or compensation committee of any other company, nor has such an interlocking relationship existed in the past.

Executive Compensation

     The following table sets forth certain summary information concerning the compensation awarded to, earned by or paid for services rendered during the year ended December 31, 1998 by TMCS's Chief Executive Officer. None of its current executive officers earned in excess of $100,000 in compensation during that year.

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

                          Summary Compensation Table

                                                                                               Long-Term
                                                                                             Compensation
                                                                                           ------------------
                                                                                                Awards
                                                                                           ------------------
                                                                                             Ticketmaster
                                                                                           Online-CitySearch
                                                                                              Securities
                                                                            Other Annual   Underlying Options

Name and Principal Position                             Salary     Bonus    Compensation              (#) (1)
------------------------------------------------        ------     -----    ------------   ------------------
Charles Conn
 Chief Executive Officer........................        $119,750   $50,000  $         --              350,000

----------------------
(1) Options to purchase 200,000 shares of Class A Common Stock were granted to Mr. Conn, pursuant to the CitySearch 1996 Stock Plan. In addition, options to purchase 150,000 shares of Class B Common Stock were granted to Mr. Conn pursuant to the TMCS 1998 Stock Plan.

                             Option Grants in 1998

     The following table sets forth certain information regarding option grants to TMCS's Chief Executive Officer during the year ended December 31, 1998.


                                                Percent of
                                   Number of       Total                                Potential Realizable Value at
                                  Securities      Options                               Assumed Annual Rates of Stock
                                  Underlying    Granted to      Exercise                  Price Option Appreciation
                                    Options      Employees     Price Per   Expiration           For Term (5)
                                                                                          ---------------------------
Name                              Granted (#)    In 1998 (3)   Share (4)      Date            5%              10%
-------------------------------   -----------    -----------   ---------    ---------     -----------     -----------
Charles Conn...................     200,000(1)         8.7%       $ 7.00      6/17/08     $16,843,620     $27,649,916
                                    150,000(2)        23.1%       $32.69     12/17/08       8,779,215      16,883,937

------------------
(1) These options were granted under the 1996 Stock Plan and are exercisable for Class A Common Stock. As of December 31, 1998, 325,000 shares were vested.
(2) These options were granted under the 1998 Stock Plan and are exercisable for Class B Common Stock. No shares were vested as of December 31, 1998.
(3) Based on options to purchase 2,288,528 and 650,000 shares granted under the 1996 Stock Plan and the 1998 Stock Plan, respectively, to TMCS employees, including Mr. Conn, during the year ended December 31, 1998. These options exclude options to purchase 419,231 and 0 shares of Class A Common Stock and Class B Common Stock, respectively, that were granted to employees and subsequently canceled during the fiscal year ended December 31, 1998.
(4) The exercise price per share of each option was equal to the fair market value of our underlying Common Stock on the date of grant as determined by the Board of Directors.
(5) Potential gains are calculated based on the $56.00 closing price per share of Class B Common Stock on December 31, 1998 net of the respective exercise price but before taxes associated with the exercise. The 5% and 10% assumed annual rates of compounded stock appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent Ticketmaster Online--CitySearch's estimate or projection of the future Class B Common Stock price. Actual gains, if any, on stock option exercises are dependent on the future market price of shares of Class B Common Stock, our future financial performance and overall market conditions.

                  Option Exercises and Fiscal Year-End Values

     The following table sets forth the number of shares acquired upon the exercise of stock options during the year ended December 31, 1998 and the number of shares covered by both exercisable and unexercisable stock options held by TMCS's Chief Executive Officer at December 31, 1998.

                                                        Number of Securities
                                                       Underlying Unexercised         Value of Unexercised In-The-
                              Acquired     Value       Options at Year-End(#)         Money Options at Year-End(3)
                                                    -----------------------------     ----------------------------
Name                         On Exercise  Realized  Exercisable     Unexercisable     Exercisable   Unexercisable
---------------------------  -----------  --------  -----------     -------------     -----------   --------------
Charles Conn...............           --        --      325,000(1)              0      $16,550,000      $        0
                                                              0           150,000(2)             0       3,496,500

-----------------
(1) These options shown were granted under the 1996 Stock Plan and are exercisable for Class A Common Stock.
(2) These options shown were granted under the 1998 Stock Plan and are exercisable for Class B Common Stock.
(3) Based on the December 31, 1998 closing price of the Class B Common Stock of $56.00 per share, less the exercise price.

Employment Agreement

     On May 9, 1996, CitySearch entered into an at-will employment agreement with Mr. Conn. Pursuant to the employment agreement, in the event that Mr. Conn's employment is terminated, he will be entitled to receive severance payments until the earlier of (1) such time as he is employed by a recognized company or (2) six months after termination. The severance payments will equal his full salary for the first three months after termination and half of his salary for the second three months after termination.

     In addition, pursuant to stock option agreements between TMCS and Mr. Conn, the vesting of his stock options was accelerated and such stock options fully vested upon completion of the merger between Ticketmaster Online and CitySearch. Moreover, in connection with the merger, Mr. Conn entered into a noncompetition agreement. See "Certain Relationships and Related Transactions For TMCS -- Non-Competition Agreement."

Employee Benefit Plans

  1996 Stock Option Plan

     The Board of Directors of CitySearch adopted and the stockholders approved the 1996 Stock Plan and the reservation of 2,500,000 shares of Common Stock thereunder on March 1, 1996. On September 18, 1996, the Board of Directors and the stockholders of CitySearch approved an increase of 500,000 shares reserved for issuance under the 1996 Stock Plan. The Board of Directors and the stockholders of CitySearch approved a further increase of 1,000,000 shares on November 18, 1996 and November 20, 1996, respectively. The Board of Directors and the stockholders of CitySearch approved a final increase of 1,500,000 shares, for an aggregate of 5,500,000 shares reserved for issuance under the 1996 Stock Plan, on June 15, 1998 and August 5, 1998, respectively. Pursuant to the terms of the 1996 Stock Plan, the merger of Ticketmaster Online and CitySearch and the reclassification of shares subsequent thereto, the CitySearch Common Stock reserved for issuance under the 1996 Stock Plan has been reclassified as Class A Common Stock. As of June 9, 1999, there were options to purchase an aggregate of 2,656,811 shares of Class A Common Stock outstanding under the 1996 Stock Plan. TMCS does not intend to grant any additional options under the 1996 Stock Plan.

     The 1996 Stock Plan provides for the granting to employees, including officers and employee directors, of incentive stock options within the meaning of Section 422 of the Internal Revenue Code and for the granting to these employees, and consultants, including non-employee directors, of nonstatutory stock options.

     Unless determined otherwise by the administrator, an option granted under the 1996 Stock Plan is not transferable by the optionee other than by will or by the laws of descent or distribution, and is exercisable during the lifetime of the optionee only by such optionee. Unless otherwise provided by the administrator, an option granted under the 1996 Stock Plan must be exercised within three months after termination of the optionee's status as an employee or consultant of TMCS, or within 12 months after termination of such status by death or disability, but in no event later than the expiration of the option in accordance with its terms. The shares subject to options granted under the 1996 Stock Plan may be fully and immediately exercisable or may be exercisable cumulatively over time or upon satisfaction of specified performance criteria, as determined by the administrator. In most cases, 25% of the shares subject to options granted under the 1996 Stock Plan are exercisable at the end of one year with one forty-eighth of the shares subject to the option becoming exercisable each month thereafter. The 1996 Stock Plan provides that in the event of a merger of TMCS with or into another corporation, or a sale of substantially all of its assets, each option shall be assumed or an equivalent option substituted for by the successor corporation. If the outstanding options are not assumed or substituted for by the successor corporation, the administrator shall provide for the optionee to have the right to exercise the option as to all of the optioned stock, including shares as to which it would not otherwise be exercisable. If the administrator makes an option exercisable in full in the event of a merger or sale of assets, the administrator shall notify the optionee that the option shall be fully exercisable for a period of 15 days from the date of such notice, and the option will terminate upon the expiration of such period.

  1998 Stock Option Plan

     TMCS has adopted the 1998 Stock Plan and reserved 4,000,000 shares of Class B Common Stock for issuance thereunder. The 1998 Stock Plan provides for the grant of incentive stock options to employees, including officers and employee directors, and for the grant of nonstatutory stock options and stock purchase rights, or SPRs, to employees, directors and consultants. Unless terminated sooner, the 1998 Stock Plan will terminate automatically in September 2008. As of June 9, 1999, there were options to purchase an aggregate of 728,612 shares of Class B Common Stock outstanding under the 1998 Stock Plan.

     The administrator of the 1998 Stock Plan has the power to determine the terms of the options or SPRs granted, including the exercise price of the option or SPR, the number of shares subject to each option or SPR, the exercisability thereof, and the form of consideration payable upon such exercise. In addition, the administrator has the authority to amend, suspend or terminate the 1998 Stock Plan, provided that no such action may affect any shares of Class B Common Stock previously issued and sold or any option previously granted under the 1998 Stock Plan. The maximum number of shares covered by options that each optionee may be granted during a fiscal year is 500,000 shares. In addition, in connection with an optionee's initial employment with TMCS, such optionee may be granted an option covering an additional 1,000,000 shares.

     Options and SPRs granted under the 1998 Stock Plan are generally not transferable by the optionee, and each option and SPR is exercisable during the lifetime of the optionee only by such optionee. Options granted under the 1998 Stock Plan generally must be exercised within three months after the end of the optionee's status as an employee, director or consultant of TMCS, or within 12 months after such optionee's termination by death or disability, but in no event later than the expiration of the option's term.

     In the case of SPRs, unless the administrator determines otherwise, the restricted stock purchase agreement shall grant TMCS a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment or consulting relationship with TMCS for any reason, including death or disability. The purchase price for shares repurchased pursuant to the restricted stock purchase agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to TMCS. The repurchase option shall lapse at a rate determined by the administrator.

     The exercise price of all incentive stock options granted under the 1998 Stock Plan must be at least equal to the fair market value of the Class B Common Stock on the date of grant. The exercise price of nonstatutory stock options and SPRs granted under the 1998 Stock Plan is determined by the administrator, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code, the exercise price must be at least equal to the fair market value of the Class B Common Stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of TMCS's outstanding capital stock, the exercise price of any incentive stock option granted must be at least equal 110% of the fair market value on the grant date, and the term of such incentive stock option must not exceed five years. The term of all other options granted under the 1998 Stock Plan may not exceed ten years.

     The 1998 Stock Plan provides that in the event of a merger of TMCS with or into another corporation, or a sale of substantially all of TMCS's assets, each option and SPR shall be assumed or an equivalent option substituted for by the successor corporation. If the outstanding options and SPRs are not assumed or substituted for by the successor corporation, the administrator shall provide for the optionee to vest and to have the right to exercise the option or SPR as to all of the optioned stock, including shares as to which it would not otherwise be vested or exercisable. If the administrator makes an option or SPR vested and exercisable in full in the event of a merger or sale of assets, the administrator shall notify the optionee that the option or SPR shall be fully exercisable for a period of 15 days from the date of such notice, and the option or SPR will terminate upon the expiration of such period.

  1998 Employee Stock Purchase Plan

     TMCS has adopted the 1998 Employee Stock Purchase Plan and reserved an aggregate of 1,000,000 shares of Class B Common Stock thereunder. The number of shares reserved will be increased automatically each year on the first day of TMCS's fiscal year beginning in 2000 by an amount equal to (1) 200,000 shares of Class B Common Stock or (2) a lesser amount determined by the Board of Directors. The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code. Under the Purchase Plan, the Board of Directors may authorize participation by eligible employees, including officers, in periodic offerings following the commencement of the Purchase Plan. Each offering period under the Purchase Plan will run for six months, other than the initial offering period, which commenced on December 2, 1998 and ends on August 14, 1999. Thereafter, new six-month offering periods will commence each February 15 and August 15.

     Unless otherwise determined by the Board of Directors, employees are eligible to participate in the Purchase Plan only if they are customarily employed by TMCS or a subsidiary of TMCS designated by the Board of Directors for at least 20 hours per week and for at least five months per calendar year. Amounts deducted and accumulated by the participant are used to purchase shares of Class B Common Stock at the end of each offering period. Employees who participate in an offering may have up to 15% of their compensation withheld pursuant to the Purchase Plan. The price of Class B Common Stock purchased under the Purchase Plan will be equal to 85% of the fair market value of the Class B Common Stock on the relevant purchase date. Shares purchased under the Purchase Plan generally may not be sold or otherwise disposed of for 180 days after their date of purchase. Employees may end their participation in any offering period at any time during any offering period, and participation ends automatically on termination of employment with TMCS. The maximum number of shares that a participant may purchase during each offering period is 2,000 shares. In addition, no person may purchase shares under the Purchase Plan to the extent such person would own 5% or more of the total combined value or voting power of all classes of the capital stock of TMCS or any of its subsidiaries or its parent corporation, or to the extent that such person's rights to purchase stock under all employee stock purchase plans would accrue at a rate which exceeded $25,000 for any calendar year. The Purchase Plan will terminate ten years from the date of adoption of the Purchase Plan, unless terminated earlier in accordance with the provisions of the Purchase Plan.

     In the event of a proposed sale of all or substantially all the assets of TMCS, or the merger of TMCS with or into another corporation, each outstanding option to purchase Class B Common Stock will be assumed or an equivalent option substituted by the successor corporation. In the event the successor corporation does not assume or substitute for the option, the offering period then in progress shall be shortened to a new date prior to the proposed sale or merger. The board of directors has the authority to amend or terminate the Purchase Plan. No such board action may adversely affect any outstanding options to purchase Class B Common Stock under the Purchase Plan unless the ongoing operation of the Purchase Plan would result in unfavorable accounting consequences to TMCS.

  USAi Options

     In connection with prior employment with Ticketmaster Online some of TMCS's employees were previously given options to purchase USAi Common Stock. USAi has informed TMCS that all outstanding options to purchase shares of USAi Common Stock held by employees of Ticketmaster Online shall remain outstanding until the earliest to occur of the exercise thereof, the expiration thereof and the date that the optionholder is no longer an employee of Ticketmaster Online or another business of TMCS, and that the unvested options shall continue to vest and become exercisable pursuant to the terms of grant until the earlier of the expiration thereof and the date the optionholder is no longer an employee of Ticketmaster Online or another business of TMCS.

  401(k) Plan

     TMCS participates in a tax-qualified employee savings and retirement plan, or 401(k) Plan, which covers all of TMCS's full-time employees who are at least 21 years of age and who have been employed with TMCS for at least three months. Pursuant to the 401(k) Plan, eligible employees may defer up to 20% of their pre-tax earnings, subject to the Internal Revenue Service's annual contribution limit. The 401(k) Plan permits additional discretionary matching contributions by TMCS on behalf of all participants in the 401(k) Plan in such a percentage amount as may be determined annually by TMCS's board of directors. To date, TMCS has made no such matching contributions. The 401(k) Plan is intended to qualify under Section 401 of the Internal Revenue Code so that contributions by employees or by TMCS to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by TMCS, if any, will be deductible by TMCS when made. The trustee under the 401(k) Plan, at the direction of each participant, invests the assets of the 401(k) Plan in any of a number of investment options.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
             FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF TMCS

     The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements based upon current expectations that involve risks and uncertainties. When used in this prospectus, the words "intend," "anticipate," "believe," "estimate," "plan" and "expect" and similar expressions as they relate to TMCS are included to identify forward-looking statements. TMCS's actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this proxy statement/prospectus.

Overview

     TMCS is a leading provider of local city guides, local advertising and live event ticketing on the Internet. The local CitySearch city guides and Ticketmaster Online live events ticketing and merchandise distribution capabilities have been integrated to offer online ticketing, merchandise, electronic coupons and other transactions to a broader audience of consumers. CitySearch was founded in September 1995 and Ticketmaster Online launched its online ticketing services in November 1996 as a wholly-owned subsidiary of Ticketmaster Corp. On September 28, 1998, a wholly-owned subsidiary of CitySearch merged into Ticketmaster Online, with Ticketmaster Online continuing as the surviving corporation and as a wholly-owned subsidiary of CitySearch. The merger was accounted for using the "reverse purchase" method of accounting pursuant to which Ticketmaster Online was treated as the acquiring entity for accounting purposes.

     TMCS derives revenues from several sources: online ticketing, sales of sponsorships and advertising and City guide services. TMCS also derives revenues from fees generated from CityAuction transactions and subscription fees and other revenues from Match.com transactions. TMCS views it business as being in one segment. Integration of the ticketing and city guide business models is ongoing.

     Ticketing operations revenues are primarily comprised of convenience charges that are charged on a per ticket purchased basis and shipping and handling fees which are collected on a per order basis. The sale of tickets for an event often begins several months prior to the scheduled date of the event. Ticket operations revenue is recognized when the ticket is sold. If credit card chargeback or refund activity is likely to occur with respect to an event, for example, due to the cancellation of such event, an allowance is established for potential convenience charge refunds. Merchandise sale revenues are recognized when the products are sold.

     Under a licensing agreement with Ticketmaster Corp., subject to certain limitations, Ticketmaster Corp. has granted TMCS an exclusive, perpetual, irrevocable, worldwide license to use the Ticketmaster trademark and certain Ticketmaster Corp. databases to sell live event tickets online for Ticketmaster Corp.'s clients. In addition, Ticketmaster Corp. has authorized TMCS to be Ticketmaster Corp.'s exclusive, perpetual, worldwide agent for such online ticket sales. The license agreement further provides that Ticketmaster Corp. may use and permit others to use the Ticketmaster trademark connection with the online promotion of ticket sales.

     Ticketmaster Corp. retains the rights to sell tickets by non-online means and to use the Ticketmaster trademark in connection with such sales. The license agreement defines such non-online means to include:

     .  by telephone;

     . by other voice-to-voice means or voice-to-voice recognition unit systems;

     .  by non-interactive broadcast, cable and satellite television; and

     .  by kiosks and retail ticket outlets.

     Client venues retain the rights to sell tickets at their box offices or as otherwise provided in client venue agreements with Ticketmaster Corp.

     Ticketmaster Corp. is the contracting party with client venues, promoters and sports franchises, providing ticket inventory management, consumer information and related data for all ticketing transactions. Ticketmaster Corp. provides this information to TMCS for processing of online ticket sales and provides all transaction processing and fulfillment services for online live event ticket sales. TMCS is required under the license agreement to comply with the terms of Ticketmaster Corp.'s client agreements. TMCS's rights, contained in the license agreement, are subject to the client agreements. The license agreement also generally restricts TMCS from cooperating with, offering online links to, or entering into any agreements with venues, ticket sellers or sales agents for online sale of tickets.

     Under the license agreement, TMCS pays Ticketmaster Corp. a royalty which is a percentage of the net profit TMCS derives from online ticket sales. TMCS also reimburses Ticketmaster Corp. for its direct expenses related to online ticket sales.

     Under the license agreement, TMCS has also been granted the non-exclusive right to promote and sell online certain merchandise available through Ticketmaster Corp. Ticketmaster Corp. serves as TMCS's exclusive fulfillment provider for the online sales of this merchandise. As long as Ticketmaster Corp.'s fees, terms and quality of service are no less favorable than those available to TMCS from third parties, Ticketmaster Corp. or its affiliates will serve as TMCS's exclusive fulfillment provider for the online sales of all other merchandise available through Ticketmaster Corp.

     Pursuant to its client agreements, Ticketmaster Corp. is generally granted the right to collect from ticket purchasers a per ticket convenience charge on all tickets sold other than at the box office and an additional per order handling charge on all tickets sold by Ticketmaster Corp. at other than remote sales outlets to partially offset the cost of fulfillment. The amount of the convenience charge is typically determined during the contract negotiation process, and varies based upon numerous factors, including:

     .  the services to be rendered to the client;

     . the amount and cost of equipment to be installed at the client's box office;

     .  the amount of advertising and/or promotional allowances to be provided;

     .  the type of event; and

     . whether the ticket is purchased at a remote sales outlet, by telephone, through TMCS's Web sites or otherwise.

     Sponsorship and advertising revenues are derived from local and national advertisers and are primarily recognized ratably over the term of the promotion. Ticketmaster Corp. may also solicit sponsorship and advertising for TMCS's Web sites in a bundle with other sponsorship and advertising opportunities offered by Ticketmaster Corp.

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     TMCS has two primary means of providing local city guides. In TMCS's owned and operated markets, TMCS systematically produces the majority of its own content, hires and rapidly deploys a direct sales force to sell custom-built Web sites as well as related services to local and regional businesses and launches a presence in approximately three to six months. In other markets, TMCS partners with a local media company that contracts with TMCS to assist in developing, designing and launching a city guide. These partners license TMCS business and technology systems and provide royalty payments to TMCS for revenues derived from operations. In partner-led markets, TMCS partners hire and train the local city guide staff and purchase all necessary third-party hardware and software. TMCS currently owns and operates 19 sites and participates in the operation of 11 other partner-led sites in various metropolitan areas.

     In its owned and operated city guide markets, TMCS derives revenues primarily from subscription fees resulting from the creation, hosting and maintenance of local business Web sites. Business customers typically enter into one-year agreements that automatically convert to month-to-month contracts upon expiration. TMCS recognizes revenue from sales of local business Web sites on a monthly basis over the term of each contract as services are rendered. The average monthly revenue from new businesses signed up in its owned and operated markets in December 1996 was approximately $50 per customer and in December 1998 was approximately $219 per customer. To a lesser extent, TMCS derives city guide revenue from barter agreements with television, radio and media alliances. With barter agreements, TMCS receives television and radio broadcast advertising in exchange for Web site design, hosting and maintenance. Barter revenue and expense are recognized monthly over the term of each contract. For each barter agreement, revenue and expense are equal and are recognized at a rate based on the estimated cost of the specific services provided by TMCS.

     In partner-led markets, TMCS derives licensing and royalty revenues form the licensing of its technology and business systems, consulting services and from providing back office and hosting services. Royalty, consulting and technology customization revenues have not been significant to date, but are expected to increase as a percentage of revenues as partner-led markets mature and as more partner-led market sites are launched. Licensing revenue under license agreements is recognized over the term of the license agreement or the period over which the relevant services are delivered for use of TMCS's business and technology systems. Royalty revenue is recognized as earned and is typically a percentage of partner-led market revenues from Web site subscriptions, banners, advertisements, sponsorships, and other ancillary offerings. Additionally, TMCS derives revenue from providing back office services, including business Web site design, hosting, customer service and billing, to certain of our partners. See Note 1 of Notes to Consolidated Financial Statements.

     CityAuction derives revenues from fees paid by users listing items for sale on the Web site as well as from advertising fees. Match.com derives revenues from membership fees paid by users who subscribe for periods of from one month to one year and also from advertising fees.

Goodwill

     The merger of Ticketmaster Online and CitySearch and USAi's acquisition of 1,997,502 shares of Class A Common Stock of CitySearch from holders of such Class A Common Stock in November 1998 resulted in $160.6 million of goodwill to be amortized over five years and intangibles related to non-competition agreements entered into in connection with the merger of $500,000, which is being amortized over 2.5 years. TMCS recorded an allocation of goodwill of $154.8 million, which is being amortized over ten years, resulting from the acquisition of Ticketmaster Group by USAi. TMCS's acquisitions of CityAuction and Match.com resulted in an aggregate of $75.7 million in goodwill which will be amortized through 2004. TMCS's proposed acquisition of Web Media would result in additional goodwill of an amount approximating the purchase price which would be amortized through 2004.

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                             Results of Operations

Ticketmaster Online--CitySearch

  Three Months Ended March 31, 1999 and 1998

     Ticketing Operations Revenues. Ticketing operations revenues were $9.4 million and $2.2 million for the three months ended March 31, 1999 and 1998, respectively. The increase is primarily attributable to a significant increase in the number of tickets sold from 433,000 to 1,615,000 tickets, and a 10.6% increase in average convenience charge revenue per ticket.

     Sponsorship and Advertising Revenues. Sponsorship and advertising revenues were $1.0 million and $917,000 for the three months ended March 31, 1999 and 1998, respectively. The increase was primarily attributable to an increase in sponsorship and promotion activity with strategic marketing partners.

     City Guide and Related Revenues. City guide and related revenues were $5.6 million for the three months ended March 31, 1999 representing the CitySearch city guide and related revenue of the CitySearch business acquired.

     Ticketing Operations Expenses. Ticketing operations expenses consist primarily of expenses associated with ticket fulfillment, Web site design and layout, service and network infrastructure maintenance and data communications. Ticketing operations expenses were $6.9 million and $1.4 million for the three months ended March 31, 1999 and 1998, respectively. Ticketing operations expenses are primarily variable in nature and have increased during the periods presented in conjunction with the increase in ticketing operations revenue and will continue to increase in future periods to the extent ticketing operations revenues increase during such periods. In addition, TMCS expects that ticketing operations expenses will increase as a percentage of ticketing revenues as a result of expenses associated with its license agreement with Ticketmaster Corp.

     City Guide and Related Expenses. City guide and related expenses consist primarily of the expenses associated with the design, layout, photography, customer service and editorial resources used in the production and maintenance of business Web sites and editorial content, network infrastructure maintenance and the costs of consulting services in partner-led markets. City guide and related expenses are expensed as incurred. City guide and related expenses are primarily variable in nature and will continue to increase in future periods to the extent city guide and related sales increase and to the extent new cities are added to the network during such periods.

     Sales and Marketing Expenses. Sales and marketing expenses consist primarily of costs related to the compensation of sales and marketing personnel, advertising and travel. Sales and marketing expenses were $6.2 million and $225,000 for the three months ended March 31, 1999 and 1998, respectively. The increase is due primarily to the sales and marketing costs of CitySearch for the three months ended March 31, 1999 amounting to $5.8 million and increased salary related costs and operating support costs associated with the growth in sales and marketing activities. TMCS expects that sales and marketing expenses will increase in absolute dollars and as a percentage of revenue as new cities are added to the network.

     Research and Development Expenses. Research and development expenses include the costs to develop, test and upgrade TMCS's online service and the enterprise management systems. These costs consist primarily of salaries for product development personnel, contract labor expense, consulting fees, software licenses, hardware costs and recruiting fees. Research and development expenses were $1.9 million for the three months ended March 31, 1999 which represents primarily the research and development cost of CitySearch. TMCS believes that timely deployment of new and enhanced products and technology is critical

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to attaining its strategic objectives and to remaining competitive. Accordingly,
TMCS intends to continue recruiting and hiring experienced research and development personnel and making other investments in research and development. As such, TMCS expects that research and development expenditures will increase in absolute dollars in future periods. TMCS has expensed research and development costs as incurred.

     General and Administrative Expenses. General and administrative expenses consist primarily of administrative and executive personnel costs. General and administrative expenses were $3.3 million and $515,000 for the three months ended March 31, 1999 and 1998, respectively. The substantial increase was due primarily to general and administrative expenses of CitySearch amounting to $2.4 million. TMCS expects that general and administrative expenses will increase in absolute dollars.

     Interest Income, Net. Net interest income consists primarily of interest earned on our cash and cash equivalents, less interest expense on capital lease obligations. TMCS had net interest income of $1.2 million for the three months ended March 31, 1999 primarily related to interest received on the net proceeds of its initial public offering which closed in December 1998. TMCS invests cash balances in short-term investment grade, interest-bearing securities.

     Income Taxes. The provision for income taxes was $57,000 and $452,000 for the three months ended March 31, 1999 and 1998, respectively. TMCS's effective tax rate differs from the statutory federal income tax rate, primarily as a result of state income taxes and operating losses not benefited. TMCS expects that any taxable income for 1998 and 1999 will be offset by the expected future net operating losses of CitySearch, resulting in a nominal tax provision. However, net operating loss carryforwards of CitySearch existing at the date of the merger with Ticketmaster Online will not be available to further offset our taxable income.

  Eleven Months Ended December 31, 1998 and Fiscal Years Ended January 31, 1998 and 1997

     Ticketing Operations Revenues. Ticketing operations revenues were $15.7 million, $6.0 million and $199,000 for the eleven months ended December 31, 1998 and for the fiscal years ended January 31, 1998 and 1997, respectively. The increase for the eleven months ended December 31, 1998 over the year ended January 31, 1998 (the difference of one month's operations is not considered to materially affect the comparison of the two periods) is primarily attributable to a significant increase in the number of tickets sold from 1,062,000 to 2,860,000 tickets.

     Sponsorship and Advertising Revenues. Sponsorship and advertising revenues were $6.8 million, $3.9 million and $1.0 million for the eleven months ended December 31, 1998 and fiscal years ended January 31, 1998 and 1997, respectively. The increases are primarily attributable to an increase in sponsorship and promotion activity with strategic marketing partners. In the eleven months ended December 31, 1998, $3.0 million is attributable to one promotional agreement.

     City Guide and Related Revenues. City guide and related revenues were $5.4 million for the eleven months ended December 31, 1998 representing the CitySearch city guide and related revenue for the three months subsequent to the merger of Ticketmaster Online and CitySearch.

     Ticketing Operations Expenses. Ticketing operating expenses were $9.8 million, $3.5 million and $635,000 for the eleven months ended December 31, 1998 and for the fiscal years ended January 31, 1998 and 1997, respectively. Ticketing operations expenses are primarily variable in nature and have increased during the periods presented in conjunction with the increase in ticketing operations revenue.

     City Guide and Related Expenses. City guide and related expenses were $4.0 million for the eleven months ended December 31, 1998 representing the CitySearch city guide and related expenses for the three months subsequent to the merger of Ticketmaster Online and CitySearch.

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     Sales and Marketing Expenses. Sales and marketing expenses were $6.8 million, $490,000 and $290,000 for the eleven months ended December 31, 1998 and the fiscal years ended January 31, 1998 and 1997, respectively. The increase for the eleven months ended December 31, 1998 as compared to the fiscal year ended January 31, 1998 is due primarily to the sales and marketing costs of CitySearch for the three months subsequent to the merger of Ticketmaster Online and CitySearch amounting to $5.8 million and increased salary related costs and operating support costs associated with the growth in sales and marketing activities.

     Research and Development Expenses. Research and development expenses were $1.7 million for the eleven months ended December 31, 1998 which represents the research and development cost of CitySearch for the three months subsequent to the merger of Ticketmaster Online and CitySearch.

     General and Administrative Expenses. General and administrative expenses were $3.5 million, $1.7 million and $1.3 million for the eleven months ended December 31, 1998 and fiscal years ended January 31, 1998 and 1997, respectively. The substantial increase for the eleven months ended December 31, 1998 was due primarily to general and administrative expenses for CitySearch for the three months subsequent to the merger of Ticketmaster Online and CitySearch amounting to $1.7 million.

     Interest Income, Net. TMCS had net interest income of $54,000 for the eleven months ended December 31, 1998. Included in net interest income is interest expense of $710,000 of the convertible note issued to USAi in connection with the merger of Ticketmaster Online and CitySearch.

     Income Taxes. The provision (benefit) for income taxes was $2.9 million, $1.8 million and $(374,000) for the eleven months ended December 31, 1998 and fiscal years ended January 31, 1998 and 1997, respectively. The provision for income taxes for the eleven months ended December 31, 1998 primarily consists of the provision recorded by Ticketmaster Online prior to the merger with CitySearch. TMCS's effective tax rate differs from the statutory federal income tax rate, primarily as a result of state income taxes and operating losses not benefited. Tax benefits were recorded for the year ended January 31, 1997 as there was no valuation allowance recognized against the deferred tax asset on a stand-alone basis for that year. TMCS expects that any taxable income for 1998 and 1999 will be offset by the expected future net operating losses of CitySearch, resulting in a nominal tax provision on a combined basis subsequent to the merger. However, net operating loss carryforwards of CitySearch will not be available to further offset its taxable income.

CitySearch

     Revenues. CitySearch's revenues increased from $3.7 million for the nine months ended September 30, 1997 to $11.3 million for the nine months ended September 28, 1998, and increased from $203,000 for the year ended December 31, 1996 to $6.2 million for the year ended December 31, 1997. CitySearch did not recognize any revenue from September 20, 1995, its date of formation, to December 31, 1995. CitySearch has two revenue sources: (1) subscription and services revenue and (2) licensing and royalty revenue. Subscription and services revenue was $3.0 million and $9.5 million for the nine months ended September 30, 1997 and September 28, 1998, respectively, and was $203,000 and $4.9 million for the years ended December 31, 1996 and 1997 respectively. Subscription and services revenue increased for the nine months ended September 28, 1998 as compared to the nine months ended September 30, 1997, primarily as the result of increases in business Web site subscription revenue of $4.2 million, due to an increase in the average sales price of new business Web sites sold from approximately $80 in September 1997 to approximately $190 in September 1998. Subscription and services revenue increased for the year ended December 31, 1997 as compared to the year ended December 31, 1996 primarily as the result of the increases in business Web site subscription revenue of $3.2 million, due to the launch of two new city guides and an increase in the average sales price of new business Web sites sold from approximately $50 in December 1996

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to approximately $100 in December 1997. The increases in subscription and services revenue for the nine months ended September 28, 1998 and for the year ended December 31, 1997 also resulted from increases in consulting revenue of $1.7 million and $306,000, respectively, barter revenue of $337,000 and $1.1 million, respectively, and banner revenue of $316,000 and $113,000, respectively. Licensing and royalty revenue was $677,000 and $1.9 million for the nine months ended September 30, 1997 and September 28, 1998, respectively, and was $0 and $1.3 million for the years ended December 31, 1996 and 1997, respectively. CitySearch began licensing and royalty revenue after the launch of its initial partner-led market city guide in July 1997.

     Cost of Revenues. Cost of revenues consists primarily of the expenses associated with the design, layout, photography, customer service and editorial resources used in the production and maintenance of business Web sites and editorial content, network infrastructure maintenance and the costs of consulting services in partner-led markets. Cost of revenues is expended as incurred. CitySearch had no cost of revenues from September 20, 1995 to December 31, 1995. Cost of revenues were $7.6 million and $10.5 million for the nine months ended September 30, 1997 and September 28, 1998, respectively, and were $2.9 million and $9.7 million for the years ended December 31, 1996 and 1997, respectively. The increases for the nine months ended September 28, 1998 as compared to the nine months ended September 30, 1997 and for the year ended December 31, 1997 as compared to the year ended December 31, 1996 were due primarily to increased personnel and freelance labor amounting to $2.3 million and $5.2 million, respectively, required to produce and maintain the increased number of business Web sites and amount of editorial content. The remaining amount of the increase during the periods was due to operating support costs associated with the growth in the business.

     Sales and Marketing Expenses. Sales and marketing expenses consist primarily of the costs related to compensation of sales and marketing personnel, advertising, public relations, travel, sales force training and marketing literature. Sales and marketing expenses were $13.7 million and $14.9 million for the nine months ended September 30, 1997 and September 28, 1998, respectively, and were $57,000, $6.4 million and $20.2 million for the period from September 20, 1995 to December 31, 1995 and for the years ended December 31, 1996 and 1997, respectively. The increase for the nine months ended September 28, 1998 as compared to the nine months ended September 30, 1997 was primarily due to increased sales and marketing personnel and increased advertising expenses. The increase for the year ended December 31, 1997 as compared to the year ended December 31, 1996 was due primarily to increased labor related costs of $7.6 million. The increase in the year ended December 31, 1997 was also attributable, to a lesser extent, to an increase of $2.0 million in advertising costs. The remaining increase in the period was related to operating costs associated with the growth in sales and marketing activities.

     Research and Development Expenses. Research and development expenses include the costs to develop, test and upgrade the CitySearch online service and the enterprise management systems. These costs consist primarily of salaries for product development personnel, contract labor expense, consulting fees, software licenses, hardware costs and recruiting fees. Research and development expenses were $4.9 million and $5.0 million for the nine months ended September 30, 1997 and September 28, 1998, respectively, and were $152,000, $2.6 million and $7.2 million for the period from September 20, 1995 to December 31, 1995 and for the years ended December 31, 1996 and 1997, respectively. The increases in research and development expenses were primarily attributable to increased staffing levels required to design, test, deploy and support expanded city guide functionality and back-office systems. As such, TMCS expects that research and development expenditures will increase in absolute dollars in future periods. CitySearch has expended research and development costs as incurred.

     General and Administrative Expenses. General and administrative expenses consist primarily of administrative and executive personnel costs, fees for professional services and the costs of in-house infrastructure to support the operations of CitySearch. General and administrative expenses were $4.3 million

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and $5.1 million for the nine months ended September 30, 1997 and September 28,
1998, respectively, and were $104,000, $2.5 million and $5.90 million for the period from September 20, 1995 to December 31, 1995 and for the years ended December 31, 1996 and 1997, respectively. These increases were due primarily to increased staffing levels to manage and support CitySearch's expanding operations.

     Merger and Other Transactions Costs. CitySearch recorded $3.1 million in costs during the nine months ended September 28, 1998, which were primarily related to the merger of Ticketmaster Online and CitySearch.

     Interest Income, Net. Net interest income consists primarily of interest earned on CitySearch's cash and cash equivalents, less interest expense on capital lease obligations. CitySearch had net interest income of $104,000 and $227,000 for the nine months ended September 30, 1997 and September 28, 1998, respectively, and $5,000, $217,000 and $223,000 for the period from September 20, 1995 to December 31, 1995 and for the years ended December 31, 1996 and 1997, respectively. Included in net interest income during the nine months ended September 28, 1998 is interest expense of $469,000 on the convertible note in the principal amount of $50.0 million issued by USAi to CitySearch in connection with the merger of Ticketmaster Online and CitySearch.

     Income Taxes. The provision for income, franchise and capital taxes of $800, $1,600 and $8,330 for the for the period from September 20, 1995 to December 31, 1995 and for the years ended December 31, 1996 and December 31, 1997, respectively, is based solely on minimum state tax requirements. CitySearch's effective tax rate differs from the statutory federal income tax rate, primarily as a result of operating losses not benefited. Due to the uncertainty surrounding the timing of realizing the benefits of its favorable tax attributes in future tax returns, CitySearch has placed a valuation allowance against its otherwise recognizable deferred tax assets. At December 31, 1997, CitySearch had net operating loss carryforwards for federal and state income tax purposes of approximately $47.5 million. The federal carryforwards expire principally in the period from 2010 to 2012, and the state carryforwards expire principally in 2003. See Note 4 of Notes to Consolidated Financial Statements of CitySearch, Inc. The Tax Reform Act of 1986 imposes substantial restrictions on the utilization of net operating losses and tax credits in the event of an "ownership change" of a corporation. CitySearch's ability to utilize net operating loss carryforwards may be limited as a result of "ownership change" as defined in the Internal Revenue Code. The merger of Ticketmaster Online and CitySearch and prior issuances of CitySearch Convertible Preferred Stock have constituted "ownership changes" that could result in limitations on the use of net operating loss carryforwards in future periods.

Liquidity and Capital Resources

     Prior to the merger of Ticketmaster Online and CitySearch, the primary sources of liquidity for the company were cash from operations and funding from Ticketmaster Corp. Consistent with cash management policies of Ticketmaster Corp., the company did not maintain any cash balances prior to the date of the merger (September 28, 1998).

     Net cash used in operating activities was $6.2 million for the three months ended March 31, 1999 and net cash provided by operating activities was $662,000 for the three months ended March 31, 1998. Net cash used in operating activities was $438,000 for the eleven months ended December 31, 1998, net cash provided from operating activities was $2.9 million for the fiscal year January 31, 1998, and net cash used in operating activities was $556,000 for the year ended January 31, 1997.

     Net cash used in investing activities was $1.0 million and $25,000 for the three months ended March 31, 1999 and March 31, 1998, respectively. Net cash used in investing activities in these periods consisted primarily of capital expenditures for computers, software, equipment and leasehold improvements.

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Net cash used in financing activities was $433,000 and $637,000 for the three months ended March 31, 1999 and 1998, respectively.

     Net cash used in investing activities was $1.1 million for the eleven months ended December 31, 1998, and was $250,000 and $189,000 for the fiscal years ended January 31, 1998 and January 31, 1997, respectively. Net cash used in investing activities in these periods consisted primarily of capital expenditures for computers, software, equipment and leasehold improvements. Net cash provided in financing activities was $50.6 million for the eleven months ended December 31, 1998, attributable to TMCS's initial public offering and repayment of a convertible note in the principal amount of $50.0 million which was paid upon closing of its initial public offering. Net cash used in financing activities was $2.7 million for the fiscal year ended January 31, 1998, attributable to repayments to Ticketmaster Corp. for prior financing provided to TMCS and distributions to Ticketmaster Corp. Net cash provided by financing activities was $748,000 for the fiscal year ended January 31, 1997, attributable to intercompany funding from Ticketmaster Corp.

     At March 31, 1999, TMCS's cash and cash equivalents were $99.3 million. Existing cash and cash equivalents are expected to be sufficient to meet working capital and capital expenditures requirements for at least the next 12 months. Thereafter, TMCS may be required to raise additional funds. No assurance can be given that TMCS will not be required to raise additional financing prior to such time. If additional funds are raised through the issuance of equity securities, TMCS's stockholders may experience significant dilution. Furthermore, there can be no assurance that additional financing will be available when needed or that if available, such financing will include terms favorable to TMCS or its stockholders. If such financing is not available when required or is not available on acceptable terms, TMCS may be unable to develop or enhance its products and services, take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on TMCS's business, financial condition and results of operations.

Year 2000

     The widespread use of computer programs that rely on two-digit dates to perform computation and decision-making functions may cause computer systems, including systems and software used by TMCS and its Web services, to malfunction prior to or in the Year 2000 and lead to significant business delays and disruptions in its business and operations in the United States and internationally. TMCS has developed a plan to minimize the impact of this Year 2000 problem. Pursuant to its plan, TMCS has established a Year 2000 Committee consisting of senior managers from relevant functional areas. The Year 2000 Committee has reviewed all areas of its business and operations that may be affected and has assigned responsibility for each area to individuals knowledgeable about their respective areas. The Year 2000 Committee has made these individuals responsible for the initial assessment of risk and initial estimate of hardware cost, software cost and time required to achieve compliance. TMCS concluded its initial assessment in the fourth quarter of 1998 and is commencing implementation of remediation necessary to achieve compliance. Remediation will continue in 1999. TMCS estimates that the dollar cost of Year 2000 compliance is approximately $200,000. However, TMCS has not yet completed its comprehensive assessment of remediation costs and actual costs could materially differ.

     Several systems provided by third parties are required for the operation of TMCS's services, any of which may contain software code that is not Year 2000 compliant. These systems include:

     .  server software used to operate its network servers;

     .  software controlling routers;

     .  switches and other components of its data network;

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     .  disk management software used to control its data disk arrays;

     .  firewall, security, monitoring and back-up software used by TMCS; and

     .  desktop PC applications software.

     In most cases, TMCS employs widely available software applications and other products from leading third party vendors, and expects that such vendors will provide any required upgrades or modifications in a timely fashion. However, any failure of third party suppliers to provide Year 2000 compliant versions of the products used by TMCS could result in a temporary disruption of its services or otherwise disrupt its operations. In addition, TMCS intends to provide its partners which host their own city guides using software that TMCS has provided to them with software upgrades to make their hosted city guides Year 2000 compliant. In addition, TMCS's partners may operate their city guide sites in proximity to other applications that may not be Year 2000 compliant. While TMCS intends to assign an individual to coordinate each partner's compliance efforts to ensure uninterrupted operations, it has limited ability to influence decisions by its partners. TMCS's partners' inability or unwillingness to timely install its Year 2000 upgrades to their hosted city guide sites or noncompliant systems that adjoin partners' city guide applications could result in interruption or disruption of the city guide service, which in turn could reduce royalties or other amounts due to TMCS. There can be no assurance that TMCS, its third party suppliers or its partners will be Year 2000 compliant at the end of the millennium. Failure to achieve compliance could result in complete failure or inaccessibility of TMCS's or its partners' services, and could adversely affect TMCS's business, financial condition and results of operations.

     Year 2000 compliance problems could also undermine the general infrastructure necessary to support TMCS's operations. For instance, TMCS depends on third party Internet service providers for connectivity to the Internet. Any interruption of service from TMCS's Internet service providers could result in a temporary interruption of its services. Moreover, the effects of Year 2000 compliance deficiencies on the integrity and stability of the Internet are difficult to predict. A significant disruption in the ability of businesses and consumers to reliably access the Internet or portions of it would have an adverse effect on demand for TMCS's services and adversely impact its business, financial condition and results of operations.

Quantitative and Qualitative Disclosures about Market Risk

     TMCS's exposure to market risk for changes in interest rates relates primarily to its investment portfolio. TMCS has not used derivative financial instruments in its investment portfolio. TMCS invests its excess cash in debt instruments of the U.S. Government and its agencies, and in high-quality corporate issuers and, by policy, limits the amount of credit exposure to any one issuer. TMCS protects and preserves its invested funds by limiting default, market and reinvestment risk.

     Investments in both fixed rate and floating rate interest earning instruments carries a degree of interest rate risk. Fixed rate securities may have their fair market value adversely impacted due to a rise in interest rates, while floating rate securities may produce less income than expected if interest rates fall. Due in part to these factors, TMCS's future investment income may fall short of expectations due to changes in interest rates or it may suffer losses in principal if forced to sell securities which have declined in market value due to changes in interest rates.

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                             BUSINESS OF WEB MEDIA

Overview

     Web Media dba One & Only Network distributes classified ads through three on-line Internet World Wide Web sites: (1) One & Only Internet Personals, a mainstream personals classified ads site, (2) Alternative Connections, a "Generation X" personals classified ads site and (3) Utrade.com, an online person-to-person auction site.

     Web Media's One & Only Internet Personals Web site, located at www.oneandonly.com, is an online subscription-based personals classifieds service. Web Media released this service in January 1996 to cater to an upscale market of Web surfers. As of March 31, 1999, Web Media had more than 51,390 subscribers for this service.

     Web Media's Alternative Connections Web site, located at www.alternativeconnections.com, released May, 1998 is another online, subscription-based personals classifieds service. Web Media released this service in May 1998 to cater to a "Generation X" audience. As of March 31, 1999, Web Media had more than 8,268 subscribers for this service.

     Web Media actively monitors the content on both One & Only Internet Personals and Alternative Connections in order to maintain its appeal to an upscale, highly educated and affluent audience. Web Media does not allow obscene content to be posted on its sites. Web Media also censors text on One & Only Internet Personals to a "PG" level, text on Alternative Connections to an "R" level and images on all sites to a "G" level. Web Media monitors its sites to a pre-established standard. Its systems search for questionable content in new listings and score each listing. A customer service representative must also approve each listing before it is put on a site.

     Both One & Only Internet Personals and Alternative Connections generate substantially all of their revenue from membership subscription fees. Visitors can browse posted listings, create and post a romance profile, add a picture and record a voice message in its database of personal ads without having to pay a fee. However, in order to respond to a romance profile, a customer must purchase either a membership in the AYCE Club ("All You Can E-mail Club") for One & Only Internet Personals or a Premier Pass for Alternative Connections.

     Web Media's subscription fees begin at $24.95 per month for month-to-month subscriptions with discounts for longer-term subscriptions. Web Media also offers three, six and twelve month subscriptions.

     In December 1998 Web Media released its latest classifieds Web site, Utrade.com. Utrade.com, located at http://www.utrade.com, is a person-to-person auction service primarily featuring consumer goods. Utrade.com only assists transactions between buyers and sellers and does not own any of the merchandise offered.

     Web Media earns revenue from both a listing fee and a commission paid by the seller. Listing fees depend on the price of the item. However, to date Web Media has waived the listing fee on unsold items in order to increase listings and traffic on the site. Commission revenue is based on the sales price of the item sold, ranging from a small percentage for inexpensive items (up to $25) to a slightly higher percentage for more expensive items (greater than $1,000).

     Web Media strives to make its Utrade.com Web site user friendly with an emphasis on customer service. For instance, it has included simple "how to" instructions to encourage first-time buyers and sellers to participate in the online auction format.

Marketing

     Web Media has positioned its Internet Personals services as "premium" offerings by emphasizing:

     .  the quality of its technology;

     .  the speed of access on its Web sites;

     .  the quality of its customer service;

     .  the size and depth of its databases;

     .  its upscale marketing message;

     .  its editorial policy; and

     .  its ad screening policy.

     Web Media has also positioned Utrade.com as a "premium" auction site. It does this by offering services that other similar Web sites do not offer. For instance, this site offers thumbnail pictures accompanying each listing. This procedure allows a user to quickly see and read a brief description of each item before clicking to access the entire listing.

     Since May 1997, Web Media has marketed and distributed its Web sites through its associates program, the One & Only Network (www.oneandonlynetwork.com). Visitors access its Web sites through a link on a Web site participating in the associates program, referred to as an Associate, or by directly accessing the sites. Associates market and distribute Web Media's sites through their own Web sites. Associates receive a 15% to 20% commission for revenue generated by customers that they have referred to Web Media.

     By becoming Associates, companies gain access to Web Media's technology, customer service, billing systems and database of personals and auction classifieds listings, in addition to earning a commission. Web Media encourages and provides the tools for Associates to customize content and geographic segmentation for the participating Web site. Competing programs generally provide standard links with no customization.

     The breadth and diversity of the Associates network enhances the quality of Web Media's classifieds databases. As Associates refer customers, new content including profiles, pictures, voice files and auction merchandise is added to these databases. As the databases develop in depth and variety, Web Media becomes able to offer a more interesting and encompassing content to its customers and Associates.

     Web Media expends significant resources on customer service for its Associates in order to retain them and maintain the effectiveness of its network. Web Media strives to assist Associates in establishing their customized sites and answering questions over the phone or through e-mail. Web Media also sponsors Associate community-building events, such as a weekly newsletter, a monthly "conference call" and special give-aways and promotional gifts for top producers.

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Competition

     Web Media operates in the dynamic and rapidly expanding market of the Internet. The market for Internet services and products, particularly associate programs and online classifieds, is intensely competitive. Since there are few barriers to entry to this market, competition is rapidly increasing as the number of online content and service providers increases. Web Media believes that the critical factors for its success include:

     .  providing high-quality, easy-to-use products and services;

     .  maintaining a large base of registered users; and

     .  creating strong brand recognition for its products and services.

     Web Media's competitors include traditional matchmaking services, newspapers, 1-900 numbers and other online services such as Match.com (recently acquired by TMCS), Yahoo!Personals, Love@aol.com, American Singles, Friend Finder and Matchmaker.com. Many of its existing competitors, as well as a number of potential new competitors, have greater financial, sales and marketing resources, larger customer bases and databases and may have longer, more established media relationships. There can be no assurance that Web Media will be able to compete successfully against current and future competitors or that competitive pressures will not materially adversely affect its business, financial condition and results of operations.

Intellectual Property

     Web Media's ability to compete and its continued success will depend in part upon its existing proprietary technologies and the development of additional proprietary technologies. Therefore, Web Media seeks to protect its technologies and brand name by seeking patent and trademark registrations and by monitoring and seeking to prevent the unauthorized use of its technologies and marks. Web Media also enters into confidentiality agreements with its employees, consultants and key contributors and generally controls access to and distribution of its proprietary content and information.

     Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use Web Media's products or technology without authorization. In addition, effective copyright, trademark and trade secret protection may be unavailable or limited in some foreign countries. The global nature of the Internet makes it virtually impossible to control the ultimate destination of Web Media's products. Web Media's continued success depends significantly upon its ability to prevent unauthorized reproduction or use of its trade names, products and services.

Employees

     As of March 31, 1999, Web Media had 46 full-time employees and 2 full-time contractors, including 22 in customer service and sales, 15 in software development and network operations and 11 in management and administration. Web Media considers its relationships with its employees to be good. None of its employees are covered by collective bargaining agreements.

Facilities

     Web Media's corporate headquarters, where it maintains its communication and computer hardware systems, are located in a leased facility consisting of approximately 14,200 square feet of office space in Dallas, Texas. The leases covering 11,200 square feet expire in July 2001 and the leases covering 3,000 square feet expire in October 1999. Web Media believes the existing space will not be adequate through that

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

period. Therefore it is in the process of negotiating additional suitable space that is available nearby. A system failure at this location could adversely affect the performance of Web Media's services.

Legal Proceedings

     Web Media is not a party to any material legal proceedings.


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

            UNIT OWNERSHIP BY PRINCIPAL UNITHOLDERS AND MANAGEMENT
                                 OF WEB MEDIA

                                Web Media Units

The following table sets forth, as of June 14, 1999, certain information regarding the beneficial ownership of Web Media Units by (1) each person or entity who is known by Web Media to own beneficially 5% or more of its outstanding Units; (2) each of its Members-Managers; (3) its Chief Executive Officer; and (4) all of its Member-Managers and executive officers as a group.

                                                                        Shares Beneficially
                                                                               Owned                Voting
                                                                   -----------------------------
                                                                   Number(1)           Percent(1)    Power
                                                                   -----------         ----------   ------
          David Kennedy (2).................................         1,000,000              33.3%     33.3%
          William Bunker (2)................................         1,000,000              33.3      33.3
          R. Glenn Wiggins (2)..............................         1,000,000              33.3      33.3
          All executive officers and Member-Managers as a
           group (3 persons)(1).............................         3,000,000             100.0     100.0

---------------------
(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all Units shown as beneficially owned by them.

(2) The address for each person is: c/o Web Media Ventures, LLC dba One & Only Network, 5307 East Mockingbird Lane, Suite 102, Dallas, Texas 75206.


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

                            MANAGEMENT OF WEB MEDIA

Executive Officers and Member-Managers

The following table sets forth certain information regarding the executive officers and Member-Managers of Web Media as of June 25, 1999:


       Name                  Age                Position
---------------------       -----       ----------------------------
David Kennedy                 33        Member-Manager and President
William Bunker                30        Member-Manager and Chairman
R. Glenn Wiggins              62        Member-Manager and Secretary

--------------

Mr. Kennedy is Web Media's President and co-founder and heads finance, planning and direct marketing operations. Before founding Web Media, Mr. Kennedy was a Senior Manager at Deloitte & Touche working with technology start-ups and venture capital clients. He was also editor of the Texas Venture Report, a survey of venture capital activity in Texas. Mr. Kennedy is a CPA and author of the book, "Business Planning for Online Services." Mr. Kennedy earned a Bachelor's of Business Administration in accounting from the University of Texas in Austin and a Master's of Business Administration from Southern Methodist University.

Mr. Bunker is Web Media's Chairman and co-founder and heads the technology and operations functions. Prior to founding Web Media, Mr. Bunker worked for a Dallas investment company. In 1994, Mr. Bunker founded one of the first nationwide ISPs. Mr. Bunker, a former U.S. Marine, earned a Bachelor's of Science in industrial engineering from Mississippi State University.

Mr. Wiggins has served as Web Media's secretary since February 1996. Mr. Wiggins is the President and founder of Wiggins & Company, an international employee benefits and insurance company, and has served as its President since its inception. Mr. Wiggins obtained a BBA from the University of North Texas and is an investor and counselor for several high-tech start-up companies, including Web Media.

Member-Managers

The affairs of Web Media are conducted by Member-Managers, currently consisting of the three Members of Web Media. The Member-Managers are elected annually by the Unitholders of Web Media. The Member-Managers may be removed by a vote of a majority of the Unitholders of Web Media.

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

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                    AND RESULTS OF OPERATIONS OF WEB MEDIA

     Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the financial statements of Web Media, including related footnotes, included elsewhere herein. All statements contained herein that are not historical facts, including but not limited to, statements regarding anticipated future capital requirements, Web Media's future development plans, its intent to broaden its customer base, its ability to obtain debt, equity or other financing, and its ability to generate cash from operations, are based on current expectations. These statements are forward looking in nature and involve a number of risks and uncertainties. These risks and uncertainties include general economic conditions, new competition, future regulation of electronic commerce, the reliability of Internet technologies and the size and nature of the Internet and online classified ad market.

Overview

     Web Media began its first Internet World Wide Web site, One & Only Internet Personals, in January 1996. Web Media introduced its Alternative Connections site in May 1998 and Utrade.com site in December 1998. One & Only Internet Personals generated approximately 94% of Web Media's revenue in 1998.

     In May 1997, Web Media launched its associates program. In October 1998, Web Media expanded its associates program to include a two-tier Associate referral program called "Opportunity Plus."

     Web Media collects revenue from its personals classifieds customers in the form of monthly subscriptions, which may be paid on a month-to-month basis or on a discounted, longer-term basis. Web Media initially defers subscription sales and recognizes revenue on a straight-line basis over each individual subscription period. The unearned portion of revenues are presented as deferred revenue. Most sales are made by credit card, although Web Media also accepts personal checks. Utrade.com customers pay a fee to list an auction item and a fee when the item is sold. However, Web Media has waived the listing fee for unsuccessful auctions to date in order to build listings and traffic on the site. Auction revenue is recognized as earned. Customers generally are granted refunds up to 30 days after a sale.

     Cost of sales includes merchant card bank fees and commissions paid to web site developers participating in the Web Media's revenue sharing programs. Deferred costs of sales are those costs directly attributed to revenue remaining deferred.

     Depreciation and amortization includes depreciation on Web Media's equipment, primarily computer hardware, and amortization of Web Media's capitalized software costs.

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

     Results of Operations

          For Three Months Ended March 31, 1999 and 1998

Revenues. Revenues increased 259% to $1.8 million for the first three months of 1999 from $508,000 in the first three months of 1998. The increase was primarily due to higher sales generated from Web Media's One & Only Internet Personals web site and resulting increased traffic and subscriber base. Additionally, Web Media realized $237,000 in revenues in the first quarter of 1999 from its Alternative Connections site that was released in May 1998.

Gross Margin. Gross margin for the three months ended March 31, 1999 and 1998 was $1.4 million and $412,000 respectively, an increase of 247%. As a percentage of total revenues, gross margin remained relatively constant at 79% in the first three months of 1999 compared to 81% in the first three months of 1998.

Marketing and Public Relations Expenses. Marketing and public relations expenses include expenses to acquire associates (primarily online advertisements and promotional bounties) and the costs associated with public relations efforts. Marketing and public relations expense decreased to $89,000, or 5% of revenues, in the first three months of 1999 from $117,000, or 23% of revenues, in the first three months of 1998. This decrease was primarily the result of the introduction of Web Media's two-tier associates program, Opportunity Plus in late 1998. This marketing program has reduced the acquisition costs of new associates to Web Media's associate program by providing an incentive for existing associates to recruit new associates. Web Media expects the costs of both marketing and public relations expenses and associate acquisition costs to increase in the future in both dollars and as a percentage of sales.

Computer Operations Expenses. Computer operations expenses include Internet connection costs and computer supplies. Computer operations expenses increased to $86,000, or 5% of revenues, in the first three months of 1999 from $20,000, or 4% of revenues, in the first three months of 1998. The increase is primarily attributable to increased data line costs to support an increase in Web site traffic and a larger subscription base.

Salaries and Benefits Expenses. Salaries and benefits reflect the costs of Web Media's employees. Salaries and benefits expenses increased to $590,000, or 32% of revenues, in the first three months of 1999 from $133,000, or 26% of revenues, in the first three months of 1998. The increase is primarily attributable to increased staff levels to support the expanded subscription base and to support Alternative Connections, released in May 1998, and Utrade.com, released in December 1998.

General and Administrative Expenses. General and administrative expenses include rent, telephones, professional expenses and other general expenses. General and administrative expenses increased to $139,000, or 8% of revenues, in the first three months of 1999 from $30,000, or 6% of revenues, in the first three months of 1998. These increases were primarily attributable to increases in professional fees, facilities expenses and increased investments in internal systems to support the expanded business.

Depreciation and Amortization Expenses. Depreciation and amortization expenses increased to $90,000, or 5% of revenues, in the first three months of 1999 from $19,000, or 4% of revenues, in the first three months of 1998. The increase is primarily attributable to increased capital expenditures throughout 1998 and 1999 necessary to support an increase in Web site traffic and subscription base.

Provision for State Income Taxes. Web Media reported an income tax provision of $18,000 in for the first three months of 1999, compared with an income tax provision of $6,000 in the corresponding period of the prior year. The income tax provision is attributable to state income taxes. Since Web Media is a Limited

Liability Corporation (treated as a partnership for US income tax purposes), no federal income taxes are paid by Web Media.

     Years ended December 31, 1998 and 1997

Revenues. Revenues increased 506% to $3.8 million for 1998 from $631,000 in 1997. The increase was primarily due to higher sales generated from Web Media's One & Only Internet Personals Web site as a result of increased traffic and subscriber base, and the full-year effect of a price increase in November 1997 for a one-month subscription from $9.95 to $14.95. Additionally, Web Media realized $220,000 in revenues for its Alternative Connections site that was released in May 1998.

Gross Margin. Gross margin for the years ended December 31, 1998 and 1997 was $3.0 million and $516,000 respectively, an increase of 489%. As a percentage of total sales, gross margin remained relatively constant at 80% for the year 1998 compared to 82% for the year 1997.

Marketing and Public Relations Expenses. Marketing and public relations expense increased to $701,000, or 18% of revenues, in 1998 from $69,000, or 11% of revenues, in 1997. The increase is primarily the result of advertising expenditures in 1998 as Web Media aggressively pursued a strategy of attracting members to its associates program.

Computer Operations Expenses. Computer operations expenses increased to $142,000, or 4% of revenues, in 1998 from $53,000, or 8% of revenues, in 1997. The increase is primarily attributable to increased data line costs to support an increase in Web site traffic and a larger subscription base.

Salaries and Benefits Expenses. Salaries and benefits expenses increased to $1.2 million, or 32% of revenues, in 1998 from $249,000, or 39% of revenues, in 1997. The increase is primarily attributable to increased staff levels to support the increased subscription base and to support Alternative Connections, released in May 1998, and Utrade.com, released in December 1998.

General and Administrative Expenses. General and administrative expenses increased to $291,000, or 8% of revenues, in 1998 from $67,000, or 11% of revenues, in 1997. The increase was primarily attributable to increases in facilities expenses and investments in internal systems to support the expanded business.

Depreciation and Amortization Expenses. Depreciation and amortization expenses increased to $179,000, or 5% of revenues, in 1998 from $18,000, or 3% of revenues, in 1997. The increase was primarily attributable to increased capital expenditures throughout 1998 necessary to support an increase in Web site traffic and a larger subscription base.

Provision for State Income Taxes. Web Media reported an income tax provision of $22,000 in 1998, compared with an income tax provision of $2,000 in 1997.

Liquidity and Capital Resources

     At March 31, 1999, Web Media had cash of $1.1 million, but a working capital deficit of $234,000 and total members' equity of $743,000. Excluding deferred revenue of $1.1 million and prepaid costs (deferred costs of sales) of $229,000, Web Media had working capital surplus of approximately $682,000 at March 31, 1999. While deferred revenue reflects a delay in recognition of revenue in accordance with subscription agreements, cash is collected at the time of sale.

     Net cash provided by operating activities was $945,000 and $262,000 for the first three months of 1999 and 1998, respectively. The increase in cash provided by operating activities was primarily due to increasing sales during the same periods. Investing activities used cash of $276,000 and $168,000 for capital expenditures and software development in the first three months of 1999 and 1998, respectively. Financing activities used cash of $21,000 in the first quarter of 1999 primarily due to distributions to Unitholders (owners), offset by proceeds from long-term debt. In the first quarter of 1998 financing activities generated $97,000 primarily due to proceeds from long-term debt.

     Net cash provided by operating activities was $1.3 million in 1998, compared to net cash provided by operating activities of $220,000 in 1997. This increase in cash provided by operating activities was primarily due to increasing sales during the same periods. Net cash used in investing activities was $945,000 and $166,000 in 1998 and 1997, respectively. In each year, cash was used in investing activities to purchase property and equipment and to develop software. Net cash used by financing activities was $3,000 in 1998, compared to net cash generated by financing activities of $59,000 in 1997. This decrease was principally due to the return of capital to an original investor in the amount of $90,000 in 1998.

     As of March 31, 1999, Web Media's principal sources of liquidity were cash of $1.1 million. Management believes that expected cash flow from operations and existing cash balances will be sufficient to meet Web Media's currently anticipated working capital and capital expenditure requirements for at least the next 12 months. If existing cash balances and cash generated from operations are insufficient to satisfy Web Media's requirements, Web Media may seek to sell additional equity or debt securities or to obtain additional credit facilities. There can be no assurance that additional funding will be available on favorable terms, if at all.

Impact of Year 2000 Issues

     The Year 2000 issue results from computer programs written using two digits to recognize a year (e.g., 1997 is recognized by the two digits 97). When the two digits 00 are used in a computer program, the year recognized generally will be the year 1900 rather than the year 2000. Potential areas of exposure to Year 2000 issues include products purchased from third parties, computers, software, telephone systems and other equipment used by Web Media.

     Web Media has reviewed its internal computer programs and systems to prepare for problems associated with the Year 2000. Further, Web Media has assessed the extent to which its non-information technology systems are not Year 2000 compliant and the related remediation required to bring those systems into compliance. With the installation of a Year 2000 system upgrade in progress and expected to be completed prior to December 31, 1999, Web Media expects that all internal financial and operating systems will be Year 2000 compliant.

     Web Media's management believes that all of Web Media's proprietary applications are Year 2000 compliant. However, Web Media could be affected by Year 2000 issues associated with its customers. To the extent such third-party systems are not fully Year 2000 compliant, there can be no assurance that potential systems interruptions or the cost necessary to update software would not have a material adverse effect on Web Media's business, financial condition or results of operations.

     Web Media has initiated discussions with third parties with whom it has material relationships to identify and assess the risk posed to Web Media by their Year 2000 issues. At this time, Web Media is unable to estimate the extent of the risk it faces from third parties' failure to effectively address Year 2000 issues.

     Management presently believes that Year 2000 issues will not pose significant operational problems. However, if Web Media is unable to make all of its internal financial and operating systems and proprietary applications Year 2000 compliant, or if third parties with whom Web Media has material relationships fail to make their systems and products Year 2000 compliant, these failures could have a material adverse effect on Web Media's operations, financial condition or results of operations.

     The discussion of Web Media's efforts and management's expectations relating to Year 2000 compliance are forward-looking statements. Web Media's ability to achieve Year 2000 compliance and the costs associated therewith, could be adversely impacted by, among other things, the availability and cost of programming and testing resources, vendors' ability to modify proprietary software and unanticipated problems identified in the ongoing compliance review.

Recent Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. It requires that entities recognize all derivatives as either assets or liabilities in the statement of financial position and measures those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. Management believes that the adoption of SFAS 133 will not have a material effect on Web Media's results of operations, financial position, capital resources or liquidity.

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

            CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS FOR TMCS

Private Placements of Securities

     On September 22, 1995, CitySearch issued an aggregate of 6,622,857 shares of CitySearch Common Stock to Mr. Gross, a co-founder of CitySearch and director of TMCS, for services provided to CitySearch and aggregate proceeds of $5,000. On December 9, 1995, CitySearch repurchased 2,000,000 shares of such CitySearch Common Stock from Mr. Gross for an aggregate price of $1,510. On October 11, 1995 CitySearch sold an aggregate of 4,233,500 shares of CitySearch Common Stock to Mr. Conn, Thomas Layton, Jeffrey Brewer and certain other key employees for aggregate proceeds of $84,670. These shares, together with shares of CitySearch Common Stock issued to Mr. Gross, are referred to as Founders' Stock. The Founders' Stock was reclassified as Class A Common Stock after the merger of Ticketmaster Online and CitySearch in September 1998.

     Between May 15, 1996 and July 31, 1996, CitySearch issued and sold an aggregate of 3,261,024 shares of Series C Preferred Stock, or 3,170,356 shares of TMCS's Class A Common Stock pursuant to the reclassification of shares subsequent to the merger of Ticketmaster Online and CitySearch, at a per share price of $3.4665. Entities affiliated with Goldman, Sachs & Co. purchased 2,596,278 shares of these shares (or 2,465,686 shares of Class A Common Stock) for an aggregate purchase price of $9.0 million. Mr. Gleberman, a director of the Company, is a Managing Director in the Principal Investment Area of Goldman, Sachs & Co.

     Between December 13, 1996 and October 22, 1997, CitySearch issued and sold an aggregate of 4,430,313 shares of Series D Preferred Stock (or 4,297,824 shares of TMCS's Class A Common Stock) at a per share price of $6.5251. These sales included the following:

 .  766,272 shares (or 743,360 shares of Class A Common Stock) were sold to The
   Times Mirror Company for an aggregate purchase price of $5.0 million;

 . 475,085 shares (or 460,873 shares of Class A Common Stock) were sold to entities affiliated with Goldman, Sachs & Co. for an aggregate purchase price of $3.1 million; and

 .  459,763 shares (or 446,015 shares of Class A Common Stock) were sold to
   Washingtonpost.Newsweek Interactive Company for an aggregate purchase price of $3.0 million.

     Mr. Unterman, a director of TMCS, is an Executive Vice President and Chief Financial Officer of The Times Mirror Company. Mr. Gleberman, a director of TMCS, is Managing Director in the Principal Investment Area of Goldman, Sachs & Co. Mr. Spoon, a director of TMCS, is President, Chief Operating Officer and a director of The Washington Post Company.

     Between November 11, 1997 and November 26, 1997, CitySearch issued and sold an aggregate of 4,714,286 shares of Series E Preferred Stock (or 4,655,347 shares of Class A Common Stock) at a per share price of $7.00. USAi purchased 2,857,143 of these shares (or 2,821,428 shares of Class A Common Stock) for an aggregate purchase price of $20.0 million. Mr. Diller, a director of TMCS, is Chairman and Chief Executive Officer of USAi. Mr. Kaufman and Mr. Baker, who are directors of TMCS, are directors and executive officers of USAi. In addition, 306,509 shares (or 302,677 shares of Class A Common Stock) were sold to Washingtonpost.Newsweek Interactive Company for an aggregate purchase price of $2.1 million.

     On May 26, 1998, CitySearch issued and sold an aggregate of 1,000,000 shares of Series E Preferred Stock (or 987,500 shares of Class A Common Stock) at a per share price of $7.00. USAi purchased 428,571 of these shares (or 423,213 shares of Class A Common Stock) for an aggregate purchase price of $3.0 million.

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

Transactions with Affiliates

  USAi, Ticketmaster Corp. and Related Entities

     In May 1997, CitySearch entered into a cross-promotional agreement with Ticketmaster Online. Pursuant to the agreement, Ticketmaster Online agreed to provide banner advertising promoting CitySearch's owned and operated city sites on the Ticketmaster Online Web site, to provide access to Ticketmaster Online ticket and information Web pages and to provide "music-on-hold" and/or direct mail opportunities from Ticketmaster Corp. CitySearch agreed to provide promotion of the Ticketmaster name and logo in selected advertising and marketing materials, to co-produce with Ticketmaster Online broadcast advertising, to provide banner advertising promoting Ticketmaster Online on the CitySearch Web sites and to promote Ticketmaster Corp. events and publications. This agreement terminated on October 31, 1998.

     CitySearch, USAi, Ticketmaster Online and various affiliates were parties to the reorganization agreement relating to the merger of Ticketmaster Online and CitySearch. In addition, pursuant to this agreement, USAi purchased 1,997,502 shares of Class A Common Stock from TMCS stockholders in a tender offer which was completed in November 1998. Concurrently with the execution of the agreement, USAi loaned $50 million in cash to CitySearch in exchange for a convertible note. The convertible note was repaid in full following the completion of the initial public offering of Ticketmaster Online- CitySearch in December 1998.

     In August 1998, Ticketmaster Online, Ticketmaster Corp. and USAi entered into a license agreement. See "Business--Ticketmaster Online Business - Ticketmaster License Agreement."

     TMCS expects that, both within and outside the ordinary course of business, TMCS and its affiliates, other than USAi and its controlled affiliates, on the one hand, and USAi and its affiliates, other than TMCS and its controlled affiliates, on the other hand, will engage in various transactions, including pursuant to the license agreement with Ticketmaster Corp. TMCS expects that these transactions will result in terms that are at least as favorable as those that could be obtained from a third party, where applicable.

     In February 1999, TMCS entered into an agreement providing for the combination of Ticketmaster Online-CitySearch, Lycos, Inc. and USAi's Home Shopping, Ticketmaster and Internet Shopping Network/First Auction businesses. The transaction was terminated by mutual agreement in May 1999.

  Other Affiliates

     In June 1997, CitySearch entered into a license and services agreement with The Los Angeles Times, Inc., a division of The Times Mirror Company. The agreement provides for the license of CitySearch's intellectual property and consulting services in exchange for an up-front license fee, ongoing royalties based on the revenues generated by the city guide developed by the parties and fees for consulting services. The agreement contains customary termination provisions for material breach or non-performance. Mr. Unterman, a director of TMCS, is Executive Vice President and Chief Financial Officer of The Times Mirror Company.

     In September 1997, Ticketmaster Online entered into an agreement with The Los Angeles Times, Inc. providing for Ticketmaster Online to create and maintain a co-branded Web site with ticketing capabilities and information on local live events. Under the agreement, Ticketmaster Online is required to pay to The Los Angeles Times, Inc. 50% of net merchandising revenue from the co-branded Web site.

     In November 1997, CitySearch entered into a license and services agreement with Washingtonpost.Newsweek Interactive Company. The agreement provides for the license of TMCS's intellectual property and consulting services in exchange for an up-front license fee, ongoing royalties based on the revenues generated by the city guide developed by the parties and fees for consulting services. The agreement contains customary termination provisions for material breach or non-performance. Mr. Spoon, a director of the Company, is the President and a director of The Washington Post Company, the parent of Washington- post.Newsweek Interactive Company.

Acceleration of Stock Options

     Mr. Conn is a party to stock option agreements under the TMCS 1996 Stock Plan pursuant to which Mr. Conn was granted options to purchase 125,000 shares and 200,000 shares of CitySearch Class A Common Stock at exercise prices of $2.00 per share and $7.00 per share. These stock option agreements provide that in the event of a substantial merger or a board approved acquisition of CitySearch, all outstanding, unvested stock options will vest upon completion of such event. Upon consummation of the merger between Ticketmaster Online and CitySearch, 277,085 shares subject to unvested options held by Mr. Conn immediately vested. Additionally, Mr. Conn is a party to stock option agreements under the TMCS 1998 Stock Plan, pursuant to which he was granted options to purchase 150,000 shares of our Class B Common Stock at an exercise price of $32.69 per share. This stock option agreement between TMCS, provides that in the event of a substantial merger or a board approved acquisition of TMCS, all outstanding, unvested stock options will vest upon completion of such event.

Non-Competition Agreement

     In connection with the execution of the agreement for the merger of Ticketmaster Online and CitySearch, Mr. Conn entered into a non-competition agreement with CitySearch, Ticketmaster Corp. and Ticketmaster Online. The agreement provides that Mr. Conn will not, for a period of 30 months from the date of the agreement, directly engage in or assist any activity that is the same or materially competes with the local city guide business on the Web or the business of the sale of tickets to live events through any distributed channels. Mr. Conn received $250,000 from Ticketmaster Corp. in connection with the execution of his agreement. In addition, Mr. Conn may not solicit senior employees or customers, advertisers or clients of CitySearch or Ticketmaster Online or any of their respective subsidiaries for a period of one year following the date of the termination of his employment with us for any reason.

     TMCS also entered into an employment agreement with Mr. Conn which provides for certain severance payments upon termination of employment. See "Executive Compensation--Employment Agreement."

                                LEGAL MATTERS

     The validity of the shares of TMCS Class B Common Stock offered by this proxy statement/prospectus will be passed upon for TMCS by Wilson Sonsini Goodrich & Rosati, Professional Corporation.

                                    EXPERTS

     The consolidated financial statements of Ticketmaster Online-CitySearch, Inc. and CitySearch, Inc. and the financial statements of Web Media Ventures, L.L.C. appearing in this Proxy Statement of Ticketmaster Online-CitySearch, Inc., which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, to the extent indicated in their reports thereon appearing elsewhere herein and in the Registration Statement. Such financial statements have been included herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     TMCS files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy these materials at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. You may also obtain copies of these materials from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549.

     Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms. You can also find TMCS's SEC filings at the SEC's Web site at http://www.sec.gov.

     TMCS filed a registration statement on Form S-4 to register with the SEC the TMCS Class B Common Stock to be issued to Web Media Unitholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of TMCS in addition to being a proxy statement of Web Media. As permitted by the SEC's rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

                     INDEX TO FINANCIAL STATEMENTS OF TMCS

Unaudited Pro Forma Condensed Combined Financial Statements
Introduction..................................................................................  F-3
Unaudited Pro Forma Condensed Combined Statement of Operations of TMCS and CitySearch, Inc.
 for the year ended  December 31, 1998........................................................  F-4
Notes to Unaudited Pro Forma Condensed Combined Financial Statements..........................  F-5

Unaudited Condensed Consolidated Statements of Ticketmaster Online-CitySearch, Inc.
Unaudited condensed consolidated balance sheets as of December 31, 1998 and March 31, 1999....  F-7
Unaudited condensed consolidated statements of operations for the three-months ended March
 31, 1998  and 1999...........................................................................  F-8
Unaudited condensed consolidated statements of cash flows for the three-months ended March
 31, 1998  and 1999...........................................................................  F-9
Notes to unaudited condensed consolidated financial statements................................  F-10

Ticketmaster Online-CitySearch, Inc. (Ticketmaster Online)
Report of Independent Auditors................................................................  F-15
Balance sheets at January 31, 1998 and December 31, 1998......................................  F-16
Statements of operations for the years ended January 31, 1997 and 1998 and the eleven months ended  December 31, 1998.....................................................................  F-17
Statements of stockholders' equity for the years ended January 31, 1997 and 1998 and the eleven months ended September 30, 1998.......................................................  F-18
Statements of cash flows for the years ended January 31, 1997 and 1998 and the eleven months ended December 31, 1998......................................................................  F-20
Notes to Financial Statements.................................................................  F-21

CitySearch, Inc.
Report of independent auditors................................................................  F-38
Consolidated Balance sheets at December 31, 1996 and 1997 and at September 28, 1998
 (unaudited)..................................................................................  F-39
Consolidated statements of operations for the period from September 20, 1995 (date of formation) to December 31, 1995, the years ended December 31, 1996 and 1997 and the nine months ended September 30, 1997 and September 28, 1998 (unaudited)...........................  F-40
Consolidated statements of stockholders' equity (deficit) for the period from September 20,
 1995 (date of formation) to December 31, 1995, the years ended December 31, 1996 and 1997 and the nine months ended September 28, 1998 (unaudited).....................................  F-41
Consolidated statements of cash flows for the period from September 20, 1995 (date of formation) to December 31, 1995, the years ended December 31, 1996 and 1997 and the nine months ended September 30, 1997 and September 28, 1998 (unaudited)...........................  F-42
Notes to consolidated financial statements....................................................  F-45

         INDEX TO FINANCIAL STATEMENTS OF WEB MEDIA VENTURES, L.L.C.


Web Media Ventures, L.L.C. dba One & Only Network
Report of Independent Auditors.................................................................  F-58
Balance sheets at December 31, 1997 (unaudited) and 1998 and March 31, 1999 (unaudited)........  F-59
Statements of income for the years ended December 31, 1997 (unaudited) and 1998 and three months ended March 31, 1998 (unaudited) and 1999 (unaudited)..................................  F-60
Statements of members' equity for the years ended December 31, 1997 (unaudited) and 1998 and for the three months ended March 31, 1999 (unaudited).........................................  F-61
Statements of cash flows for the years ended December 31, 1997 (unaudited) and 1998 and three months ended March 31, 1998 (unaudited) and 1999 (unaudited)..................................  F-62
Notes to financial statements..................................................................  F-63

                    UNAUDITED PRO FORMA CONDENSED COMBINED
               FINANCIAL STATEMENTS OF TMCS AND CITYSEARCH, INC.

     The following unaudited pro forma condensed combined statement of operations (the "Condensed Statement") has been prepared to give effect to the merger of Ticketmaster Online and CitySearch, Inc. (the "Merger"), which was effective September 28, 1998, and the Tender Offer (as described below). In addition, the Condensed Statement has been prepared to give effect to the Ticketmaster Transaction (as described below) and the license agreement entered into by Ticketmaster Online, Ticketmaster Corp. and USAi in connection with the Merger (the "Ticketmaster License Agreement.") The Merger was accounted for using the "reverse purchase" method of accounting, pursuant to which Ticketmaster Online was treated as the acquiring entity for accounting purposes, and the assets and liabilities of CitySearch were recorded at their respective fair values under the purchase method of accounting.

     The Condensed Statement reflects certain assumptions regarding the Merger and the Tender Offer and is based on the historical consolidated financial statements of the respective entities. The Condensed Statement, including the notes thereto, are qualified in their entirety by reference to and should be read in conjunction with, the audited financial statements of CitySearch, Inc. and Ticketmaster Online-CitySearch, Inc., including the notes thereto, which are included in this Prospectus. The unaudited financial statements of Ticketmaster Online-CitySearch, Inc. for the year ended December 31, 1998 were derived from the historical financial information of Ticketmaster Online-CitySearch, Inc. which has been adjusted to reflect a change in year end to December 31.

     The unaudited pro forma condensed combined statement of operations for the year ended December 31, 1998 reflects the unaudited consolidated statement of operations of CitySearch for the nine-month period ended September 28, 1998, combined with the unaudited results of operations of Ticketmaster Online-CitySearch, Inc. for the year ended December 31, 1998 (including the pro forma effects of the USAi's acquisition of all the outstanding equity of Ticketmaster Group in June 1998 (the "Ticketmaster Transaction").

     On October 2, 1998 USAi commenced a tender offer ("the Tender Offer") to purchase up to 20% of each stockholder's Common Stock at a per share purchase price of $8.67 in cash, up to an aggregate of 2,924,339 shares. Upon expiration of the Tender Offer on November 3, 1998, USAi purchased 1,997,502 shares of Common Stock.

     TMCS is in the process of evaluating the fair value of assets acquired and liabilities assumed in order to make a final allocation of the excess purchase price, including allocation to the intangibles other than goodwill. Accordingly, the purchase accounting information is preliminary and has been made solely for the purpose of developing such unaudited pro forma condensed combined financial information. Based on current information the preliminary determination of the costs in excess of the net assets acquired and the allocation to goodwill should not materially differ from the final determination.

     The Condensed Statement is presented for illustrative purposes only and is not necessarily indicative of the results of operations which would have actually been reported for the year ended December 31, 1998 had the Merger and Ticketmaster Transaction occurred as of January 1, 1998, nor is the Condensed Statement necessarily indicative of future results of operations.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS OF TICKETMASTER
                            ONLINE-CITYSEARCH, INC.
                         Year Ended December 31, 1998
                     (In Thousands, Except Per Share Data)

                                                        Ticketmaster      Pro Forma                    Online and
                                         Historical      Online Pro       Adjusted                     CitySearch
                                        Ticketmaster        Forma       Ticketmaster    Historic       Pro Forma      Pro Forma
                                           Online        Adjustments       Online      CitySearch     Adjustments      Combined
                                        ------------    ------------    ------------   ----------     -----------     ---------
Revenues:
 Ticketing Operations.................      $ 16,366       $     --         $ 16,366     $     --     $       --       $ 16,366
 Sponsorship and advertising..........         7,099             --            7,099          360             --          7,459
 City guide and related...............         5,375             --            5,375       10,957             --         16,332
                                            --------       --------         --------     --------     ----------       --------
                                              28,840             --           28,840       11,317             --         40,157
Costs and expenses:
 Ticketing operations.................        10,269             --           10,269           --          2,613 (2)     12,132
                                                                                                            (750)(3)
 City guide and related...............         4,021             --            4,021       10,491             --         14,512
 Sales and marketing..................         6,895             --            6,895       14,902             --         21,797
 Research and development.............         1,728             --            1,728        5,000             --          6,728
 General and administrative...........         3,670             --            3,670        5,104           (573)(3)      8,201
 Amortization of goodwill.............        16,275          7,439(1)        23,714           --         23,991 (4)     47,705
 Merger and other transaction
   costs..............................            11             --               11        3,101             --          3,112
                                            --------       --------         --------     --------     ----------       --------
                                              42,869          7,439           50,308       38,598         25,281        114,187
                                            --------       --------         --------     --------     ----------       --------
Income (loss) from operations.........       (14,029)        (7,439)         (21,468)     (27,281)       (25,281)       (74,030)
Interest income.......................           867             --              867          995             --          1,862
Interest expense......................          (813)            --             (813)        (768)         1,151(5)        (430)
                                            --------       --------         --------     --------     ----------       --------
Income/(loss) before provision for
 income taxes.........................       (13,975)        (7,439)         (21,414)     (27,054)       (24,130)       (72,598)
Provision for income taxes............         2,993             --            2,993           --         (2,993)(6)         --
                                            --------       --------         --------     --------     ----------       --------
Net income (loss).....................      $(16,968)      $ (7,439)        $(24,407)    $(27,054)    $  (21,137)      $(72,598)
                                            ========       ========         ========     ========     ==========       ========
Basic and diluted net loss
per share.............................      $  (0.38)                                                                  $  (1.16)
                                            ========                                                                   ========
Shares used to compute basic and
 diluted net loss per share...........        44,525                                                                     62,682
                                            ========                                                                   ========

See accompanying notes to the unaudited pro forma condensed combined financial statements.

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                             FINANCIAL STATEMENTS

Merger Costs

     Merger costs and the preliminary determination of the unallocated excess of Merger costs over net assets acquired are set forth below (in thousands):


     Initial investment at cost......................................................................         $ 23,000
     Value of portion of CitySearch acquired in the Merger...........................................          120,864
     Shares purchased under the Tender Offer.........................................................           17,318
     Estimated transaction costs (including non-competition agreements)..............................            2,464
                                                                                                              --------

        Total acquisition costs......................................................................          163,646
     Net assets acquired.............................................................................           (2,517)
                                                                                                              --------
     Unallocated excess of acquisition cost over net assets acquired.................................         $161,129
                                                                                                              ========

     The initial investment at cost represents the previous purchases of shares of Series E Preferred Stock by USAi, which were converted into 3,244,641 shares of Class A Common Stock in connection with the Merger, which, prior to the Merger, represented approximately 11.8% of the CitySearch outstanding equity.

     The value of the non-monetary exchange between Ticketmaster Online and CitySearch was valued by Ticketmaster Online based on the fair value of the 50.7% of CitySearch acquired in the transaction. The fair value of CitySearch before the Merger was $238.4 million based on an assumed fair value of $8.67 per share of CitySearch's Common Stock outstanding at September 28, 1998, including outstanding stock options under the treasury method. The fair value of CitySearch attributable to outstanding shares of Common Stock at September 28, 1998 was $218.9 million and the fair value of CitySearch attributable to outstanding stock options at September 28, 1998, under the treasury stock method, was $19.5 million. The assumed fair value of the CitySearch Common Stock of $8.67 per share is based on the Tender Offer consideration per share determined in a negotiated transaction.

     Based on current information the preliminary determination of the costs in excess of the net assets acquired and the allocation to goodwill should not materially differ from the final determination.

Pro Forma Adjustments

(1) Reflects amortization expense resulting from the increase in goodwill and other intangible assets recorded in June 1998. The adjustment to the statement of operations for the year ended December 31, 1998 represents six months of amortization expense to adjust the six months of amortization expense already recorded in the historical statement of operations. Additional goodwill of $154.8 million represents a preliminary allocation of goodwill resulting from USAi's acquisition of Ticketmaster Group, which is being amortized straight line over ten years.

(2) Represents a royalty that would have been required to be paid to Ticketmaster Corp. under the Ticketmaster License Agreement had the Ticketmaster License Agreement been in effect. Under the agreement, Ticketmaster Online is required to pay Ticketmaster Corp. a royalty based on a percentage of the net profit it derives from online ticket sales.

(3) Represents certain costs allocated from Ticketmaster Corp. to Ticketmaster Online which are now covered under the license fee (see note 2).

(4) Reflects additional amortization expense resulting from the increase in goodwill and other intangible assets due to the Merger. The unallocated excess of acquisition costs over net assets acquired has been preliminarily allocated as follows: $500,000 to intangibles related to the Non-Competition Agreements, which is being amortized over 2.5 years, and $160.6 million to goodwill, which is being amortized over five years.

(5)  Reflects elimination of interest expense resulting from the Convertible
     Note issued in connection with the Merger since the Convertible Note was repaid from the proceeds of the offering.

(6) Represents income tax benefit of the Merger, as taxable income of Ticketmaster Online is offset by tax losses of CitySearch.

(7) For the year ended December 31, 1998, the calculation of shares used in calculating basic and diluted pro forma loss per share adjusts the 44,525,000 historical weighted average shares of Ticketmaster Online-CitySearch, Inc. to reflect the 25,248,000 shares of CitySearch outstanding at December 31, 1997 (including 14,624,000 shares of Preferred Stock as if converted) and the weighted average number of the shares of common stock issued by CitySearch during the period from January 1, 1998 through September 28, 1998.

                     TICKETMASTER ONLINE-CITYSEARCH, INC.
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                       (In thousands, except share data)

                                                                             December 31,               March 31,
                                                                                1998                      1999
                                                                             ------------              -----------
ASSETS                                                                       (see note 1)              (unaudited)
Current assets:
 Cash and cash equivalents............................................         $106,910                 $ 99,284
 Accounts receivable (net of allowance for doubtful accounts of $175
  and $58 respectively)...............................................            1,249                    1,160
 Related party receivable.............................................              813                      278
 Due from licensees...................................................            1,440                    2,647
 Prepaid expenses.....................................................              777                    1,109
                                                                               --------                 --------
  Total current assets................................................          111,189                  104,478
Computers, software, equipment and leasehold improvements, net........            5,893                    6,140
Goodwill and other intangibles, net...................................          299,643                  315,798
                                                                               --------                 --------
  Total assets........................................................         $416,725                 $426,416
                                                                               ========                 ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable.....................................................         $  2,734                 $  2,479
 Accrued expenses.....................................................            4,551                    3,992
 Deferred revenue.....................................................            1,882                    1,643
 Related party payable................................................               --                    1,020
 Current portion of capital lease obligations.........................            1,331                    1,169
                                                                               --------                 --------
  Total current liabilities...........................................           10,498                   10,303
Other long-term liabilities...........................................            1,557                    1,828
Capital lease obligations, net of current portion.....................            1,082                      940
Stockholders' equity:
 Class A Common Stock, $0.01 par value: Authorized shares
  --100,000,000 at March 31, 1999 Issued and outstanding--63,291,653
  and 63,156,226 at December 31, 1998 and March 31, 1999, respectively              633                      632
 Class B Common Stock--$0.01 par value; Authorized
  shares--250,000,000 at March 31, 1999 Issued and
  outstanding--8,167,000 and 9,238,109 at December 31, 1998 and March
  31, 1999, respectively..............................................               82                       92
 Class C Common Stock--$0.01 par value: Authorized shares--2,883,506
  at March 31, 1999 Issued and outstanding--none......................               --                       --
 Additional paid-in capital...........................................          418,918                  446,398
 Accumulated deficit..................................................          (16,045)                 (33,777)
                                                                               --------                 --------
  Total stockholders' equity..........................................          403,588                  413,345
                                                                               --------                 --------
  Total liabilities and stockholders' equity..........................         $416,725                 $426,416
                                                                               ========                 ========

                            See accompanying notes.

                     TICKETMASTER ONLINE-CITYSEARCH, INC.
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)

                                                                                       Three Months Ended March 31,
                                                                                       ----------------------------
                                                                                         1998                1999
                                                                                       --------           ---------
                                                                                               (unaudited)
Revenues:
 Ticketing operations...........................................................         $ 2,237           $  9,386
 Sponsorship and advertising....................................................             917              1,032
 City guide and related.........................................................              --              5,553
                                                                                         -------           --------
    Total revenues..............................................................           3,154             15,971
Operating costs and expenses
 Ticketing operations...........................................................           1,377              6,851
 City guide and related.........................................................              --              4,607
 Sales and marketing............................................................             225              6,200
 Research and development.......................................................              --              1,933
 General and administrative.....................................................             515              3,287
 Amortization of goodwill.......................................................              --             11,976
                                                                                         -------           --------
    Total costs and expenses....................................................           2,117             34,854
                                                                                         -------           --------
Income (loss) from operations...................................................           1,037            (18,883)
Interest income (expense) net...................................................              --              1,200
                                                                                         -------           --------
Income (loss) before income taxes...............................................           1,037            (17,683)
Income tax provision............................................................             452                 57
                                                                                         -------           --------
Net income (loss)...............................................................         $   585           $(17,740)
                                                                                         =======           ========
Basic and diluted net income (loss) per share...................................         $  0.02           $  (0.25)
                                                                                         =======           ========
Shares used to compute basic and diluted net income (loss) per  share...........          37,238             71,555
                                                                                         =======           ========

                            See accompanying notes.

                     TICKETMASTER ONLINE-CITYSEARCH, INC.
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (In thousands)


                                                                                              Three Months Ended March 31,
                                                                                            -------------------------------
                                                                                                 1998             1999
                                                                                            -------------    --------------
                                                                                                       (unaudited)
Operating activities
Net income (loss)..........................................................            $       585           $    (17,740)
   Depreciation and amortization...........................................                     39                 12,854
   Changes in operating assets and liabilities:
      Accounts receivable..................................................                    (79)                    89
      Related parties receivable...........................................                     --                    536
      Due from licensees...................................................                     --                 (1,207)
      Prepaid expenses.....................................................                     63                   (276)
      Accounts payable.....................................................                     (5)                (1,083)
      Accrued expenses.....................................................                     57                   (419)
      Related party payable................................................                     --                  1,020
      Deferred revenue.....................................................                      2                     33
                                                                                       -----------           ------------
         Net cash used in operating activities.............................                    662                 (6,193)
Investing activities
Capital expenditures.......................................................                    (25)                (1,013)
                                                                                       -----------           ------------
         Net cash used in investing activities.............................                    (25)                (1,013)
 Net proceeds from (distributions to) Ticketmaster Corp....................                   (637)                    --
 Net proceeds from exercise of options and warrants........................                     --                    296
 Costs of initial public offering..........................................                     --                   (336)
 Payments on capital leases................................................                     --                   (393)
                                                                                        ----------           ------------
         Net cash used in financing activities.............................                   (637)                  (433)
Net cash acquired in CityAuction Merger....................................                     --                     13
                                                                                       -----------           ------------
Net increase (decrease) in cash and cash equivalents.......................                     --                 (7,626)
Cash and cash equivalents at beginning of period...........................                     --                106,910
                                                                                       -----------           ------------
Cash and cash equivalents at end of period.................................            $        --           $     99,284
                                                                                       ===========           ============
Supplemental statement of cash flow information:
Noncash investing and financing information:
 Acquisition of CityAuction, Inc.
   Fair value of assets acquired (including cash and cash equivalents of
    $13 and goodwill)......................................................                                  $    28,223
 Less:
   Fair value of liabilities assumed.......................................                                        1,023
   Issuance of Class B Common Stock........................................                                       27,200
                                                                                                             -----------
      Cash paid............................................................                                  $        --
                                                                                                             ===========

                            See accompanying notes.

                     TICKETMASTER ONLINE-CITYSEARCH, INC.
             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)


Note 1--The Company and Summary of Significant Accounting Policies

Description of Business

     Ticketmaster Online-CitySearch, Inc. (the "Company") has combined CitySearch and Ticketmaster Online to create a leading provider of local city guides, local advertising and live event ticketing on the Internet. The Company is integrating its local CitySearch city guides with its Ticketmaster Online live events ticketing and merchandise distribution capabilities to offer online ticketing, merchandise, electronic coupons and other transactions to a broader audience of consumers.

Basis of Presentation

     Prior to the Merger (as defined below), Ticketmaster Multimedia Holdings, Inc. (the predecessor company) ("Ticketmaster Online") was a wholly owned subsidiary of Ticketmaster Corporation ("Ticketmaster Corp."). Ticketmaster Corp. is a wholly owned subsidiary of Ticketmaster Group, Inc. ("Ticketmaster Group"), which is a wholly owned subsidiary of USA Networks, Inc. ("USAi").

     In July 1997, USAi acquired a controlling interest in Ticketmaster Group through the issuance of shares of USAi common stock (the "Ticketmaster Acquisition"). In June 1998, USAi completed its acquisition of Ticketmaster Group in a tax-free merger (collectively with the Ticketmaster Acquisition, the "Ticketmaster Transaction"), pursuant to which each outstanding share of Ticketmaster Group common stock not owned by USAi was exchanged for 1.126 shares of USAi common stock. A portion of the Ticketmaster Group acquisition cost has been allocated to the assets acquired and liabilities assumed of Ticketmaster Online based on the fair value of the respective portion of Ticketmaster Online acquired in the Ticketmaster Transaction.

     On September 28, 1998, pursuant to an Amended and Restated Agreement and Plan of Reorganization dated as of August 12, 1998 (the "Merger Agreement"), by and among CitySearch, Inc. ("CitySearch"), USAi, Ticketmaster Group, Ticketmaster Online and Tiberius, Inc., a wholly-owned subsidiary of CitySearch, Tiberius was merged with and into Ticketmaster Online, with Ticketmaster Online continuing as the surviving corporation and as a wholly-owned subsidiary of CitySearch (the "Merger"). In connection with the Merger Agreement, all issued and outstanding shares of Ticketmaster Online's Common Stock held by Ticketmaster Corp. were converted into an aggregate of 37,238,000 shares of CitySearch Common Stock and such shares were subsequently reclassified as Class A Common Stock of the Company. The Merger was accounted for using the "reverse purchase" method of accounting, pursuant to which Ticketmaster Online was treated as the acquiring entity for accounting purposes, and the assets acquired and liabilities assumed of CitySearch were recorded at their respective fair values. The accompanying financial statements prior to the Merger reflect the financial position, results of operations and cash flows of Ticketmaster Online. The accompanying financial statements, subsequent to the Merger, include the assets and liabilities of CitySearch and the results of operations of CitySearch from September 29, 1998.

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the

                TICKETMASTER ONLINE-CITYSEARCH, INC.
             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)


instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month period ended March 31, 1999 are not necessarily indicative of the results that may be expected for the year ended December 31, 1999.

     The balance sheet at December 31, 1998 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

     For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-K for the year ended December 31, 1998.

Pro Forma Financial Data (Unaudited)

     The following unaudited pro forma information presents a summary of results of the Company assuming the Merger, the Ticketmaster Transaction and the tender offer by USAi to purchase shares of Common Stock from CitySearch stockholders in connection with the Merger had occurred as of January 1, 1998, with pro forma adjustments to give effect to amortization of goodwill, certain other adjustments to conform to the terms of the License and Services Agreement dated August 12, 1998 by and among Ticketmaster Corp., Ticketmaster Online and USAi (the "Ticketmaster License Agreement"), and the related income tax effects. The pro forma information also gives effect to the Company's change in year end from January 31, to December 31. The pro forma financial information is not necessarily indicative of the results of operations as they would have been had the transactions been effective on January 1, 1998.


                                                   Three Months Ended
                                                     March 31, 1998
                                                  -------------------
                                                     (in thousands)
Revenues....................................      $     6,245
Net loss....................................      $   (18,974)
Net loss per share..........................      $      (.31)

Basic and Diluted Earnings (Loss) per Share

     Basic earnings (loss) per share are determined by dividing the net earnings or (loss) by the weighted average shares of Common Stock outstanding during the period. Diluted earnings (loss) per share are determined by dividing the net earnings or (loss) by the weighted average shares of Common Stock outstanding plus the dilutive effects of stock options, warrants and other convertible securities. Basic and diluted earnings (loss) per share are the same for the three months ended March 31, 1999 because the effects of outstanding stock options are antidilutive. Basic and dilutive earnings (loss) per share are the same for the

                TICKETMASTER ONLINE-CITYSEARCH, INC.
             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)

three months ended March 31, 1998 because there were no dilutive securities outstanding during those periods.

     The number of shares used in computing basis and diluted earnings (loss) per share for the three months ended March 31, 1998 represent the number of shares of CitySearch Common Stock exchanged in the Merger.

Reclassifications

     Certain reclassifications have been made to the prior year's balances to conform to the current year presentation.

Note 2--Business Combinations

Acquisition of CityAuction, Inc.

     On March 29, 1999, the Company completed the acquisition of CityAuction, Inc. ("CityAuction"), a person-to-person online auction community. In connection with the acquisition, the Company issued an aggregate of approximately 800,000 shares of its Class B Common Stock for all the outstanding capital stock of CityAuction, Inc. representing an aggregate purchase price of $27.2 million. The acquisition was accounted for using the purchase method of accounting which resulted in $28.2 million of goodwill that will be amortized over 5 years. The results of operations of CityAuction are included in the accompanying statement of operations from the date of acquisition.

Note 3--Subsequent Events

Merger with Lycos

     On February 8, 1999, USAi and USANi LLC, Lycos, Inc. ("Lycos"), the Company, USA Interactive, Inc. ("Newco") and two wholly-owned subsidiaries of Newco entered into agreements relating to the combination of Lycos, the Company and certain of USAi's assets in an entity to be controlled by USAi. On May 12, 1999, the parties jointly announced that they had agreed by mutual consent to terminate these agreements. The agreement terminating the transaction requires Lycos to pay $25.5 million to USAi and $9.5 million to the Company if prior to July 15, 1999, Lycos entered into an agreement with respect to or under certain circumstances, becomes subject to, certain acquisition proposals. In addition, subject to certain exceptions, USAi and the Company each has agreed that until July 15, 1999 it will not acquire Lycos stock or make any proposals to acquire Lycos. Any transaction charges related to the termination will be recorded in the second quarter.

Acquisition of Match.com, Inc.

     On June 14, 1999, the Company completed the acquisition of Match.com, Inc. an Internet personals company. In connection with the acquisition the Company issued 1,924,777 shares of Class B Common Stock

                TICKETMASTER ONLINE-CITYSEARCH, INC.
             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)

to the former owners of Match.com representing a total purchase price of approximately $45.0 million. The acquisition was accounted for using the purchase method of accounting which resulted in approximately $47.5 million of goodwill that will be amortized over five years.

Pending Acquisition of Web Media

     On June 10, 1999, Ticketmaster Online-CitySearch, Web Media Ventures, L.L.C. ("Web Media"), a Texas limited liability company (d/b/a One & Only Network), William Bunker, David Kennedy and Glenn Wiggins entered into a Reorganization Agreement pursuant to which the Company will purchase all the outstanding units of Web Media for shares of the Company's Class B Common Stock. Web Media is an Internet personals company distributing its services through a network of affiliated Internet sites. The Company has the option to pay cash or issue shares of Class B Common Stock in exchange for all of the Web Media Units. The initial target purchase price for the Web Media Units is $40.6 million of the Company's Class B Common Stock, of which $30 million of Class B Common Stock is payable upon the closing of the transaction and $2,195,000 of Class B Common Stock is payable in two quarterly installments with remainder of the target purchase price due 270 days after the closing of the transaction. The target purchase price is subject to a 10% increase or decrease based on, among other things, the achievement of certain 1999 calendar revenue targets of Web Media. The number of shares of Class B Common Stock to be issued in the acquisition will be determined by dividing the portion of the purchase price, as adjusted, then payable by the average closing price of the Class B Common Stock shortly before the closing of the acquisition and shortly before each subsequent payment date, subject to certain minimum and maximum share prices. The final purchase price to be recorded will also depend on the price of the Class B Common Stock at the date of closing. The closing of the acquisition is subject to several conditions, including but not limited to the effectiveness of a registration statement to be filed by Ticketmaster Online-CitySearch with respect to the Class B Common Stock to be issued in the transaction. The acquisition will be accounted for using the purchase method. The acquisition will result in goodwill in an amount approximating the purchase price that will be amortized over a period of five years.

Sidewalk Transaction

     On July 19, 1999, the Company entered into an agreement to purchase the assets associated with the entertainment city guide ("A&E") portion of the Sidewalk.com Web site ("Sidewalk") from Microsoft Corporation. The transaction was structured as a merger between a wholly-owned subsidiary of the Company and a Microsoft subsidiary which holds the Sidewalk A&E assets. The Company also entered into a four year distribution agreement with Microsoft pursuant to which the Company will become the exclusive provider of local city guide content on the Microsoft Network ("MSN") and the Company's internet personals Web sites will become the premier provider of personals content to MSN. In addition, the Company and Microsoft entered into additional cross-promotional arrangements. The transaction is expected to close in the late summer following regulatory approval. In connection with these transactions, the Company agreed to issue 7,000,000 shares of its Class B Common Stock and two warrants to purchase an aggregate of 4,500,000 shares of its Class B Common Stock. The first warrant has an initial exercise price of $30 per share, which adjusts downward by $1/16 for each $1/16 increase in the price of the Class B Common Stock over $30 at the time the warrant is exercised. The second

                     TICKETMASTER ONLINE-CITYSEARCH, INC.
             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)

warrant has a fixed exercised price of $60 per share of Class B Common Stock. The Company granted Microsoft certain registration rights in connection with the transaction.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Ticketmaster Online-CitySearch, Inc.

     We have audited the accompanying consolidated balance sheets of Ticketmaster Online (the Predecessor) and Ticketmaster Online-CitySearch, Inc. (the Company) as of January 31, 1998 and December 31, 1998, respectively, and the related consolidated statements of operations, stockholder's equity and cash flows for each of the two years in the period ended January 31, 1998 and the eleven month period ended December 31, 1998. These financial statements are in the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ticketmaster Online-CitySearch, Inc., as the Predecessor and successor companies at January 31, 1998 and December 31, 1998, and the consolidated results of their operations and their cash flows for each of the two years in the period ended January 31, 1998 and the eleven month period ended December 31, 1998, in conformity with generally accepted accounting principles.


                                            /s/ ERNST & YOUNG LLP

Woodland Hills, California
January 29, 1999

                      TICKETMASTER ONLINE-CITYSEARCH, INC.
                          CONSOLIDATED BALANCE SHEETS
                       (In thousands, except share data)

                                                                                                       Predecessor
                                                                                                   -----------------
                                                                              December 31, 1998     January 31, 1998
                                                                              -----------------    -----------------
ASSETS
Current assets:
 Cash and cash equivalents.............................................          $      106,910     $          --
 Accounts receivable (net of allowance for doubtful accounts of $58
  and $0 respectively).................................................                   1,249               167
Related party receivable...............................................                     813                --
Due from licensees.....................................................                   1,440                --
Prepaid expenses.......................................................                     777               124
                                                                                 --------------     -------------
    Total current assets...............................................                 111,189               291
Computers, software, equipment and leasehold improvements, net.........                   5,893               397
Goodwill and other intangibles, net....................................                 299,643                --
                                                                                 --------------     -------------
    Total assets.......................................................          $      416,725     $         688
                                                                                 ==============     =============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
 Accounts payable......................................................          $        2,734     $         158
 Accrued expenses......................................................                   4,551               144
 Deferred revenue......................................................                   1,882                89
 Current portion of capital lease obligations..........................                   1,331                --
                                                                                 --------------     -------------
    Total current liabilities..........................................                  10,498               391
Other long-term liabilities............................................                   1,557                 8
Capital lease obligations, net of current portion......................                   1,082                --
Stockholders' equity:
Preferred stock, $0.01 par value
 Authorized shares--$2,000,000 at December 31, 1998
 Issued and outstanding--none..........................................                      --                --
Common stock, no par value;
 Authorized shares--1,000 at January 31, 1998 and none at December 31,
  1998
 Issued and outstanding--none..........................................                      --                --
Class A Common stock, $0.01 par value;
 Authorized shares--100,000,000 at December 31, 1998
 Issued and outstanding--63,291,653 at December 31, 1998...............                     633                --
Class B Common stock, $0.01 par value;
 Authorized shares--250,000,000 at December 31, 1998
 Issued and outstanding--8,167,000 at December 31, 1998................                      82                --
Class C Common stock, $0.01 par value;
 Authorized shares--2,883,506 at December 31, 1998
 Issued and outstanding--none..........................................                      --                --
Due to (from) Ticketmaster Corp                                                              --            (1,113)
Additional paid-in capital.............................................                 418,918                --
Retained earnings (deficit)............................................                 (16,045)            1,402
                                                                                 --------------     -------------
    Total stockholders' equity (deficit)...............................                 403,588               289
                                                                                 --------------     -------------
    Total liabilities and stockholders' equity.........................          $      416,725     $         688
                                                                                 ==============     =============

                     TICKETMASTER ONLINE-CITYSEARCH, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)


                                                                    Eleven Months
                                                                        Ended
                                                                     December 31,             Year Ended January 31,
                                                                                         -----------------------------------
                                                                        1998                   1998                1997
                                                                   ------------------    -----------------   ---------------
Revenues:
Ticketing operations.............................................      $ 15,743               $ 5,972            $   199
Sponsorship and advertising......................................         6,754                 3,933                997
City guide and related...........................................         5,376                    --                 --
                                                                       --------               -------            -------
     Total revenues..............................................        27,873                 9,905              1,196
Operating costs and expenses:
Ticketing operations.............................................         9,842                 3,522                635
City guide and related...........................................         4,021                    --                 --
Sales and marketing..............................................         6,834                   490                290
Research and development.........................................         1,728                    --                 --
General and administrative.......................................         3,495                 1,719              1,260
Amortization of goodwill.........................................        16,275                    --                 --
                                                                       --------               -------            -------
     Total costs and expenses....................................        42,195                 5,731              2,185
                                                                       --------               -------            -------
Income (loss) from operations....................................       (14,322)                4,174               (989)
Interest income..................................................           867                    --                 --
Interest expense.................................................          (813)                   --                 --
                                                                       --------               -------            -------
                                                                             54                    --                 --
                                                                       --------               -------            -------
Income (loss) before income taxes................................       (14,268)                4,174               (989)
Income tax provision (benefit)...................................         2,951                 1,827               (374)
                                                                       --------               -------            -------
Net income (loss)................................................      $(17,219)              $ 2,347            $  (615)
                                                                       ========               =======            =======
Basic and diluted net income (loss) per share....................      $  (0.38)              $  0.06            $ (0.02)
                                                                       ========               =======            =======
Shares used to compute basic and diluted net income
(loss) per share.................................................        45,201                37,238             37,238
                                                                       ========               =======            =======

                            See accompanying notes.

                     TICKETMASTER ONLINE-CITYSEARCH, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                (In thousands)

                                                                              Class A             Class B
                                                        Common Stock        Common Stock       Common Stock
                                                     -----------------  ------------------   ----------------
                                                      Shares   Amount    Shares    Amount     Share   Amount
                                                     -------- --------  --------  --------   ------- --------
Balance at February 1, 1996                                1   $  --         --    $   --        --   $   --
Accounts receivable transferred to
 Ticketmaster Corp                                        --       --        --        --        --       --
Operating charges transferred from
 Ticketmaster Corp., net of federal income tax
 allocation                                               --       --        --        --        --       --
Net loss                                                  --       --        --        --        --       --
                                                      ------   ------    ------    ------     -----   ------
Balance at January 1, 1997                                 1       --        --        --        --       --
Accounts receivable transferred to
 Ticketmaster Corp.                                       --       --        --        --        --       --
Operating charges transferred from
 Ticketmaster Corp., net of federal income tax
 allocation                                               --       --        --        --        --       --
Net income                                                --       --        --        --        --       --
                                                      ------   ------    ------    ------     -----   ------
Balance at January 31, 1998                                1   $  --         --    $   --        --   $   --
                                                      ======   ======    ======    ======     =====   ======

Allocation of initial capitalization as a result                             --    $   --        --   $   --
 of the Ticketmaster Acquisition by USAi
Allocation of basis of Tax-free Merger of
  Ticketmaster by USAi                                                       --        --        --       --
Stock exchanged in connection with CitySearch
 Merger (37,238) and USAi's initial investment
 in CitySearch at cost.                                                  40,483       405        --       --
Contribution of tendered CitySearch Common
 Stock from USAi to Ticketmaster                                             --        --        --       --
Contribution of CitySearch Common Stock
 from USAi to Ticketmaster                                               22,003       220        --       --
Exercise of stock options and warrants                                      923         9        --       --
Initial public offering of Class B Common Stock                              --        --     8,050       81
Class A shares converted to Class B                                        (117)       (1)      117        1
Net loss                                                                     --        --        --       --
                                                                         ------    ------     -----   ------
Balance at December 31, 1998                                             63,292    $  633     8,167   $   82
                                                                         ======    ======     =====   ======


                           See accompanying notes.

                                                            Due to (from       Additional         Retained
                                                                                Paid-in           Earnings
                                                            Ticketmaster        Capital           (Deficit)            Total
                                                           --------------  ---------------   -----------------   ---------------
Balance at February 1, 1996...............................     $   684          $     --          $   (330)          $    354
Accounts receivable transferred to
   Ticketmaster Corp......................................      (1,088)               --                --             (1,088)
Operating charges transferred from
   Ticketmaster Corp., net of federal income
   tax allocation.........................................       1,838                --                --              1,838
Net loss..................................................          --                --              (615)              (615)
                                                               -------           --------          --------           --------

Balance at January 1, 1997................................      1,434                 --              (945)               489
Accounts receivable transferred to
   Ticketmaster Corp......................................      (9,953)               --                --             (9,953)
Operating charges transferred from
   Ticketmaster Corp., net of federal
   income tax allocation..................................       7,406                --                --              7,406
Net income................................................          --                --             2,347              2,347
                                                               -------          --------          --------           --------
Balance at January 31, 1998...............................     $(1,113)         $     --          $  1,402           $    289
                                                               =======          ========          ========           ========

Allocation of initial capitalization as a
   result of the Ticketmaster Acquisition
   by USAi................................................     $    --          $ 22,834          $  1,174           $ 24,008
Allocation of basis of Tax-free Merger of
   Ticketmaster by USAi...................................          --           126,170                --            126,170
Stock exchanged in connection with
   CitySearch Merger (37,238) and USAi's
   initial investment in CitySearch at cost...............          --           145,923                --            146,328
Contribution of tendered CitySearch
   Common  Stock from USAi to
   Ticketmaster...........................................          --            17,318                --             17,318
Contribution of CitySearch Common
   Stock from USAi to Ticketmaster........................          --             1,100                --              1,320
Exercise of stock options and warrants....................          --             1,600                --              1,609
Initial public offering of Class B
   Common Stock...........................................          --           103,973                --            104,054
Class A shares converted to Class B.......................          --                --                --                 --
Net loss..................................................          --           (17,219)           (17,219)
                                                               -------          --------           --------          --------
Balance at December 31, 1998..............................     $    ==          $418,918           $(16,045)         $403,588
                                                               =======           ========          ========          ========

                            See accompanying notes.

                     TICKETMASTER ONLINE-CITYSEARCH, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                (in thousands)


                                                                        Eleven Months
                                                                            Ended                Predecessor
                                                                         December 31,       Year Ended January 31,
                                                                      -----------------   --------------------------
                                                                            1998              1998          1997
                                                                      -----------------   -----------    -----------
Operating activities
Net income (loss)....................................................      $(17,219)        $   2,347     $  (615)
Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities:
Depreciation and amortization........................................        17,411               268          51
Changes in operating assets and liabilities:
        Accounts receivable..........................................          (818)              (41)       (108)
        Related parties receivable...................................          (184)               --          --
        Due from licensee............................................            27                --          --
        Prepaid expenses.............................................          (475)               30          51
        Accounts payable.............................................            36               158          --
        Accrued expenses.............................................          (196)               87          65
        Deferred revenue.............................................           969                89          --
        Deferred rent................................................            11                --          --
                                                                           --------         ---------     -------
Net cash provided by (used in) operating activities..................          (438)            2,938        (556)

Investing activities
Capital expenditures.................................................        (1,034)             (250)       (189)
Deferred purchase price of subsidiary................................          (112)               --          --
                                                                           --------         ---------     -------
Net cash used in investing activities................................        (1,146)             (250)       (189)
Financing activities
Net proceeds from (distributions to) Ticketmaster Corp...............        (5,549)           (2,691)        748
Net proceeds from exercise of options and warrants...................         1,609                --          --
Net proceeds from initial public offering............................       104,989                --          --
Payments on capital leases...........................................          (324)               --          --
Payment on convertible promissory note...............................       (50,000)               --          --
Other, net...........................................................          (108)               --          --
                                                                           --------         ---------     -------
Net cash provided by (used in) financing activities..................        50,617            (2,691)        748
Net cash acquired in CitySearch Merger...............................        57,877                --          --
                                                                           --------         ---------     -------
Net increase (decrease) in cash and cash equivalents.................       106,910                (3)          3
                                                                                                          -------
Cash and cash equivalents at beginning of period.....................            --                 3          --
                                                                           --------         ---------     -------
Cash and cash equivalents at end of period...........................      $106,910         $             $     3
                                                                           ========         =========     =======
Supplemental statement of cash flow information Noncash
  investing and financing information:
Acquisition of CitySearch, Inc.
Fair value of assets acquired (including cash and cash equivalents
  of $57,877 and goodwill)...........................................      $226,339         $      --     $    --
Less:
Fair value of liabilities assumed....................................        61,373                --          --
Issuance of Class A Common Stock.....................................       147,648                --          --
Contribution of tendered CitySearch Common Stock from USAi to
 Ticketmaster........................................................        17,318                --          --
                                                                           --------         ---------     -------
Cash paid............................................................      $     --         $      --     $    --
                                                                           ========         =========     =======

                            See accompanying notes.

                     TICKETMASTER ONLINE-CITYSEARCH, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               December 31, 1998


1.   Organization and Business

Basis of Presentation and Merger

     Prior to the Merger (as defined below), Ticketmaster Multimedia Holdings, Inc. (the predecessor company) (Ticketmaster Online) was a wholly owned subsidiary of Ticketmaster Corporation (Ticketmaster Corp.). Ticketmaster Corp. is a wholly owned subsidiary of Ticketmaster Group, Inc. (Ticketmaster Group), which is a wholly owned subsidiary of USA Networks, Inc. (USAi).

     In July 1997, USAi acquired a controlling interest in Ticketmaster Group through the issuance of shares of USAi common stock (Ticketmaster Acquisition by USAi). In June 1998, USAi completed its acquisition of Ticketmaster Group in a tax-free merger (Tax-free Merger and collectively with the Ticketmaster acquisition is the Ticketmaster Transaction), pursuant to which each outstanding share of Ticketmaster Group common stock not owned by USAi was exchanged for
1.126 shares of USAi common stock. A portion of the Ticketmaster Group acquisition cost has been allocated to the assets acquired and liabilities assumed of Ticketmaster Online based on the fair value of the respective portion of Ticketmaster Online acquired in the Ticketmaster Transaction.

     On September 28, 1998, pursuant to an Amended and Restated Agreement and Plan of Reorganization dated as of August 12, 1998 (the Merger Agreement), by and among CitySearch, Inc. (CitySearch), USAi, Ticketmaster Group, Ticketmaster Online and Tiberius, Inc. (Tiberius), a wholly-owned subsidiary of CitySearch, Tiberius was merged with and into Ticketmaster Online, with Ticketmaster Online continuing as the surviving corporation and as a wholly-owned subsidiary of CitySearch (the Merger). In connection with the Merger Agreement, all issued and outstanding shares of Ticketmaster Online's Common Stock held by Ticketmaster Corp. were converted into an aggregate of 37,238,000 shares of CitySearch Common Stock and such shares were subsequently reclassified as Class A Common Stock of the Company. The Merger was accounted for using the "reverse purchase" method of accounting, pursuant to which Ticketmaster Online was treated as the acquiring entity for accounting purposes, and the assets acquired and liabilities assumed of CitySearch were recorded at their respective fair values. The accompanying financial statements prior to the Merger reflect the financial position, results of operations and cash flows of Ticketmaster Online. The accompanying financial statements, subsequent to the Merger, include the assets and liabilities of CitySearch and the results of operations of CitySearch from September 29, 1998 through December 31, 1998. In connection with the Merger the name of the combined company was changed from CitySearch, Inc. to Ticketmaster Online-CitySearch, Inc. (the Company). References throughout these financial statements to Ticketmaster Online and CitySearch relate to the individual businesses of Ticketmaster Online and CitySearch, respectively.

                     TICKETMASTER ONLINE-CITYSEARCH, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               December 31, 1998


     The Merger costs and the determination of the excess of Merger costs over net assets acquired are set forth below (in thousands):

Initial investment at cost........................................................    $ 23,000
Value of portion of CitySearch acquired in the Merger.............................     120,864
Tender offer......................................................................      17,318
Estimated transaction costs (including non-competition agreements)................       2,464
                                                                                      --------
Total Merger costs................................................................     163,646
Net identifiable assets acquired..................................................      (2,517)
                                                                                      --------
Excess of Merger cost over net assets acquired....................................    $161,129
                                                                                      ========

     The initial investment at cost represents the previous purchases of shares of Series E Preferred Stock by USAi, which were converted into 3,244,641 shares of Class A Common Stock in connection with the Merger, which, prior to the Merger, represented approximately 11.8% of the CitySearch outstanding equity.

     The value of the non-monetary exchange between Ticketmaster Online and CitySearch was determined by Ticketmaster Online based on the fair value of the 50.7% of CitySearch acquired in the transaction. The fair value of CitySearch before the Merger was $238.4 million based on an assumed fair value of $8.67 per share of CitySearch's Common Stock outstanding at September 28, 1998, including outstanding stock options under the treasury method. The fair value of CitySearch attributable to outstanding shares of Common Stock at September 28, 1998 was $218.9 million and the fair value of CitySearch attributable to outstanding stock options at September 28, 1998, under the treasury stock method, was $19.5 million.

     On October 2, 1998 USAi commenced a tender offer (the Tender Offer) to purchase up to 20% of each CitySearch stockholder's Common Stock at a per share purchase price of $8.67 in cash, up to an aggregate of 2,924,339 shares. The Tender Offer expired on November 3, 1998 and 1,997,502 shares were tendered for purchase for a total of $17,318,000.

     In connection with the Merger Agreement, Ticketmaster Online also entered into a License and Services Agreement (the License Agreement) with Ticketmaster Corp. and USAi to remain perpetually in effect unless terminated as allowed under the License Agreement. For a license fee, Ticketmaster Corp. granted Ticketmaster Online, among other things, the exclusive worldwide right to use the trademarks of Ticketmaster Corp. in connection with the sale of tickets and merchandise via electronic interactive services.

Pro Forma Financial Data (Unaudited)

     The following unaudited pro forma information presents a summary of results of the Company assuming the Merger, Ticketmaster Transaction and the Tender Offer had occurred as of January 1, 1997, with pro forma adjustments to give effect to amortization of goodwill, certain other adjustments to conform to the terms of the License Agreement, and the related income tax effects. The pro forma information also gives effect to the Company's change in year end from January 31, to December 31. The pro forma financial information is not necessarily indicative of the results of operations as they would have been had the transactions been effective on January 1, 1997.

                     TICKETMASTER ONLINE-CITYSEARCH, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               December 31, 1998

                                                                    Year Ended December 31,
                                                       --------------------------------------------
                                                               1998                   1997
                                                       ---------------------   --------------------
                                                           (in thousands, except per share data)
Revenues.............................................        $  40,157               $  15,479
Net loss.............................................          (72,598)                (80,357)
Net loss per share...................................            (1.16)                  (1.44)

Business

     Prior to the Merger, Ticketmaster Online was a wholly-owned subsidiary of Ticketmaster Corp. which is a leading provider of automated ticketing services in the United States, with clients including many of the country's most well-known entertainment facilities, promoters and professional sports franchises. Ticketmaster Online was formed in December 1993 to administer the online business of Ticketmaster Corp. There were no costs and expenses incurred by Ticketmaster Online until June 1995. Ticketmaster Online commenced online ticket sales in November 1996 providing a ticketing outlet via the World Wide Web (Web) which gives users access to live event tickets and event information. Ticketmaster Online's operations are the online distribution mechanism for Ticketmaster Corp., which utilizes Ticketmaster Corp.'s business relationships and brand name.

     CitySearch was organized on September 20, 1995. CitySearch produces and delivers comprehensive local city guides on the Web, providing up-to-date information regarding arts and entertainment events, community events, community activities, recreation, business, shopping, professional services and news/sports/weather to consumers in metropolitan areas. CitySearch designs and produces custom-built Web sites and related services for local businesses, aggregates them in a local city guide environment and provides business customers the ability to regularly update and expand their sites.

     CitySearch has two primary means of providing its local city guides. In its "owned and operated" markets CitySearch systematically produces the majority of its own content, hires and deploys a direct sales force to sell custom-built business Web sites as well as related services to local and regional businesses, and launches a presence in the market. In its partner-led markets, CitySearch contracts with a local media company to provide assistance in developing, designing and launching a city guide. Under these contracts, the partners license CitySearch's business and technology systems and pay a license fee and make royalty payments to CitySearch based on certain revenues generated by the media partners from the operation of their sites and pay CitySearch for additional consultation and design services not provided for under the license fee.

     Customers include hotels, restaurants, taverns, movie theaters, museums and retail stores. The Company currently owns and operates sites in Austin, TX, Nashville, TN, New York, NY, Portland, OR, Raleigh-Durham-Chapel Hill, NC, Salt Lake City, UT, and San Francisco, CA. Through partnership and licensing agreements, the Company has an internet presence in Baltimore, MD, Dallas, TX, Los Angeles, CA, Washington D.C., Melbourne and Sydney, Australia, Toronto, Canada, Copenhagen, Denmark, and Stockholm, Sweden.

                     TICKETMASTER ONLINE-CITYSEARCH, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               December 31, 1998

2.  Summary of Significant Accounting Policies

Ticketmaster Online Basis of Presentation

     Prior to the merger, the accompanying consolidated financial statements present the financial position, operating results and cash flows of the predecessor company, Ticketmaster Online, a wholly owned subsidiary of Ticketmaster Corp. The financial statements include revenues related to the convenience and handling charges in connection with tickets sold via the Internet and advertising sales on Ticketmaster Online's web site. Costs of ticketing revenues have been allocated from Ticketmaster Corp. to Ticketmaster Online on a per ticket sold basis. The financial statements include operating expenses which have been allocated to Ticketmaster Online by Ticketmaster Corp. on a specific identification basis. Further, Ticketmaster Online shares certain employees and other resources with Ticketmaster Corp. Allocations from Ticketmaster Corp. for indirect expenses for such shared resources have been made primarily on a proportional cost allocation method based on tickets sold and related revenues. Management believes these allocations are reasonable and that such expenses would not differ materially had Ticketmaster Online operated on a stand-alone basis for all periods presented. The financial statements of Ticketmaster Online prior to the merger do not necessarily reflect the results of operations or financial position that would have existed had Ticketmaster Online been an independent company.

Segments

     Based on the Company's integration and management strategies, the Company operates in one business segment.

Change in Year-End

     The statements of operations and cash flows for the eleven months ended December 31, 1998 reflect a change in Ticketmaster Online's year-end as a result of the purchase of Ticketmaster Group by USAi.

Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany amounts have been eliminated.

Estimates Used in the Preparation of Consolidated Financial Statements

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and the accompanying notes. Actual results could differ from those estimates, although management does not believe that any differences would materially affect the Company's consolidated financial position or results of operations.

                     TICKETMASTER ONLINE-CITYSEARCH, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               December 31, 1998

Revenue Recognition

     Revenue from advertising and sponsorship agreements is recognized when the service is provided or over the term of the promotion. Revenue from the sale of tickets is recognized when tickets are sold.

     City guide and related revenues include revenue from the sale of subscriptions for custom-built business Web sites (designed and developed by CitySearch) in its owned and operated markets, the performance of consultation and design services, and licensing and royalty revenues from the sale of licenses for the use of CitySearch's business and technology systems in its partner-led markets. License and royalty revenue is less than ten percent of consolidated revenue.

     The Company recognizes subscription revenues over the period the services are provided. Royalty revenues are recognized when earned based on the revenues generated by the license or based on the minimum royalty provisions in the contract. Revenues from consultation and design services are recognized as the services are provided.

     Revenues from the sale of licenses for use of the Company's business and technology systems to its partner-led markets are generally recognized over the term of the license agreement or the period over which the relevant services are delivered. The Company's license agreements have terms ranging from three to nine years.

     Deferred revenue primarily consists of prepayments of subscription services and licensing agreements, advertising and sponsorship revenue, and revenue from Web site support agreements with joint venture partners of Ticketmaster Corp. Web site support is recognized straight line over the life of the agreement.

Cash and Cash Equivalents

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The Company places its cash deposits with high-credit quality financial institutions.

Accounts Receivable

     Concentration of credit risk with respect to trade receivables is limited based on the size and diversity of Ticketmaster Online's clients and the large number and geographic dispersion of CitySearch customers. The Company generally does not require collateral; however, credit losses have generally been within management's expectations and have not been significant.

Computers, Software, Equipment and Leasehold Improvements

     Computers, software, equipment and leasehold improvements are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets, which range from three to seven years. Assets acquired under capitalizable lease arrangements are recorded at the present value of the minimum lease payments. Amortization of assets capitalized under capital leases and leasehold improvements are computed

                     TICKETMASTER ONLINE-CITYSEARCH, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               December 31, 1998

using the straight-line method over the life of the asset or term of the lease, whichever is shorter, and is included in depreciation expense.

Research and Development

     Research and development expenditures are charged to operations as incurred. Based on the Company's product development process, technological feasibility is established upon completion of a working model. Costs incurred by the Company between completion of the working model and the point at which the product is ready for general release have been insignificant.

Goodwill and Other Intangibles

     Goodwill of $154.8 million represents amounts allocated to Ticketmaster Online from the purchase of Ticketmaster Group by USAi and is being amortized by the straight-line method over ten years.

     As a result of the Merger and the Tender Offer, the Company recorded goodwill of $160.6 million, which is being amortized using the straight-line method over five years, and intangibles relating to non-competition agreements of $500,000, which is being amortized using the straight-line method over 2.5 years.

     Accumulated amortization at December 31, 1998 was $16.3 million.

Due to (from) Ticketmaster Corp.

     Due to (from) Ticketmaster Corp. includes amounts payable to Ticketmaster Corp. primarily for operations and working capital requirements, offset by amounts receivable for cash collected by Ticketmaster Corp. The balances were primarily the result of Ticketmaster Online's participation in Ticketmaster Corp.'s central cash management system, wherein all of Ticketmaster Online's cash receipts were collected by Ticketmaster Corp. and all cash disbursements were funded by Ticketmaster Corp. Other transactions include Ticketmaster Online's pro rata share of the current portion of Ticketmaster Corp.'s consolidated income tax liability and other administrative expenses incurred by Ticketmaster Corp. on behalf of Ticketmaster Online prior to the Merger. Such amounts payable do not have specific repayment terms and do not bear interest. At January 31, 1998 and 1997, such intercompany balances have been included as a component of stockholders' equity as it was not the original intention of Ticketmaster Online or Ticketmaster Corp. to settle such balances in cash. Most of the due to (from) Ticketmaster Corp. amount was reclassified as additional paid-in capital in connection with the Merger.

     An analysis of transactions in the due to (from) Ticketmaster Corp. account for each of the two years ended January 31, 1998 and the eleven months ended December 31, 1998 follows:

                     TICKETMASTER ONLINE-CITYSEARCH, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               December 31, 1998


                                                                          December 31                  January 31
                                                                        ----------------   ----------------------------------
                                                                             1998               1998                1997
                                                                        ----------------   ----------------------------------
Balance at beginning of year....................................           $ (1,113)            $ 1,434             $   684
Ticketing revenues transferred to Ticketmaster Corp prior to
 the merger.....................................................            (11,551)             (9,953)             (1,088)
Operating charges transferred from Ticketmaster Corp. prior to
 the merger.....................................................              6,263               5,579               2,212
Share of Ticketmaster Corp.'s current federal income tax
 provision (benefit) prior to the merger........................                 --               1,827                (374)
Balance transferred to additional paid-in capital in connection
 with the Merger................................................              6,013                  --                  --
Amounts transferred to related party receivable.................                388                  --                  --
                                                                           --------             -------             -------
Balance at end of year..........................................           $     --             $(1,113)            $ 1,434
                                                                           ========             =======             =======
Average balance during the year.................................           $   (557)            $   161             $ 1,059
                                                                           ========             =======             =======

Income Taxes

     Prior to the Merger, Ticketmaster Online's results have been included in Ticketmaster Corp.'s consolidated federal and state income tax returns. The income tax provision was calculated and deferred tax assets and liabilities were recorded as if Ticketmaster Online had operated as an independent company. Prior to the Merger Ticketmaster Corp. paid all taxes for Ticketmaster Online and, as such, income taxes payable and deferred tax assets have been included in due to
(from) Ticketmaster Corp. Subsequent to the Merger, the Company will file its Federal and State income tax returns on a stand-alone basis.

     Deferred tax assets and liabilities are recognized with respect to the tax consequences attributable to the differences between the financial statement carrying values and tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. Further, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Basic and Diluted Earnings (Loss) per Share

     Basic earnings (loss) per share are determined by dividing the net earnings or (loss) by the weighted average shares of Common Stock outstanding during the period. Diluted earnings or (loss) per share are determined by dividing the net earnings or (loss) by the weighted average shares of Common Stock outstanding plus the dilutive effects of stock options, warrants, and other convertible securities. Basic and diluted earnings (loss) per share are the same for the eleven month period ended December 31, 1998 because the effects of outstanding stock options are antidilutive. Basic and diluted earnings (loss) per share are the same for the years ended January 31, 1998 and 1997 because there were no dilutive securities outstanding during those periods.

                     TICKETMASTER ONLINE-CITYSEARCH, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               December 31, 1998

     The number of shares used in computing basic and diluted earnings (loss) per share for the eleven month period ended December 31, 1998 includes the number of shares of CitySearch Common Stock exchanged in the Merger plus shares of Class A Common Stock of City Search outstanding and the number of shares of Class B Common Stock issued from the date of the Merger through December 31, 1998 calculated on a weighted average basis. The number of shares used in computing basic and diluted earnings (loss) per share for the years ended January 31, 1998 and 1997 represents the number of shares of CitySearch Common Stock exchanged in the Merger.

Financial Instruments

     The estimated fair values of cash, accounts receivable, accounts payable, and accrued expenses approximate their carrying value because of the short term maturity of these instruments or the stated interest rates are indicative of market interest rates.

Advertising Costs

     Advertising costs are expensed as incurred. For the eleven month period ended December 31, 1998, advertising costs amounted to $1,540,000. There were no advertising costs for the years ended January 31, 1998 and 1997.

     During 1998 CitySearch maintained several barter arrangements whereby the Company has assisted in the design of a Web site in exchange for broadcast advertising. The fair value of services provided and the services received in the barter arrangement is not readily determinable and therefore is not used to measure the value of the broadcast advertising received. The Company valued these barter transactions at $349,000 for the period from the date of the Merger through December 31, 1998, based on the estimated cost of the specific services provided by the Company. Such amounts are included in City guide and related revenue as well as recognized in sales and marketing expense in the accompanying consolidated statements of operations. Reciprocal noncash barter advertising on the Internet is not valued in the consolidated financial statements because of the immateriality of the associated costs and the indeterminable fair value.

Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

     The Company periodically reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows (on an undiscounted basis) expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Stock-based Compensation

     Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), suggests that stock awards granted subsequent to January 1, 1995, be recognized as compensation expense based on their fair value at the date of grant. Alternatively, a company may use Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees," and

                     TICKETMASTER ONLINE-CITYSEARCH, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               December 31, 1998

disclose pro forma results of operations which would have resulted from recognizing such awards at their fair value. The Company will continue to account for stock-based compensation under APB 25 and make the required pro forma disclosures for compensation (see Note 7). Under APB 25 compensation expense is calculated based on the difference between the exercise price and the fair market value of the underlying stock on the date of grant. There was no compensation expense applicable under APB 25.

Reclassifications

     Certain reclassifications have been made to the prior years' balances to conform to the current year presentation.

3.   Computers, Software, Equipment and Leasehold Improvements

     Computers, software, equipment and leasehold improvements consisted of the following:

                                                                         December 31,                 January 31,
                                                                             1998                         1998
                                                                 --------------------------  ------------------------
Computers and software..........................................          $ 6,860                       $ 532
Furniture and fixtures..........................................              141                          20
Leasehold improvements..........................................              215                          33
                                                                          -------                       -----
                                                                            7,216                         585
Less accumulated depreciation and amortization..................           (1,323)                       (188)
                                                                          -------                       -----
                                                                          $ 5,893                       $ 397
                                                                          =======                       =====

     Depreciation and amortization expense was $1,136,000, $124,000 and $49,000 for the eleven month period ended December 31, 1998 and the years ended January 31, 1998 and 1997, respectively.


4.  Income Taxes

     The provision (benefit) for income taxes consisted of the following:

                                                                    Eleven Months                  Predecessor
                                                                        Ended                      Year Ended
                                                                     December 31,                  January 31,
                                                                  -------------------   ------------------------------------
                                                                         1998                1998                1997
                                                                  -------------------   ------------------------------------
                                                                                                  (in thousands)
Current:
 Federal........................................................         $2,624              $1,445               $(340)
 Foreign........................................................             82                  --                  --
 State..........................................................            754                 395                 (46)
                                                                         ------              ------               -----
                                                                          3,460               1,840                (386)

Deferred:
 Federal........................................................           (478)                (13)                 12
 State..........................................................            (31)                 --                  --
                                                                         ------              ------               -----
                                                                           (509)                (13)                 12
                                                                         ------              ------               -----
Total income tax provision (benefit)............................         $2,951              $1,827               $(374)
                                                                         ======              ======               =====

                     TICKETMASTER ONLINE-CITYSEARCH, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               December 31, 1998

     The following is a reconciliation of the statutory federal income tax rate to the Company's effective income tax rate:

                                                                        Eleven Months
                                                                          Ended                          Years Ended
                                                                        December 31,                     January 31,
                                                                    -------------------   -------------------------------
                                                                            1998               1998               1997
                                                                    -------------------   -------------------------------
Statutory federal income tax expense (benefit)..................                (35)%            34%              (34)%
Tax provision for earnings included in Ticketmaster Corp.
 consolidated return............................................                 20              --                --
Non-deductible goodwill amortization............................                 37              --                --
State income tax expense (benefit)..............................                 --              (9)               (6)
Other...........................................................                 (1)              1                 2
                                                                               ----            ----              ----
                                                                                 21%             44%              (38)%
                                                                               ====            ====              ====

     Significant components of the Company's deferred tax assets and liabilities as of December 31, 1998 are as follows (in thousands):


Deferred tax liabilities
  Depreciation..................................................              $    400
  Software development..........................................                   824
                                                                              --------
  Total deferred tax liabilities................................                 1,224

Deferred tax assets
  Net operating loss carryforwards..............................                31,482
  Research and development carryforwards........................                   468
  Vacation accruals.............................................                   250
  Deferred revenue..............................................                   600
  Other.........................................................                   124
                                                                              --------

Total deferred tax assets.......................................                32,924
Valuation allowance.............................................               (31,700)
                                                                              --------
                                                                              $     --
                                                                              ========

     Deferred taxes at January 31, 1998 were not significant. The valuation allowance increased by $1.7 million during the eleven-month period. The valuation allowance recorded in connection with the CitySearch Merger was approximately $30 million. If the related deferred tax assets become realizable in the future, the reversal of the valuation allowance will be recorded as a reduction of goodwill. The Company had net operating loss carryforwards for federal and state income tax purposes at December 31, 1998 of approximately $78,704,000 which had been generated by CitySearch. The federal carryforwards expire principally in the period from 2010 to 2018, and the state carryforwards expire principally in 2003. Utilization of the net operating loss carryforwards is subject to limitations as a result of ownership changes as defined in the Internal Revenue Code. Furthermore, the net operating loss carryforwards, to the extent not otherwise limited, can only be used to offset the future taxable income of CitySearch.

                     TICKETMASTER ONLINE-CITYSEARCH, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               December 31, 1998

5.  Defined Contribution Plans

     Ticketmaster Online participates in the Ticketmaster Corp. 401(k) defined contribution plan (the 401(k) Plan), covering substantially all Ticketmaster Online employees, which contains an employer matching feature of 25% up to a maximum of 6% of the employee's compensation. Ticketmaster Online's contribution for the 401(k) Plan year ended December 31, 1997 was $12,000.

     In July 1997, CitySearch established a defined contribution plan for certain qualified employees as defined in the plan. Participants may contribute from 1% to 20% of pretax compensation subject to certain liabilities. The plan does provide for certain discretionary contributions by the Company as defined in the plan. No Company contributions were made for the year ended December 31, 1997. As a result of the merger, Ticketmaster Online employees will be incorporated into their balance from the 401(k) plan into the CitySearch plan.

6.  Related Party Transactions

     Ticketmaster Online was part of a consolidated group and, as such, had significant transactions with related entities.

     In connection with the Merger, the Company entered into a license agreement with Ticketmaster Corp. (the License Agreement) under which the Company is required to pay Ticketmaster Corp. a royalty based on a percentage of the net profit the Company derives from online ticket sales. Ticketing operations cost includes $1,519,000 of royalty fees incurred under the License Agreement for the eleven months ended December 31, 1998. Included in related party receivable is $346,000 representing unpaid ticketing revenue, net of amounts due to Ticketmaster Corp. for direct expenses and royalty fees under the License Agreement.

     Concurrently with the execution of the Merger Agreement, the Company received a $50 million loan from USAi in exchange for a convertible promissory note (Convertible Note). The Convertible Note, in the principal amount of $50 million, bore interest at a rate per annum of 7.00%. On December 10, 1998, the Company repaid the Convertible Note and paid total interest of $1,151,000 covering the period August 13 to December 31, 1998. Interest expense on the Convertible Note was $710,000 during the eleven month period ended December 31, 1998.

     On June 28, 1996, Ticketmaster Online entered into an agreement expiring on December 31, 2003, with an affiliate of its then majority shareholder, whereby in exchange for services rendered in connection with the development of Ticketmaster Online's Web site, Ticketmaster Online will pay royalties equaling 5% of net profit (as defined) from ticket convenience charges and 10% of net profit (as defined) from merchandise sold through its Web site (net of defined deductions). The agreement calls for an annual minimum royalty payment of $100,000 per year. Royalty expense incurred for the eleven month period ended December 31, 1998 and the years ended January 31, 1998 and 1997 amounted to $477,000, $138,000 and $50,000, respectively.

     Revenues from affiliated companies for the eleven month period ended December 31, 1998 and for the fiscal years January 31, 1998 and 1997, amounted to $491,000, $583,000 and $21,000, respectively,

                     TICKETMASTER ONLINE-CITYSEARCH, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               December 31, 1998

primarily for Web site development and support and license fee revenue. Included in related party receivables at December 31, 1998 was $467,000 receivable from these affiliated companies.

7.   Stockholders' Equity and Stock Options

     Stockholders' equity reflects the exchange of 1,000 shares of Common Stock of Ticketmaster Online for 37,238,000 shares of CitySearch Common Stock (subsequently reclassified as Class A Common Stock of the Company) and the recording of the predecessor basis and outstanding shares of CitySearch Common Stock (subsequently reclassified as Class A Common Stock of the Company) in connection with the Merger. Holders of each share of Class A Common Stock have 15 votes. Each share of Class A Common Stock will automatically convert into one share of Class B Common Stock upon a "transfer," as defined, of such share except for transfers to certain parties. Holders of Class B Common Stock have rights in the Company's Restated Certificate of Incorporation similar to holders of Class A Common Stock except each share of Class B Common Stock carries one vote. Holders of Class C Common Stock have no voting rights. In December 1998, the Company completed its initial public offering of 8,050,000 shares of Class B Common Stock resulting in the receipt of net proceeds of $104,054,000.

Preferred Stock

     The Company is authorized to issue 2,000,000 shares of Preferred Stock. The Board of Directors is authorized, subject to limitations prescribed by Delaware law, to provide for the issuance of shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the powers, designations, preferences and rights of the shares of each wholly unissued series and designate any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding) without any further vote or action by the stockholders.

1996 Stock Option Plan

     The CitySearch 1996 Stock Option Plan (1996 Stock Plan) authorized members of management to grant non-statutory stock options or incentive stock options to employees and consultants of the Company and its subsidiaries. As of December 31, 1998 the maximum number of shares of Common Stock to be issued under the Plan was 5,500,000 shares. Options granted under the 1996 Stock Plan are exercisable at various dates over their ten-year life and vest principally 25% after the first year and ratably over the remaining vesting period which is generally another three years. At December 31, 1998 there were options to purchase 3,247,587 shares of the Company's Class A Common Stock outstanding at a weighted average exercise price of $4.79 per share. Options to purchase 114,432 shares of Class A Common Stock were available for future grants at December 31, 1998.

1998 Stock Option Plan

     The Company has adopted the 1998 Stock Plan and reserved 4,000,000 shares of Class B Common Stock of the Company for issuance thereunder. The 1998 Stock Plan provides for the grant of incentive stock options to employees (including officers and employee directors) and for the grant of nonstatutory stock

                     TICKETMASTER ONLINE-CITYSEARCH, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               December 31, 1998

options and stock purchase rights ("SPRs") to employees, directors and consultants. Unless terminated sooner, the 1998 Stock Plan will terminate automatically in September 2008. At December 31, 1998, there were options to purchase 650,000 shares of the Company's Class B Common Stock outstanding at a weighted average exercise price of $19.76 per share. Options to purchase 3,350,000 shares of Class B Common Stock were available for future grants at December 31, 1998.

1998 Employee Stock Purchase Plan

     The Company has adopted the Purchase Plan and reserved an aggregate of 1,000,000 shares of Class B Common Stock thereunder. The number of shares reserved will be increased automatically each year on the first day of the of the Company's fiscal year beginning in 2000 by an amount equal to (i) 200,000 shares of Class B Common Stock or (ii) a lesser amount determined by the Board of Directors. The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. Under the Purchase Plan, the Board of Directors may authorize participation by eligible employees, including officers, in periodic offerings following the commencement of the Purchase Plan. Each offering period under the Purchase Plan will run for six months, other than the initial offering period, which commenced in December 1998 and will end on August 14, 1999. Thereafter, new six-month offering periods will commence each February 15 and August 15.

Stock Option Table

     The following table summarizes certain information related to options for Common Stock:

                                                                                                               Weighted
                                                                              Number of      Price Per           Average
                                                                                Shares         Share          Exercise Price
                                                                            ------------  -------------   ---------------------
                                                                                          (in thousands)
Options assumed in Merger.......................................              3,905        $0.10 to $8.67          $ 3.66
 Granted during the period September 29 and
 December 31, 1998..............................................                938        8.67 to 32.69            16.35
                                                                              -----       ---------------          ------
 Forfeited......................................................               (124)       0.50 to 8.67              4.23
 Exercised......................................................               (821)       0.10 to 0.75              9.19
                                                                              -----       ----------------         ------

Outstanding at December 31, 1998................................              3,898        $0.10 to $32.69         $ 7.28
                                                                              =====       ================        =======

                     TICKETMASTER ONLINE-CITYSEARCH, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               December 31, 1998

     Additional information with respect to outstanding options as of December 31, 1998 is as follows:


                                     Options Outstanding                                   Options Exercisable
-----------------   ------------------------------------------------------------    ------------------------------------
                                                              Weighted
                                         Weighted              Average                                   Weighted
Range of Exercise    Number of        Average Exercise        Remaining                Number of      Average Exercise
 Prices              Shares                Price            Contractual Life           Shares               Price
-----------------   --------------   -------------------   ---------------------     --------------   ------------------
                    (in thousands)                                                   (in thousands)
$0.10 to $2.00            1,111               $ 1.19                8.14                 705                $1.14
 3.00 to  7.00            1,656                 6.15                9.40                 692                 6.59
 8.00 to 32.69            1,131                14.93                9.86                  40                 8.15
 0.10 to 32.69            3,898                                                        1,437
                          =====                                                        =====

     Pro forma information regarding the effect on operations is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. Pro forma information includes options granted subsequent to the Merger using the Black-Scholes method at the date of grant based on the following assumptions:


                                                                1988
                                                            ------------
Expected life (years)                                          1 year
Risk-free interest rate                                        5.14%
Dividend yield                                                   --
Volatility                                                    75.00%

     This option valuation model requires input of highly subjective assumptions. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing model does not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the option's vesting period. The Company's pro for ma information follows:


                                                                      Eleven Months Ended
                                                                       December 31, 1998
                                                                     --------------------
                                                                        (in thousands)
Net loss, as reported                                                       $(17,219)
Pro forma net loss                                                           (17,479)
Basic and diluted historical loss per share                                 $  (0.38)
Pro forma basic and diluted loss per share                                     (0.39)

     The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts as the options include only three months of grants from the date of the Merger. Additional awards in future years

                     TICKETMASTER ONLINE-CITYSEARCH, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               December 31, 1998


are anticipated. The weighted-average fair value of options granted during the eleven month period ended December 31, 1998 was $8.65, for options granted with an exercise price equal to the deemed fair market value, at the date of grant, of the underlying Common Stock.

8.  Commitments

Leases

     The Company has noncancelable capital lease obligations for computers and equipment and leases its facilities and other office equipment under noncancelable operating lease agreements expiring through 2004. Certain of the Company's leases provide for free rent and escalations. The Company is responsible for other costs such as property taxes, insurance, maintenance and utilities.

     The following is a schedule of future minimum lease payments at December 31, 1998:

                                                                       Operating Leases             Capital Leases
                                                                  -----------------------    ----------------------
                                                                                    (in thousands)
Year-ended December 31:
 1999...........................................................            $1,219                     $1,599
 2000...........................................................             1,189                        967
 2001...........................................................             1,095                        207
 2002...........................................................               342                         23
 2003...........................................................               252                         --
 Thereafter.....................................................               112                         --
                                                                            ------                     ------
                                                                            $4,209                     $2,796
                                                                            ======
Less amount representing interest...............................                                         (383)
                                                                                                       ------
Net present value of net minimum lease payments (including
 approximately $1,331 payable currently)........................                                       $2,413
                                                                                                       ======

     During the eleven month period ended December 31, 1998 and the years ended January 31, 1998 and 1997, rent expense allocated from Ticketmaster Corp. and related to other leased facilities amounted to $593,000 and $149,000 and $42,000, respectively. The total costs and accumulated amortization of equipment under capital leases amounted to $2,769,000 and $360,000 respectively, as of December 31, 1998.

9.  Subsequent Events

Acquisition of CityAuction, Inc.

     On March 29, 1999, the Company completed the acquisition of CityAuction, Inc. ("CityAuction"), a person-to-person online auction community. In connection with the acquisition, the Company issued an aggregate of approximately 800,000 shares of its Class B Common Stock for all the outstanding capital stock of CityAuction, Inc. representing an aggregate purchase price of $27.2 million. The acquisition was accounted for using the purchase method of accounting which resulted in $28.2 million of goodwill that will be amortized over 5 years. The results of operations of CityAuction are included in the accompanying statement of operations from the date of acquisition.

                     TICKETMASTER ONLINE-CITYSEARCH, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               December 31, 1998


10.  Subsequent Events Unaudited

 Merger with Lycos

     On February 8, 1999, USAi and USANi LLC, Lycos, Inc. ("Lycos"), the Company, USA Interactive, Inc. ("Newco") and two wholly-owned subsidiaries of Newco entered into agreements relating to the combination of Lycos, the Company
(383) and certain of USAi's assets in an entity to be controlled by USAi. On May 12, 1999, the parties jointly announced that they had agreed by mutual consent to terminate these agreements. The agreement terminating the transaction requires Lycos to pay $25.5 million to USAi and $9.5 million to the Company if prior to July 15, 1999, Lycos entered into an agreement with respect to or under certain circumstances, becomes subject to, certain acquisition proposals. In addition, subject to certain exceptions, USAi and the Company each has agreed that until July 15, 1999 it will not acquire Lycos stock or make any proposals to acquire Lycos. Any transaction charges related to the termination will be recorded in the second quarter.

Acquisition of Match.com, Inc.

     On June 14, 1999, the Company completed the acquisition of Match.com, Inc. an Internet personals company. In connection with the acquisition the Company issued 1,924,777 shares of Class B Common Stock to the former owners of Match.com representing a total purchase price of approximately $45.0 million. The acquisition was accounted for using the purchase method of accounting which resulted in approximately $47.5 million of goodwill that will be amortized over five years.

Pending Acquisition of Web Media

     On June 10, 1999, Ticketmaster Online-CitySearch, Web Media Ventures, L.L.C. ("Web Media"), a Texas limited liability company (d/b/a One & Only Network), William Bunker, David Kennedy and Glenn Wiggins entered into Reorganization Agreement pursuant to which the Company will purchase all the outstanding Units of Web Media for shares of the Company's Class B Common Stock. Web Media is an Internet personals company distributing its services through a network of affiliated Internet sites. The Company has the option to pay cash or issue shares of Class B Common Stock in exchange for all of the Web Media Units. The initial target purchase price for the Web Media Units is $40.6 million of the Company's Class B Common Stock, of which $30 million of Class B Common Stock is payable upon the closing of the transaction and $2,195,000 of Class B Common Stock is payable in two quarterly installments with the remainder of the target purchase price due 270 days after the closing of the transaction. The target purchase price is subject to a 10% increase or decrease based on, among other things, the achievement of certain 1999 calendar revenue targets of Web Media. The number of shares of Class B Common Stock to be issued in the acquisition will be determined by dividing the portion of the purchase price, as adjusted, currently payable under the terms of the agreement, by the average closing price of the Class B Common Stock shortly before the closing of the acquisition and shortly before each subsequent payment date, subject to certain minimum and maximum share prices. The final purchase price to be recorded will also depend on the price of the Class B Common Stock at the date of closing. The closing of the acquisition is subject to several conditions, including but not limited to the effectiveness of a registration statement to be filed by Ticketmaster Online-CitySearch with respect to the Class B Common Stock to be issued in the transaction. The acquisition will be accounted for using the

                     TICKETMASTER ONLINE-CITYSEARCH, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               December 31, 1998

purchase method. The acquisition will result in goodwill in an amount approximating the purchase price that will be amortized by Ticketmaster Online-CitySearch over a period of five years.

Sidewalk Transaction

On July 19, 1999, the Company entered into an agreement to purchase the assets associated with the entertainment city guide ("A&E") portion of the Sidewalk.com web site-("Sidewalk") from Microsoft Corporation. The transaction was structured as a merger between a wholly-owned subsidiary of the Company and a Microsoft subsidiary which holds the Sidewalk A&E assets. The Company also entered into a four year distribution agreement with Microsoft pursuant to which the Company will become the exclusive provider of local city guide content on the Microsoft Network ("MSN") and the Company's internet personals Web sites will become the premier provider of personals content to MSN. In addition, the Company and Microsoft entered into additional cross-promotional arrangements. The transaction is expected to close in the late summer following regulatory approval. In connection with these transactions, the Company agreed to issue 7,000,000 shares of its Class B Common Stock and two warrants to purchase an aggregate of 4,500,000 shares of its Class B Common Stock. The first warrant has an initial exercise price of $30 per share, which adjusts downward by $1/16 for each $1/16 increase in the price of the Class B Common Stock over $30 at the time the warrant is exercised. The second warrant has a fixed exercised price of $60 per share of Class B Common Stock. The Company granted Microsoft certain registration rights in connection with the transaction.

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
CitySearch, Inc.

     We have audited the accompanying consolidated balance sheets of CitySearch, Inc. as of December 31, 1996 and 1997 and the related statements of operations, stockholders' equity, and cash flows for the period from September 20, 1995 (date of formation) to December 31, 1995 and for each of the two years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CitySearch, Inc. at December 31, 1996 and 1997, and the consolidated results of its operations and its cash flows for the period from September 20, 1995 (date of formation) to December 31, 1995 and for each of the two years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.


                                         /s/ ERNST & YOUNG LLP


Los Angeles, California
March 11, 1998, except for Note 10
as to which the date is September 28, 1998

                                CITYSEARCH, INC.
                          CONSOLIDATED BALANCE SHEETS
                     (In thousands, except per share data)

                                                                                              December 31,       September 28,
                                                                                     -----------------------   -----------------
                                                                                         1996         1997          1998
                                                                                     ----------     --------   -----------------
                                                                                                                 (unaudited)
ASSETS
Current assets:
 Cash and cash equivalents....................................................            $  7,527   $ 25,227        $ 57,877
 Accounts receivable, net of allowance for doubtful accounts of $0 in
   1996, $25 in   1997 and $72 in 1998........................................                  34        100             264
 Due from licensees...........................................................                  --         57           1,467
 Due from licensees - related party...........................................                  --        136             206
 Prepaid expenses and other current assets....................................                 249        119             178
                                                                                          --------   --------        --------
 Total current assets.........................................................               7,810     25,639          59,992
Computers, software, equipment and leasehold improvements:
 Computers and software.......................................................               2,074      7,716           9,236
 Furniture and equipment......................................................                 391        194             194
 Leasehold improvements.......................................................                 194        275             248
 Enterprise system development in process.....................................               1,315         --              --
                                                                                             3,974      8,185           9,678
 Accumulated depreciation.....................................................                (329)    (2,169)         (4,461)
                                                                                          --------   --------        --------
                                                                                             3,645      6,016           5,217
Intangible asset, net of accumulated amortization of $422 in 1996.............               1,915         --              --
                                                                                          --------   --------        --------
 Total assets.................................................................            $ 13,370   $ 31,655        $ 65,209
                                                                                          ========   ========        ========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
 Accounts payable.............................................................            $  1,975   $  2,197        $  2,540
 Accrued payroll and related liabilities......................................                 174        664           1,270
 Other accrued liabilities....................................................                 991        760           2,398
 Deferred subscription and license revenue....................................                 327      1,836           1,936
 Current portion of obligations under capital leases..........................                  86        807             908
                                                                                          --------   --------        --------
 Total current liabilities....................................................               3,553      6,264           9,052
Deferred rent.................................................................                  33        189             203
Deferred purchase price of subsidiary.........................................               1,336        891             446
Obligations under capital leases, net of current portion......................                  82      1,340           1,671
Convertible promissory note payable to a related party........................                  --         --          50,000
Commitments
Redeemable Convertible Preferred Stock, $0.01 par value, Series C, D and E:
  Authorized shares - 12,500 at December 31, 1997
  Issued and outstanding - 4,706 at December 31, 1996 and 12,406 at
      December 31, 1997 and none at September 28, 1998
  Liquidation preference -- $20,731 at December 31, 1996 and $73,212 at
  December 31, 1997...........................................................              20,309     70,882              --
Stockholders' equity (deficit):
 Convertible Preferred Stock, $0.01 par value, Series A and B:
 Authorized shares - 2,241 at December 31,1997
 Issued and outstanding - 1,948 at December 31, 1996 and 2,016 at December 31,
 1997 and none at September 30, 1998
 Liquidation preferences - $2,165 at December 31, 1996 and $2,610 at
    December 31, 1997.........................................................               2,165      2,610              --
Common Stock, $0.01 par value:
  Authorized shares - $75,000 at December 31, 1997 and September 30, 1998
  Issued and outstanding shares - 8,814 at December 31, 1996 and 9,540 at
  December 31, 1997 472 1997 and 25,248 at September 8, 1998..................                  97        472          82,582
Deferred compensation.........................................................                  --       (262)           (960)
Accumulated deficit...........................................................             (14,205)   (50,731)        (77,785)
                                                                                          --------   --------        --------
  Total stockholders' equity (deficit)........................................             (11,943)   (47,911)          3,837
                                                                                          --------   --------        --------
  Total liabilities and stockholders' equity (deficit)........................            $ 13,370   $ 31,655        $ 65,209
                                                                                          ========   ========        ========

See accompanying notes to consolidated financial statements.

                                CITYSEARCH, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)


                                                    Period from
                                                September 20, 1995
                                                (date of formation
                                                  to December 31      Year Ended December 31,     Nine Months Ended
                                             --------------------    ------------------------- ----------------------------
                                                                                               September 30,  September 28,
                                                       1995              1996         1997         1997        1998
                                             --------------------    ------------------------- ------------ ---------------
Revenues:
 Subscription and services....................   $              --     $     203       $4,612     $ 2,781      $9,122
 Subscription and services-related party......                  --            --          301         205         336
 Licensing and royalty........................                  --            --          528         499         698
 Licensing and royalty--related party.........                  --            --          743         178       1,161
                                                            ------      --------     --------    --------    --------
   Total revenues.............................                  --           203        6,184       3,663      11,317
Costs and expenses:
 Cost of revenues.............................                  --         2,908        9,688       7,612      10,491
 Sales and marketing..........................                  57         6,369       20,172      13,716      14,902
 Research and development.....................                 152         2,563        7,182       4,949       5,000
 General and administrative...................                 104         2,475        5,883       4,263       5,104
 Merger and other transactions costs..........                  --            --           --          --       3,101
                                                            ------      --------     --------    --------    --------
   Total costs and expenses...................                 313        14,315       42,925      30,540      38,598
                                                            ------      --------     --------    --------    --------
Loss from operations..........................                (313)      (14,112)     (36,741)    (26,877)    (27,281)
Interest income...............................                   5           229          494         279         995
Interest expense..............................                  --           (12)        (271)       (175)       (768)
                                                            ------      --------     --------    --------    --------
                                                                 5           217          223         104         227
                                                            ------      --------     --------    --------    --------
Loss before provision for income taxes........                (308)      (13,895)     (36,518)    (26,773)    (27,054)
Provision for income taxes....................                  --             2            8          --          --
                                                            ------      --------     --------    --------    --------
Net loss......................................              $ (308)     $(13,897)    $(36,526)   $(26,773)   $(27,054)
                                                            ======      ========     ========    ========    ========
Historical basic and diluted net loss per                   $(0.04)       $(1.58)      $(3.86)     $(2.84)     $(2.73)
share.........................................              ======      ========     ========    ========    ========

Pro forma basic and diluted net loss per                                               $(1.96)     $(1.51)     $(1.10)
share.........................................                                       ========    ========    ========

Shares used to compute historical basic and                  7,895         8,786        9,452       9,431       9,923
 diluted net loss per share...................              ======      ========     ========    ========    ========
Shares used to compute pro forma                                                       18,660      17,764      24,547
basic and diluted net loss per share..........                                       ========    ========    ========


See accompanying notes to consolidated financial statements.

                                CITYSEARCH, INC.
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                                 (In thousands)


                                           Convertible
                                         Preferred Stock
                                         (Series A and B)      Common Stock       Deferred     Accumulated
                                       ------------------  ------------------  -------------  -------------
                                        Shares    Amount    Shares    Amount    Compensation     Deficit       Total
                                       ------------------  ------------------  -------------  -------------   --------
Initial issuance of Common Stock,
September 20, 1995....................       --   $    --    6,623    $     5             --   $        --    $     5
Repurchase of Common Stock............       --        --   (2,000)        (2)            --            --         (2)
Issuance of Common Stock..............       --        --    4,233         85             --            --         85
Issuance of Convertible Preferred
Stock.................................    1,791     1,620       --         --             --            --      1,620
Net loss..............................       --        --       --         --             --          (308)      (308)
                                         ------   -------   ------    -------        -------      --------   --------
Balance at December 31, 1995..........    1,791     1,620    8,856         88             --          (308)     1,400
Repurchase of Common Stock............       --        --     (116)        (2)            --            --         (2)
Exercise of stock options.............       --        --       74         11             --            --         11
Issuance of Series B Convertible
Preferred Stock.......................      157       545       --         --             --            --        545
Net loss..............................       --        --       --         --             --       (13,897)   (13,897)
                                         ------   -------   ------    -------        -------      --------   --------
Balance at December 31, 1996..........    1,948     2,165    8,814         97             --       (14,205)   (11,943)
Exercise of stock options.............       --        --      726        103             --            --        103
Issuance of Series B Convertible
Preferred Stock.......................       68       445       --         --             --           --         445
Deferred compensation.................       --        --       --        272           (272)           --         --
Amortization of deferred compensation.       --        --       --         --             10            --         10
Net loss..............................       --        --       --         --             --       (36,526)   (36,526)
                                         ------   -------   ------    -------        -------      --------   --------
Balance at December 31, 1997..........    2,016     2,610    9,540        472           (262)      (50,731)   (47,911)
Exercise of stock options unaudited...       --        --      517        159             --            --        159
Issuance of Series B Convertible
Preferred Stock (unaudited)...........       64       446       --         --             --            --        446
Deferred compensation (unaudited).....       --        --       --      1,054         (1,054)           --         --
Conversion of Preferred Stock
(unaudited)...........................    (2,080)   (3,056)  15,191     80,897             --            --     77,841
Amortization of deferred compensation
 (unaudited)..........................       --        --       --         --            356            --        356
Net loss (unaudited)..................       --        --       --         --             --       (27,054)   (27,054)
                                         ------   -------   ------    -------        -------      --------   --------
Balance at September 28, 1998
(unaudited)...........................       --   $  --     25,248    $82,582        $  (960)     $(77,785)  $  3,837
                                         ======   =======   ======    =======        =======      ========   ========

See accompanying notes to consolidated financial statements.

                                CITYSEARCH, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)


                                                   Period from
                                                 September 20, 1995
                                                 (date of formation
                                                 to December 31     Year Ended December 31,          Nine Months Ended
                                                 -----------------  ----------------------- ---------------------------------------
                                                     1995             1996         1997     September 30, 1997   September 28, 1998
                                                 -----------------  ----------------------- ------------------ --------------------
Operating activities                                                                                     (unaudited)
Net Loss.........................................    $ (308)        $(13,897)    $(36,526)        $(26,773)    $(27,054)
Adjustments to reconcile net loss to net cash
 used in operating activities:
 Equity interest in loss from partnership........        --               --          259              113           --
 Write-down of investment in partnership.........        --               --          321              321           --
 Depreciation....................................         5              325        1,841            1,087        2,291
 Amortization....................................        --              422        1,915            1,436           --
 Change in operating assets and liabilities, net
  of assets acquired and liabilities assumed:
   Accounts receivable...........................        --              (34)         (67)             (62)        (163)
   Due from licensees............................        --               --          (57)            (177)      (1,410)
   Due from licensees--related party.............        --               --         (136)              (9)         (70)
   Prepaid expenses and other current
 assets..........................................        --             (249)         129              (53)         (59)
   Accounts payable..............................        90            2,537          317             (763)         370
   Accrued payroll and related liabilities.......        --               --          489              616          607
   Other accrued liabilities.....................        --               --         (221)             193        1,638
   Deferred subscription and license revenue.....        --              327        1,510            1,174          100
   Deferred rent.................................        --               33          157               79           14
   Deferred Compensation.........................        --               --           --               --          356
                                                     ------         --------     --------          -------     --------

Net cash used in operating activities............      (213)         (10,536)     (30,069)         (22,818)     (23,380)
Investing activities
Purchase of software, equipment and leasehold....
 Improvements....................................       (82)          (3,547)      (1,391)          (1,098)        (171)
Investment in partnership........................        --               --         (580)            (324)          --
                                                     ------         --------     --------          --------    --------
Net cash used in investing activities............       (82)          (3,547)      (1,971)          (1,422)        (171)
Financing Activities
Payments on capital leases.......................        --             (121)        (840)            (372)        (917)
Exercise of stock options........................        --               11          103               84          159
Issuance of Common Stock.........................        90               --           --               --           --
Repurchases of Common Stock......................        (2)              (2)          --               --           --
Convertible promissory not payable to a related
 party...........................................        --               --           --               --       50,000
Issuance of Convertible Preferred Stock, net.....     1,620           20,309       50,477           18,274        6,959
                                                     ------         --------     --------         --------     --------
Net cash provided by financing activities........     1,708           20,197       49,740           17,986       56,201
                                                     ------         --------     --------         --------     --------
Net increase (decrease) in cash and cash
 equivalents.....................................     1,413            6,114       17,700           (6,254)      32,650
Cash and cash equivalents at beginning of
period...........................................        --            1,413        7,527            7,527       25,227
                                                     ------         --------     --------         --------     --------
Cash and cash equivalents at end of period.......    $1,413         $  7,527     $ 25,227         $  1,273     $ 57,877
                                                     ======         ========     ========         ========     ========

Supplemental disclosure of cash flow information:             $    --      $     12     $    271     $    169      $    329
 Cash paid for:
   Interest......................................
    Income taxes.................................              $    1      $      2     $      8     $    --       $

     See accompanying notes to consolidated financial statements.

                                CITYSEARCH, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                       (In thousands, except share data)

Non-Cash Investing and Financing Activities

     During 1996 and 1997, the Company purchased computers and office equipment under financing leases totaling $288 and $2,820, respectively.

     On June 19, 1996, the Company acquired Metrobeat, Inc. in exchange for an initial payment of Series B Convertible Preferred Stock valued at $544. During the year ended December 31, 1997 and the nine months ended September 30, 1998, the Company made its second and third annual installment of Series B Convertible Preferred Stock valued at $445 and $445, respectively, pursuant to the acquisition. The remaining purchase price of $446 is payable in two annual installments, principally of Series B Convertible Preferred Stock.

     During 1997, the Company issued 14,670 shares of Series D Redeemable Convertible Preferred Stock valued at $96 as payment for accrued advertising and recruiting fees.

     During the nine months ended September 30, 1997 and September 28, 1998, the Company purchased computers and office equipment under financing leases totaling $1,836 and $1,350, respectively.

     See accompanying notes to consolidated financial statements.

                               CITYSEARCH, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       (Information at September 28, 1998 and for the Nine Months Ended
            September 30, 1997 and September 28, 1998 is Unaudited)

1.  Description of Business and Summary of Significant Accounting Policies

     The Company and Basis of Presentation

     CitySearch, Inc. (the Company), a Delaware corporation, was organized on September 20, 1995. The Company and its wholly-owned subsidiaries, Metrobeat, Inc. (Metrobeat) and CitySearch Ontario, Inc. (CitySearch Ontario), produce and deliver comprehensive local city guides on the World Wide Web (the Web), providing up-to-date information regarding arts and entertainment events, community activities, recreation, business, shopping, professional services and news/sports/weather to consumers in metropolitan areas. Each local city guide consists primarily of original content developed and designed specifically for the Web by the Company and its media partners. The Company designs and produces custom-built Web sites and related services for local businesses, aggregates them in a local city guide environment and provides business customers the ability to regularly update and expand their sites.

     The Company has two primary means of providing its local city guides. In its owned and operated markets the Company systematically produces the majority of its own content, hires and rapidly deploys a direct sales force to sell custom- built business Web sites as well as related services to local and regional businesses and launches a presence in the market. In its other markets, the Company contracts with a local media company to provide assistance in developing, designing and launching a city guide. Under these contracts, the partners license the Company's business and technology systems and pay a license fee and make royalty payments to the Company based on certain revenues generated by the media partner from the operation of their sites and pay the Company for additional consultation and design services not provided for under the license fee.

     Subscription and services revenues include revenue generated from the sale of subscriptions for custom-built business Web sites (designed and developed by the Company) and advertising on its owned and operated city guides on the Internet, and the performance of consultation and design services. Licensing and royalty revenues include revenues generated from the sale of licenses for the use of the Company's business and technology systems in its partner-led markets and the receipt of royalty payments under its license agreements. See Revenue Recognition.

     The cost of designing and developing custom-built business Web sites in the Company's owned and operated markets and the cost of providing other design and consultation services including the cost of developing, designing and launching a city guide in partner-led-markets is included, as incurred, in the cost of revenues. The cost of developing, designing and launching a city guide, that is not separately billable under license agreements as services revenue in the Company's partner-led markets, is not significant and is included, as incurred, in the cost of revenues. Any ongoing customer support or upgrades, after the launch of the Web site that is not separately billable under the licensing contract is insignificant.

     Customers include restaurants, taverns, movie theaters, museums and retail stores. The Company currently owns and operates sites in Austin, TX, Nashville, TN, New York, NY, Portland, OR, Raleigh-Durham-Chapel Hill, NC, Salt Lake City, UT, Los Angeles, CA, and San Francisco, CA. Through partnership and licensing agreements, the Company has an internet presence in Washington D.C., Melbourne and Sydney, Australia, and Toronto, Canada.

                               CITYSEARCH, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       (Information at September 28, 1998 and for the Nine Months Ended
            September 30, 1997 and September 28, 1998 is Unaudited)

     The Company has experienced operating losses and negative cash flows from operations since its formation on September 20, 1995. Since its formation, the Company has raised significant capital through the sale of Convertible Preferred Stock to outside investors and expects to continue to raise capital in 1998. The Company has also successfully licensed its product domestically and internationally generating additional revenue streams.

     Management anticipates that its investment in new markets and technology will result in operating losses in the near term but believes that anticipated revenues, existing cash, cash equivalents, working capital and new capital contributions will be sufficient to fund operations over the next year.

Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Metrobeat and CitySearch Ontario. All significant intercompany amounts have been eliminated.

Interim Financial Information

     The accompanying balance sheet as of September 28, 1998, the statements of operations and cash flows for the nine months ended September 30, 1997 and September 28, 1998 and the statement of changes in shareholders equity (deficit) for the nine months ended September 28, 1998 are unaudited. References to the nine months ended September 28, 1998 refer to the period from January 1, 1998 through September 28, 1998. In the opinion of management, the statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for the fair statement of interim periods. The data disclosed in these notes to the financial statements for these periods is also unaudited. The results of operations and cash flows for the interim period are not necessarily indicative of the results to be expected for any other interim future period.

Estimates Used in the Preparation of Consolidated Financial Statements

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and the accompanying notes. Actual results could differ from those estimates, although management does not believe that any differences would materially affect the Company's consolidated financial position or results of operations.

Revenue Recognition

     The Company recognizes subscription revenues over the period the services are provided. Licensing revenue, under agreements entered into prior to December 31, 1997, for partner-led markets is recognized upon the completion of the delivery and installation of the business and technology systems and training of partner personnel in each partner-led-market. Royalty revenues are recognized when earned based on the revenues generated by the license or based on the minimum royalty provisions in the contract. Revenue from consultation and design services is

                               CITYSEARCH, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       (Information at September 28, 1998 and for the Nine Months Ended
            September 30, 1997 and September 28, 1998 is Unaudited)


recognized as the services are provided. Advertising revenues, which have not been significant, are recognized as earned and are included in subscription and service revenues. Any ongoing customer support costs or upgrades, after the launch of the Web site, that are not separately billable under the licensing contract are insignificant.

     Effective January 1, 1998, the Company adopted Statement of Position 97-2 (SOP 97-2), "Software Revenue Recognition," which impacts the manner companies recognize revenue on sales and licensing of software. The Company, during 1997, accounted for licensing of its software under the provisions of SOP 91- 1. The Company does not sell certain undelivered elements under its license agreements separately and, accordingly, under the provisions of SOP 97-2 revenues from the sale of licenses for use of the Company's business and technology systems to its partner-led markets are recognized over the term of the license agreement or the period over which the relevant services are delivered. The Company's license agreements have terms ranging from five to nine years.

     Licensing and royalty revenues, on a pro forma basis, for the year ended December 31, 1997, and the nine months ended September 30, 1997 and September 28, 1998 would have been $253,000, $132,000 and $783,000, respectively, had SOP 97-2 been effective January 1, 1997. SOP 97-2 is not expected to have a material effect on revenues from royalties, services, and subscriptions.

     Deferred revenues arise upon the prepayment of subscription services and license agreements.

Cash Equivalents

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Concentration Of Credit Risk

     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable and cash deposits at financial institutions. Concentration of credit risk with respect to trade receivables is limited due to the large number of customers and their geographic dispersion. The Company requires no collateral from its customers.

     The Company places its cash deposits with high-credit quality financial institutions. At times, balances in the Company's cash accounts may exceed the Federal Deposit Insurance Corporation (FDIC) limit.

Computers, Software, Equipment and Leasehold Improvements

     Computers, software, equipment and leasehold improvements are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets, which range from three to seven years. Assets acquired under capitalizable lease arrangements are recorded at the present value of the minimum lease payments. Amortization of assets capitalized under capital leases and leasehold improvements are computed using the straight-line method over the life of the asset or term of the lease, whichever is shorter, and is included in depreciation expense.

                               CITYSEARCH, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       (Information at September 28, 1998 and for the Nine Months Ended
            September 30, 1997 and September 28, 1998 is Unaudited)

Research and Development

     Research and development expenditures are charged to operations as incurred. Based on the Company's product development process, technological feasibility is established upon completion of a working model. Costs incurred by the Company between completion of the working model and the point at which the product is ready for general release have been insignificant.

Merger and Other Transactions Costs

     Merger and other transactions costs consist of costs related to the Merger, costs related to an initial public offering that was cancelled and costs related to a previous merger transaction that was not consummated.

Advertising Costs

     Advertising costs are expensed as incurred. Advertising costs for the years ended December 31, 1996 and 1997, amounted to $1,305,859 and $2,464,641, respectively. There was no advertising expense for the period from September 20, 1995 (date of formation) to December 31, 1995.

     During 1996 and 1997 the Company entered into several barter arrangements whereby the Company has assisted in the design of a Web site in exchange for broadcast advertising. The fair value of services provided and the services received in the barter arrangement is not readily determinable and therefore is not used to measure the value of the broadcast advertising received. The Company valued these barter transactions at $60,000 and $1,158,000 for the years ended December 31, 1996 and 1997, respectively, based on the estimated cost of the specific services provided by the Company. Such amounts are included in subscription and services revenue as well as recognized in sales and marketing expense in the accompanying consolidated statements of operations. Reciprocal noncash barter advertising on the Internet is not valued in the consolidated financial statements because of the immateriality of the associated costs and the indeterminable fair value.

Pro Forma and Historical Net Loss Per Share

     Pro forma net loss per share is computed using the weighted average number of shares of Common Stock outstanding. Common equivalent shares from Convertible Preferred Stock (using the if converted method) have been included in the computation when dilutive, except that the Convertible Preferred Stock which converted into Common Stock in connection with the Merger is included as if converted at the original date of issuance, for both basic and diluted net loss per share, even though inclusion is antidilutive, based on the conversion price disclosed in Note 6.

     Historical net loss per share is computed as described above except that it excludes the Convertible Preferred Stock because it is antidilutive for periods which incurred a net loss.

Intangible Asset

                               CITYSEARCH, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       (Information at September 28, 1998 and for the Nine Months Ended
            September 30, 1997 and September 28, 1998 is Unaudited)

     The intangible asset is stated at cost and consists of goodwill resulting from the purchase of Metrobeat in June 1996 (see Note 2).

Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

     In accordance with Statement of Financial Accounting Standards Board No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of," the Company periodically reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows (on an undiscounted basis) expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Stock-Based Compensation

     Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), requires that stock awards granted subsequent to January 1, 1995, be recognized as compensation expense based on their fair value at the date of grant. Alternatively, a company may use Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees," and disclose pro forma results of operations which would have resulted from recognizing such awards at their fair value. The Company will continue to account for stock-based compensation under APB 25 and make the required pro forma disclosures for compensation (see Note 8). Under APB 25 compensation expense is calculated based on the difference between the exercise price and the fair market value of the underlying stock on the date of grant. The amount of compensation expense calculated under APB 25 is recognized over the vesting period of the options.

Reclassifications

     Certain reclassifications have been made to the prior years' balances to conform to the current year presentation.

2.   Acquisition of Metrobeat

     On June 19, 1996, the Company purchased Metrobeat for approximately $2,337,300. The Company assumed net liabilities of $456,303 and issued 157,074 shares of Series B Convertible Preferred Stock valued at $544,497. During the year ended December 31, 1997 and the nine months ended September 28, 1998, the Company made its second and third annual installment of Series B Convertible Preferred Stock valued at $445,495 and $445,494, respectively. The remaining purchase price of $445,506 is payable in one annual installment, principally of Series B Convertible Preferred Stock. The remaining installment has been recorded as a deferred purchase price liability in the accompanying consolidated balance sheets. The transaction was accounted for using the purchase method of accounting. The excess of the purchase price over the net assets acquired has been allocated to goodwill and was initially to be amortized over three years. Effective January 1, 1997, the Company reassessed the future life of the goodwill recorded in connection with the Metrobeat

                               CITYSEARCH, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       (Information at September 28, 1998 and for the Nine Months Ended
            September 30, 1997 and September 28, 1998 is Unaudited)

acquisition and concluded the remaining life was one year. Accordingly, the unamortized goodwill as of December 31, 1996 was fully amortized to expense in 1997.

3.   Investment in Partnership

     On February 17, 1997, CitySearch Ontario entered into a partnership, Toronto Star CitySearch (the Partnership), with others to launch CitySearch sites in Canada. CitySearch Ontario contributed the Company's technology through a licensing agreement valued by the other partners at $390,500 and cash of $319,171 in exchange for a 20% interest in the partnership. The other partners collectively contributed cash of $2,811,600 in exchange for the remaining 80% interest. Profits are shared in accordance with the respective Partnership interests. Losses are allocated to one of the other partners up to a cumulative loss limit, and thereafter losses of the partnership shall be allocated to CitySearch Ontario and the other partners at a ratio of 10% and 90%, respectively. CitySearch Ontario is committed to funding up to 10% of any losses of the Partnership. In August 1998, the Company entered into a series of agreements which effectively admitted a new party to the Partnership, reduced the Company's interest in the Partnership to 10% and terminated its commitment to fund any losses of the Partnership.

     Summarized unaudited financial information of Toronto Star CitySearch as of and for the year ended December 31, 1997 is as follows (in thousands):

     As of December 31, 1997:
       Current assets.............................................  $ 1,520
       Total liabilities..........................................    2,006
       Partners' capital..........................................      758
     For the period ended December 31, 1997:
       Revenues...................................................  $   123
       Loss from operations.......................................   (2,658)
       Net loss...................................................   (2,806)

     CitySearch Ontario carries its investment in Toronto Star CitySearch at zero. CitySearch Ontario's share of partnership losses ($258,937) is included in costs of revenues and sales and marketing expenses.

4.   Income Taxes

     Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax expense is determined by the change in the net asset or liability for deferred taxes.

     The provision for income, franchise and capital taxes of $800, $1,600 and $8,330 is based solely on minimum state tax requirements. The Company's effective tax rate differs from the statutory federal income tax rate, primarily as a result of operating losses not benefited.

                               CITYSEARCH, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       (Information at September 28, 1998 and for the Nine Months Ended
            September 30, 1997 and September 28, 1998 is Unaudited)

     The tax effect of temporary differences resulted in net deferred income tax assets and liabilities at December 31 are as follows:

                                                             1996        1997
                                                           --------    --------
                                                              (in thousands)
Deferred tax assets:
 Net operating loss and tax credits....................... $  5,485    $ 21,239
 Various accruals.........................................       58         636
 Deferred rent............................................       14          77
                                                           --------    --------
                                                              5,557      21,952
 Less valuation allowance.................................   (5,103)    (19,650)
                                                           --------    --------
Net deferred tax assets...................................      454       2,302
Deferred tax liabilities:
 Federal benefit for state income taxes...................     (427)     (1,499)
 Excess of tax depreciation and amortization..............      (27)       (803)
                                                           --------    --------
Deferred tax liabilities..................................     (454)     (2,302)
                                                           --------    --------
                                                           $     --    $     --
                                                           ========    ========

     Due to the uncertainty surrounding the timing of the realization of the benefits from its favorable tax attributes in future tax returns, the Company has placed a valuation allowance against its otherwise recognizable deferred tax assets. The Company had federal and state operating loss carryforwards of $47,450,000 at December 31, 1997. The federal carryforwards expire principally in the period from 2010 to 2012, and the state carryforwards expire principally in 2003. The Company has generated tax credit carryforwards for federal and state purposes in the amounts of $329,723 and $107,353, respectively, at December 31, 1997. Utilization of the above carryforwards is subject to utilization limitations which may inhibit the Company's ability to use carryforwards in the future.

     The following table reconciles the provision for taxes based on income before taxes to the statutory federal income tax rate of 35%:

     Period from September 20, 1995 (date of formation ) to December 31, 1995

                                                              Period from
                                                             September 20,
                                                             1995 (date of
                                                             formation) to
                                                              December 31,       Year Ended December 31,
                                                                              -----------------------------
                                                                  1995            1996             1997
                                                              ------------    ------------     ------------
                                                                             (in thousands)
Tax benefit at statutory rate.............................    $       (108)   $     (4,864)    $    (12,781)
Increase related to:
State taxes, net of federal benefit.......................            1              1               5

                               CITYSEARCH, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       (Information at September 28, 1998 and for the Nine Months Ended
            September 30, 1997 and September 28, 1998 is Unaudited)

 Meals and entertainment..................................               1              17               30
Amortization of goodwill..................................              --             143              670
Foreign operations........................................              --              --              203
Valuation reserve on deferred taxes.......................             106           4,705           11,881
                                                              ------------    ------------     ------------
                                                              $         --    $          2     $          8
                                                              ============    ============     ============

5.   Commitments

Leases

     The Company entered into noncancelable capital lease obligations for computers and equipment during the year ended December 31, 1997. In addition, the Company leases its facilities and other office equipment under noncancelable operating lease agreements expiring through 2004. Certain of the Company's leases provide for free rent and escalations. The Company is responsible for other costs such as property taxes, insurance, maintenance and utilities.

     The following is a schedule of future minimum lease payments:

                                                                    Operating        Capital
                                                                     Leases          Leases
                                                                    --------        --------
                                                                        (in thousands)
December 31:
 1998.............................................................  $  1,321        $  1,115
 1999.............................................................     1,191           1,028
 2000.............................................................     1,167             517
 2001.............................................................     1,043               4
 2002.............................................................       265              --
 Thereafter.......................................................       332              --
                                                                    --------        --------
                                                                    $  5,319        $  2,664
                                                                    ========
Less amount representing interest.................................                       517
                                                                                    --------
Net present value of net minimum lease payments (including.                         $  2,147
 approximately $807 payable currently)............................                  ========

     Computers, software and equipment under capital leases had an original cost basis of $288,419 and $2,819,842 at December 31, 1996 and 1997, respectively. The net book value of the related computers, software and equipment was $231,267 and $2,157,717 at December 31, 1996 and 1997, respectively.

     Rent expense related to operating leases was $7,800, $291,000 and $1,372,000 for the period from September 20, 1995 (date of formation) to December 31, 1995 and for the years ended December 31, 1996 and 1997, respectively.

6.   Convertible Preferred Stock

     At December 31, 1997 and September 28, 1998, the Company was authorized to issue 14,741,082 and 15,741,082 shares, respectively, of Convertible Preferred Stock with a par value of $0.01 per share. The Company has designated 1,791,173 shares as Series A Convertible Preferred

                               CITYSEARCH, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       (Information at September 28, 1998 and for the Nine Months Ended
            September 30, 1997 and September 28, 1998 is Unaudited

Stock; 450,000 shares as Series B Convertible Preferred Stock; 3,261,024 shares as Series C Redeemable Convertible Preferred Stock; 4,430,313 shares as Series D Redeemable Convertible Preferred Stock; and 5,808,572 shares as Series E Redeemable Convertible Preferred Stock.

     Convertible Preferred Stock issued and outstanding as of December 31, 1997 and September 28, 1998 are as follows:

                                                                                     As Converted
                                                      Amount (Net    Original Per    Effective Per
                                         Shares       of issuance       Share        Share Common
                                      Outstanding        cost)      Issuance Price   Stock Price     Date First Issued
                                      -----------    ------------   --------------   -------------   -----------------
Series A..........................        1,791      $    1,620       $   0.904      $    0.904      October 31, 1995
Series B..........................          157             545           3.467           3.467      June 19, 1996
Series B..........................           68             445           6.525           6.525      June 19, 1997
Series B..........................           64             445           7.000            7.00      June 21, 1998
Series C..........................        3,261          11,261           3.467            3.57      May 15, 1996
Series D..........................        4,431          28,265           6.525            6.73      December 13, 1996
Series E..........................        4,714          31,356           7.000            7.09      November 10, 1997
Series E..........................        1,000           6,959           7.000            7.09      May 26, 1998
                                         ------      ----------
                                         15,486      $   80,896
                                         ======      ==========

     Convertible Preferred Stock contains a liquidation preference of an amount per share equal to the price for which such share of Convertible Preferred Stock was originally issued, adjusted for any stock dividends, combinations or splits with respect to such shares, plus any declared and unpaid dividends on the Convertible Preferred Stock. The Series C Redeemable Convertible Preferred Stock contains a May 2006 mandatory redemption provision. The Series D and Series E Redeemable Convertible Preferred Stock contain mandatory redemption provisions with a minimum of an 80% favorable vote, by the holders, beginning December 2004.

     Each share of Convertible Preferred Stock shall be, at the option of the holder, convertible at any time into the number of shares of Common Stock as determined by dividing the original issue price by the conversion price, as defined. At the date of issuance, the conversion price for each series of Convertible Preferred Stock was equal to the original per share issuance price. The conversion price is subject to adjustment for stock splits and stock combinations of outstanding Common Stock. The conversion price for Series C, D and E Redeemable Convertible Preferred Stock, is also adjusted for the forfeiture of Common Stock options outstanding from the date of issuance to the date of conversion. The Convertible Preferred Stock has an automatic conversion feature which provides for each share of Convertible Preferred Stock to be automatically converted into shares of Common Stock based on the then effective conversion price immediately upon the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of shares of Common Stock priced above $7.70 per share, with aggregate net proceeds to the Company of not less than $20,000,000. At September 28, 1998, on an unaudited pro forma basis, giving effect to Common Stock option forfeitures through June 30, 1998,

                               CITYSEARCH, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       (Information at September 28, 1998 and for the Nine Months Ended
            September 30, 1997 and September 28, 1998 is Unaudited

each share of Series A and B Convertible Preferred Stock, and Series C, D and E Redeemable Convertible Preferred Stock, was convertible into approximately 1.0, 1.0, .972, .970 and .988 shares of Common Stock, respectively.

     The as-converted effective per share Common Stock price presented in the table above represents the effective price paid by the holders of the Convertible Preferred Stock for each share of Common Stock to be obtained upon conversion. The Convertible Preferred Stock was converted into 15,191,189 shares of Common Stock upon consummation of the Merger and share reclassification discussed in Note 10.

7.   Stock Options

     The Company has adopted the 1996 Stock Option Plan (1996 Stock Plan) which authorizes members of management to grant non-statutory stock options or incentive stock options to employees and consultants of the Company and its subsidiaries. As of December 31, 1997 and September 28, 1998 the maximum number of shares of Common Stock to be issued under the plan was 4,000,000 and 5,500,000 shares, respectively. All options granted under the 1996 Stock Plan have been made at prices not less than fair market value of the stock at the date of grant. Options granted under the 1996 Stock Plan are exercisable at various dates over their ten-year life. Options granted under the 1996 Stock Plan vest principally 25% after the first year and ratably over the remaining vesting period.

     The following table summarizes certain information related to options for Common Stock:

                                                                                           Weighted
                                                                                           Average
                                                    Number of                              Exercise
                                                     Shares         Price Per Share         Price
                                                    --------       -----------------       --------
                                                 (in thousands)
Balance at January 1, 1996                              --
 Granted during 1996.........................        3,221         $ 0.10  to $ 0.75        $ 0.25
 Forfeited...................................          314           0.10  to   0.75          0.15
 Exercised...................................           74           0.10  to   0.75          0.16
                                                    --------
Outstanding at December 31, 1996.............        2,833           0.10  to   0.75          0.26
 Granted during 1997.........................        1,110           0.75  to   3.00          1.83
 Forfeited...................................          485           0.10  to   2.00          0.64
 Exercised...................................          726           0.10  to   2.00          0.15
                                                    --------
Outstanding at December 31, 1997.............        2,732           0.10  to   3.00          0.86
 Granted.....................................        1,999           3.00  to   8.67          6.36
 Forfeited...................................          322           0.10  to   8.00          2.12
 Exercised...................................          517           0.10  to   7.00          0.32
                                                    --------
Outstanding at September 28, 1998............        3,892           0.10  to   8.67          3.66
                                                    ========

                               CITYSEARCH, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       (Information at September 28, 1998 and for the Nine Months Ended
            September 30, 1997 and September 28, 1998 is Unaudited

     Options granted during the year ended December 31, 1997 and the nine months ended September 28, 1998 resulted in a total compensation amount of $272,000 and $1,054,000, respectively, and were recorded as deferred compensation in stockholders equity. The deferred compensation amount will be recognized as compensation expense over the vesting period. During the year ended December 31, 1997 and the nine months ended September 28, 1998, such compensation expense amounted to $10,000 and $356,000, respectively. Options outstanding at December 31, 1996 and 1997 were exercisable for 1,100,000 and 1,135,500 shares of Common Stock, respectively.

     Common Stock available for future grants at December 31, 1996 and 1997 were 1,093,500 and 544,500 shares, respectively.

     Additional information with respect to outstanding options as of December 31, 1997 is as follows:

                                     Options Outstanding                               Options Exercisable
                   ------------------------------------------------------      ----------------------------------
                                                          Weighted-Average

   Range of           Number          Weighted-Average       Remaining             Number        Weighted- Average
Exercise Prices      of Shares         Exercise Price     Contractual Life       of Shares         Exercise Price
--------------     --------------      --------------      --------------      --------------      --------------
                   (in thousands)                                              (in thousands)
$ 0.10 to 0.25          1,206              $  0.13               8.18                 885              $  0.12
  0.50 to 0.75            631                 0.61               8.83                 168                 0.57
  2.00 to 3.00            895                 2.02               9.76                  83                 2.00
                        -----                                                       -----
 0.10 to 3.00           2,732                                                       1,136
                        =====                                                       =====

     In connection with the Series E Redeemable Convertible Preferred Stock issuance in November 1997, the Company granted warrants to a private placement selling agent to purchase 94,286 shares of Series E Redeemable Convertible Preferred Stock at an exercise price of $8.75 per share in exchange for services. The warrants expire upon a closing of an initial public offering or five years from the grant date, whichever is earlier. The fair value of these warrants was not material at the date of issuance and therefore was included in the amount of Series E Redeemable Convertible Preferred Stock reflected in the accompanying balance sheet.

     Pro forma information regarding the effect on operations is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. The fair value for these options was estimated at the date of grant using the minimum-value method, which utilizes a near-zero volatility factor.

                                                                               1996                 1997
                                                                             -------              -------
Expected life (years)                                                        6 years              5 years
Risk-free interest rate..............................................           6.30%                6.30%
Dividend yield.......................................................             --                   --

                               CITYSEARCH, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       (Information at September 28, 1998 and for the Nine Months Ended
            September 30, 1997 and September 28, 1998 is Unaudited)

     This option valuation model requires input of highly subjective assumptions. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing model does not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the option's vesting period. The Company's pro forma information follows:

                                                                     Year Ended December 31,
                                                                    --------------------------
                                                                       1996            1997
                                                                    ----------      ----------
                                                                          (in thousands)
Net loss, as reported.............................................  $ (13,897)      $ (36,526)
Pro forma net loss................................................    (13,953)        (36,608)
Pro forma basic and diluted historical loss per share.............  $   (1.59)      $   (3.87)
Pro forma basic and diluted loss per share........................      (1.10)          (1.96)

     The effects of applying SFAS 123 in this pro forma disclosure may not be indicative of future amounts. Additional awards in future years are anticipated. The weighted-average fair value of options granted during the years ended December 31, 1996 and 1997 was $0.19 and $0.56, respectively, for options granted with an exercise price equal to the deemed fair market value, at the date of grant, of the underlying Common Stock. The weighted-average fair value of options, granted with an exercise price less than the deemed fair market value, at the date of grant, of the underlying Common Stock during 1997 was $1.04.

8.   Defined Contribution Plan

     In July 1997, the Company established a defined contribution plan for certain qualified employees as defined in the plan. Participants may contribute from 1% to 20% of pretax compensation subject to certain liabilities. The plan does provide for certain discretionary contributions by the Company as defined in the plan. No Company contributions were made for the year ended December 31, 1997.

9.   Related Party Transactions

     Included in subscription and service-related party and license and royalty-related party revenues for the year ended December 31, 1997 and the nine months ended September 28, 1998 is approximately $1,044,000 and $1,497,000 of revenues, respectively, generated under the Company's license agreements with stockholders or other related parties. Included in due from licensees at December 31, 1997 and September 28, 1998 is $136,000 and $206,000, respectively, due from stockholders and other related parties.

                               CITYSEARCH, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       (Information at September 28, 1998 and for the Nine Months Ended
            September 30, 1997 and September 28, 1998 is Unaudited)

10.  Merger and Related Events

     On September 28, 1998 pursuant to an Amended and Restated Agreement and Plan of Reorganization, dated as of August 12, 1998 (the Merger Agreement) by and among the Company, USA Networks, Inc. (USAi), Ticketmaster Group, Inc. (Ticketmaster Group), a wholly-owned subsidiary of USAi, Ticketmaster Corp., a wholly-owned subsidiary of Ticketmaster Group, Ticketmaster Online and Tiberius, Inc. (Tiberius), a wholly-owned subsidiary of CitySearch, Inc., whereby Tiberius was merged with and into Ticketmaster Online, with Ticketmaster Online continuing as the surviving corporation and as a wholly- owned subsidiary of CitySearch, Inc. Under the Merger Agreement, the Company issued 37,238,000 shares of the Company's Common Stock in exchange for 100% of the outstanding common stock of Ticketmaster Online. The Merger was accounted for using the "reverse purchase" method of accounting, pursuant to which Ticketmaster Online will be treated as the acquiring entity and for accounting purposes the assets acquired and liabilities assumed of the Company will be recorded at their respective fair values. Pursuant to the Merger Agreement, USAi, the indirect parent of Ticketmaster Online, commenced a tender offer (the Tender Offer) to purchase up to 2,924,339 shares of the Company's Common Stock for $8.67 per share. The Tender Offer is scheduled to expire 20 days after its commencement. The Merger Agreement contains a put option which provides that in the event of consummation of the Merger, if a Qualified IPO, as defined, is not closed within twelve, eighteen and twenty-four months following the date of the Merger Agreement, the holders of the Company's Common Stock could, subject to certain conditions, require USAi to commence an exchange offer for all the then-outstanding shares of Common Stock.

     In addition, concurrently with the execution of the Merger Agreement, the Company received a $50 million loan from USAi in exchange for the convertible promissory note (the Convertible Note). The Convertible Note, in the principal amount of $50 million, bears interest at a rate per annum of 7.00% and, after consummation of the Merger, is generally due and payable on the earlier to occur of (a) August 13, 2005 or (b) 20 days following the closing of a Qualified IPO, as defined.

     Upon consummation of the Merger, the Company amended its Certificate of Incorporation and Bylaws to provide for, among other things, the authorization of 100,000,000 shares of Class A Common Stock, 250,000,000 shares of Class B Common Stock and 2,883,506 shares of Class C Common Stock. In addition, upon consummation of a share reclassification immediately following the Merger, each share of the Company's outstanding Common Stock was converted into one share of Class A Common Stock entitled to 15 votes per share.

     In connection with the Merger, all the Convertible Preferred Stock outstanding converted into Common Stock. Such shares of Common Stock were subsequently reclassified as shares of Class A Common Stock.

                        REPORT OF INDEPENDENT AUDITORS


The Board of Unitholders and Membership Interest Holders
Web Media Ventures, L.L.C.

We have audited the accompanying balance sheet of Web Media Ventures, L.L.C., as of December 31, 1998, and the related statements of income, members' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Web Media Ventures, L.L.C., at December 31, 1998, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                             /s/ ERNST & YOUNG LLP

Dallas, Texas
February 26, 1999

                          WEB MEDIA VENTURES, L.L.C.
                            dba ONE & ONLY NETWORK

                                BALANCE SHEETS

                                                            December 31,                    March 31,
                                                  ----------------------------------
                                                       1997               1998                1999
                                                  --------------      --------------      --------------
                                                    (unaudited)                             (unaudited)
 ASSETS
 Current assets:
  Cash                                            $      113,653      $      498,468      $    1,146,688
  Prepaid costs................................           27,698             131,299             228,940
  Other receivables............................              730                   -              18,916
                                                  --------------      --------------      --------------

 Total current assets..........................          142,081             629,767           1,394,544

 Property and equipment, net...................           48,587             632,320             808,971
 Software development costs, net of
  amortization of $13,593, $128,083, and
  $172,387 in 1997, 1998 and 1999,
  respectively.................................           90,552             267,223             276,456
 Other assets..................................            9,567              15,032              14,970
                                                  --------------      --------------      --------------
 Total assets..................................   $      290,787      $    1,544,342      $    2,494,941
                                                  ==============      ==============      ==============

 LIABILITIES AND MEMBERS' EQUITY
 Current liabilities:
  Accounts payable.............................   $       49,128      $      237,364      $      351,220
  Accrued liabilities..........................           15,517              67,708              63,574
  Deferred revenue.............................          138,489             678,449           1,144,691
  Current portion of long-term debt............                -              34,266              69,046
                                                  --------------      --------------      --------------
  Total current liabilities....................          203,134           1,017,787           1,628,531

  Long-term debt...............................                -              52,608             106,013
  Deferred rent................................                -              12,508              17,881
                                                  --------------      --------------      --------------
  Total liabilities............................          203,134           1,082,903           1,752,425

 Members' equity (10,000,000 membership
  interests authorized, 3,000,000 membership
  interests issued and outstanding):
   Contributed capital.........................          100,000              10,000                   -
   Retained earnings (accumulated deficit).....          (12,347)            451,439             742,516
                                                  --------------      --------------      --------------
 Total members' equity.........................           87,653             461,439             742,516
                                                  --------------      --------------      --------------
 Total liabilities and members' equity.........   $      290,787      $    1,544,342      $    2,494,941
                                                  ==============      ==============      ==============

                           See accompanying notes.

                          WEB MEDIA VENTURES, L.L.C.
                            dba ONE & ONLY NETWORK

                             STATEMENTS OF INCOME

                                                  Years ended                         Three months ended
                                                  December 31,                             March 31,
                                        ----------------------------------      ----------------------------------
                                            1997                 1998               1998                 1999
                                        --------------      --------------      --------------      --------------
                                          (unaudited)                             (unaudited)         (unaudited)
 Revenues.........................      $      631,035      $    3,826,179      $      507,581      $    1,819,796

 Cost of revenues.................             114,729             784,363              95,092             388,229
                                        --------------      --------------      --------------      --------------

 Gross margin.....................             516,306           3,041,816             412,489           1,431,567
                                        --------------      --------------      --------------      --------------

 Operating expenses:
  Marketing and public relations..              68,864             701,297             116,856              89,413
  Computer operations.............              53,259             141,572              20,059              86,248
  Salaries and benefits...........             249,059           1,213,984             133,369             589,623
  General and administrative......              66,548             291,379              30,329             138,895
  Depreciation and amortization...              18,134             179,435              19,294              89,975
                                        --------------      --------------      --------------      --------------
 Total operating expenses.........             455,864           2,527,667             319,907             994,154
                                        --------------      --------------      --------------      --------------

 Operating income.................              60,442             514,149              92,582             437,413

 Interest expense, net............              (8,460)             (9,413)               (971)             (4,028)
 Other expense....................              (7,216)            (19,096)               (496)            (24,683)
                                        --------------      --------------      --------------      --------------

 Income before state income tax...              44,766             485,640              91,115             408,702

 Provision for state income tax...               1,928              21,854               5,775              18,391
                                        --------------      --------------      --------------      --------------

 Net income.......................      $       42,838      $      463,786      $       85,340      $      390,311
                                        ==============      ==============      ==============      ==============

                            See accompanying notes.

                          WEB MEDIA VENTURES, L.L.C.
                            dba ONE & ONLY NETWORK

                         STATEMENTS OF MEMBERS' EQUITY

                                                                                      Retained
                                                   Number of                          Earnings
                                                  Membership      Contributed        (Accumulated
                                                   Interests        Capital            Deficit)          Total
                                                 -----------------------------------------------------------------
 Balance at December 31, 1996 (unaudited)..         3,000,000    $          -        $    (55,185)       $ (55,185)
  Capital contribution (unaudited).........                 -          200,000                  -          200,000
  Return of capital (unaudited)............                 -         (100,000)                 -         (100,000)
  Net income (unaudited)...................                 -                -             42,838           42,838
                                                 -----------------------------------------------------------------

 Balance at December 31, 1997 (unaudited)..         3,000,000    $     100,000       $    (12,347)       $  87,653
  Return of capital........................                 -          (90,000)                 -          (90,000)
  Net income...............................                 -                -            463,786          463,786
                                                 -----------------------------------------------------------------

 Balance at December 31, 1998..............         3,000,000    $      10,000       $    451,439          461,439
  Return of capital (unaudited)............                 -          (10,000)                 -          (10,000)
  Distribution to members (unaudited)......                 -                -            (99,234)         (99,234)
  Net income (unaudited)...................                 -                -            390,311          390,311
                                                 -----------------------------------------------------------------

 Balance at March 31, 1999 (unaudited).....         3,000,000    $           -       $    742,516        $ 742,516
                                                 =================================================================

                            See accompanying notes.

                          WEB MEDIA VENTURES, L.L.C.
                            dba ONE & ONLY NETWORK

                           STATEMENTS OF CASH FLOWS

                                                    Year ended December 31               Three months ended March 31,
                                                --------------------------------       --------------------------------
                                                    1997                1998               1998                1999
                                                ------------        ------------       ------------        ------------
                                                 (unaudited)                            (unaudited)         (unaudited)
Operating activities
 Net income..................................   $     42,838        $    463,786       $     85,340        $    390,311
 Adjustments to reconcile net income to net
  cash provided by operating activities:
   Depreciation and amortization.............         18,134             179,435             19,294              89,975
   Deferred revenues.........................        120,886             539,960            121,294             466,242
   Prepaid costs.............................        (29,435)           (103,601)           (22,868)            (97,641)
   Deferred rent.............................              -              12,508                  -               5,373
   Changes in operating assets and
    liabilities:
     Other receivables.......................         12,259                 730                200             (18,916)
     Accounts payable........................         39,420             188,236             (1,643)            113,856
     Accrued liabilities.....................         15,517              52,191             59,953              (4,134)
                                                ------------        ------------       ------------        ------------
 Net cash provided by operating activities...        219,619           1,333,245            261,570             945,066

 Investing activities
 Purchase of property and equipment..........        (52,879)           (648,430)           (94,379)           (222,322)
 Software development costs capitalized......       (103,897)           (291,409)           (73,731)            (53,537)
 Other.......................................         (9,064)             (5,465)                 -                  62
                                                ------------        ------------       ------------        ------------
 Net cash used in investing activities.......       (165,840)           (945,304)          (168,110)           (275,797)

 Financing activities
 Proceeds from long-term debt................         40,862             115,174            115,174             100,000
 Repayment of long-term debt.................        (81,488)            (28,300)            (2,788)            (11,815)
 Proceeds from capital contribution..........        200,000                   -                  -                   -
 Return of capital...........................       (100,000)            (90,000)           (15,000)            (10,000)
 Distributions to members....................              -                   -                  -             (99,234)
                                                ------------        ------------       ------------        ------------
 Net cash provided by (used in) financing
  activities.................................         59,374              (3,126)            97,386             (21,049)

                                                ------------        ------------       ------------        ------------

 Increase in cash............................        113,153             384,815            190,846             648,220
 Cash at beginning of year...................            500             113,653            113,653             498,468
                                                ------------        ------------       ------------        ------------
 Cash at end of year.........................   $    113,653        $    498,468       $    304,499        $  1,146,688
                                                ============        ============       ============        ============

 Cash paid during the year for interest......   $          -        $     19,150       $      1,216        $      4,057
                                                ============        ============       ============        ============

                            See accompanying notes.

                          WEB MEDIA VENTURES, L.L.C.
                            dba ONE & ONLY NETWORK

                         NOTES TO FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies

     Web Media Ventures, L.L.C. dba One & Only Network (the Company) distributes online classified ads over the Internet. The Company operates in a single business segment with a majority of its revenue generated from customers residing in North America.

Unaudited Financial Information

     The financial statements with respect to December 31, 1997 and the year then ended, and March 31, 1999 and 1998 and the three month periods then ended, are unaudited; however, in the opinion of management, such financial statements reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations for such periods. The accompanying interim unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. Operating results for the three months ended March 31, 1999, are not necessarily indicative of the results that may be expected for the entire year or for any future period.

Cash and Cash Equivalents

     The Company considers all highly liquid investments with initial maturities of three months or less to be cash equivalents. Included in cash equivalents are credit card holdback reserves amounting to approximately $16,000, $79,000, and $130,000 at December 31, 1997, 1998 and March 31, 1999, respectively.

Concentration of Credit Risk

     Financial instruments which potentially subject the Company to credit risk consist primarily of cash and cash equivalents. The Company maintains cash and cash equivalents with various major financial institutions. At times, such amounts may exceed the insured limits. The Company limits the amount of credit exposure with any one financial institution and believes that no significant concentration of credit risk exists with respect to cash investments.

Revenue Recognition

     Revenues consist primarily of subscription fees charged to customers for access to the Company's Internet World Wide Web sites. Revenue is recognized using the straight-line method over the period the services are provided. Deferred revenue consists of monthly subscription fees collected in advance. Costs directly related to obtaining revenue are deferred and recognized using the straight-line method over the period the services are provided. Refunds are provided upon request by a customer generally up to 30 days subsequent to a sale.

                          WEB MEDIA VENTURES, L.L.C.
                            dba ONE & ONLY NETWORK

                   NOTES TO FINANCIAL STATEMENTS (continued)

     The Company sells to customers primarily in North America. Revenues from customers outside of North America approximated 2% and 11% for the years ended December 31, 1997 and 1998, and 5% and 15% for the three month periods ended March 31, 1998 and 1999, respectively.

Cost of Sales

     Cost of sales includes merchant card bank fees and commissions paid to web site developers participating in the Company's revenue sharing programs.

Advertising Costs

     Advertising costs are expensed upon first showing. Advertising expense of approximately $64,000 and $656,000 for the years ended December 31, 1997 and 1998, and $112,000, and $76,000 for the three month periods ended March 31, 1998 and 1999, respectively, is included in marketing and public relations expense.

Property and Equipment

     Property and equipment are recorded at cost. Depreciation of property and equipment, other than leasehold improvements, is provided over the estimated useful lives of the respective assets (ranging from three to seven years) using the straight-line method. Leasehold improvements are amortized on a straight-line basis over the shorter of the respective lease term or estimated useful life of the asset.

Software Development Costs

     In March 1998, the AICPA issued Statement of Position (SOP) 98-1, Accounting for Costs of Computer Software Developed for or Obtained for Internal-Use. The SOP, which has been adopted as of January 1, 1998, requires the capitalization of certain costs in connection with developing or obtaining internal-use software. Costs capitalized include direct labor and fringe benefits.

     Prior to the adoption of SOP 98-1, the Company capitalized certain costs in connection with developing or obtaining internal-use software using a method consistent with SOP 98-1. Adopting the SOP during 1998 had no effect on net income for the year ended December 31, 1998.

     Amortization of capitalized software is recognized on a project-by-project basis, using the straight-line method over periods not exceeding two years, commencing the month after the date of the project completion. Amortization expense was $13,593 and $114,490 for the years ended December 31, 1997 and 1998, and $11,985 and $44,304 for the three month periods ended March 31, 1998 and 1999, respectively.

                          WEB MEDIA VENTURES, L.L.C.
                            dba ONE & ONLY NETWORK

                   NOTES TO FINANCIAL STATEMENTS (continued)

Option Plan Compensation

     The Company has elected to account for compensation to employees under the Company's option plan using the fair value method prescribed in Financial Accounting Standards Board Statement No. 123, Accounting for Stock-Based Compensation ("Statement 123"). Accordingly, compensation cost for membership interest options is measured at the date of grant based on an estimate of the fair value of the options determined using the minimum value option pricing model. Compensation expense is recognized when, in the Company's best judgment, performance targets specified in the award will be achieved.

Use of Estimates

     In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements and revenues and expenses for the period. Actual results could differ significantly from those estimates.

Comprehensive Income

     Because the Company has no items of other comprehensive income, net income equals comprehensive income.

2. Property and Equipment

     Property and equipment consisted of the following:

                                     Useful                 December 31,                  March 31,
                                     Lives              1997            1998                1999
                                   ----------        -----------     -----------         -----------
                                    (Years)          (unaudited)                         (unaudited)
 Computer hardware                     5             $    39,080     $   509,966         $   626,132
 Purchased software                    3                   9,426         121,250             178,414
 Office furniture and equipment        7                   4,373          51,576             100,414

 Leasehold improvements                3                       -          18,163              18,163
                                                     -----------     -----------         -----------
                                                          52,879         700,955             923,123
 Less accumulated depreciation
 and amortization                                         (4,292)        (68,635)           (114,152)
                                                     -----------     -----------         -----------
                                                     $    48,587     $   632,320         $   808,971
                                                     ===========     ===========         ===========

                          WEB MEDIA VENTURES, L.L.C.
                            dba ONE & ONLY NETWORK

                   NOTES TO FINANCIAL STATEMENTS (continued)

3. Leases

     As of December 31, 1998, the Company was obligated under various noncancelable operating lease agreements for facilities and equipment. During 1998, the Company entered into a lease for office space which included a rent escalation clause. A summary of future minimum lease payments, including leases entered into subsequent to December 31, 1998, follows:


                    1999                      $ 302,941
                    2000                        296,208
                    2001                        106,123
                                              ---------
                                              $ 705,272
                                              =========

     Rental expense under noncancelable operating leases for facilities and equipment was approximately $23,131 and $111,000 for the years ended December 31, 1997 and 1998, respectively.

4. Long-term Debt

     Long-term debt consists of the following:

                                                          December 31,            March 31,
                                                              1998                  1999
                                                          ------------           -----------
                                                                                 (unaudited)
11% note payable in monthly installments of
 $1,968 including interest, maturing January
 2001                                                       $ 43,810              $ 39,083
11% note payable in monthly installments of
 $1,811 including interest, maturing March
 2001                                                         43,064                38,793
Variable rate (prime + 2%) note payable in
 monthly installments of $2,817 including
 interest, maturing February 2002                                  -                97,183
                                                            --------              --------
                                                              86,874               175,059
Less current portion                                          34,266                69,046
                                                            --------              --------
                                                            $ 52,608              $106,013
                                                            ========              ========

     At December 31, 1998 and March 31, 1999, the Company had an unused line of credit of $140,000 with interest at the prime rate published in The Wall Street Journal (8.5% and 7.75% as of December 31, 1998 and March 31, 1999, respectively).

                          WEB MEDIA VENTURES, L.L.C.
                            dba ONE & ONLY NETWORK

                   NOTES TO FINANCIAL STATEMENTS (continued)

     The Company's long-term debt and line of credit are secured by substantially all of the assets of the Company and are guaranteed by the holders of member interests.

     During June 1999, the line of credit was terminated.

5. Members' Equity

     The Company is organized as a limited liability company with a single class of members (Members) which holds membership interests in the Company. A membership interest (Membership Interest) is a unit of ownership in the Company, analogous to a share of stock, which represents a unit of interest in rights to distributions, allocations and information of the Company. Each outstanding Membership Interest is entitled to one vote. An assigned Membership Interest entitles the assignee to receive applicable distributions but does not automatically cause the assignee to become a Member. An assignee becomes a Unitholder by additionally obtaining written consent of all Unitholders and complying with the Regulations. Until the assignee becomes a Member, the assignor continues to hold the rights and powers of a Member.

     Unitholders have full preemptive rights. The Company retains the right to acquire Membership Interests obtained through transfers not authorized by the Unitholders at fair market value, as determined by two qualified appraisals.

     All items of income, loss, deduction and credit of the Company are allocated on a pro rata basis among the Unitholders in accordance with the Members' capital contributions to the Company, as defined. Distributions are first reimbursed to Unitholders for cash capital contributions or advances to the Company and then allocated in accordance with the Members' sharing ratios, as defined (generally equivalent to the Members' percentage ownership of the Company). The Company will dissolve upon the earliest to occur of (i) written consent of all Members, (ii) March 7, 2046, or (iii) a Unitholder becoming bankrupt.

6. Employee Retirement Plan and Profit Sharing Plan

     In 1997 and 1998, the Company provided retirement benefits to eligible employees through a money purchase pension plan and a profit sharing plan (collectively, the Plans). Under the Plans, employees were eligible to participate after two years of service. Contributions to eligible employees were determined at the sole discretion of the Board of Members. The Company contributed a total of $18,000, $60,000, and $9,000 under the Plans during the years ended December 31, 1997 and 1998, and for the three months ended March 31, 1997, respectively. These plans were terminated on December 15, 1998.

7. Option Plan

     On January 1, 1998, the Company's Board of Directors approved a membership interest option plan whereby the Company may award to employees options to purchase up to 300,000 Membership Interests in the Company. During 1998, a total of 110,000 options were granted at exercise prices ranging from $.40 to $1.38 per Membership Interest. The weighted average exercise

                          WEB MEDIA VENTURES, L.L.C.
                            dba ONE & ONLY NETWORK

                   NOTES TO FINANCIAL STATEMENTS (continued)

price of all options outstanding is $.85 per Membership Interest. All of these options remain outstanding at December 31, 1998. The options expire ten years from the date of grant. The options granted do not vest and are not exercisable until either of two performance conditions are achieved: (i) an initial public offering (IPO) of the Company's equity or (ii) the sale of the Company. Options vest ratably over four years from the date of grant if the Company completes an IPO. The options become fully vested upon a sale of the Company.

     The fair value accounting provided for under Statement 123 requires use of option valuation models that were not developed for use in valuing employee membership interest options. In addition, option valuation models require the input of highly subjective assumptions. The fair values of the options were estimated at the dates of grant using a minimum value method option pricing model with the following weighted-average assumptions: risk-free interest rate of 5%; no dividend yield; no volatility in the Company's Membership Interests; and a weighted-average expected life of four years.

     The estimated fair value of options granted in 1998 is approximately $51,000. However, no compensation expense was recognized during 1998 as in the Company's best estimate it was not yet likely the awards would be earned. During June 1999, upon signing a reorganization agreement for sale of the Company (see
Note 8), the Company estimated that the performance conditions would be attained and recognized stock compensation expense of $51,000.

8. Subsequent Events (unaudited)

     On June 10, 1999, the Company and certain of its officers entered into a reorganization agreement with Ticketmaster Online-CitySearch, Inc. ("TMCS"), a leading online ticketing and city guide service. Under the terms of the reorganization agreement, TMCS will purchase all of the Company's outstanding Membership Interests in exchange for, at TMCS's option, approximately $40.6 million of TMCS's Class B common stock ("TMCS's stock") or cash. The purchase price is subject to a 10% increase or decrease based on, among other things, the achievement of certain calendar 1999 revenue targets of the Company. Further, the number of shares of TMCS's stock to be issued will be determined by dividing the average closing price of TMCS's stock shortly before the closing of the acquisition and shortly before each subsequent payment date, as defined, into the portion of the purchase price, as adjusted, currently payable subject to certain minimum and maximum share prices. The final purchase price to be recorded will also depend on the price of TMCS's stock at the date of closing. The closing of the acquisition is subject to several conditions, including but not limited to, the effectiveness of a registration statement to be filed by TMCS with respect to TMCS's stock to be issued in the transaction.

                                                    Execution Copy June 10, 1999
================================================================================







                     AGREEMENT AND PLAN OF REORGANIZATION



                           Dated as of June 10, 1999






================================================================================

                               TABLE OF CONTENTS

                                                                                                                   Page
                                                                                                                   ----
SECTION 1  THE MERGER..........................................................................................      1

     1.1   Merger; Effective Time..............................................................................      1
     1.2   Closing.............................................................................................      2
     1.3   Effects of the Merger...............................................................................      2
     1.4   Articles of Incorporation; Bylaws; Directors; Officers..............................................      2

SECTION 2  EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
           CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES..................................................      2

     2.1   Effect on Capital Stock.............................................................................      2
     2.2   Exchange of Certificates............................................................................      6

SECTION 3  REPRESENTATIONS AND WARRANTIES OF  THE COMPANY AND
           THE MEMBERS.........................................................................................      8

     3.1   Organization, Standing and Corporate Power..........................................................      8
     3.2   Company Capital Structure...........................................................................      8
     3.3   Subsidiaries........................................................................................      9
     3.4   Authority/Noncontravention..........................................................................      9
     3.5   Financial Statements................................................................................     10
     3.6   Absence of Certain Changes or Events................................................................     11
     3.7   Litigation..........................................................................................     11
     3.8   Contracts...........................................................................................     12
     3.9   Compliance With Laws................................................................................     13
     3.10  Absence of Changes in Benefit Plans; Employment Agreements; Labor Relations.........................     13
     3.11  ERISA Compliance....................................................................................     13
     3.12  Taxes...............................................................................................     14
     3.13  No Excess Parachute Payments........................................................................     14
     3.14  Title to Properties.................................................................................     15
     3.15  Intellectual Property...............................................................................     15
     3.16  Year 2000 Compliance................................................................................     16
     3.17  Voting Requirements.................................................................................     17
     3.18  Payments............................................................................................     17
     3.19  Transactions with Related Parties...................................................................     17
     3.20  Restrictions on Business Activities.................................................................     17
     3.21  Accounts Receivable; Inventory......................................................................     18
     3.22  Minute Books........................................................................................     18
     3.23  Environmental Matters...............................................................................     18
     3.24  Insurance...........................................................................................     19
     3.25  Warranties; Indemnities.............................................................................     19

                               TABLE OF CONTENTS
                                  (continued)

                                                                                                                   Page
                                                                                                                   ----
     3.26  Information Supplied...............................................................................      19
     3.27  Representations Complete...........................................................................      20

SECTION 4  REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB...................................................      20

     4.1   Organization, Standing and Corporate Power.........................................................      20
     4.2   Authority/Noncontravention.........................................................................      21
     4.3   Capitalization; Ownership of Shares................................................................      22
     4.4   SEC Documents; Parent Financial Statements.........................................................      22
     4.5   Parent Common Stock................................................................................      23
     4.6   Information Supplied...............................................................................      23

SECTION 5  COVENANTS..........................................................................................      23

     5.1   Conduct of Business of the Company.................................................................      23
     5.2   No Solicitation....................................................................................      25
     5.3   Preparation of Registration Statements.............................................................      26
     5.4   Member Approval....................................................................................      27
     5.5   Access to Information..............................................................................      28
     5.6   Confidentiality....................................................................................      28
     5.7   Expenses...........................................................................................      28
     5.8   Public Disclosure..................................................................................      28
     5.9   Consents...........................................................................................      29
     5.10  Reasonable Efforts.................................................................................      29
     5.11  Notification of Certain Matters....................................................................      29
     5.12  Blue Sky Laws......................................................................................      29
     5.13  Noncompetition Agreement; Voting and Employment Arrangements.......................................      29
     5.14  Listing of Parent Common Stock.....................................................................      30
     5.15  Affiliate Agreement................................................................................      30
     5.16  Brokers or Finders.................................................................................      31
     5.17  Tax Returns........................................................................................      31
     5.18  Distributions to Members...........................................................................      31
     5.19  Employees; Employee Benefits.......................................................................      31
     5.20  Post-Closing Operations of the Company.............................................................      31

SECTION 6  CONDITIONS TO THE MERGER...........................................................................      32

     6.1   Conditions to Obligations of Each Party to Effect the Merger.......................................      32
     6.2   Additional Conditions to the Obligations of Parent and Sub.........................................      33
     6.3   Additional Conditions to Obligations of Company....................................................      34
     6.4   Effect of Waiver...................................................................................      34

                               TABLE OF CONTENTS
                                  (continued)

                                                                                                                   Page
                                                                                                                   ----
SECTION 7  INDEMNIFICATION....................................................................................      35

     7.1   General Indemnification............................................................................      35
     7.2   Limitation and Expiration..........................................................................      35
     7.3   Indemnification Procedures.........................................................................      36
     7.4   Right of Set-off...................................................................................      39
     7.5   Members' Representative............................................................................      39
     7.6   Survival of Representations, Warranties and Covenants..............................................      40

SECTION 8  TERMINATION, AMENDMENT AND WAIVER..................................................................      40

     8.1   Termination........................................................................................      40
     8.2   Effect of Termination..............................................................................      42
     8.3   Amendment..........................................................................................      42
     8.4   Extension; Waiver..................................................................................      42
     8.5   Notice of Termination..............................................................................      42

SECTION 9  MISCELLANEOUS......................................................................................      42

     9.1   Notices............................................................................................      42
     9.2   Interpretation.....................................................................................      44
     9.3   Counterparts.......................................................................................      45
     9.4   Entire Agreement; Assignment.......................................................................      45
     9.5   Severability.......................................................................................      45
     9.6   Other Remedies.....................................................................................      45
     9.7   Governing Law......................................................................................      45
     9.8   Further Assurances.................................................................................      45
     9.9   Absence of Third Party Beneficiary Rights..........................................................      46
     9.10  Mutual Drafting....................................................................................      46
     9.11  Further Representations............................................................................      46

                               INDEX TO EXHIBITS


Exhibit A      Agreement of Merger to be attached following execution

Exhibit B      Form of Noncompetition Agreements

Exhibit C      Reserved

Exhibit D      Affiliate Agreements to be attached following execution

                     AGREEMENT AND PLAN OF REORGANIZATION

     THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of June 10, 1999 among Ticketmaster Online - CitySearch, Inc., a Delaware corporation ("Parent"), Web Media Ventures, LLC, a Texas limited liability company (dba One & Only Network) (the "Company"), and William Bunker, David Kennedy and Glenn Wiggins, members of the Company (collectively, the "Members" and individually, a "Member").

                                  BACKGROUND

     A. The Boards of Directors of each of the Company and Parent believe it is in the best interests of each company and their respective owners that the Company and TM Acquisition Corporation, a Texas corporation to be formed by the Parent as a wholly-owned subsidiary of Parent ("Sub"), combine into a single company through the merger of Sub with and into the Company (the "Merger") pursuant to the terms of this Agreement and, in furtherance thereof, have approved the Merger.

     B. Pursuant to the Merger, all of the issued and outstanding membership units, of the Company (the "Units") shall be converted into the right to receive shares of Class B Common Stock, $.01 par value, of Parent (the "Parent Common Stock"), or in certain instances the right to receive cash of the Parent.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

                                   SECTION 1

                                  THE MERGER

     1.1  Merger; Effective Time.  Subject to the terms and conditions of this
          ----------------------
Agreement and an Agreement of Merger the form of which will be prepared and attached hereto within five business days after the date hereof and which will be in a form mutually acceptable to all Parties hereto (the "Merger Agreement"), Sub will be merged into the Company (the "Merger") in accordance with the Texas Limited Liability Company Act (the "Texas Act"). The Merger Agreement will provide, among other things, the mode of effecting the Merger and the manner and basis of converting each issued and outstanding Unit for the Purchase Price (as defined in Section 2.1(d) below).

          Subject to the provisions of this Agreement and the Merger Agreement, the Merger Agreement, together with required officers' certificates, shall be filed in accordance with the Texas Act on the Closing Date (as defined in Section 1.2). The Merger shall become effective upon confirmation of such filing of the Merger Agreement and such officers' certificates (the date of confirmation of such filing is referred to as the "Effective Date" and the time of confirmation of such filing is referred to as the "Effective Time").

     1.2  Closing.  The closing of the Merger (the "Closing") will take place as
          -------
soon as practicable on the first business day after satisfaction or waiver of the latest to occur of the conditions set forth in Section 6 (the "Closing Date"), at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California 94304-1050, unless a different date or place is agreed to in writing by the parties hereto.

     1.3  Effects of the Merger.  At the Effective Time, the separate existence
          ---------------------
of Sub shall cease and Sub shall be merged with and into the Company, and the effects of the Merger shall be as provided in this Agreement, the Merger Agreement and the applicable provisions of the Texas Act. The Company after the Merger is sometimes referred to as the "Surviving Corporation." Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

     1.4  Articles of Incorporation; Bylaws; Directors; Officers.  At the
          ------------------------------------------------------
Effective Time, (i) the Regulations of the Company shall be the Regulations of the Surviving Corporation; (ii) the directors of Sub shall be the managing members of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Regulations of the Surviving Corporation, as the same may be amended from time to time or otherwise as provided by law; and (iii) the officers as set forth in the Merger Agreement shall be the initial officers of the Surviving Corporation.

                                   SECTION 2

               EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
              CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

     2.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Company:

          (a)  Capital Stock of Sub.  Each issued and outstanding share of
               --------------------
capital stock of Sub shall be converted into one validly issued, fully paid and non-assessable Unit of the Surviving Corporation. Each stock certificate of Sub evidencing ownership of any such shares shall evidence ownership of Units of the Surviving Corporation.

          (b)  Cancellation of Certain Units of the Company.  All Units of the
               --------------------------------------------
Company that are owned directly or indirectly by the Company shall be canceled and no stock of Parent or other consideration shall be delivered in exchange therefor.

          (c)  Conversion of Units of the Company.  Subject to Sections 2.1(e),
               ----------------------------------
(f) (g), (h) and (i) below, each issued and outstanding Unit of the Company (other than Units to be canceled pursuant to Section 2.1(b)), that are issued and outstanding immediately prior to the Effective Time shall automatically be canceled and extinguished and converted, without any action on the part of the holder thereof, into the right to receive the Purchase Price (as defined in Section 2.1(d)) divided by the number of Units (including Units subject to issuance upon exercise of outstanding options, warrants or other rights) outstanding immediately prior to the Effective Time (excluding Units to be canceled pursuant to Section 2.1(b)). All such Units, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Units shall cease to have any rights with respect thereto, except the right to receive the Purchase Price in consideration therefor upon the surrender of such certificate in accordance with Section 2.2 of this Agreement. The distribution of each installment of the Purchase Price (as set forth in Section 2.1(e)) shall be paid to the Members prorated based upon their respective holdings of Units divided by all outstanding Units (including Units subject to issuance upon exercise of outstanding options, warrants or other rights) at the Closing.

          (d)  Purchase Price.  The aggregate purchase price (the "Purchase
               --------------
Price") to be paid by Parent in the Merger for all outstanding Units of the Company and rights therefor will be equal to $40,650,000, provided that the Company's accrued but not deferred revenues for calendar year 1999, determined in accordance with generally accepted accounting principles (the "Company Accrued Revenues") equal $9 million. If the Company Accrued Revenues are more than $9 million, then the Purchase Price shall be $40,650,000 plus an amount equal to $4.065 for each $1 in Company Accrued Revenues above $9 million. If the Company Accrued Revenues are less than $9 million, then the Purchase Price shall be $40,650,000 minus an amount equal to $4.065 for each$1 in Company Accrued Revenues below $9 million. Notwithstanding the preceding sentence, in no event shall the Purchase Price be less than $36,585,000 nor greater than $44,715,000. The final determination of the Purchase Price shall be based upon an audit of the Company's 1999 financial statements to be performed by the independent accounting firm of Ernst & Young (the "Audited Financial Statements"). Parent and the Members agree to use their best efforts and to cooperate fully with such auditors to complete the audit by March 1, 2000 (the date of delivery of the auditor's report and the audited financial statements is referred to as the "Determination Date."). The amount of the Company's Accrued Revenues as set forth in the Audited Financial Statements shall be final and non-appealable by the parties hereunder for purposes of calculating the Purchase Price in the manner set forth above.

          (e)  Purchase Price Payments.  Subject to Sections 2.1(f), (g), (h)
               -----------------------
and (i) below, the Purchase Price shall be payable by Parent to the Members in shares of Parent Common Stock as follows:

               (i) At the Closing, Parent shall deliver at the places indicated by the Members a number of shares of Parent Common Stock equal to $30 million divided by the Value (as defined below in this Section 2.1(e)); provided, however, that in no event shall the total shares of Parent Common Stock to be delivered at the Closing be more than 1,442,308 shares or less than 961,539 shares.

               (ii) Subsequent installments of the Purchase Price shall be paid as follows (each such payment date referred to herein as a "Payment Date"):

                         (A)  On the dates that are 90 days and 180 days after
the Closing, Parent shall deliver at the places indicated by the Members a number of shares of Parent Common Stock equal to $2,195,000 divided by the Value; provided, however, that in no event shall the total shares of Parent Common Stock to be delivered on either date be more than 168,847 shares or less than 56,283 shares.

                         (B)  On the date that is the later of (i) 270 days
after the Closing or (ii) the date the Company's 1999 audit is completed, Parent shall deliver at the places indicated by the Members a number of shares of Parent Common Stock equal to the Remaining Purchase Price (as defined below) divided by the Value: provided, however, that in no event shall the Value used for this purpose be more than $39 per share or less than $13 per share.

                         (C)  The term "Remaining Purchase Price" means the
Purchase Price determined as pursuant to Section 2.1(d) minus $34,390,000.

                         (D)  The value of the Parent Common Stock (the "Value")
with respect to the payments due on the Closing Date and each Payment Date shall be determined based upon the average closing price per share of Parent Common Stock on the Nasdaq National Market (or other National Securities Exchange as defined below) over the five consecutive trading days ending on the trading day two days preceding the Closing Date or the respective Payment Date.

               (iii) Prior to the Closing, the Parties will enter into an escrow agreement with a mutually acceptable commercial bank (the "Escrow Agent") pursuant to which an escrow account will be established (the "Escrow") the purpose of which is to hold a portion of the Purchase Price for the benefit of Parent in the event Parent is entitled to indemnification hereunder. The cash and securities in Escrow will be released to the Members on the first anniversary of the Closing Date unless released prior thereto to the Parent pursuant to Section 7.4 (a) hereof or unless the release date is deferred pursuant to Section 7.4 (b).

                         (A)  There shall be no escrow of the payment made at
Closing or at the first Payment Date after Closing.

                         (B)  The entire number of shares distributed as the
payment made on the second Payment Date after Closing will be deposited into the Escrow; provided however that in the event the Value of the shares issued on the second Payment Date after Closing exceeds $4,065,000, only that number of shares with a Value equal to $4,065,000 will be deposited into the Escrow with the rest distributed to the Members pro rata.

                         (C)  That portion of the shares distributed as the
payment made on the last Payment Date with a Value which, when added to the Value of the shares already in Escrow (determined as of the date such shares were first placed into Escrow) (and/or the cash already in Escrow), equals $4,065,000 will be deposited into the Escrow with the rest of such shares distributed to the Members pro rata. The Value of the shares held in Escrow will not be readjusted thereafter for any purpose.

                         (D)  Pursuant to the terms of the Escrow, the Members
will be entitled to cause the Escrow Agent to sell all or any portion of the shares deposited into Escrow so long as (i) in the case of the shares deposited in Escrow from the second Payment Date, all of the aggregate net proceeds are deposited into the Escrow and (ii) in the case of the shares deposited in Escrow from the last Payment Date, an aggregate portion of the net proceeds of such sales are retained in the Escrow which, when added to the value of the shares or cash remaining in Escrow equals at least $4,065,000; provided, however, that if the proceeds from the sale of all of the shares held in Escrow is less than $4,065,000, the Members will not be obligated to add additional cash or other securities to the Escrow to increase the value of the Escrow to $4,065,000; provided, further, however, that if the aggregate proceeds of such sale, which when added to the value of the cash and securities in the Escrow exceed $4,065,000 the Escrow will distribute such excess to the Members pro rata. Also pursuant to the terms of the Escrow, the Members will be entitled to cause the Escrow Agent to invest all or any portion of the proceeds of the cash in Escrow in any investment grade debt security with a maturity of one year or less.

          (f)  Right to Pay Cash in Lieu of Parent Common Stock.  Parent shall
               ------------------------------------------------
have the right to elect, in its sole discretion, to pay any portion of any installment of the Purchase Price in cash rather than Parent Common Stock. If Parent elects to pay cash for a portion of the Purchase Price on any Payment Date, it shall notify the Members' Representative (as defined in Section 7.5) in writing of its election no later than three days prior to the Payment Date. In addition, Parent shall have the obligation to pay an installment of the Purchase Price in cash rather than Parent Common Stock if (i) three days prior to the respective payment date the Class B Common Stock of Parent has ceased trading on either the Nasdaq National Market, the New York Stock Exchange or another national securities market (a "National Securities Exchange") or (ii) prior to the respective payment date, Parent has merged or otherwise been acquired by a company whose securities are not listed or trading on a National Securities Exchange. The Parties agree that in the event of such a merger or acquisition by a publicly held company, subject to all of the other terms and conditions herein, such survivor or acquiror will be obligated to pay installments in its publicly traded common stock or in cash.

          (g)  Reserved.
               --------

          (h)  Dissenters' Rights.  Any Units held by a holder who has properly
               ------------------
exercised dissenters' rights for such Units in accordance with the Texas Act and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters' rights ("Dissenting Shares") shall not be converted into Parent Common Stock but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the Texas Act. The Company shall give Parent prompt notice of any demand received by the Company to require the Company to purchase Units, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demand. The Company agrees that, except with the prior written consent of Parent, or as required under the Texas Act, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such purchase demand. Each holder of Dissenting Shares (a "Dissenting Member") who, pursuant to the provisions of the Texas Act, becomes entitled to payment of the value of Units shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). In the event of legal obligation, after the Effective Time, to deliver a portion of the Purchase Price to any holder of Units who shall have failed to make an effective purchase demand or shall have lost its status as a Dissenting Member, Parent shall issue and deliver, upon surrender by such Dissenting Member of such holder's certificate or certificates representing Units, the portion of the Purchase Price to which such Dissenting Member is then entitled under this
Section 2.1 and the Merger Agreement.

          (i)  Fractional Shares.  No fractional shares of Parent Common Stock
               -----------------
shall be issued, but in lieu thereof each holder of Units who would otherwise be entitled to receive a fraction of a share of Parent Common Stock shall receive from Parent an amount of cash equal to the per share market Value of Parent Common Stock (as determined in Section 2.1(e) with respect to each payment date of the Purchase Price) multiplied by the fraction of a share of Parent Common Stock to which such holder would otherwise be entitled. The fractional share interests of each Member shall be aggregated, so that no Member shall receive cash in an amount greater than the value of one full share of Parent Common Stock.

          (j)  Stock Options.  At the Effective Time, no Company Unit Options
               -------------
(as defined in Section 3.2) shall be outstanding.

     2.2  Exchange of Certificates.
          ------------------------

          (a)  Exchange Agent.  Prior to the Effective Time, Parent shall act,
               --------------
or at its election shall designate a bank or trust company, reasonably acceptable to the Company, to act as exchange agent (the "Exchange Agent") in the Merger.

          (b)  Parent to Provide Common Stock. Prior to the Effective Time and
               ------------------------------
prior to each Payment Date, Parent shall deliver to the Exchange Agent in accordance with this Section 2, the shares of Parent Common Stock or cash issuable pursuant to Section 2.1 in exchange for the outstanding Units, as well as cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 2.1(i).

          (c) Exchange Procedures. Subject to other arrangements mutually agreed upon by the Parties, prior to the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Units (the "Certificates") whose shares are being converted into Parent Common Stock pursuant to Section 2.1 and the Merger Agreement, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Purchase Price. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the portion of the Purchase Price to which he is entitled pursuant to Section
2.1. The Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Units which is not registered on the transfer records of the Company, the appropriate portion of the Purchase Price may be delivered to a transferee if the Certificate representing such capital stock of the Company is presented to the Exchange Agent and accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent the right to receive a portion of the Purchase Price as provided by this Section 2 and the provisions of the Texas Act.

          (d)  No Further Ownership Rights in Units of the Company.  The
               ---------------------------------------------------
Purchase Price delivered and deliverable by the Parent upon the surrender for exchange of Units in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such Units and following the Effective Time, the Certificates shall have no further rights to, or ownership in, Units. There shall be no further registration of transfers on the Unit transfer books of the Surviving Corporation of the Units which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.

          (e)  Lost, Stolen or Destroyed Certificates.  In the event any
               --------------------------------------
certificates evidencing Units shall have been lost, stolen or destroyed, the Exchange Agent shall make payment in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such portion of the Purchase Price as the holder is entitled; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

          (f)  No Liability.  Notwithstanding anything to the contrary in this
               ------------
Section 2.2, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to a holder of Units for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (g)  Dissenting Shares.  The provisions of this Section 2.2 shall also
               -----------------
apply to Dissenting Shares that lose their status as such, except that the obligations of Parent under this Section 2.2 shall commence on the date of loss of such status.

                                   SECTION 3

                       REPRESENTATIONS AND WARRANTIES OF
                          THE COMPANY AND THE MEMBERS

     Except as disclosed in writing in a disclosure letter referring specifically to the representations and warranties in this Agreement that specifically identifies the section and subsection to which such disclosure relates and that is delivered to Parent by the Company and the Members and certified by a duly authorized officer of the Company and the Members as contemplated below (the "Company Schedules"), each of the Company and the Members severally and not jointly represents and warrants to Parent as set forth below.

     Notwithstanding anything to the contrary contained herein, if the Company has not, as of the date hereof (the "Signing Date"), completed and/or delivered one or more of the Sections in the Company Schedules referred to in this Agreement and required to be delivered by the Company pursuant hereto, then the Company shall be permitted to complete and deliver such Sections in the Company Schedules to the Parent after the Signing Date, but in no event later than five business days from the Signing Date. The Parent shall be deemed to have accepted any such revised or newly delivered Sections to the Company Schedules unless within four business days after receipt thereof it shall have delivered to the Company a notice terminating this Agreement. If the Parent's approval of such revised or newly delivered Sections in the Company Schedule is granted or is deemed granted, any Sections in the Disclosure Schedule attached hereto as of the Signing Date and delivered by the Company which have subsequently been revised shall be deemed to be amended in accordance with such revised Sections in the Company Schedules as of the Signing Date and such late-delivered Sections in the Company Schedules shall be deemed delivered by the Company as of the Signing Date.

     3.1  Organization, Standing and Corporate Power.  The Company is a limited
          ------------------------------------------
liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate power and authority to carry on its business as now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification necessary, other than in jurisdictions where the failure to be so qualified or not be in good standing would have a Material Adverse Effect on the Company. The Company has delivered to the Parent complete and correct copies of its Regulations.

     3.2  Company Capital Structure.
          -------------------------

          (a) The capital of the Company consists of 3,000,000 Units which are issued and outstanding. All of such outstanding Units have been issued in compliance with all applicable federal and state securities laws. There are no voting agreements or voting trusts with respect to any of the outstanding Units. The outstanding Units are held by the persons and in the amounts set forth in
Section 3.2 of the Company Schedules.

          (b) The Company has reserved 300,000 Units for issuance to employees and consultants pursuant to the Company's Unit Option Plan (the "Company's Unit Option Plan"), of which options to purchase 110,000 Units have been granted as of the date of this Agreement (the "Company Unit Options") and 190,000 Units remain available for future grant under the plan. Section 3.2 (b) of the Company Schedules sets forth for each outstanding Company Unit Option the name of the holder of such option, the number of Units subject to such option, the exercise price of such option and the vesting schedule for such option, including the extent vested to date. No Company Unit Options shall be outstanding as of the Closing. Except for the Company Unit Options described in Section 3.2 (b) of the Company Schedules, there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Units or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. The Company's Unit Options have been issued in compliance with all applicable federal and state securities laws. As a result of the Merger, Parent will be the record and beneficial owner of all outstanding Units and rights to acquire Units of the Company.

     3.3  Subsidiaries.  The Company does not have and has never had any
          ------------
subsidiaries and does not otherwise own and has never otherwise owned any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity.

     3.4  Authority/Noncontravention.  The Company has the requisite corporate
          --------------------------
power and authority to execute and deliver this Agreement and, subject to the approval and adoption of this Agreement and approval of the Merger by the Members, to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by the Company and the Members and the consummation by the Company and the Members of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, subject, in each case, to the approval and adoption of this Agreement and approval of the Merger by the Company's Members. This Agreement has been duly executed and delivered by the Company and the Members and constitutes a valid and binding obligation of the Company and the Members, enforceable against them in accordance with its terms. The execution and delivery of this Agreement do not, and subject to the approval and adoption of this Agreement and approval of the Merger by the Company's Members as required in connection with this Agreement and the transactions contemplated by this Agreement, the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit or require any consent, approval or authorization under, or result in the creation of any pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens") in or upon any of the properties or assets of the Company or the Members under, any provision of (a) the Regulations of the Company, (b) any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease or other material contract, commitment, agreement, arrangement, obligation, undertaking, instrument, permit, concession, franchise or license applicable to the Company or the Members or any of their respective properties or assets (including, without limitation, any of the contracts of the Company set forth in the Company Schedules) or (c) subject to the governmental filings and other matters referred to in the following sentence, any statute, law, ordinance, rule or regulation or judgment, order or decree, in each case, applicable to the Company or its properties or assets, other than, in the case of clauses (b) and (c), any such conflicts, violations, defaults, rights, or Liens or other occurrences that individually or in the aggregate would not have a Material Adverse Effect on the Company. No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state or local, domestic or foreign, government or any court, administrative agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company or the Members in connection with the execution and delivery of this Agreement by the Company or the Members or the consummation by the Company of the Merger or the other transactions contemplated by this Agreement, except for (a) the receipt of a valid exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), (b) the filing of the Agreement of Merger with the Texas Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and (c) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate would not have a Material Adverse Effect on the Company or impair the ability of the Company to perform its obligations under this Agreement.

     3.5  Financial Statements.
          --------------------

          (a) The Company has previously furnished to Parent true and complete copies of the following financial statements of the Company (the "Financial Statements"):

               (i) audited balance sheet as of December 31, 1998, certified by Ernst & Young;

               (ii) audited statement of operations and cash flows for the year ended December 31, 1998, certified by Ernst & Young;

               (iii) the unaudited balance sheet (the "Company Balance Sheet") as of March 31, 1999 (the "Balance Sheet Date"); and

               (iv) the unaudited statement of operations and cash flows for the three-month period ended March 31, 1999.

          (b) The Financial Statements were prepared in accordance with GAAP (except in the case of the unaudited financial statements, for normal and recurring year-end adjustments and the omission of footnote information) and were prepared on the basis of the books and records of the Company (in each case, as of the date of such Financial Statements) and present fairly, in all material respects, the financial position of the Company as of the dates thereof and the results of its operations and changes in cash flows and stockholders' equity for the periods then ended in conformity with GAAP.

          (c) As of the Balance Sheet Date, the Company did not have any indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due or asserted or unasserted), which were not fully reflected in, reserved against or otherwise described in the Company Balance Sheet that would be required to be disclosed on a balance sheet prepared as of the Balance Sheet Date in conformity with GAAP applied on a basis consistent with the Company Financial Statements. Since the Balance Sheet Date, the Company has not incurred any indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due or asserted or unasserted) that would be required to be disclosed on a balance sheet prepared as of the date hereof in conformity with GAAP applied on a basis consistent with the Company Financial Statements, other than those incurred in the ordinary course of business consistent with past practice, none of which would have a Material Adverse Effect on the Company.

     3.6  Absence of Certain Changes or Events.  Except as set forth in Section
          ------------------------------------
3.6 of the Company Schedules, since the Balance Sheet Date and until the date hereof, the Company has conducted its businesses only in the ordinary course consistent with past practice, and there has not been (a) any Material Adverse Effect with respect to the Company, (b) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) with respect to any of the Units, (c) any split, combination, reclassification or repurchase of any of the Units or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for Units, (d) (i) any granting by the Company to any officer of the Company of any increase in compensation, except in the ordinary course of business consistent with past practice or as required under employment agreements in effect as of the date hereof, (ii) any granting by the Company to any officer of the Company of any increase in severance or termination pay, except as was required under any employment, severance or termination agreement in effect as of the date hereof, or (iii) any entry by the Company into (A) any currently effective employment, severance, termination or indemnification agreement, or consulting agreement (other than in the ordinary course of business consistent with past practice), with any current or former officer, director, employee or consultant or (B) any agreement with any current or former officer, director, employee or consultant the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement,
(e) any damage, destruction or loss, whether or not covered by insurance, that individually or in the aggregate would have a Material Adverse Effect on the Company, (f) any change in accounting methods, principles or practices by the Company, except insofar as may have been required by a change in GAAP (g) any tax election that individually or in the aggregate would have a Material Adverse Effect on the Company or (h) any material liabilities or obligations of the Company which are not required under GAAP to be recorded on the Company's financial statements.

     3.7  Litigation.  There is no suit, claim, action, proceeding or, to the
          ----------
knowledge of the Company, investigation, pending or, to the knowledge of the Company, threatened, against or affecting the Company, nor is there any judgment, order, decree or injunction of any Governmental Entity or arbitrator outstanding against, or, to the knowledge of the Company, investigation by any Governmental Entity involving, the Company.

     3.8  Contracts.  Except as set forth in Section 3.8 of the Company
          ---------
Schedules, as of the date hereof, the Company is not a party to, nor are any of its properties or assets bound by, any currently binding (i) contracts, licenses or agreements, with respect to any intellectual property with a value or cost in excess of $50,000, (ii) any employment or consulting agreement or contract (or commitment to enter into any such agreement or contract) with an employee or individual consultant or salesperson or consulting or sales agreement or contract (or commitment to enter into any such agreement or contract) with a firm or other organization in excess of $50,000 annually, (iii) any agreement or plan, including, without limitation, any Unit option plan, Unit appreciation rights plan or Unit purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (iv) any fidelity or surety bond or completion bond, (v) any lease of personal property having a value individually in excess of $50,000, (vi) any agreement of indemnification, agreement providing for reimbursement of payments or providing a right of rescission, hold harmless or guaranty, or any obligation or liability with respect to infringement of the intellectual property rights of another person, in excess of, or entered into in connection with a transaction in excess of $50,000, (vii) any agreement, contract or commitment containing any covenant limiting the freedom of such party, any of its subsidiaries or the Surviving Corporation to engage in any line of business or to compete with any person,
(viii) any agreement, contract or commitment relating to capital expenditures and involving future payments by such party or any of its subsidiaries in excess of $50,000 in one or in a series of transactions, (ix) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of business, (x) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, (xi) any purchase order or contract for the purchase of materials involving in excess of $50,000, (xii) any construction contracts, (xiii) contracts that relate to corporate governance, the voting or transfer of any equity securities of such party, the registration of any securities of such party under the Securities Act or that grants any redemption or preemptive rights or (xiv) any other agreement, contract or commitment that involves $50,000 or more or is not cancelable without penalty within thirty (30) days (collectively, the "Contracts"). The Company has delivered or otherwise made available to Parent true, correct and complete copies of the Contracts listed in
Section 3.8 of the Company Schedules, together with all amendments, modifications and supplements thereto, a memorandum of all material oral contracts to which the Company is a party, and all side letters to which the Company is a party affecting the obligations of any party thereunder. The Company is not in violation of or in default (with or without notice or lapse of time, or both) under any lease, permit, concession, franchise, license or any other Contract, commitment, agreement, arrangement, obligation or understanding to which it is a party or by which it or any of its properties or assets is bound. As of the Closing, after giving effect to the Merger and the transactions contemplated hereby, the Surviving Corporation, shall be entitled to all of the benefits under the agreements (as the same may be amended) set forth on Section
3.8 of the Company

Schedules to which the Company is entitled on the date hereof, except as may be adversely affected by agreements (as the same may be amended) to which Parent is a party on the date hereof.

     3.9  Compliance With Laws.  The Company is in compliance with all statutes,
          --------------------
laws, ordinances, rules, regulations, judgments, orders and decrees of any Governmental Entity applicable to its business or operations, except for instances of possible noncompliance that individually or in the aggregate would not have a Material Adverse Effect on the Company, impair in any material respect the ability of the Company to perform its obligations under this Agreement or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement. The Company has in effect all Federal, state and local, domestic and foreign, governmental consents, approvals, orders, authorizations, certificates, filings, notices, permits, franchises, licenses and rights (collectively "Permits") necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted and there has occurred no violation of, or default under, any such Permit, except for the lack of Permits and for violations of, or defaults under, Permits which lack, violation or default individually or in the aggregate would not have a Material Adverse Effect on the Company.

     3.10 Absence of Changes in Benefit Plans; Employment Agreements; Labor
          -----------------------------------------------------------------
Relations.  Since the Balance Sheet Date and until the date hereof, there has
---------
not been any termination, adoption, amendment or agreement to amend in any material respect by the Company any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, phantom stock, performance, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other material plan, arrangement or understanding providing benefits to any current or former officer, director or employee of such party or any of its subsidiaries (collectively, "Benefit Plans"). Except as set forth in Section
3.10 of the Company Schedules, as of the date hereof there exist no currently binding employment, severance or termination agreements or consulting agreements between the Company and any current or former officer of the Company. There are no collective bargaining or other labor union agreements to which the Company is a party or by which it is bound. The Company has not encountered any labor union organizing activity, nor had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts.

     3.11 ERISA Compliance.
          ----------------

          (a) Section 3.11(a) of the Company Schedules contains a list of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(l) of ERISA) and all other Benefit Plans maintained or contributed to by the Company or any person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Internal Revenue Code (the "Code") (a "Commonly Controlled Entity") for the benefit of any current or former officers, directors or employees of the Company. The Company has made available to Parent true, complete and correct copies of (i) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (ii) the most recent annual report on Form 5500 required to be filed with the

Internal Revenue Service (the "IRS") with respect to each Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Benefit Plan for which such summary plan description is required and (iv) each trust agreement and group annuity contract relating to any Benefit Plan. Each Benefit Plan has been administered in accordance with its terms, except where the failure to so administer would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company and all the Benefit Plans are all in compliance with applicable provisions of ERISA and the Code, except for instances of possible noncompliance that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

          (b) Each of the Pension Plans has been the subject of a determination letter (or its equivalent) from the IRS to the effect that such Pension Plan is qualified and exempt from United States Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter (or its equivalent) has been revoked nor has any event occurred since the date of its most recent determination letter (or its equivalent) or application therefor that would adversely affect its qualification or materially increase its costs.

          (c) Neither the Company nor any Commonly Controlled Entity of the Company has maintained, contributed to or been obligated to contribute to any Benefit Plan that is subject to Title IV of ERISA.

          (d) No officer or employee of the Company will be entitled to any additional compensation or benefits or any acceleration of the time of payment or vesting of any compensation or benefits under any Benefit Plan as a result of the transactions contemplated by this Agreement or any benefits under any Benefits Plan the value of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     3.12 Taxes.  The Company has paid or withheld all Taxes it is required to
          -----
pay or withhold. The Company has not been delinquent in the payment of any Tax. No audit or other examination of any Return of the Company is presently in progress, nor has the Company been notified of any request for such an audit or other examination. There are (and as of immediately following the Closing there will be) no Liens on the Assets of the Company relating to or attributable to Taxes. The Company has no knowledge of any basis for the assertion of any claims which, if adversely determined, would result in a Lien on the Company.

          The Members shall pay all and any of sales and use tax imposed by any state, and any local taxes imposed on the Members or the Company, as a result of the Merger. Nothing in this Agreement alters the obligations of the Members to pay federal, state, and local income or other Taxes, if any, attributable to their allocable share of the Company's operations prior to the Closing, including without limitation those Taxes attributable to the Member's income for the short year ending immediately prior to the Closing as if the Members were to close the Company's books on that day, none of which are to be assumed by Parent.

     3.13 No Excess Parachute Payments.  Except as disclosed on the Company
          ----------------------------
Schedules, no amount that could be received (whether in cash or property or the vesting of property) in connection with any of the transactions contemplated by this Agreement by any employee, officer or director of the Company who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect would be an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code). No such person is entitled to receive any additional payment from the Company, the Surviving Corporation or any other person (a "Parachute Gross-Up Payment") in the event that the excise tax of Section 4999(a) of the Code is imposed on such person. The Company has not granted to any officer, director or employee of the Company any right to receive any Parachute Gross-Up Payment. The Members agree to reimburse the Company for any Parachute Gross-Up Payment which it may become obligated to pay as a result of the Merger, if any.

     3.14 Title to Properties.
          -------------------

          (a) The Company has good and marketable title to, or valid leasehold interests in, all of its properties and assets except for such as are no longer used or useful in the conduct of its business or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate would not have a Material Adverse Effect on the Company. All such material assets and properties, other than assets and properties in which the Company has a leasehold interest, are free and clear of all Liens (other than Liens for current taxes not yet due and payable), except for Liens that individually or in the aggregate would not have a Material Adverse Effect on the Company.

          (b) The Company has complied in all material respects with the terms of all leases to which it is a party and under which it is in occupancy, all such leases are in full force and effect and have been made available to the Parent. The Company enjoys peaceful and undisturbed possession under all such leases.

     3.15 Intellectual Property.
          ---------------------

          (a) Except as set forth in the Company Schedules, the Company owns, or has the right to use, sell or license all intellectual property necessary or required for the conduct of its business as presently conducted and as presently contemplated (such intellectual property and the rights thereto are collectively referred to as the "Company IP Rights").

          (b) Section 3.15 of the Company Schedules sets forth with respect to the intellectual property of the Company: (i) for each patent and patent application, the number, normal expiration date, title and priority information for each country in which such patent has been issued, or, the application number, date of filing, title and priority information for each country, (ii) for each trademark, trade name, domain name or service mark, whether or not registered, the date first used, and, if registered, the application serial number or registration number, the class of goods covered, the nature of the goods or services, the countries in which the names or mark is used and the expiration date for each country in which a trademark has been registered and
(iii) for each copyright for which registration has been sought, whether or not registered, the date of creation and first publication of the work, the number and date of registration for each country in which a copyright application has been registered.

          (c) The Company has taken, or prior to the Closing shall have taken, all reasonable steps necessary or appropriate (including, entering into appropriate confidentiality, nondisclosure agreements with officers, Members, independent contractors working more than 1/2 of their professional time for the Company as of the Closing Date and full-time and part-time employees (collectively, the "Covered Persons")) to safeguard and maintain the secrecy and confidentiality of, and the proprietary rights in, the Company IP Rights. A list of all the Covered Persons is set forth in Section 3.15 of the Company Disclosure Schedule.

          (d) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a breach of any instrument or agreement governing any Company IP Right, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Company IP Right or impair the right of the Company, the Surviving Corporation or the Parent to use, sell or license any Company IP Right or portion thereof.

          (e) (i) Neither the manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold by the Company to third parties violates any license or agreement between the Company and any third party or infringes any proprietary right of any other party; and
(ii) there is no pending or, to the knowledge of the Company, threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Company IP Right or operate the Company's business.

     3.16 Year 2000 Compliance.
          --------------------

          (a) All of the current or past products and services offered by the Company to third parties, including each item of hardware, software, or firmware, any system, equipment, or products consisting of or containing one or more thereof, any and all enhancements, upgrades, customizations, modifications, maintenance and the like are Year 2000 Compliant (as defined below). The Company is not subject to any pending or threatened claim, regulatory action, processing or investigation concerning the Year 2000 Compliance of its respective products, services or operations, and, to the knowledge of the Company, there is no basis for any such claim, regulatory action, investigation or proceeding. To the knowledge of the Company, as of the Closing, all of the internal management information systems (including hardware, firmware, operating system software, utilities, and applications software) and all facilities and systems used in the ordinary course of business by or on behalf of the Company, including payroll, accounting, billing/receivables, customer service, human resources, and e-mail systems used by the Company, are Year 2000 Compliant. To the knowledge of the Company, as of the Closing, all vendors of products or services to the Company, and its respective products, services and operations, are Year 2000 Compliant, and each such vendor will continue to furnish its products or services to the Company, without interruption or material delay, on and after January 1, 2000.

          (b)  For purposes of this Agreement, "Year 2000 Compliant" means that
(i) the products, services, or other items (s) at issue accurately process, provide and/or receive all date/time data (including calculating, comparing, and sequencing) within, from, into, and between centuries (including the twentieth and twenty-first centuries and the years 1999 and 2000), including leap year calculations, and (ii) neither the performance nor the functionality nor the Company's provision of the products, services, and other item (s) at issue will be affected by any dates/times prior to, on, after, or spanning January 1, 2000. The design of the products, services, and other item (s) at issue includes proper date/time data century recognition and recognition of 1999 and 2000, calculations that accommodate single century and multi-century formulae and date/time values before, on, after spanning January 1, 2000, and date/time data interface values that reflect the century, 1999, and 2000.

     3.17 Voting Requirements.  The affirmative vote of the Members executing
          -------------------
this Agreement are the only votes of the Company necessary to approve and adopt this Agreement and approve the transactions contemplated hereby.

     3.18 Payments.  Neither the Company nor any of its representatives acting
          --------
on its behalf have, directly or indirectly, paid or delivered any fee, commission or other sum of money or property, however characterized, to any finder, agent, government official or other party, in the U.S. or any other country which the Company knows or has reason to believe to have been illegal under any federal, state or local laws of the U.S. or any other country having jurisdiction. Neither the Company nor any of its representatives acting on its behalf, have accepted or received any unlawful contributions, payments, gifts or expenditures.

     3.19 Transactions with Related Parties.  Except as set forth on the Company
          ---------------------------------
Schedules, no Related Party (as defined below) of the Company has (a) borrowed or loaned money or other property to the Company which has not been repaid or returned, (b) any currently enforceable contractual or other claims, express or implied, of any kind whatsoever against the Company or (c) has any material economic interest in any property currently used by the Company or any subsidiary thereof. For purposes of this Agreement, (i) "Related Party" means as to any person, any of such person's officers and directors, any Affiliate thereof or the respective officers and directors of any such Affiliate, or any other person in which any of the foregoing persons have any direct or material indirect interest, (ii) "Affiliate" of a person means any other person which directly or indirectly controls, is controlled by, or is under common control with, such person and includes each of the Members, and (iii) "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise.

     3.20 Restrictions on Business Activities.  There is no agreement
          -----------------------------------
(noncompete, grant of exclusivity or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or reasonably could be expected to have the effect of prohibiting or impairing any business practice of the Company as presently conducted, any acquisition of property (tangible or intangible) by the Company or the conduct of business by the Company as presently conducted.

     3.21 Accounts Receivable; Inventory.
          ------------------------------

          (a) The Company has made available to Parent a list of all accounts receivable of the Company reflected on the Balance Sheet ("Accounts Receivable") along with a range of days elapsed since invoice.

          (b) All Accounts Receivable of the Company were incurred in the ordinary course of business. The Company has no reason to believe that a material amount of the Accounts Receivable not collected as of the Closing will not be collectable subsequent to the Closing. No person has any Lien on any of such Accounts Receivable and no request or agreement for deduction or discount has been made with respect to any of such Accounts Receivable.

          (c) All of the inventories of the Company reflected on the Balance Sheet and the Company's books and records on the date of this Agreement were purchased, acquired or produced in the ordinary and regular course of business and in a manner consistent with the Company's regular inventory practices and are set forth on the Company's books and records in accordance with the practices and principles of the Company consistent with the method of treating said items in prior periods.

     3.22 Minute Books.  The minute books of the Company made available to
          ------------
counsel for Parent are the only minute books of the Company and contain an accurate summary of all meetings of managers (or committees thereof) and Members or actions by written consent since the date of incorporation of the Company.

     3.23 Environmental Matters.
          ---------------------

          (a) Except as set forth in Section 3.23 of the Company Schedules, to the knowledge of the Company, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state, local or other applicable law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies properly and safely maintained (a "Hazardous Material"), are present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased.

          (b) To the knowledge of the Company, the Company has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (collectively, "Company Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

          (c) To the knowledge of the Company, the Company currently holds all environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of the Company's Hazardous Material Activities and other business of the Company as such activities and business are currently being conducted other than any Environmental Permits, the lack of which would not, individually or in the aggregate, have a Material Adverse Effect. All Environmental Permits are in full force and effect. The Company (A) is in compliance with all material terms and conditions of the Environmental Permits and (B) is in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the laws of all Governmental Entities relating to pollution or protection of the environment or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder.

          (d) No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of the Company, threatened, concerning any Environmental Permit, Hazardous Material or any Company Hazardous Materials Activity. The Company is not aware of any fact or circumstance which could involve the Company in any environmental litigation or impose upon the Company any material environmental liability.

     3.24 Insurance.  Section 3.24 of the Company Schedules lists all insurance
          ---------
policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Company is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). The Company has not received any notice that the insurers intend to terminate or materially increase the premiums payable under any of such policies.

     3.25 Warranties; Indemnities.  Section 3.25 of the Company Schedules sets
          -----------------------
forth a list of all agreements containing warranties and indemnities relating to products sold or services rendered by the Company, and no warranty or indemnity has been given by the Company which differs therefrom in any material respect.
Section 3.25 of the Company Schedules also indicates all warranty and indemnity claims in excess of $5,000 made against the Company.

     3.26 Information Supplied.  The information supplied by the Company for
          --------------------
inclusion in the Registration Statements on Form S-4 to be filed with the Securities and Exchange Commission ("SEC") by Parent in connection with the issuance of the Parent Common Stock in or as a result of the transactions contemplated hereby (the "Form S-4") and any other registration statement on any applicable form to be filed with the SEC to facilitate the resale of shares issued to the Members hereunder (collectively, the "Registration Statements"), shall not at the time the respective Registration Statement is declared effective contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by the Company for inclusion in the proxy statement/prospectus to be sent to the Members of the Company in connection with the meeting of the Company's Members to consider the transactions contemplated by this Agreement (the "Members' Meeting") (such proxy statement/prospectus as amended or supplemented is referred to as the "Proxy Statement/Prospectus") shall not at the date the Proxy Statement/Prospectus is first mailed to the Members, at the time of the Members' Meeting and at the Effective Time, and the information supplied by the Company for inclusion in any prospectus to be used in connection with any Registration Statement filed by the Parent to facilitate the resale of shares issued hereunder by affiliates of the Company (a "Prospectus") shall not at the date such Prospectus is first delivered to offerees and at the effective date of such Prospectus, be false or misleading with respect to any material fact required to be stated therein, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company and the Members make no representation or warranty with respect to any information about, or supplied or omitted by, the Parent which is contained in any of the foregoing documents.

     3.27 Representations Complete.  None of the representations or warranties
          ------------------------
made by the Company, nor any document, written information, statement, financial statement, certificate, schedule or exhibit prepared or furnished by the Company or its representatives pursuant to this Agreement or in connection with the transactions contemplated hereby, when taken as a whole, contains or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading. To the knowledge of the Company, there is no event, fact or condition that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect that has not been set forth in this Agreement or in the Company Schedules.

                                   SECTION 4

               REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

     Except as disclosed in writing in a disclosure letter referring specifically to the representations and warranties in this Agreement that specifically identifies the section and subsection to which such disclosure relates and that is delivered to the Company by the Parent and certified by a duly authorized officer of the Parent prior to the date of this Agreement the ("Parent Schedules"), Parent represents and warrants to the Company as follows:

     4.1  Organization, Standing and Corporate Power.  The Parent is, and Sub,
          ------------------------------------------
once formed will be, a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has or will have as of the Closing Date all requisite corporate power and authority to carry on its business as now being conducted. The Parent is, and Sub as of the Closing Date will be, duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or be in good standing individually or in the aggregate would not have a Material Adverse Effect on Parent. Parent has delivered to the Company completed correct copies of its Certificate of Incorporation and Bylaws.

     4.2  Authority/Noncontravention.  The Parent has, and as of the Closing
          --------------------------
Date Sub will have the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by the Company and the consummation by each of the Parent and Sub of the transactions contemplated by this Agreement have been, or as of the Closing Date will be, duly authorized by all necessary corporate action on the part of each of the Parent and Sub and no other corporate proceedings on the part of each of the Parent and Sub is, or will be, necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been, or as of the Closing Date will be, duly executed and delivered by each of the Parent and Sub and constitutes or will constitute valid and binding obligations of Parent and Sub, enforceable against the Parent and Sub in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit or require any consent, approval or authorization under, or result in the creation of any Liens in or upon any of the properties or assets of the Parent under, any provision of (a) the Certificate of Incorporation or Bylaws of the Parent or the certificates of incorporation or bylaws (or similar organizational documents) of any of its subsidiaries, (b) any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease or other material contract, commitment, agreement, arrangement, obligation, undertaking, instrument, permit, concession, franchise or license applicable to Parent or its properties or assets or (c) subject to the governmental filings and other matters referred to in the following sentence, any statute, law, ordinance, rule or regulation or judgment, order or decree, in each case, applicable to Parent or its properties or assets, other than, in the case of clauses (b) and (c), any such conflicts, violations, defaults, rights, or Liens or other occurrences that individually or in the aggregate would not have a Material Adverse Effect on Parent. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Parent or Sub in connection with the execution and delivery of this Agreement by Parent or Sub or the consummation by Parent or Sub of the Merger or the other transactions contemplated by this Agreement, except for (a) the receipt of a valid exemption from the registration requirements of the Securities Act, (b) the filing of the Agreement of Merger with the California Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business and (c) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate would not have a Material Adverse Effect on the Parent or impair the ability of Parent or Sub to perform their obligations under this Agreement.

     4.3  Capitalization; Ownership of Shares.  The authorized capital stock of
          -----------------------------------
Parent consists of (i) 352,883,506 shares of common stock of which 100 million shares are designated as shares of Class A common stock, par value $.01 per share ("Parent Class A Common Stock"), 250 million shares are designated as shares of Parent Class B Common Stock, 2,883,506 shares are designated as shares of Class C common stock, par value $.01 per share ("Parent Class C Common Stock"), and (ii) 2 million shares of preferred stock, par value $.01 per share, of Parent ("Parent Preferred Stock" and, together with Parent Class A Common Stock, Parent Class B Common Stock and Parent Class C Common Stock, "Parent Capital Shares"). As of May 4, 1999, 63,175,984 shares of Parent Class A Common Stock were issued and outstanding and no shares thereof were held in treasury, 9,247,109 shares of Parent Class B Common Stock were issued and outstanding no shares thereof were held in treasury, no shares of Parent Class C Common Stock were issued and outstanding or held in treasury, and no shares of Parent Preferred Stock were outstanding or held in treasury. All of the Parent Capital Shares have been duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights with no liability attaching to the ownership thereof. As of the date of this Agreement, except pursuant to this Agreement, the outstanding Parent Class A Common Stock, the obligation to issue Class B Common Stock to the equity holders of Match.com upon the closing of the acquisition of that company by the Parent or its wholly-owned subsidiary and the terms of stock options issued pursuant to the 1998 Employee Stock Purchase Plan and the CitySearch, Inc. 1996 Stock Option Plan as in effect as of the date hereof (the "Parent Stock Plans"), the Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Parent Capital Stock or any other equity securities of Parent or any securities representing the right to purchase or otherwise receive any Parent Capital Shares. As of the date hereof, no Parent Capital Shares were reserved for issuance, except for (i) shares of Parent Class B Common Stock reserved for issuance upon the exercise of stock options pursuant to the Parent Stock Plans,
(ii) shares of Parent Class B Common Stock reserved for issuance upon conversion of the outstanding shares of Parent Class A Common Stock; and (iii) shares reserved for issuance or which Parent otherwise is committed to issue in respect of the transactions contemplated by a definitive agreement to acquire Match.com. Since May 4, 1999, Parent has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, except for options issued in the ordinary course of business and shares of Class B Common Stock issued upon the routine exercise of options issued in the ordinary course.

     4.4  SEC Documents; Parent Financial Statements.  Parent has furnished or
          ------------------------------------------
made available to the Company a true and complete copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and its Report on Form 10-Q for the three-months ended March 31, 1999 (the "SEC Documents"), which Parent filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with the SEC. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. There has been no change in the Parent's operations resulting in a Material Adverse Effect of the Parent since March 31, 1999. The financial statements of Parent, including the notes thereto, included in the SEC Documents (the "Parent Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by applicable rules and regulations of the SEC) and fairly present the consolidated financial position of Parent at the dates thereof and of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring audit adjustments). There has been no change in Parent accounting policies except as described in the notes to the Parent Financial Statements. Parent has no material obligations other than (i) those set forth in the Parent Financial Statements and (ii) those not required to be set forth in the Parent Financial Statements under generally accepted accounting principles.

     4.5  Parent Common Stock.  The shares of Parent Common Stock, when issued
          -------------------
in the Merger in compliance with this Agreement, will be validly issued, fully paid and nonassessable. Such shares will be issued in compliance with applicable state and federal securities laws.

     4.6  Information Supplied.  The information supplied by the Parent for
          --------------------
inclusion in the Registration Statements shall not at the time the respective Registration Statement is declared effective contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by the Parent for inclusion in the Proxy Statement/Prospectus shall not at the date the Proxy Statement/Prospectus is first mailed to the Members, at the time of the Members' Meeting and at the Effective Time, and the information supplied by the Parent for inclusion in any other Prospectus shall not at the date such Prospectus is first delivered to offerees and at the effective date of such Prospectus, be false or misleading with respect to any material fact required to be stated therein, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Parent makes no representation or warranty with respect to any information about, or supplied or omitted by, the Members or the Company which is contained in any of the foregoing documents. The Parent agrees to defend and hold the Members harmless from any violation of this representation and warranty.

                                   SECTION 5

                                   COVENANTS

     5.1  Conduct of Business of the Company.  Subject to the provisions of
          ----------------------------------
Section 5.18 hereof, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company shall carry on its business in the usual, regular and ordinary course in substantially the same manner as conducted prior to the date of this Agreement and, to the extent consistent with such business, use all commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, with the objective that its goodwill and ongoing business shall be unimpaired at the Effective Time. The Company shall promptly notify Parent of any event or occurrence not in the ordinary course of business of the Company. Except as expressly contemplated by this Agreement or disclosed in the Company Schedules, the Company shall not, without the prior written consent of
Parent:

          (a) Declare or pay any Units distributions (whether in cash, stock or property) in respect of any of its Units, or split, combine or reclassify any of its Units, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its Units, or repurchase or otherwise acquire, directly or indirectly, any Units;

          (b) Issue, deliver or sell, authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any Units or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities or authorize or propose any change in its equity capitalization;

          (c) Solicit approval for or effect any amendments to the Company's Regulations;

          (d) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Company;

          (e) Sell, lease, license, pledge or otherwise dispose of or encumber any of its properties or assets except in the ordinary course of business consistent with past practice (including without limitation any indebtedness owed to it or any claims held by it);

          (f) Except in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee, endorse or otherwise become responsible for the obligations of others, or make loans or advances;

          (g) Pay, discharge or satisfy in an amount in excess of $10,000 in any one case any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice of liabilities reflected or reserved against in the Company's Financial Statements or those incurred after the Balance Sheet Date in the ordinary course of business;

          (h) Adopt or amend any employee benefit or employee unit purchase or employee option plan, or enter into any employment contract, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its officers or employees other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures;

          (i) Commence a lawsuit other than for the routine collection of bills;

          (j) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Company IP Rights or enter into grants to future patent rights, other than in the ordinary course of business;

          (k) Except in the ordinary course of business with prior notice to Parent, violate, amend or otherwise modify the terms of any of the Company's contracts binding on the Company as set forth in Section 3.8 of the Company Schedules;

          (l) Revalue any of its assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business and consistent with past practice;

          (m) Make any material tax election other than in the ordinary course of business and consistent with past practice, change any material tax election, adopt any material tax accounting method other than in the ordinary course of business and consistent with past practice, change any material tax accounting method, file any material tax return (other than any estimated tax returns, payroll tax returns or sale tax returns) or any amendment to a material tax return, enter into any closing agreement, settle any tax claim or assessment, or consent to any tax claim or assessment, without the prior written consent of the Parent, which consent will not be reasonably withheld;

          (n) Engage in any activities or transactions that are outside the ordinary course of its business consistent with past practice;

          (o) Fail to pay or otherwise satisfy its monetary obligations as they become due, except such as are being contested in good faith; or waive or commit to waive any rights of substantial value; or cancel, materially amend or renew any insurance policy; or

          (p)  Enter into any material contract;

          (q) Take, or agree (in writing or otherwise) to take, any of the actions described in Sections 5.1(a) through (p) above, or any action which would make any of the representations or warranties of the Company and the Members contained in this Agreement untrue or incorrect or result in any of the conditions to the Merger set forth in Section 6 not being satisfied.

     5.2  No Solicitation.
          ---------------

          (a) Unless and until the termination of this Agreement pursuant to the provisions of Section 8.1, neither the Company nor the Members will (nor will the Company or the Members permit any of the Company's officers, directors, agents, representatives or affiliates to) directly or indirectly, take any of the following actions with any party other than Parent and its designees: (a) solicit, encourage, initiate or conduct discussions with or engage in negotiations with any person, or take any other action intended or designed to facilitate the efforts of any person, relating to the possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any portion of its capital stock or assets (each of the foregoing, an "Acquisition"), (b) provide any information to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any person to do or seek any Acquisition, (c) enter into an agreement with any person, providing for any Acquisition of the Company or (d) make or authorize any statement, recommendation or solicitation in support of any possible Acquisition other than by Parent. In addition to the foregoing, if the Company or any Member receives any offer or indication of interest regarding any Acquisition, the Company or the Member (as the case may be) shall immediately notify Parent thereof, including the specific terms of such each such offer, indication of interest or request, including the identity of the third party.

          (b) Except as contemplated in this Agreement in connection with the transactions contemplated by this Agreement, for a period of one year following a termination of this Agreement pursuant to Section 8.1, neither Parent nor Sub shall directly or indirectly solicit for employment or employ any employee of the Company as of the date of this Agreement or any employee hired by the Company after the date of this Agreement.

     5.3  Preparation of Registration Statements.
          --------------------------------------

          (a) The Company shall promptly provide to Parent and the counsel for inclusion in the Form S-4 and, if utilized, any other registration statement on which shares issued to the Members are registered for resale, in a form reasonably satisfactory to Parent and its counsel, such information concerning the Company, its operations, capitalization, technology, capital ownership and other material as Parent or its counsel may reasonably request. The Company shall furnish to Parent all information concerning the Company and the Members as may be reasonably requested in connection with any action contemplated by this Section 5.3.

          (b) As promptly as practicable after the date hereof, but in no event longer than 45 days from the date hereof, Parent and the Company shall prepare and file with the SEC the Form S-4 and any other documents required by the Exchange Act or the Securities Act of 1933, as amended, in connection with the Merger and the resale by affiliates of the Company of Parent Common Stock received at the Closing pursuant to the Merger. Each of Parent and the Company shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Parent shall also take any action required to be taken under any applicable state securities or "blue sky" laws in connection with the issuance of the Parent Common Stock in the Merger. The Parent will pay all of the costs relating to this registration statement except that the Members agree to pay (and not charge the Company) the cost of separate securities counsel for the Company and/or the Members, if any, and the cost of services provided by the Company's accountants in connection with such registration statement.

          (c) As promptly as practicable after the satisfaction of the conditions required by this paragraph 5.3(c), the Parent will register for resale the shares of Parent Common Stock to be distributed to the Members on the last Payment Date either (i) on Form S-3 , (or at the Parent's option, add such shares to an existing registration statement filed by the Parent by an appropriate amendment to Form S-1 or Form S-3, as the case may be) or (ii) by amending the prospectus forming a part of the Form S-4, at the Parent's option, and maintain such registration statement (or addition to an existing registration statement) or updated prospectus for at least 30 days after the later of effectiveness or the applicable Payment Date if the following conditions are met:

               (i) The average weekly trading volume of the Parent's Common Stock on a National Securities Exchange for the eight weeks ending on the date 30 days prior to the expected date of the last Payment Date would be insufficient to allow the Members, individually, to sell all of the shares expected to be distributed to them on the last Payment Date under Rule 145 under the Securities Act of 1933, as amended ("Rule 145"), within a 90 day period absent such registration; and

               (ii) The Members' Representative shall have provided the Parent with written notice that the Members desire such registration to go forward; and

               (iii) The Parent shall not have elected to pay all or such portion of the installment to be paid on the last Payment Date in cash such that the Members cannot, individually, sell all of the shares expected to be distributed to them on the last Payment Date under Rule 145 absent such registration.

          (d) The Members will pay all of the expenses relating to a registration, addition to an existing registration or a prospectus update pursuant to Section 5.3(c), which obligation will be capped at $30,000.

          (e) In the event that any registration statement, or prospectus contained therein, which the Parent causes to be effective under Section 5.3(c) shall become materially deficient and the Parent shall have given written notice of same to the Members' Representative, the Members will immediately cease use of such registration statement or prospectus upon receipt of such notice until such time as the Parent shall have amended the registration statement or prospectus to cure such deficiency. The Parent shall be obligated to take action to cure such deficiency promptly. The 30 day period during which the registration statement is required to be available will be extended by the number of days that use of the registration statement is suspended under this
Section 5.3(e).

     5.4  Member Approval.  The Company will call the Members' Meeting to be
          ---------------
held as promptly as practicable for the purpose of obtaining the Member approval required in connection with the transactions contemplated hereby and by the Merger Agreement and shall use all reasonable efforts to obtain such approval. In connection with the Members Meeting, the Company shall submit materials to its Members (the "Member Materials") in compliance with federal and state laws and shall include information regarding the Company, the terms of the Merger and this Agreement and the unanimous recommendation of the Board of Members of the Company in favor of the Merger. The Member Materials shall further include an investment representation statement and questionnaire in the form provided to the Company by Parent, as well as Parent's SEC Documents and other information regarding the Parent and the Company as may be required to comply with Federal and state securities laws. The Company shall provide the Member Materials to Parent for its review and approval prior to distributing the Member Materials to the Company's Members. The Company shall coordinate and cooperate with the Parent with respect to the timing of the Members' Meeting. The Company shall not change the date of the Members' Meeting without the prior written consent of the Parent, nor shall the Company adjourn the Members' Meeting without the prior written consent of the Parent, unless such adjournment is due to the lack of a quorum, in which case the Chairman of the Members' Meeting shall announce at such meeting the time and place of the adjourned meeting.

     5.5  Access to Information.  Upon reasonable notice, the Company shall
          ---------------------
afford Parent and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (a) all of the Company's properties, books, contracts, commitments and records, and (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company as Parent may reasonably request, including without limitation access upon reasonable request to the Company's employees, customers and vendors for due diligence inquiry. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements, business plans and projections promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 5.5 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

     5.6  Confidentiality.  Each of the parties agrees to keep such information
          ---------------
or knowledge obtained in any investigation pursuant to Section 5.5, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, confidential pursuant to the prior existing mutual Nondisclosure Agreement by and between Parent and the Company (the "Confidentiality Agreement").

     5.7  Expenses.  Subject to the provisions of Section 5.3, whether or not
          --------
the Merger is consummated, all fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the (i) Parent with respect to all such fees and expenses incurred by Parent and (ii) by the Members with respect to all such fees and expenses (including the fees of Donaldson, Lufkin and Jenrette) incurred by the Company or the Members; provided, however, that if the Merger is not consummated, the Members may, in their sole discretion, cause the Company to pay expenses incurred in connection with the transaction.

     5.8  Public Disclosure.  Unless otherwise required by law, prior to the
          -----------------
Effective Time, no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made by any party hereto unless approved by Parent and the Company prior to release, provided that such approval shall not be unreasonably withheld, subject, in the case of Parent, to Parent's obligation to comply with applicable securities laws.

     5.9  Consents.  Each of Parent, the Company and each Member shall promptly
          --------
apply for or otherwise seek, and use its reasonable efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger, and the Company and the Members shall use all reasonable efforts to obtain all consents, waivers and approvals under any of the Company's agreements, contracts, licenses or leases in order to preserve the benefits thereunder for the Surviving Corporation and otherwise in connection with the Merger. All of such Company consents and approvals are set forth in Section 5.9 of the Company Schedules.

     5.10 Reasonable Efforts.  Subject to the terms and conditions provided in
          ------------------
this Agreement, each of the parties hereto shall use all reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided that Parent shall not be required to agree to any divestiture by Parent or the Company or any of Parent's subsidiaries or affiliates of shares of capital stock or of any business, assets or property of Parent or its subsidiaries or affiliates or the Company or its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

     5.11 Notification of Certain Matters.  The Company shall give prompt notice
          -------------------------------
to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which may cause any representation or warranty of the Company and the Members, on the one hand, and Parent on the other, contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any failure of the Company, each Member or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any
                                   --------  -------
notice pursuant to this Section 5.12 shall not limit or otherwise affect any remedies available to the party receiving such notice.

     5.12 Blue Sky Laws.  Parent shall take such steps as may be necessary to
          -------------
comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of Parent Common Stock pursuant hereto. The Company shall use its best efforts to assist Parent as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Parent Common Stock pursuant hereto.

     5.13 Noncompetition Agreement; Voting and Employment Arrangements.  Upon
          ------------------------------------------------------------
execution of this Agreement, Parent and each of the Members shall execute and deliver the noncompetition agreements in the form attached as Exhibit B (the "Noncompetition
                                                  ---------
Agreements"). Each Member hereby agrees to vote all of their Units in favor of the Merger and the other transactions contemplated herein at the Members Meeting and at any adjournments and postponements thereof, or pursuant to an Unanimous Written Consent . Each Member further agrees to take any action and execute any document deemed necessary or advisable by Parent to effect such vote, including without limitation the execution of an irrevocable proxy in compliance with applicable laws. Each Member agrees not to transfer, sell exchange, pledge or otherwise dispose of or encumber any of his Units, or to make any offer or agreement relating thereto, at any time prior to the termination of this Agreement (other than consummation of the Merger). The Noncompetition Agreements shall become effective as of the Effective Time. The Parent and Messrs. Kennedy and Bunker agree to negotiate in good faith the terms of employment agreements or offer letters which will be mutually acceptable to the parties prior to the Closing. Such agreements will include, among other matters, agreements about Messrs. Kennedy and Bunker's salaries and benefits (which will be commensurate with those of similarly situated Parent executives) and grants of options to purchase Parent Common Stock.

     5.14 Listing of Parent Common Stock.  The shares of Parent Common Stock to
          ------------------------------
be issued by Parent in the Merger shall be qualified and listed on the Nasdaq National Market as of the Effective Time.

     5.15 Affiliate Agreement.  The Members are the only persons who are, in the
          -------------------
reasonable judgment of the Company and the Members, an affiliate of the Company within the meaning of Rule 145 (an "Affiliate") . Each Member agrees to negotiate in good faith and execute an Affiliate Agreement with the Parent and the Sub, in customary form, within five business days from the date hereof, which agreements will be attached hereto following execution hereof. Parent shall be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by the Affiliate pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock, consistent with the terms of the Affiliate Agreements.

          Parent will use its best efforts to comply with the reporting requirements of the Exchange Act after the Effective Time. Upon being informed in writing by any Affiliate that such person intends to sell any shares of Parent Common Stock acquired in the transactions contemplated by this Agreement under Rule 145, Parent will certify in writing to such person that it has been subject to the reporting requirements of the Exchange Act for at least 90 days and it has filed all of the reports required to be filed by it under the Exchange Act to enable such person to sell such person's Parent Common Stock acquired in the transactions contemplated by this Agreement under Rule 145. Parent will further supply such person with any information in its possession which he or she may reasonably request in connection with any such proposed sale. If any of the certificates representing any Parent Common Stock acquired in the transactions contemplated by this Agreement are presented to Parent's transfer agent for registration of transfer in connection with any sale theretofore made under paragraph (d) of Rule 145,

Parent will promptly instruct its transfer agent to register such transfer and to issue one or more new certificates free of any stop transfer order or restrictive legend.

     5.16 Brokers or Finders.  Except for payments to be made by the Members to
          ------------------
Donaldson, Lufkin and Jenrette, each of Parent, Sub, the Company and the Members represents that no agent, broker, investment banker or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

     5.17 Tax Returns.  The Company shall timely file all federal and state
          -----------
income tax returns for taxable periods ending on or prior to the Effective Time and have paid or will pay all Taxes attributable to such periods. Such returns will be prepared and filed in accordance with applicable law and in a manner consistent with past practices and shall be subject to review and approval by Parent. After the Effective Time, Parent and the Company, on the one hand, and the Members, on the other hand, will make available to the other, as reasonably requested, all information, record or documents relating to the liability for Taxes of the Company for all periods prior to or including the Effective Time and will preserve such information, records or documents until the expiration of any applicable statute of limitations or extensions thereof.

     5.18 Distributions to Members.  Notwithstanding anything herein to the
          ------------------------
contrary, the Members will be entitled prior to or at Closing to distribute from the Company to themselves an amount (the "Distribution") equal to (i) the Company's net income (determined in accordance with GAAP continuously applied) for the period January 1, 1999 through and including the Closing Date, plus (ii) an amount equal to those transaction-related expenses expensed under GAAP by the Company prior to and including the Closing Date which are included in the determination of the Company's net income and which are assumed from the Company by the Members. The parties agree to work together in good faith to mutually agree upon the calculation of the Distribution prior to the date the Distribution is made.

     5.19 Employees; Employee Benefits.  On and after the Closing Parent shall
          ----------------------------
provide the employees of the Company with salaries and incentive opportunities no less favorable in the aggregate than those provided to Parent's employees in no less comparable positions as of the date hereof and to provide employees of the Company benefit plans, programs and arrangements on the terms described in
Section 5.19 of the Parent Schedules. Notwithstanding anything in this Agreement to the contrary, all employees of the Company shall remain at will employees following the Closing.

     5.20 Post-Closing Operations of the Company.  Parent and the Members agree
          --------------------------------------
that without the prior consent of Parent and the Member Representative, neither Parent nor the Members will take any action during calendar year 1999 which will materially change the manner in which the Company is operated after the Closing.

                                   SECTION 6

                           CONDITIONS TO THE MERGER

     6.1  Conditions to Obligations of Each Party to Effect the Merger.  The
          ------------------------------------------------------------
respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction or written waiver at or prior to the Effective Time of the following conditions:

          (a)  Member Approval.  This Agreement, the agreements contemplated
               ---------------
hereunder and the Merger and other transactions contemplated hereby and thereby shall have been approved and adopted by the affirmative vote or consent of the Members, in person or by proxy, at the Members Meeting contemplated by Section 5.4, in compliance with applicable law and the Company's Regulations.

          (b)  Form S-4.  The Form S-4 shall have become effective under the
               --------
Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

          (c)  Listing.  The shares of Parent Common Stock to be issued in
               -------
connection with the Merger shall be qualified and listed on the Nasdaq National Market.

          (d)  No Injunctions or Restraints on Conduct of Business.  No
               ---------------------------------------------------
temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging Parent's proposed acquisition of the Company, or limiting or restricting Parent's conduct or operation of the business of the Company (or its own business) following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending.

          (e)  Litigation.  There shall be no action, suit, claim or proceeding
               ----------
of any nature pending, or overtly threatened, against the Parent, Sub or the Company, their respective properties or any of their officers or directors, arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Agreement, or that could materially and adversely affect the business, assets, liabilities, financial condition, results of operations or prospects of the Company.

          (f)  Lease Consents.  The landlord of the Company's headquarters
               --------------
facility shall have consented to the Merger in accordance with the terms of applicable leases.

          (g)  Hart-Scott-Rodino.  All applicable waiting periods following the
               -----------------
filing of necessary Hart-Scott-Rodino filings, if any, shall have run without notification of further review by regulatory authorities.

          (h)  Escrow Agreement.  The Parties and the Escrow Agent shall have
               ----------------
entered into an agreement governing the Escrow upon terms reasonably acceptable to all parties thereto.

          (i)  Employment Arrangements.  The Parent and Messrs. Kennedy and
               -----------------------
Bunker shall have agreed upon employment agreements and/or offer letters which set forth the terms under which such person will be employed by the Parent which terms shall be reasonably acceptable to all parties thereto.

     6.2  Additional Conditions to the Obligations of Parent and Sub.  The
          ----------------------------------------------------------
obligations of Parent and Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction or written waiver at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

          (a)  Representations, Warranties and Covenants.  The representations
               -----------------------------------------
and warranties of the Company and the Members in this Agreement shall be true and correct in all material respects on and as of the date of this Agreement and (except to the extent such representations and warranties speak of an earlier date) as of the Closing Date as though such representations and warranties were made on and as of such time and the Company and the Members shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by each of them as of the Closing Date. Parent shall have been provided with a certificate dated as of the Closing Date executed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer to such effect.

          (b)  Legal Opinion.  Parent shall have received a legal opinion from
               -------------
Jenkens & Gilchrist, legal counsel to the Company, in form and substance reasonably acceptable to the Parent and its counsel.

          (c)  Board of Directors Approval.  The Parent's Board of Directors
               ---------------------------
shall have approved the Merger and the transactions contemplated herein; provided, that in the event this condition is not satisfied by June 23, 1999 at the close of business then the Parent and the Company have termination rights under Section 8.1(h)

          (d)  No Dissenters.  Holders of more than 5% of the outstanding Units
               -------------
shall not have exercised, nor shall they continue to have the right to exercise, appraisal rights with respect to the transactions contemplated by this Agreement.

          (e)  Resignation of Managers.  The managers of the Company in office
               -----------------------
immediately prior to the Effective Time of the Merger shall have resigned as managers of the Surviving Corporation effective as of the Effective Time of the Merger.

          (f)  Affiliate Agreements.  Parent shall have received from the
               --------------------
Affiliates of the Company an executed Affiliate Agreement which shall be in full force and effect.

          (g)  Proprietary Information Agreements.  The Company shall have
               ----------------------------------
entered into proprietary information agreements in a form satisfactory to Parent with each of the persons listed in Section 3.15 of the Company Disclosure Schedule.

          (h)  Members' Representative.  The Members shall have designated one
               -----------------------
of them as the Members' Representative (as defined) hereunder.

          (i)  Technical Documentation.  The Company shall have created a set of
               -----------------------
manuals documenting the technical architecture of its computer hardware and software systems in form and substance reasonably acceptable to the Parent.

          (j)  Alternative Connections.  The Company shall have obtained a
               -----------------------
perpetual, non-exclusive license to use the service mark "Alternative Connections" for online dating services from the Chicago, Illinois based company known as "Alternative Connections" at no post-closing cost to the Company (or, with the Parent's prior consent the Company shall have made other acceptable arrangements for this mark) or, in the alternative, taken all actions reasonably necessary to cease using the service mark "Alternative Connections" in connection with the Company's operations and commenced using a different name which shall be reasonably approved in advance by the Parent.

          (k)  UCC-3.  The Company shall have obtained a release of the UCC-1
               -----
Financing Statement filed by Compass Bank.

     6.3  Additional Conditions to Obligations of Company.  The obligations of
          -----------------------------------------------
the Company to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction or written waiver at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

          (a)  Representations, Warranties and Covenants.  The representations
               -----------------------------------------
and warranties of Parent in this Agreement shall be true and correct in all material respects on and as of the date of this Agreement and (except to the extent such representations and warranties speak of an earlier date) as of the Closing Date as though such representations and warranties were made on and as of such time and Parent shall have performed and complied in all material respects with all covenants (including the obligation to deliver the Parent Common Stock to be delivered hereunder in certificate or book entry form as directed by the Members), obligations and conditions of this Agreement required to be performed and complied in all respects material with by it as of the Closing Date. The Company shall have been provided with a certificate dated as of the Closing Date and executed on behalf of Parent by an executive officer of Parent to such effect.

          (b)  Legal Opinion.  The Company shall have received a legal opinion
               -------------
from Wilson, Sonsini, Goodrich & Rosati, legal counsel to Parent, in form and substance reasonably acceptable to the Company, the Members and their counsel.

          (c)  Release of Personal Guarantees.  The Members shall have been
               ------------------------------
released from all personal guarantees to which they are party relating to the Company's operations or the Parent shall have agreed to indemnify the Members for all obligations under such guarantees.

     6.4  Effect of Waiver.  To the extent a condition herein above is waived in
          ----------------
writing, the party which was responsible for satisfaction of such condition shall have no further liability to the other parties for failure to satisfy such condition.

                                   SECTION 7

                                INDEMNIFICATION

     7.1  General Indemnification.  The Members covenant and agree to indemnify,
          -----------------------
defend, protect and hold harmless Parent and the Surviving Corporation and their respective officers, directors, employees, Members, assigns, successors and affiliates (individually, an "Indemnified Party" and collectively, "Indemnified Parties") from, against and in respect of:

          (a) all liabilities, losses, claims, damages, punitive damages, courses of actions, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, interest (including interest from the date of such damages) and costs and expenses (including without limitation reasonable attorneys' fees and disbursements of every kind, nature and description) (collectively, "Damages") suffered, sustained or incurred by the Indemnified Persons in connection with, resulting from or arising out of, directly or indirectly:

               (i) any breach of any representation or warranty of the Company or the Members set forth in this Agreement or any certificate, document or instrument delivered by or on behalf of the Company or the Members in connection herewith;

               (ii) any nonfulfillment of any covenant or agreement on the part of the Company or the Members in this Agreement; and

               (iii) the operation of the "Alternative Connections" portion of the Company's business prior to Closing to the extent such Damages are owed to the Chicago, Illinois based company known as "Alternative Connections"; and

          (b) any and all Damages incident to any of the foregoing or to the enforcement of this Section 8.1.

     7.2  Limitation and Expiration.  Notwithstanding the above:
          -------------------------

          (a) There shall be no liability for indemnification under Section 7.1 unless the aggregate amount of Damages exceeds $200,000 (the "Indemnification Threshold"), in which event the liability for indemnification will apply to the entire aggregate amount of Damages in excess of the first $200,000. The maximum liability for indemnification under this Section 7.1 shall be $10.0 million except with respect to Claims (as defined below) relating to any breach of the representations and warranties set forth in Section 3.12 (Taxes), 3.15 (Intellectual Property) and 3.23 (Environmental Matters) or for Claims relating to fraud or willful misconduct. Any Damages payable pursuant to this Section 7 shall be a several and not joint obligation of the Members. The indemnification provided with respect to the Alternative Connections matter shall not be subject to the $200,000 deductible.

          (b) The indemnification obligations under this Section 7 shall terminate as follows:

               (i) with respect to claims or demands (a "Claim") relating to a breach of the representations and warranties set forth in Section 3.12 (Taxes),
3.15 (Intellectual Property) and 3.23 (Environmental Matters), 3.26 (Information Supplied) or fraud or willful misconduct, upon the later of the expiration of the applicable statute of limitations period or the final resolution of any and all such Claims pending as of such date; and

               (ii) with respect to all other Claims for indemnification under this Section 7, upon the later of the first anniversary of the Closing Date or the final resolution of any such claims pending as of the first anniversary.

          The term "Indemnification Deadline Date" refers to the expiration date of the applicable statute of limitations period with respect to Claims under clause (i) above and the first anniversary with respect to claims under clause
(ii) above. The term "Pending Claims" refers to the pending claims described in clauses (i) and (ii) above. From and after the applicable Indemnification Deadline Date, the indemnification obligations under this Section 7 shall survive only to the extent of Pending Claims.

          (c) Notwithstanding anything in this Agreement to the contrary, all claims for Damages pursuant to the indemnification or other remedy provisions of this Agreement that are received by Parent or Sub from the Company or the Members shall first be set off against cash in the Escrow, next against securities in the Escrow, next against future payments to be received pursuant to this Agreement under the procedures set forth in Section 7.4, and only in the event the Escrow and all future payments to be received are insufficient to cover such Damages shall the Company have the right to pursue other remedies
against such parties.   In addition to the right to recovery from the Escrow and
the right of set-off set forth in this Section 7.3(c), Parent shall have the right to any and all equitable remedies available under law.

     7.3  Indemnification Procedures.  All Claims for indemnification under this
          --------------------------
Section 7 shall be asserted and resolved as follows:

          (a) In the event the Indemnified Party has a Claim hereunder which does not involve a Claim being asserted against or sought to be collected by a third party, the Indemnified Party shall with reasonable promptness send a Claim Notice (as defined in Section 7.3(c) below) with respect to such Claim to the Member Representative (as defined in Section 7.5 below). If the Member Representative does not notify the Indemnified Party within 45 days from the date of receipt of such Claim Notice that the Members dispute such Claim, the amount of such Claim shall be conclusively deemed a liability of the Members hereunder. In case the Member Representative shall object in writing to any Claim made in accordance with this Section 7.3(a), the Indemnified Party shall have fifteen (15) days to respond in a written statement to the objection of the Member Representative. If after such fifteen (15) day period there remains a dispute as to any Claims, the parties shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such Claims. If the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties. If no such agreement can be reached after good faith negotiation, either party may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Parent and the Members' Representative shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator, each of which arbitrators shall be independent and have at least ten years relevant experience. The arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys fees and costs, to the extent as a court of competent law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of a majority of the three arbitrators as to the validity and amount of any Claim in such Claim Notice shall be binding and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrators.

          (b) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Los Angeles County, California under the rules then in effect of the American Arbitration Association. For purposes of this Section 7.3, in any arbitration hereunder in which any claim or the amount thereof stated in the Claim Notice is at issue, the Indemnified Party shall be deemed to be the Non-Prevailing Party in the event that the arbitrators award such Indemnified Party less than the sum of one-half (1/2) of the disputed amount plus any amounts not in dispute; otherwise, the Indemnifying Party shall be deemed to be the Non-Prevailing Party. The Non-Prevailing Party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative costs of the arbitration, and the expenses, including without limitation, reasonable attorneys' fees and costs, incurred by the other party to the arbitration.

          (c) In the event that any Claim for which the Members would be liable to an Indemnified Party hereunder is asserted against an Indemnified Party by a third party, the Indemnified Party shall with reasonable promptness notify the Member Representative of such Claim, including a copy of the Claim made if the Claim was made in writing, specifying the nature of such claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such Claim) (the "Claim Notice"). The Member Representative shall have 30 days from the receipt of the Claim Notice (the "Notice Period") to notify the Indemnified Party (i) whether or not the Member Representative disputes the Members' liability to the Indemnified Party hereunder with respect to such Claim and (ii) if the Member Representative does not dispute such liability, whether or not the Member Representative desires, at the sole cost and expense of the Members, to defend against such Claim, provided that the Member is hereby authorized (but not obligated) prior to and during the Notice Period to file any motion, answer or other pleading and to take any other action which the Member Representative shall deem necessary or appropriate to protect the Members' interests. In the event that the Member Representative notifies the Indemnified Party within the Notice Period that the Member Representative does not dispute the Members' obligation to indemnify hereunder and desires to defend the Indemnified Party against such Claim and except as hereinafter provided, the Member Representative shall have the right to defend by appropriate proceedings, which proceedings shall be diligently settled or prosecuted by the Member Representative to a final conclusion; provided that, unless the Indemnified
                                      --------
Party otherwise agrees in writing, the Member Representative may not settle any matter (in whole or in part) unless such settlement includes a complete and unconditional release of the Indemnified Party. If the Indemnified Party desires to participate in, but not control, any such defense or settlement the Indemnified Party may do so at the Indemnified Party's sole cost and expense. If the Member Representative elects not to defend the Indemnified Party against such Claim, whether by failure of the Member Representative to give the Indemnified Party timely notice as provided above or otherwise, then the Indemnified Party, without waiving any rights against the Members, may settle or defend against any such Claim in the Indemnified Party's sole discretion and the Indemnified Party shall be entitled to recover from the Members the amount of any settlement or judgment and, on an ongoing basis, all indemnifiable costs and expenses of the Indemnified Party with respect thereto, including interest from the date such costs and expenses were incurred.

          (d) Notwithstanding Section 7.4(b) above, the Indemnified Party shall have the right to control or assume (as the case may be) the defense of any Claim and the amount of any judgment or settlement and the reasonable costs and expenses of defense shall be included as part of the indemnification obligations of the Members hereunder if any Claim seeks material prospective relief which, in the reasonable opinion of the Indemnified Party, could have a material adverse effect on the assets, liabilities, financial condition, results of operations or business prospects of Parent and the Indemnified Party shall have given the Member Representative written notice of the same. If the Indemnified Party should elect to exercise such right, the Member Representative shall have the right to participate in, but not control, the defense of such claim or demand at the sole cost and expense of the Members. Notwithstanding the foregoing, the Indemnified Party shall not settle any Claim without the written consent of the Member Representative, which consent shall not be unreasonably withheld.

          (e) Nothing herein shall be deemed to prevent the Indemnified Party from making a Claim, and an Indemnified Party may make a Claim hereunder, for potential or contingent claims or demands provided the Claim Notice sets forth the specific basis for any such potential or contingent claim or demand to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such a claim or demand may be made.

          (f) The Indemnified Party's failure to give reasonably prompt notice to the Member Representative of any actual, threatened or possible claim or demand which may give rise to a right of indemnification hereunder shall not relieve the Members of any liability which the Members may have to the Indemnified Party unless the failure to give such notice materially and adversely prejudiced the Members.

          (g) The parties will make appropriate adjustments for any tax benefits, tax detriments or insurance proceeds in determining the amount of any indemnification obligation under Section 7, provided that the Member
                                            --------
Representative shall not be obligated to seek any payment pursuant to the terms of any insurance policy.

     7.4  Right of Set-off.
          ----------------

          (a) Any amounts payable by the Members to Parent pursuant to the indemnification provisions of this Section 7 shall be paid, to the extent funds or securities are available, by distribution of amounts or securities from the Escrow. Parent shall be entitled to cause itsfuture payment obligations hereunder to be made into Escrow to the extent it in good faith determines that such an indemnification amount may be owed to it pursuant to this Section 7 in excess of the amount in Escrow; provided, however, if a final determination is made subsequently in accordance with the provisions of this Section 7 that Parent is not entitled to such excess indemnification amount, such amount shall be payable out of Escrow to the Members promptly following such determination. In addition to the right of recovery from the Escrow and the right of set-off set forth in this Section 7.4, Parent shall have the right to any and all remedies available under law. The agreement governing the Escrow will provide for compliance by the Escrow Agent with the provisions of this Section 7.4(a).

          (b) In the event that there shall exist a Pending Claim at the time that the funds and securities in the Escrow would be distributed to the Members in the ordinary course, the distribution of such funds and securities with a market value equal to the highest reasonable estimate of the indemnifying party's obligations to the indemnified party with respect to the Pending Claim(s) will be deferred until such time as the indemnifying party's obligations under the Pending Claim shall have been finally determined and any amounts due to be distributed from the Escrow to the indemnified party in satisfaction of indemnification obligations shall have been distributed.

     7.5  Members' Representative.
          -----------------------

          (a) Upon the closing of the Merger, one of the Members shall be constituted and appointed as agent and attorney-in-fact (the "Members' Representative") for and on behalf of each of the Members to give and receive notices and communications, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to Claims, and to take all actions necessary or appropriate in the judgment of the Members' Representative for the accomplishment of the foregoing. Such agency may be changed (whether pursuant to vacancy, removal or resignation) by the vote of a majority of the Members from time to time upon not less than thirty (30) days prior written notice to Parent. No bond shall be required of the Members' Representative, and the Members' Representative shall receive no compensation for its services, except for payment by the Members of expenses, including fees of counsel, reasonably incurred by the Members' Representative in connection with the performance of its duties hereunder.

          (b) The Members' Representative shall not be liable for any act done or omitted hereunder as Members' Representative while acting in good faith, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Members shall severally indemnify the Members' Representative and hold such agent harmless against any loss, liability or expense incurred without bad faith on the part of the Members' Representative and arising out of or in connection with the acceptance or administration of the Members' Representative's duties hereunder.

          (c) A decision, act, consent or instruction of the Members' Representative shall constitute a decision of all Members and shall be final, binding and conclusive upon each Member, and Parent may rely upon any decision, act, consent or instruction of the Members' Representative taken in such manner as being the decision, act, consent or instruction of each and every Member.
The Parent is hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Members' Representative.

     7.6  Survival of Representations, Warranties and Covenants.  All
          -----------------------------------------------------
representations, warranties and covenants made by the Company and, the Members in or pursuant to this Agreement or in any document delivered pursuant hereto will survive the Closing and will remain in effect until, and will expire upon the Indemnification Deadline Date, provided, however, that the indemnification obligations with respect to any Pending Claim (and the related representations, warranties and covenants) will survive until the final resolution of such Pending Claim. All representations, warranties and covenants made by the Parent in or pursuant to this Agreement or in any document delivered pursuant hereto will survive the Closing and will remain in effect until, and will expire upon, the first anniversary of the Closing; provided, however that the representations and warranties made in Section 4.6 (Information Supplied) shall survive until the expiration of the applicable statute of limitations and the conclusion of all claims pending on such date.

                                   SECTION 8

                       TERMINATION, AMENDMENT AND WAIVER

     8.1  Termination.  This Agreement may be terminated and the Merger
          -----------
abandoned at any time prior to the Effective Time, whether before or after approval of the Merger by the Members of the Company:

          (a)  by mutual written consent of the Company and Parent;

          (b) by Parent or the Company if the Closing has not occurred by September 30, 1999 if the Form S-4 has not been declared effective by the SEC as of such date or October 31, 1999 for any other reason; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been the principal cause of the failure of the Form S-4 to become effective or the Merger to occur on or before such dates;

          (c) by Parent or the Company if there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; or there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity which would make the consummation of the Merger illegal;

          (d) by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, which would: (i) prohibit Parent's or the Company's ownership or operation of all or a portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate all or a portion of the business or assets of the Company or Parent as a result of the Merger;

          (e) by Parent or Company if the Form S-4 shall not have been filed with the SEC on or prior to 45 days after the date of execution of this Agreement; provided, however, that a party shall not have a right to terminate this Agreement pursuant to this Section 8.1(e) if it is the primary cause of the failure to file the Form S-4 within such period;

          (f) by Parent if it is not in breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company or the Members and such breach has not been cured within five (5) business days after written notice to the Company and the Members (provided that no cure period shall be required for a breach which by its nature cannot be cured);

          (g) by the Company if it is not in breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Sub and such breach has not been cured within five (5) business days after written notice to Parent (provided that no cure period shall be required for a breach which by its nature cannot be cured); or

          (h) by the Parent or the Company if the Parent's Board of Directors does not approve the Merger and the other transactions contemplated herein by the close of business on June 23, 1999.

          (i) by any Party if the Value of the Parent Common Stock on the Closing Date is less than $20.80 (the "Minimum Price"); provided, however, that in the event of termination by the Members or the Company on the one hand, the Parent and the Sub on the other hand shall have the option to supercede such termination by establishing the actual average closing price per share of Parent Common Stock on the Nasdaq National Market over the five consecutive trading days ending on the trading day two days preceding the Closing instead of the Minimum Price for purposes of determining the number of shares to be issued upon Closing; provided, further, however, that in the event of termination by the Parent and the Sub on the one hand, the Members and the Company shall have the option to supercede such termination by establishing the Minimum Price as the price to be used in determining the number of shares to be issued upon Closing.

     Where action is taken to terminate this Agreement pursuant to this Section 8.1, it shall be sufficient for such action to be authorized by the Board of Directors or Board of Members (as applicable) of the party taking such action.

     8.2  Effect of Termination.  In the event of termination of this Agreement
          ---------------------
as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub, the Company or the Members, or their respective officers or directors, provided that each party shall remain liable for any breaches of this Agreement prior to its termination; and provided further that, the provisions of Sections 5.2(b), 5.6, 5.7, and 5.8 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

     8.3  Amendment.  This Agreement may be amended by the parties hereto at any
          ---------
time prior to the Closing by execution of an instrument in writing signed on behalf of each of the parties hereto, provided, however that no amendment shall be made which by law requires the further approval of the Members of the Company without obtaining such approval.

     8.4  Extension; Waiver.  At any time prior to the Effective Time, Parent
          -----------------
and Sub, on the one hand, and the Company, on the other, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

     8.5  Notice of Termination.  Subject to the provisions of Section 8.1(i),
          ---------------------
any termination of this Agreement under Section 8.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto.

                                   SECTION 9

                                 MISCELLANEOUS

     9.1  Notices.  All notices and other communications hereunder shall be in
          -------
writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  if to Parent or Sub, to:
               Ticketmaster Online - CitySearch, Inc.
               790 E. Colorado Boulevard, Suite 200,
               Pasadena, CA  91101
               Attention:  Chief Executive Officer
               Telephone No.:  (626) 405-0050
               Facsimile No.:  (626) 405-9929

               with a copy at the same address to the attention of Bradley K. Serwin, General Counsel with a copy to:

               Wilson Sonsini Goodrich & Rosati, P.C.
               650 Page Mill Road
               Palo Alto, CA 94304-1050
               Attention:  Larry W. Sonsini, Esq.
                           John T. Sheridan, Esq.
               Telephone No.:  (650) 493-9300
               Facsimile No.:  (650) 496-4088

          (b)  if to the Company, to:

               with a copy to:

               WebMedia Ventures, LLC
               5307 East Mockingbird Lane
               Suite 102
               Dallas, Texas 75206
               Attention:  David Kennedy
                           William Bunker
                           Glenn Wiggins
               Telephone No.:  (214) 827-2262
               Facsimile No.:  (214) 827-2937

               with a copy to:

               Jenkens & Gilchrist, P.C.
               1445 Ross Avenue
               Suite 3200
               Dallas, Texas 75202
               Attention:  John R. Holzgraefe, Esq.
               Telephone No.:  (214) 855-4500
               Facsimile No.:  (214) 855-4300

          (c)  if to the Members Representative, to:

               c/o Wiggins & Company
               5307 E. Mockingbird, Suite 610
               Dallas, Texas 75206
               Attention:  David Kennedy

               Telephone No.:  (214) 827-7830
               Facsimile No.:  (214) 827-1534

               with a copy to:
               Jenkens & Gilchrist, P.C.
               1445 Ross Avenue
               Suite 3200
               Dallas, Texas 75202
               Attention:   John R. Holzgraefe, Esq.
               Telephone No.:  (214) 855-4500
               Facsimile No.:  (214) 855-4300

     9.2  Interpretation.
          --------------

          (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity.

          (b) For purposes of this Agreement the term "knowledge" means with respect to a party hereto, with respect to any matter in question, any actual knowledge that any of the chief executive officer, chief operating officer, president, chief financial officer, general counsel or controller of such party, or knowledge that could be reasonably expected to be had by any such person by virtue of his position with respect to such matter.

          (c) For purposes of this Agreement, the term "Material Adverse Effect" when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or other matter, if such change, event, violation, inaccuracy, circumstance or other matter would have a material adverse effect on the business, assets (including intangible assets), capitalization or financial condition of (i) such entity and its subsidiaries taken as a whole, or (ii) the Surviving Corporation, except for those changes, events and effects that (x) are primarily caused by conditions affecting the United States or world economy as a whole or affecting the industry in which such entity competes as a whole, or (y) result from announcement or pendency of the Merger.

          (d) For purposes of this Agreement, the term "subsidiary" of any entity means any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned or controlled by such entity.

     9.3  Counterparts.  This Agreement may be executed in one or more
          ------------
counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     9.4  Entire Agreement; Assignment.  This Agreement, the schedules and
          ----------------------------
Exhibits hereto, the Confidentiality Agreement and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder; and
(c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided, except that Parent and Sub may assign their respective rights and delegate their respective obligations hereunder to their respective affiliates. This Agreement is binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     9.5  Severability.  In the event that any provision of this Agreement or
          ------------
the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     9.6  Other Remedies.  Except as otherwise provided herein, any and all
          --------------
remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

     9.7  Governing Law.  This Agreement shall be governed by and construed in
          -------------
accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     9.8  Further Assurances.  Each party agrees to cooperate fully with the
          ------------------
other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

     9.9  Absence of Third Party Beneficiary Rights.  No provision of this
          -----------------------------------------
Agreement is intended, nor will be interpreted, to provide to create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, Member, employee, partner of any party hereto or any other person or entity.

     9.10 Mutual Drafting.  This Agreement is the joint product of the parties
          ---------------
hereto, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the parties, and shall not be construed for or against any party hereto.

     9.11 Further Representations.  Each party to this Agreement acknowledges
          -----------------------
and represents that it has been represented by its own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel. Each party further represents that it is being independently advised as to the tax consequences of the transactions contemplated by this Agreement and is not relying on any representation or statements made by the other party as to such tax consequences. The Company also represents that it has communicated the above to its Members.

     IN WITNESS WHEREOF, Parent, Sub, the Company and the Members have entered into this Agreement as of the date first written above.

WEB MEDIA, LLC                        TICKETMASTER ONLINE - CITYSEARCH, INC.

By: /s/ Dave Kennedy                  By: /s/ Thomas McInerney
   -----------------------------         -----------------------------

Name: Dave Kennedy                    Name: Thomas McInerney
     ---------------------------           ---------------------------

Title: President                      Title: Chief Financial Officer,
      --------------------------             Executive Vice President,
                                             Finance & Administration
                                            --------------------------
MEMBERS

/s/ William Bunker
_________________________________
William Bunker

/s/ Dave Kennedy
_________________________________
Dave Kennedy

/s/ Glenn Wiggins
_________________________________
Glenn Wiggins




                 [Signature page to Reorganization Agreement]

            AMENDMENT NO.1 TO AGREEMENT AND PLAN OF REORGANIZATION

      This Amendment No.1 to Agreement and Plan of Reorganization (the "Agreement") is made and entered into as of July 21, 1999 among Ticketmaster Online-CitySearch, Inc., a Delaware Corporation (the "Parent"), Web Media Ventures, LLC, a Texas limited liability company dba One & Only Network (the "Company") and William Bunker, David Kennedy and Glenn Wiggins, Members of the Company (collectively the "Members").

                                  BACKGROUND

A. The parties to this Agreement entered into a certain Agreement and Plan of Reorganization dated June 10, 1999 (the "Reorganization Agreement"), providing for the merger of the Company into a subsidiary of Parent such that the Company would become a wholly-owned subsidiary of Parent.


B.    The parties wish to amend the Agreement as set forth herein.


NOW THEREFOR, the parties agree as follows:

                                   AGREEMENT

1.    Revision. Section 5.13 of the Reorganization Agreement is hereby amended
      --------
and restated in its entirety as follows:

"5.13 Noncompetition Agreement; Voting and Employment Arrangements.  Upon
      ------------------------------------------------------------
execution of this Agreement, Parent and each of the Members shall execute and deliver the noncompetition agreements in the form attached as Exhibit B (the
                                                              ---------
"Noncompetition Agreement"). William Bunker and Glen Wiggins hereby agree to vote all of their Units in favor of the Merger and the other transactions contemplated herein at the Members Meeting and at any adjournments and postponements thereof, or pursuant to a Unanimous Written Consent. Each such Member further agrees to take any action and execute any document deemed necessary or advisable by Parent to effect such vote, including without limitation the execution of an irrevocable proxy in compliance with applicable laws. David Kennedy hereby agrees that he will attend any such Members Meeting, including any adjournments and postponements thereof, for purposes of establishing a quorum. Each M ember agrees not to transfer, sell, exchange, pledge or otherwise dispose of or encumber any of his Units, or to make any offer or agreement relating thereto, at any time prior to the termination of this Agreement (other than consummation of the Merger). The Noncompetition Agreements shall become effective as of the Effective Time. The Parent and Messrs. Kennedy and Bunker agree to negotiate in good faith the terms of employment agreements or offer letters which will be mutually acceptable to the parties prior to the Closing. Such agreements will include, among other matters, agreements about Messrs. Kennedy and Bunker's salaries and benefits (which will be commensurate with those of similarly situate Parent executives) and grants of options to purchase Parent Common Stock."

2.    No Additional Changes.  The terms of the Reorganization Agreement shall
      ---------------------
remain in full force and effect except with respect to the amendment explicitly set forth in paragraph 1 above.

3.    Counterparts.  This Agreement maybe executed in one or more counterparts,
      ------------
all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

4.    Governing Law.  This Agreement shall be governed by and construed in
      -------------
accordance with the laws of the State of Delaware, regardless of the laws that might govern replicable principles of conflicts of laws thereof.

IN WITNESS THEREOF, the parties hereto have entered into this Agreement as of the date first written above.


WEB MEDIA VENTURES, LLC                      TICKETMASTER ONLINE-
                                             CITYSEARCH, INC.

By: /s/ Dave Kennedy                         By: /s/ Thomas McInerney
   ------------------------------               ------------------------------

Name: Dave Kennedy                           Name: Thomas McInerney
     ----------------------------                 ----------------------------

Title: President                             Title: Chief Financial Officer,
      ---------------------------                   Executive Vice President,
                                                    Finance & Administration
                                                   --------------------------

MEMBERS


/s/ William Bunker
_________________________________
William Bunker

/s/ David Kennedy
_________________________________
David Kennedy

/s/ Glenn Wiggins
_________________________________
Glenn Wiggins

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and we are not soliciting offers to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++



            [ALTERNATE PAGE FOR SELLING STOCKHOLDERS PROSPECTUS]

                 SUBJECT TO COMPLETION, DATED JULY 26, 1999

                              2,574,233 shares

                                    LOGO

                            CLASS B COMMON STOCK

                             ------------------

     The selling stockholders identified in this prospectus are offering up to 2,574,233 shares of Ticketmaster Online-City Search, Inc.'s Class B Common Stock. Ticketmaster Online-CitySearch's stock is traded on the Nasdaq National Market under the symbol "TMCS." The last reported sale price for the Class B Common Stock on the Nasdaq National Market on July ___, 1999 was $______ per share. Ticketmaster Online CitySearch, Inc. will not receive any of the proceeds from the sale of shares by the selling stockholders and we are not offering any shares for sale under this prospectus. See "Plan of Distribution" for a description of sales of the shares by the selling stockholders.

                             ------------------

            Investing in the Class B Common Stock involves risks.

                 See "Risk Factors" beginning on page ____.

                             ------------------

     The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

             The date of this prospectus is _____________, 1999

           [ALTERNATIVE PAGE FOR SELLING STOCKHOLDERS PROSPECTUS]

                            PLAN OF DISTRIBUTION

     On June 10, 1999, TMCS, Web Media and the selling stockholders entered into an agreement whereby TMCS agreed to issue up to 2,574,233 shares of its Class B Common Stock to the selling stockholders in connection with TMCS's acquisition of Web Media. TMCS will issue up to this number of shares to the selling stockholders in installments beginning on the closing date of the merger and continuing on three payment dates 90, 180 and 270 days after the closing. See "The Merger - Purchase Price and Exchange of Units." Pursuant to this Agreement, TMCS agreed to register the shares under the Securities Act of 1933 for resale to the public. Under the registration rights agreements between Ticketmaster Online-CitySearch and the selling stockholders, we must use reasonable commercial efforts to cause this registration statement to be declared effective by the Securities and Exchange Commission as soon as practicable and to keep this registration statement, or a replacement, continuously effective under the Securities Act until the earlier of (1) such time as the selling stockholders have sold all shares offered by this prospectus, or a replacement prospectus, (2) the date on which the shares, in the opinion of counsel to the selling stockholders, may be immediately sold without restriction, including without limitation as to volume, without registration under the Securities Act and (3) 360 days following the date of effectiveness of the registration statement.

     The sale of all or a portion of the shares of Class B Common Stock offered hereby by the selling stockholders may be effected from time to time at prevailing market prices at the time of such sales, at prices related to such prevailing prices, at fixed prices that may be changed or at negotiated prices. The selling stockholders may effect such transactions by selling directly to purchasers in negotiated transactions, to dealers acting as principals or through one or more brokers, or any combination of these methods of sale. In addition, shares may be transferred in connection with the settlement of call options, short sales, through the issuance of exchangeable or convertible securities or similar transactions that may be effected by the selling stockholders. Dealers or brokers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or purchasers of shares for whom they may act as agent (which compensation may be in excess of customary commissions). The selling stockholders and any brokers or dealers that participate in the distribution may under certain circumstances be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by such brokers or dealers and any profits realized on the resale of shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. Ticketmaster Online-CitySearch and the selling stockholders may agree to indemnify such brokers or dealers against certain liabilities, including liabilities under the Securities Act.

     To the extent required under the Securities Act or the rules of the Securities and Exchange Commission, a supplemental prospectus will be filed, disclosing (1) the name of any such brokers or dealers, (2) the number of shares involved, (3) the price at which such shares are to be sold, (4) the commissions paid or discounts or concessions allowed to such brokers or dealers, where applicable, (5) that such brokers or dealers did not conduct any investigation to verify the information set out in this prospectus, as supplemented, and (6) other facts material to the transaction.

     There is no assurance that the selling stockholders will sell any or all of the shares of Class B Common Stock offered hereby.

     Ticketmaster Online-CitySearch has agreed to pay the expenses incurred in connection with the registration of the shares of Class B Common Stock offered hereby. The selling stockholders will be responsible for all selling commissions, transfer taxes and related charges in connection with the offer and sale of such shares.

            [ALTERNATE PAGE FOR SELLING STOCKHOLDERS PROSPECTUS]

                   SHARE OWNERSHIP OF SELLING STOCKHOLDERS
                          TMCS Class B Common Stock

     The following table sets forth certain information regarding the beneficial ownership of the selling stockholders.


                                    Shares Beneficially                 Shares Beneficially
                                  Owned Prior to Offering    Number     Owned After Offering
                                  -----------------------  of Shares    --------------------
                                     Number     Percent     Offered      Number     Percent
                                  ----------  -----------  ----------   --------   ---------
David Kennedy(1).................     858,077                 858,077        --         --
William Bunker(1)................     858,077                 858,077        --         --
Glenn Wiggins(1).................     858,077                 858,077        --         --

--------------
(1) The address for each person is: c/o Web Media Ventures, LLC dba One & Only Network, 5307 East Mockingbird Lane, Suite 102, Dallas, Texas 75206.

     The selling stockholders are neither officers nor directors of TMCS. They acquired the TMCS Class B Common Stock pursuant to the acquisition by TMCS of Web Media. The shares of Class B Common Common Stock set forth in the table above represent the maximum number of shares each selling stockholder may receive in the acquisition.

     Pursuant to TMCS's Restated Certificate of Incorporation, shares of its Class A Common Stock are convertible at any time into an equal number of shares of Class B Common Stock. The percentage of shares beneficially owned as set forth in the table above does not assume the conversion of Class A Common Stock. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting and investment power with respect to securities. The persons named in the above table have sole voting and investment power with respect to all shares of Class B Common Stock shown as beneficially owned by them.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the DGCL permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

     The Registrant's Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

     The Registrant's Bylaws provide for the indemnification of officers, directors and third parties acting on behalf of the Registrant if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the Registrant, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his conduct was unlawful.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)  Exhibits

                                                                                                   Notes
                                                                                              ---------------
     2.1  Agreement and Plan of Reorganization, among CitySearch, Inc., MB Acquisition              (A)*
          Corporation, MetroBeat, Inc., Mark Davies and Joshua White, dated May 31,
          1996.
     2.2  Amended and Restated Agreement and Plan of Reorganization, among CitySearch,               (A)
          Inc., Tiberius, Inc., USA Networks, Inc., Ticketmaster Group, Inc.,
          Ticketmaster Corporation and Ticketmaster Multimedia Holdings, Inc., dated
          August 12, 1998.
     2.3  Agreement and Plan of Reorganization, dated January 8, 1999, by and among                  (F)
          Ticketmaster Online--CitySearch, Inc., Nero Acquisition Corp., Inc.,
          CityAuction, Inc., Andrew Rebele and Monica Lee as amended.
     2.4  Agreement and Plan of Reorganization, dated as of February 8, 1999, by and                 (E)
          among USA Networks, Inc., Ticketmaster Online- CitySearch, Inc., Lycos,
          Inc., USA Interactive Inc., Lemma, Inc. and Tycho, Inc. (the "Merger
          Agreement"), including Form of Certificate of Designations, Preferences and
          Rights of Series A Convertible Redeemable Preferred Stock of USA/Lycos
          Interactive Networks, Inc. (Exhibit B to the Merger Agreement)
     2.5  Exchange Agreement by and among Cendant Corporation, Cendant Intermediate                  (H)
          Holdings, Inc. and Ticketmaster Online-CitySearch, Inc. dated as of May 14,
          1999.
     2.6  Agreement and Plan of Reorganization dated June 10, 1999 among Ticketmaster                 +
          Online--CitySearch, Web Media Ventures, L.L.C. (dba One & Only Network) and
          William Bunker, David Kennedy and Glenn Wiggins.

                                                                                                   Notes
                                                                                              ---------------
     3.1   Form of Amended and Restated Certificate of Incorporation.                                (C)
     3.2   Amended and Restated Bylaws.                                                              (C)
     4.1   Specimen Class B Common Stock Certificate.                                                (C)
     5.1   Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, as to               +
           the legality of the securities being registered.
     10.1  1996 Stock Option Plan and form of agreement thereunder.                                  (C)
     10.2  1998 Stock Option Plan and form of agreement thereunder.                                  (C)
     10.3  1998 Employee Stock Purchase Plan.                                                        (D)
     10.4  License Agreement between CitySearch, Inc. and Perly, Inc., dated March 9,                (A)*
           1996.
     10.5  Marketing Agreement between CitySearch, Inc. and American  Express Travel                 (A)*
           Related Services Company, Inc., dated May 26, 1998.
     10.6  Employment Agreement between CitySearch, Inc. and Charles Conn, dated May 9,              (A)
           1996.
     10.7  Unanimous Shareholder Agreement between Tele-Direct (Services), Inc.,                     (A)*
           Metroland Printing, Publishing & Distributing Ltd., CitySearch Canada, Inc.
           and 1310818 Ontario, Inc., dated August 31, 1998.
     10.8  Limited Partnership Agreement between Metroland Printing, Publishing &                    (A)*
           Distributing Ltd., 1310818 Ontario Inc., CitySearch Canada, Inc., Tele-
           Direct (Services), Inc., Tele-Direct (Publications), Inc., CitySearch, Inc.
           and Torstar Corporation, dated August 31, 1998.
     10.9  Amended and Restated License and Services Agreement between CitySearch, Inc.              (A)*
           and CitySearch Canada, Inc., dated August 31, 1998.
     10.11 Non-competition Agreement between Toronto Star Newspapers Ltd., Tele-Direct               (A)*
           (Services), Inc., CitySearch Canada, Inc. and Metroland Printing, Publishing
           & Distributing Ltd., dated August 31, 1998.
     10.12 Lease Agreement by and between CitySearch, Inc. and West End Land                         (A)
           Development Co., L.P., dated November 7, 1996.
     10.13 Standard Form of Lease, Aeriel Center Executive Park, between Pizzagalli                  (A)
           Investment Company and CitySearch, Inc., dated May 8, 1996.
     10.14 Standard Office Lease between CitySearch, Inc. and Sage Realty Corporation,               (A)
           dated May 6, 1997.

                                                                                                   Notes
                                                                                              ---------------
     10.15 Standard Office Lease between CitySearch, Inc. and H. Naito Corporation,                  (A)
           dated March 6, 1997.
     10.16 Standard Office Lease between CitySearch, Inc. and Brazos Austin Centre,                  (A)
           Ltd., dated August 15, 1996.
     10.17 Standard Office Lease between CitySearch, Inc. and Judge Building Group,                  (A)
           dated September 10, 1996.
     10.18 Standard Office Lease between CitySearch, Inc. and Sobel Building                         (A)
           Development, dated May 31, 1996.
     10.19 Standard Office Lease between CitySearch, Inc. and BPG Pasadena, L.L.C.                   (A)
           (later assigned to Spieker Properties), dated September 30, 1996.
     10.20 Lease Agreement between CitySearch, Inc. And Secured Properties Investors                 (A)
           II, L.P., dated May 13, 1998.
     10.21 License and Services Agreement between CitySearch, Inc. and Classified                    (A)*
           Ventures, L.L.C.
     10.22 Convertible Promissory Note issued to CitySearch, Inc. by USA Networks,                   (A)
           Inc., dated August 12, 1998.
     10.23 Non-Competition Agreement between CitySearch, Inc., Ticketmaster                          (A)
           Corporation, Ticketmaster Multimedia Holdings, Inc., and Charles Conn, dated
           August 12, 1998.
     10.24 Letter Agreement between N2K Inc. and Ticketmaster                                        (B)*
           Ticketing Co., Inc., dated April 3, 1998, as amended by a Letter Agreement by and between the parties, dated June 16, 1998.
     10.25 Development and Services Agreement between Ticketmaster Multimedia Holdings,              (A)
           Inc. and Starwave Corporation, dated June 28, 1996.
     10.26 License and Services Agreement between Ticketmaster Corporation,                          (A)*
           Ticketmaster Multimedia Holdings, Inc. and USA Networks, Inc., dated August
           12, 1998.
     10.27 Contribution Agreement dated as of February 8, 1999, by and among USA                     (E)
           Networks, Inc., USANi LLC and USA Interactive Inc.
     10.28 Stock Option Agreement dated February 8, 1999 between Lycos, Inc. and USA                 (E)
           Networks, Inc.
     10.29 Stock Option Agreement dated February 8, 1999 between Lycos, Inc. and                     (E)
           Ticketmaster Online--CitySearch.

                                                                                                   Notes
                                                                                              ---------------
     10.30 Registration Rights Agreement dated March 29, 1999 by and among Ticketmaster              (G)
           Online CitySearch, Inc., Charter Venture Capital, GCA Investments, John
           Montgomery, Monica Lee and Andrew Rebele.
     10.31 Non-competition Agreement dated March 29, 1999 by and among Ticketmaster                  (G)
           Online--CitySearch, Inc., CityAuction, Inc. and Andrew Rebele.
     10.32 Non-competition Agreement dated March 29, 1999 by and among Ticketmaster                  (G)
           Online--CitySearch, Inc., CityAuction, Inc. and Monica Lee.
     10.33 Employment Agreement dated March 29, 1999 by and between Ticketmaster                     (G)
           Online--CitySearch, Inc. and Andrew Rebele.
     10.34 Employment Agreement dated March 29, 1999 by and between Ticketmaster                     (G)
           Online--CitySearch, Inc. and Monica Lee.
     10.35 Registration Rights Agreement dated May 14, 1999 among Cendant Intermediate               (H)
           Holdings, Inc. and Ticketmaster Online--CitySearch.
     10.36 Employment Agreement between Ticketmaster Online--CitySearch and Robert                   (F)
           Perkins dated November 25, 1998.
     10.37 Employment Agreement between Ticketmaster Online--CitySearch, Inc. and David              (F)
           Hagan dated November 27, 1998.
     21.1  Subsidiaries of the Registrant.                                                           (A)
     23.1  Consent of Independent Auditors.                                                           +
     23.2  Consent of Independent Auditors.                                                           +
     23.3  Consent of Counsel (included in Exhibit 5.1).                                              +
     24.1  Power of Attorney (See signature page).                                                    +
     27.1  Financial Data Schedule.                                                                   +
     99.1  Form of Proxy for Web Media Ventures, L.L.C. d/b/a One & Only Network                      +

________________________

+  Filed herewith.
* Confidential treatment has been granted with respect to portions of this exhibit.

(A) Incorporated by reference to exhibits filed in response to Item 16, "Exhibits," of the Company's Registration Statement on Form S-1 (File No. 333-64855) filed with the Commission on September 30, 1998.

(B) Incorporated by reference to exhibits filed in response to Item 16, "Exhibits," of the Company's Registration Statement on Form S-1 (File No. 333-64855) filed with the Commission on October 19, 1998.

(C) Incorporated by reference to exhibits filed in response to Item 16, "Exhibits," of the Company's Registration Statement on Form S-1 (File No. 333-64855) filed with the Commission on November 6, 1998.

(D) Incorporated by reference to exhibits filed in response to Item 16, "Exhibits," of the Company's Registration Statement on Form S-1 (File No. 333-64855) filed with the Commission on November 20, 1998.

(E) Incorporated by reference to exhibits filed in response to Item 7, "Exhibits," of the Report on form 8-K filed by USA Networks, Inc. (File No. 000-20570) with the Commission on February 26, 1998.

(F) Incorporated by reference to the Company's Report on Form 10-K filed with the Commission on March 31, 1999.

(G) Incorporated by reference to exhibits filed in response to Item 7, "Exhibits," of the Report on Form 8-K (File No. 000-25041) with the Commission on April 29, 1999.

(H) Incorporated by reference to exhibits filed in response to Item 16, "Exhibits," of the Company's Registration Statement on Form S-1 (File No. 333-81761) filed with the Commission on June 29, 1999.

(b)    Schedules

       Schedule II--Valuation and Qualifying Accounts

ITEM 22.  UNDERTAKINGS

       The undersigned Registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (5) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

       (6) The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities At of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(c) That, for purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) To remove from registration by means of a post-effective amendment any of the securities being registered which remaining unsold at the termination of the offering.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pasadena, State of California, on this 26th day of July, 1999.

                                    TICKETMASTER ONLINE-CITYSEARCH, INC.

                                    By:  /s/  Charles Conn
                                         ------------------
                                         Charles Conn
                                         Chief Executive Officer

                               POWER OF ATTORNEY

     Know All Men By These Presents, that each person whose signature appears below constitutes and appoints Charles Conn, Brad Serwin and Thomas McInerney, jointly and severally, his attorney-in-fact, each with full power of substitution for him in any and all capacities, to sign any amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

            Signature                           Title                              Date
--------------------------------   --------------------------------           ---------------
/s/ Charles Conn                   Chief Executive Officer (Principal           July 26, 1999
--------------------------------
          Charles Conn             Executive Officer) and Director

/s/ Thomas McInerney               Chief Financial Officer, Executive Vice      July 26, 1999
--------------------------------
       Thomas McInerney            President, Finance and Administration
                                   and Treasurer (Principal Financial and
                                   Accounting Officer)

/s/ Barry Baker                    Director                                     July 26, 1999
--------------------------------
          Barry Baker

/s/ Terry Barnes                   Director                                     July 26, 1999
--------------------------------
         Terry Barnes

/s/ Alan Citron                    Director                                     July 26, 1999
--------------------------------
          Alan Citron

/s/ Eugene L. Cobuzzi              Director                                     July 26, 1999
--------------------------------
         Eugene L. Cobuzzi

/s/ Barry Diller                   Director                                     July 26, 1999
--------------------------------

            Signature                           Title                              Date
--------------------------------   --------------------------------           ---------------
            Barry Diller

/s/ Joseph Gleberman               Director                                     July 26, 1999
--------------------------------
        Joseph Gleberman

/s/ William Gross                  Director                                     July 26, 1999
--------------------------------
          William Gross

/s/ Victor A. Kaufman              Director                                     July 26, 1999
--------------------------------
        Victor A. Kaufman

/s/ Robert Kavner                  Director                                     July 26, 1999
--------------------------------
          Robert Kavner

/s/ William D. Savoy               Director                                     July 26, 1999
--------------------------------
        William D. Savoy

/s/ Alan Spoon                     Director                                     July 26, 1999
--------------------------------
          Alan Spoon

/s/ Thomas Unterman                Director                                     July 26, 1999
--------------------------------
        Thomas Unterman

                                  SCHEDULE II

                       VALUATION AND QUALIFYING ACCOUNTS

                      TICKETMASTER ONLINE-CITYSEARCH, INC.

                                                       Balance
            Description              Balance at      Transferred     Charged to     Charged                          Balance
                                     Beginning          at the        Costs and      to Other                         at End
                                     of Period          Merger        Expenses       Accounts      Deductions        of Period
                                    -----------      -----------     -----------    -----------   -----------       -----------
Eleven months ended
   December 31, 1998                $        --      $    68,400     $   125,200    $    65,900   $   221,700(a)    $  57,800



                                CITYSEARCH, INC

                                                   Balance at       Charged to      Charged                           Balance
                                                   Beginning        Costs and       to Other                           at End
                                                   of Period        Expenses        Accounts       Deductions        of Period
                                                  -----------      -----------     -----------    -----------       -----------
Period from September 20 (date of formation)      $         -      $         -     $         -    $         -       $         -
   through December 31, 1995                                -                -               -              -                 -
Year ended December 31, 1996                                -                -               -              -                 -
Year ended December 31, 1997                                -      $   114,000               -    $    89,000\(1)\  $    25,000


_________________________

/(a)/ Represents amounts written-off against the allowance for doubtful accounts, net of recoveries and reversals.

                                 EXHIBIT INDEX

(a)  Exhibits

                                                                                                   Notes
                                                                                              ---------------
     2.1   Agreement and Plan of Reorganization, among CitySearch, Inc., MB Acquisition              (A)*
           Corporation, MetroBeat, Inc., Mark Davies and Joshua White, dated May 31,
           1996.
     2.2   Amended and Restated Agreement and Plan of Reorganization, among CitySearch,              (A)
           Inc., Tiberius, Inc., USA Networks, Inc., Ticketmaster Group, Inc.,
           Ticketmaster Corporation and Ticketmaster Multimedia Holdings, Inc., dated
           August 12, 1998.
     2.3   Agreement and Plan of Reorganization, dated January 8, 1999, by and among                 (F)
           Ticketmaster Online--CitySearch, Inc., Nero Acquisition Corp., Inc.,
           CityAuction, Inc., Andrew Rebele and Monica Lee as amended.
     2.4   Agreement and Plan of Reorganization, dated as of February 8, 1999, by and                (E)
           among USA Networks, Inc., Ticketmaster Online- CitySearch, Inc., Lycos,
           Inc., USA Interactive Inc., Lemma, Inc. and Tycho, Inc. (the "Merger
           Agreement"), including Form of Certificate of Designations, Preferences and
           Rights of Series A Convertible Redeemable Preferred Stock of USA/Lycos
           Interactive Networks, Inc. (Exhibit B to the Merger Agreement)
     2.5   Exchange Agreement by and among Cendant Corporation, Cendant Intermediate                 (H)
           Holdings, Inc. and Ticketmaster Online-- CitySearch, Inc. dated as of May
           14, 1999.
     2.6   Agreement and Plan of Reorganization dated June 10, 1999 among Ticketmaster                +
           Online--CitySearch, Web Media Ventures, L.L.C. (dba One & Only Network) and
           William Bunker, David Kennedy and Glenn Wiggins.
     3.1   Form of Amended and Restated Certificate of Incorporation.                                (C)
     3.2   Amended and Restated Bylaws.                                                              (C)
     4.1   Specimen Class B Common Stock Certificate.                                                (C)
     5.1   Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, as to               +
           the legality of the securities being registered.
     10.1  1996 Stock Option Plan and form of agreement thereunder.                                  (C)
     10.2  1998 Stock Option Plan and form of agreement thereunder.                                  (C)
     10.3  1998 Employee Stock Purchase Plan.                                                        (D)
     10.4  License Agreement between CitySearch, Inc. and Perly, Inc., dated March 9,                (A)*
           1996.

                                                                                                   Notes
                                                                                              ---------------
     10.5  Marketing Agreement between CitySearch, Inc. and American  Express Travel                 (A)*
           Related Services Company, Inc., dated May 26, 1998.
     10.6  Employment Agreement between CitySearch, Inc. and Charles Conn, dated May 9,              (A)
           1996.
     10.7  Unanimous Shareholder Agreement between Tele-Direct (Services), Inc.,                     (A)*
           Metroland Printing, Publishing & Distributing Ltd., CitySearch Canada, Inc.
           and 1310818 Ontario, Inc., dated August 31, 1998.
     10.8  Limited Partnership Agreement between Metroland Printing, Publishing &                    (A)*
           Distributing Ltd., 1310818 Ontario Inc., CitySearch Canada, Inc., Tele-
           Direct (Services), Inc., Tele-Direct (Publications), Inc., CitySearch, Inc.
           and Torstar Corporation, dated August 31, 1998.
     10.9  Amended and Restated License and Services Agreement between CitySearch, Inc.              (A)*
           and CitySearch Canada, Inc., dated August 31, 1998.
     10.11 Non-competition Agreement between Toronto Star Newspapers Ltd., Tele-Direct               (A)*
           (Services), Inc., CitySearch Canada, Inc. and Metroland Printing, Publishing
           & Distributing Ltd., dated August 31, 1998.
     10.12 Lease Agreement by and between CitySearch, Inc. and West End Land                         (A)
           Development Co., L.P., dated November 7, 1996.
     10.13 Standard Form of Lease, Aeriel Center Executive Park, between Pizzagalli                  (A)
           Investment Company and CitySearch, Inc., dated May 8, 1996.
     10.14 Standard Office Lease between CitySearch, Inc. and Sage Realty Corporation,               (A)
           dated May 6, 1997.
     10.15 Standard Office Lease between CitySearch, Inc. and H. Naito Corporation,                  (A)
           dated March 6, 1997.
     10.16 Standard Office Lease between CitySearch, Inc. and Brazos     Austin Centre,              (A)
           Ltd., dated August 15, 1996.
     10.17 Standard Office Lease between CitySearch, Inc. and Judge Building Group,                  (A)
           dated September 10, 1996.
     10.18 Standard Office Lease between CitySearch, Inc. and Sobel Building                         (A)
           Development, dated May 31, 1996.
     10.19 Standard Office Lease between CitySearch, Inc. and BPG Pasadena, L.L.C.                   (A)
           (later assigned to Spieker Properties), dated September 30, 1996.
     10.20 Lease Agreement between CitySearch, Inc. And Secured Properties Investors                 (A)
           II, L.P., dated May 13, 1998.

                                                                                                   Notes
                                                                                              ---------------
     10.21 License and Services Agreement between CitySearch, Inc. and Classified                    (A)*
           Ventures, L.L.C.
     10.22 Convertible Promissory Note issued to CitySearch, Inc. by USA Networks,                   (A)
           Inc., dated August 12, 1998.
     10.23 Non-Competition Agreement between CitySearch, Inc., Ticketmaster                          (A)
           Corporation, Ticketmaster Multimedia Holdings, Inc., and Charles Conn, dated
           August 12, 1998.
     10.24 Letter Agreement between N2K Inc. and Ticketmaster                                        (B)*
           Ticketing Co., Inc., dated April 3, 1998, as amended by a Letter Agreement by and between the parties, dated June 16, 1998.
     10.25 Development and Services Agreement between Ticketmaster Multimedia Holdings,              (A)
           Inc. and Starwave Corporation, dated June 28, 1996.
     10.26 License and Services Agreement between Ticketmaster Corporation,                          (A)*
           Ticketmaster Multimedia Holdings, Inc. and USA Networks, Inc., dated August
           12, 1998.
     10.27 Contribution Agreement dated as of February 8, 1999, by and among USA                     (E)
           Networks, Inc., USANi LLC and USA Interactive Inc.
     10.28 Stock Option Agreement dated February 8, 1999 between Lycos, Inc. and USA                 (E)
           Networks, Inc.
     10.29 Stock Option Agreement dated February 8, 1999 between Lycos, Inc. and                     (E)
           Ticketmaster Online--CitySearch.
     10.30 Registration Rights Agreement dated March 29, 1999 by and among Ticketmaster              (G)
           Online CitySearch, Inc., Charter Venture Capital, GCA Investments, John
           Montgomery, Monica Lee and Andrew Rebele.
     10.31 Non-competition Agreement dated March 29, 1999 by and among Ticketmaster                  (G)
           Online--CitySearch, Inc., CityAuction, Inc. and Andrew Rebele.
     10.32 Non-competition Agreement dated March 29, 1999 by and among Ticketmaster                  (G)
           Online--CitySearch, Inc., CityAuction, Inc. and Monica Lee.
     10.33 Employment Agreement dated March 29, 1999 by and between Ticketmaster                     (G)
           Online--CitySearch, Inc. and Andrew Rebele.
     10.34 Employment Agreement dated March 29, 1999 by and between Ticketmaster                     (G)
           Online--CitySearch, Inc. and Monica Lee.
     10.35 Registration Rights Agreement dated May 14, 1999 among Cendant Intermediate               (H)
           Holdings, Inc. and Ticketmaster Online--CitySearch.

                                                                                                   Notes
                                                                                              ---------------
     10.36 Employment Agreement between Ticketmaster Online--CitySearch and Robert                   (F)
           Perkins dated November 25, 1998.
     10.37 Employment Agreement between Ticketmaster Online--CitySearch, Inc. and David              (F)
           Hagan dated November 27, 1998.
     21.1  Subsidiaries of the Registrant.                                                           (A)
     23.1  Consent of Independent Auditors.                                                           +
     23.2  Consent of Independent Auditors.                                                           +
     23.3  Consent of Counsel (included in Exhibit 5.1).                                              +
     24.1  Power of Attorney (See signature page).                                                    +
     27.1  Financial Data Schedule.                                                                   +
     99.1  Form of Proxy for Web Media Ventures, L.L.C. d/b/a One & Only Network                      +

____________________

+  Filed herewith.
* Confidential treatment has been granted with respect to portions of this exhibit.

(A) Incorporated by reference to exhibits filed in response to Item 16, "Exhibits," of the Company's Registration Statement on Form S-1 (File No. 333-64855) filed with the Commission on September 30, 1998.

(B) Incorporated by reference to exhibits filed in response to Item 16, "Exhibits," of the Company's Registration Statement on Form S-1 (File No. 333-64855) filed with the Commission on October 19, 1998.

(C) Incorporated by reference to exhibits filed in response to Item 16, "Exhibits," of the Company's Registration Statement on Form S-1 (File No. 333-64855) filed with the Commission on November 6, 1998.

(D) Incorporated by reference to exhibits filed in response to Item 16, "Exhibits," of the Company's Registration Statement on Form S-1 (File No. 333-64855) filed with the Commission on November 20, 1998.

(E) Incorporated by reference to exhibits filed in response to Item 7, "Exhibits," of the Report on Form 8-K filed by USA Networks, Inc. (File No. 000-20570) with the Commission on February 26, 1998.

(F) Incorporated by reference to the Company's Report on Form 10-K filed with the Commission on March 31, 1999.

(G) Incorporated by reference to exhibits filed in response to Item 7, "Exhibits," of the Report on Form 8-K (File No. 000-25041) with the Commission on April 29, 1999.

(H) Incorporated by reference to exhibits filed in response to Item 16, "Exhibits," of the Company's Registration Statement on Form S-1 (File No. 333-81761) filed with the Commission on June 29, 1999.